As filed with the Securities and Exchange Commission on September 3, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INDEPENDENT BANK GROUP, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	13-4219346
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Mr. David R. Brooks

Chairman and Chief Executive Officer

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Joseph A. Hoffman, Esq. Dudley Murrey, Esq. Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, Texas 75201 (214) 659-4593	Mark Haynie, Esq. Haynie Rake Repass & Klimko, P.C. 14643 Dallas Parkway, Suite 550 Dallas, Texas 75254 (972) 716-1855	Larry Temple, Esq. 400 West 15th Street, Suite 705 Austin, Texas 78701 (512) 477-4467

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a nonaccelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Nonaccelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value	1,279,532	$15.54	$19,883,970	$2,310.52

(1)	Represented the estimated maximum number of shares of registrant’s common stock that could be issued in connection with the merger described herein.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(2) and (f)(3) under the Securities Act by multiplying the book value of Grand Bank common stock of $24.11 per share as of June 30, 2015, by the maximum number of shares of Grand Bank common stock to be acquired by the registrant in the merger described herein, minus the cash portion of the merger consideration to be paid by the registrant to the holder of shares of Grand Bank common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Independent Bank Group, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2015

GRAND BANK

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of Grand Bank:

You are cordially invited to attend the special meeting of shareholders of Grand Bank, to be held on                     , 2015, at         p.m., Central Time, at the main office of Grand Bank, 16660 Dallas Parkway, Suite 1700, Dallas, Texas 75248. At this important special meeting, you will be asked to consider and vote on the approval of an agreement and plan of reorganization and related agreement and plan of merger, together referred to as the reorganization agreement, which provide for the acquisition of Grand Bank by Independent Bank Group, Inc., or Independent, through a merger transaction. You may also be asked to adjourn the special meeting to a later date or dates, if the board of directors of Grand Bank determines such an adjournment is necessary.

Under the terms of the reorganization agreement, if the reorganization agreement is approved and the merger is completed, all outstanding shares of Grand Bank common stock will be converted into an aggregate of $24.1 million in cash and 1,279,532 shares of Independent common stock, subject in each case to adjustment under certain circumstances as set forth in the reorganization agreement. Based upon 1,824,304 shares of Grand Bank common stock anticipated to be outstanding immediately prior to the effective time of the merger, which includes 1,726,810 shares outstanding on August 31, 2015, and 97,494 shares to be issued upon the exercise of options to purchase shares of Grand Bank common stock held by Grand Bank option holders who have irrevocably agreed to exercise such options prior to the effective time of the merger and based upon the payment of a total of approximately $2.2 million to Grand Bank option holders who have irrevocably elected to receive a net cash payment for the surrender and cancellation of their options, holders of Grand Bank common stock will receive 0.7014 of a share of Independent common stock and $12.03 in cash, subject in each case to adjustment under certain circumstances as set forth in the reorganization agreement and as described in this proxy statement/prospectus, for each share of Grand Bank common stock they own at the effective time of the merger.

Independent’s common stock is listed on the NASDAQ Stock Market, Inc. Global Select Market System, or NASDAQ Global Select Market, under the symbol “IBTX.” The closing price of Independent’s common stock on August 31, 2015, was $42.39 per share. Based on the closing price of Independent common stock on August 31, 2015, of $42.39, and assuming that Grand Bank’s tangible book value is at least $40.0 million on the calculation date and that there are 1,824,304 shares of Grand Bank common stock outstanding on the closing date, upon completion of the merger, shareholders of Grand Bank would receive merger consideration with a value of approximately $41.76 for each share of Grand Bank common stock that they own.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to Grand Bank. We cannot complete the merger unless we obtain the necessary government approvals and unless the holders of two-thirds of the shares of Grand Bank common stock outstanding on                     , 2015, the record date for the special meeting, approve the reorganization agreement. The board of directors of Grand Bank unanimously supports the merger and recommends that you vote in favor of the reorganization agreement and the merger.

The accompanying proxy statement/prospectus contains a more complete description of the special meeting and the terms of the reorganization agreement and the acquisition of Grand Bank. We urge you to review this entire document carefully, including the considerations discussed under “Risk Factors” beginning on page 28, and the appendices to the accompanying proxy statement/prospectus, which include the reorganization agreement. You may also obtain information about Independent from documents that Independent has filed with the Securities and Exchange Commission, or the SEC.

Based on our reasons for the merger described in the accompanying proxy statement/prospectus, including the fairness opinion issued by our financial advisor, Hovde Group, LLC, our board of directors believes that the transaction is fair to you from a financial point of view and is in your best interests. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval of the reorganization agreement and the related agreement and plan of merger.

We appreciate your continuing loyalty and support, and we look forward to seeing you at the special meeting.

Lee Dinkel

President and Chief Executive Officer, Grand Bank

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities that Independent is offering through this document are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of either of our companies, and they are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy statement/prospectus dated                     , 2015

and first mailed to shareholders of Grand Bank on or about                     , 2015

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates certain business and financial information about Independent from documents filed with the SEC that is not included in or delivered with this document. This information is described on page 102 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

Attention: Michelle S. Hickox

Executive Vice President and Chief Financial Officer

(972) 562-9004

To obtain timely delivery of the documents before the special meeting of Grand Bank, you must request the information by                     , 2015. [FIVE BUSINESS DAYS BEFORE VOTE]

In addition, if you have questions about the merger or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Lee Dinkel, Grand Bank’s President and Chief Executive Officer, at the following address or by calling the following telephone number:

Grand Bank

16660 Dallas Parkway, Suite 1700

Dallas, TX 75248

(972) 735-1000

Grand Bank does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents or reports with the SEC.

Grand Bank is required to file Consolidated Reports of Condition and Statements of Income, or Call Reports, quarterly with the Federal Financial Institutions Examination Counsel, or FFIEC. The Call Reports contain financial information (including, but not limited to, detailed information on loan charge-offs and recoveries, changes in the allowance for and lease losses, securities portfolio, loans and lease financing receivables and past due, nonaccrual and renegotiated loans and lease financing receivables) not otherwise set forth separately in this proxy statement/prospectus. All Call Reports filed by Grand Bank may be obtained online from the Federal Deposit Insurance Corporation or FDIC at www2.fdic.gov/call_TFR_Rpts/.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/prospectus has been prepared as of                     , 2015. There may be changes in the affairs of Grand Bank or Independent since that date, which are not reflected in this document.

Grand Bank

16660 Dallas Parkway, Suite 1700

Dallas, TX 75248

(972) 735-1000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the shareholders of Grand Bank:

A special meeting of shareholders of Grand Bank will be held on                     , 2015, at         p.m., Central Time, at the main office of Grand Bank, 16660 Dallas Parkway, Suite 1700, Dallas, Texas 75248, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of July 23, 2015, by and between Independent Bank Group, Inc., or Independent, and Grand Bank, and the related Agreement and Plan of Merger, by and between Independent’s wholly owned subsidiary, Independent Bank, McKinney, Texas, and Grand Bank or, collectively, the reorganization agreement, pursuant to which Grand Bank will merge with and into Independent Bank, all on and subject to the terms and conditions contained therein; and

2. To consider and vote upon any proposal to adjourn the special meeting to a later date or dates, if the board of directors of Grand Bank determines such an adjournment is necessary to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the reorganization agreement.

No other business may be conducted at the special meeting.

Only holders of Grand Bank common stock of record as of 5:00 p.m., on                     , 2015, will be entitled to notice of and to vote at the special meeting and any adjournments thereof. The special meeting may be adjourned from time to time upon approval of holders of Grand Bank common stock without any notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting.

Holders of Grand Bank common stock have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of Grand Bank common stock under applicable provisions of the Texas Business Organizations Code, or the TBOC. In order for such a shareholder of Grand Bank to perfect his or her right to dissent, the shareholder must carefully follow the procedure set forth in the TBOC. A copy of the applicable statutory provisions of the TBOC is included as Appendix C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of Grand Bank Shareholders.”

If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Grand Bank common stock, please contact Lee Dinkel, Grand Bank’s President and Chief Executive Officer, at (972) 735-1000.

By Order of the Board of Directors,

Lee Dinkel

President and Chief Executive Officer

Dallas, Texas

                , 2015

The board of directors of Grand Bank unanimously recommends that you vote FOR the proposals to approve the reorganization agreement and any adjournment of the special meeting, if necessary, among other things, to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the reorganization agreement.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you desire, even if you have previously returned your proxy card.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you may have regarding the Agreement and Plan of Reorganization, dated as of July 23, 2015, by and between Independent Bank Group, Inc., or Independent, and Grand Bank, and the special meeting, and brief answers to those questions. Independent and Grand Bank advise you to read carefully the remainder of this proxy statement/prospectus because the information contained in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting. Additional important information is also referred to under the caption “Where You Can Find More Information” beginning on page 102.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Grand Bank is sending these materials to its shareholders to help them decide how to vote their shares of Grand Bank common stock with respect to the reorganization agreement and any other matter to be considered at the special meeting. This document constitutes both a proxy statement of Grand Bank and a prospectus of Independent. It is a proxy statement because the board of directors of Grand Bank is soliciting proxies from their shareholders using this document. It is a prospectus because Independent is offering shares of its common stock in exchange for outstanding shares of Grand Bank common stock in the merger.

Q:	What are Grand Bank shareholders being asked to vote upon?

A:	The board of directors Grand Bank is proposing that Grand Bank be acquired by Independent through a merger transaction. As part of the overall transaction, the holders of Grand Bank common stock are being asked to consider and vote on the following two proposals:

•	Proposal One: to approve the reorganization agreement and the related Agreement and Plan of Merger, by and between Independent’s wholly owned subsidiary bank, Independent Bank, McKinney, Texas, and Grand Bank or, collectively, the reorganization agreement, pursuant to which Grand Bank will merge with and into Independent Bank; and

•	Proposal Two: to approve the adjournment of the special meeting to a later date or dates, if the board of directors of Grand Bank determines such an adjournment is necessary to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the reorganization agreement.

No other business may be conducted at the special meeting.

Q:	What will happen in the merger?

A:	In the merger, Grand Bank will be merged with and into Independent Bank, with Independent Bank being the surviving bank. Grand Bank will cease to exist after the merger with Independent Bank occurs. Grand Bank is a commercial bank with its headquarters in Dallas, Texas. Independent Bank is a commercial bank headquartered in McKinney, Texas, and a wholly owned subsidiary of Independent. Upon the merger of Grand Bank with and into Independent Bank, the shares of Grand Bank common stock will be converted into the right to receive the consideration described below. For ease of reference, the merger of Grand Bank with and into Independent Bank is referred to in this proxy statement/prospectus as the “merger.”

Q:	What is the aggregate amount of consideration to be paid by Independent in the transaction?

A:

Under the terms of the reorganization agreement, all outstanding shares of Grand Bank common stock will be converted into an aggregate of $24.1 million in cash and 1,279,532 shares of Independent common stock, subject in each case to adjustment under certain circumstances as set forth in the reorganization agreement and described in this proxy statement/prospectus. Based upon the closing price of Independent common stock on August 31, 2015 of $42.39 and assuming that Grand Bank’s tangible book value is at least $40.0 million on the calculation date, the aggregate amount of merger consideration to be paid by Independent is valued at approximately $76.2 million.

Q:	What consideration will Grand Bank shareholders receive as a result of the merger?

A:	Based upon 1,824,304 shares anticipated to be outstanding immediately prior to the effective time of the merger, which includes 1,726,810 shares outstanding on August 31, 2015, and 97,494 shares to be issued upon the exercise of options to purchase shares of Grand Bank common stock held by Grand Bank option holders who have irrevocably agreed to exercise such options prior to the effective time of the merger and based upon the payment of a total of approximately $2.2 million to Grand Bank option holders who have irrevocably elected to receive a net cash payment for the surrender and cancellation of their options, holders of Grand Bank common stock will be entitled to receive 0.7014 of a share of Independent common stock and $12.03 in cash, subject in each case to adjustment under certain circumstances as set forth in the reorganization agreement and described in this proxy statement/prospectus, for each share of Grand Bank common stock they own at the effective time of the merger.

Q:	Under what circumstances would the cash portion of the merger consideration be adjusted?

A:	The amount of aggregate cash consideration paid by Independent would be reduced if Grand Bank’s tangible book value, as calculated pursuant to the reorganization agreement, is less than $40.0 million but more than $39.0 million on the fifth business day prior to the closing date, or the calculation date. Under those circumstances, the aggregate cash consideration would be reduced by the difference between $40.0 million and the amount of Grand Bank’s tangible book value on that date. If there is a tangible book value adjustment, the per share cash consideration would be reduced by an amount equal to the quotient of (i) the amount of the reduction in aggregate cash consideration, divided by (ii) the number of shares of Grand Bank common stock outstanding on the closing date. If the tangible book value of Grand Bank is less than $39.0 million on the closing date, Independent would not be obligated to consummate the transaction.

As noted above, pursuant to the terms of the reorganization agreement, the amount of aggregate cash consideration paid by Independent to shareholders of Grand Bank will also be reduced by the aggregate amount of cash paid by Independent to the holders of options to purchase shares of Grand Bank common stock who have irrevocably agreed to surrender their options in exchange for a cash payment equal to the difference between the aggregate value of the shares subject to their options (as determined pursuant to the reorganization agreement) and the aggregate exercise price for such options. The holders of options to purchase an aggregate of 127,156 shares of Grand Bank common stock have elected to receive such cash payment. Based upon this election, Independent will pay an aggregate of approximately $2.2 million in cash to such option holders. Therefore, the aggregate amount of cash consideration to be paid by Independent to Grand Bank shareholders will be reduced by approximately $2.2 million. The $12.03 per share cash consideration to be paid to Grand Bank shareholders set forth above reflects this adjustment.

Q:	Under what circumstances would the stock portion of the merger consideration be adjusted?

A:	The amount of aggregate stock consideration paid by Independent Bank would be adjusted if the average of the daily volume weighted average sale price per share of the Independent common stock on The NASDAQ Stock Market, Inc. Global Select Market System, or NASDAQ Global Select Market, for the ten consecutive trading days ending on and including the third trading day preceding the closing date as reported by Bloomberg, or the average sales price, is 10% more or 10% less than $43.7660.

If the average sales price is less than 90% of $43.7660, or $39.3894, the per share stock consideration would be adjusted to a fraction of a share of Independent common stock (rounded to the nearest ten thousandth)

equal to the quotient of (x) $27.6270; divided by (y) the average sales price.

If the average sales price is more than 110% of $43.7660, or $48.1426, the per share stock consideration would be adjusted to a fraction of a share of Independent common stock (rounded to the nearest ten thousandth) equal to the quotient of (x) $33.7663; divided by (y) the average sales price.

Q:	Are there other financial aspects of the merger?

A:	Yes. If Grand Bank’s tangible book value is greater than $40.0 million on the calculation date, then on the day prior to the closing date, Grand Bank may distribute to its shareholders an amount equal to the difference between the actual amount of tangible book value on the calculation date minus $40.0 million.

Q:	What is Grand Bank’s current tangible book value? Are there factors which could change the tangible book value prior to the closing date?

A:	Grand Bank’s tangible book value, as calculated pursuant to the reorganization agreement, was approximately $41.5 million as of June 30, 2015.

Tangible book value will increase or decrease by the amount of net income or net loss, respectively, of Grand Bank through the closing date. Tangible book value will also increase by the amount of additional paid in capital resulting from the exercise of stock options. However, all costs and expenses of Grand Bank related to the merger will be included as a deduction in the calculation of Grand Bank’s tangible book value. For more detail about how Grand Bank’s tangible book value will be calculated pursuant to the reorganization agreement, see the section entitled “Proposal to Approve the Reorganization Agreement—Terms of the Merger” beginning on page 40. Management of Grand Bank estimates net income (before costs and expenses of the merger) of approximately $2.1 million from July 1, 2015, through November 30, 2015 (the estimated closing date), additional paid in capital of approximately $2.4 million resulting from the exercise of stock options, and aggregate merger-related deductions to tangible book value of approximately $5.6 million. If these assumptions are correct, the amount of Grand Bank’s tangible book value, as calculated pursuant to the reorganization agreement, would be approximately $40.4 million on the closing date. This amount is only an estimate and is based upon several assumptions, many of which are beyond the control of Grand Bank. Accordingly, the actual amount of Grand Bank’s tangible book value may vary from this estimated amount.

Q:	Do Grand Bank shareholders have a choice of the form of consideration that they will receive in the merger?

A:	No. All shareholders of Grand Bank will receive the merger consolidation in the form of cash and Independent common stock in the amounts set forth in the reorganization agreement and as described herein.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger during the fourth quarter of 2015, although delays could occur.

Q:	Are there any risks I should consider in deciding whether I vote for the reorganization agreement?

A:	Yes. Set forth under the heading of “Risk Factors,” beginning on page 28, are a number of risk factors that you should consider carefully.

Q:	When and where will Grand Bank special shareholders’ meeting be held?

A:	The special meeting is scheduled to take place at p.m., Central Time, on , 2015, at the main office of Grand Bank, 16660 Dallas Parkway, Suite 1700, Dallas, Texas 75248.

Q:	Who is entitled to vote at the special meeting?

A:	The holders of record of Grand Bank common stock as of 5:00 p.m. on , 2015, which is the date that Grand Bank’s board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What are my choices when voting?

A:	With respect to each of the proposals, you may vote for the proposal, against the proposal or abstain from voting on the proposal.

Q:	What vote is required for approval of the reorganization agreement?

A:	Approval of the reorganization agreement by holders of Grand Bank common stock requires the affirmative vote of the holders of two-thirds of the shares of Grand Bank common stock outstanding as of 5:00 p.m. on , 2015, or 1,216,081 shares of Grand Bank common stock.

Q:	What vote is required to adjourn the special meeting?

A:	To adjourn the special meeting, the affirmative vote of the holders of a majority of the shares of Grand Bank common stock cast at the meeting on such proposal is required.

Q:	How does the board of directors of Grand Bank recommend that I vote at the special meeting?

A:	The board of directors of Grand Bank unanimously recommends that the shareholders vote their shares as follows:

Item 1—FOR the approval of the reorganization agreement and the merger; and

Item 2—FOR the adjournment of the special meeting if the board of directors of Grand Bank determines an adjournment is necessary to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the reorganization agreement.

Q:	Do I have any rights to avoid participating in the merger?

A:

You have the right to dissent from the merger and seek payment of the appraised fair value of your shares in cash. In order for a shareholder of Grand Bank to perfect his or her right to dissent, the shareholder must deliver to Grand Bank a written objection to the merger prior to the special meeting that states that such shareholder will exercise his or her right to dissent if the reorganization agreement is approved and the merger is completed, must vote his or her shares of Grand Bank common stock against approval of the reorganization agreement at the special meeting, must, not later than the 20th day after Independent sends such shareholder notice that the merger was completed, deliver to Independent a written demand for payment of the fair value of his or her shares of Grand Bank common stock that states the number and class of shares of Grand Bank common stock the shareholder owns, his or her estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent, and, not later than the 20th day after he or she makes that demand, submit to Independent the certificates representing his or her shares of Grand Bank common stock. The steps you must follow to perfect your right of dissent are described in greater detail under the caption “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of Grand Bank Shareholders” starting on page 79, and this discussion is qualified by that description and by the text of the provisions of the TBOC relating to rights of dissent set forth in Appendix C hereto. The appraised fair value of your shares of Grand Bank common stock may be more or less than the value of the Independent common stock and cash being paid in the merger. If the holders of more than 5% of the outstanding shares of Grand Bank common stock dissent from the merger, Independent has the right to terminate the reorganization agreement.

Q:	What happens if I transfer my shares after the record date for the special meeting?

A:	The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of Grand Bank common stock after the applicable record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of common stock.

Q:	What do I need to do now?

A:	After you have thoroughly read and considered the information contained in this proxy statement/ prospectus, you simply need to vote your shares of Grand Bank common stock at the special meeting.

As a record holder (that is, your shares of Grand Bank common stock are held in your own name), you may vote by proxy or you may attend the special meeting and vote in person. If you are a record holder on the record date for the special meeting and want to vote your shares by proxy, simply indicate on the proxy card(s) applicable to your shares of Grand Bank common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible, but in any event by such time that your proxy card may be received prior to the vote at the special meeting.

Your proxy card(s) must be received by Grand Bank by no later than the time the polls close for voting at the special meeting for your vote to be counted at the meeting.

Voting your shares by proxy will enable your shares of Grand Bank common stock to be represented and voted at the special meeting if you do not attend the special meeting and vote your shares in person.

Q:	How will my shares be voted if I return a signed and dated proxy card, but don’t specify how my shares will be voted?

A:	The shares to which such proxy card relates enable your shares of Grand Bank common stock to be represented and voted at the special meeting if you do not attend the special meeting and vote your shares in person. If you return a signed and dated proxy, but do not specify how your shares are to be voted, your shares will be voted “FOR” approval of the reorganization agreement and merger and “FOR” any adjournments of the special meeting that the board of directors of Grand Bank deems necessary.

Q:	Can I attend the special meeting and vote in person?

A:	Yes. All Grand Bank shareholders are invited to attend the special meeting and can vote in person at the special meeting.

Q:	May I change my vote after I have submitted my proxy card?

A:	Yes. Regardless of the method used to cast a vote, a Grand Bank shareholder may change his or her vote by:

•	delivering to Grand Bank prior to the special meeting a written notice of revocation addressed to: Lisa Murray, Corporate Secretary, Grand Bank, 16660 Dallas Parkway, Suite 1700, Dallas, Texas 75248;

•	completing, signing and returning a new proxy card with a later date than the date of your original proxy before the date of the special meeting, and any earlier proxy will be revoked automatically; or

•	attending the special meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

Q:	What happens if I abstain from voting?

A:	If you are a record holder of Grand Bank common stock and you abstain from voting, then the abstention will be counted towards a quorum at the special meeting, but such shares will have the same effect as a vote against the proposal to approve the reorganization agreement. Abstentions will have no effect on the proposal to adjourn the special meeting, if necessary.

Q:	Should I send in my stock certificates now?

A:	No. Wells Fargo Shareowner Services, Independent’s exchange agent, will send you written instructions for exchanging your stock certificates. You should not send your Grand Bank stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger, you should contact Lee Dinkel, President and Chief Executive Officer, Grand Bank, 16660 Dallas Parkway, Suite 1700, Dallas, Texas 75248, telephone (972) 735-1000.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. Independent urges you to carefully read this entire document and the other information that Independent refers to in this document. These documents will give you a more complete description of the items for consideration at the special meeting. For more information about Independent, see “Where You Can Find More Information” on page 102. Independent has included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics that Independent has summarized.

The Companies

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

Independent, a Texas corporation, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act. Through Independent Bank, its wholly owned subsidiary bank, which is a Texas state banking association, Independent provides a wide range of relationship driven, commercial banking products and services. Independent currently operates a total of 40 full-service banking centers in three regions in Texas: Dallas/North Texas, Austin/Central Texas, and Houston. As of June 30, 2015, on a consolidated basis, Independent had total assets of $4.4 billion, total loans of $3.4 billion, total deposits of $3.5 billion and shareholders’ equity of $559.4 million.

Grand Bank

16660 Dallas Parkway, Suite 1700

Dallas, Texas 75248

(972) 735-1000

Grand Bank, a Texas banking association, is a full service commercial bank with two branches located in the Dallas, Texas, metropolitan area. As of June 30, 2015, Grand Bank had total assets of $608.6 million, total deposits of $507.1 million, total net loans of $246.3 million and total shareholders’ equity of $41.6 million.

Proposed Merger

Independent has attached the reorganization agreement to this document as Appendix A. Please read the entire reorganization agreement, which includes the related agreement and plan of merger, attached thereto as Exhibit A. They are the legal documents that govern the merger.

The reorganization agreement provides that Grand Bank will be merged with and into Independent Bank with Independent Bank being the surviving bank. Grand Bank will cease to exist after the merger occurs. The existing locations of Grand Bank will become banking centers of Independent Bank. Independent expects to complete the merger in the fourth quarter of 2015, although delays could occur. The merger will be accounted for as an acquisition of Grand Bank by Independent and Independent Bank under the acquisition method of accounting in accordance with Financial Accounting Standard Board’s Accounting Standard Codification Topic 805, “Business Combinations.”

Terms of the Merger (page 40)

Aggregate Merger Consideration. Under the terms of the reorganization agreement, if the reorganization agreement is approved and the merger is completed, all outstanding shares of Grand Bank common stock will be converted into an aggregate of $24.1 million in cash and 1,279,532 shares of Independent common stock, subject in each case to adjustment under certain circumstances as set forth in the reorganization agreement and described in this proxy statement/prospectus. Based upon the closing price of Independent common stock on August 31, 2015, of $42.39, and assuming that the tangible book value of Grand Bank is at least $40.0 million on the calculation date, the aggregate amount of the total merger consideration to be paid by Independent is valued at $76.2 million.

Per Share Merger Consideration. Based upon 1,824,304 shares anticipated to be outstanding immediately prior to the effective time of the merger, which includes 1,726,810 shares outstanding on August 31, 2015 and 97,494 shares to be issued upon the exercise of options to purchase shares of Grand Bank common stock held by Grand Bank option holders who have irrevocably agreed to exercise such options prior to the effective time of the merger and based upon the payment of a total of approximately $2.2 million to Grand Bank option holders who have irrevocably elected to receive a net cash payment for the surrender and cancellation of their options, holders of Grand Bank common stock will receive 0.7014 of a share of Independent common stock and $12.03 in cash, subject in each case to adjustment under certain circumstances as set forth in the reorganization agreement and described in this proxy statement/prospectus, for each share of Grand Bank common stock they own at the effective time of the merger.

Adjustment to Cash Consideration. The amount of aggregate cash consideration paid by Independent would be reduced if Grand Bank’s tangible book value, as calculated pursuant to the reorganization agreement, is less than $40.0 million but more than $39.0 million on the calculation date. Under those circumstances, the aggregate cash consideration would be reduced by the difference between $40.0 million and the amount of Grand Bank’s tangible book value on that date. In the event of such a reduction, the per share cash consideration would be reduced by an amount equal to the quotient of (i) the amount of the reduction in aggregate cash consideration, divided by (ii) 1,824,304, the number of shares of Grand Bank common stock expected to be outstanding on the closing date. If the tangible book value of Grand Bank is less than $39.0 million on the closing date, Independent would not be obligated to consummate the transaction.

As noted above, pursuant to the terms of the reorganization agreement, the amount of aggregate cash consideration paid by Independent to shareholders of Grand Bank will also be reduced by the aggregate amount of cash paid by Independent to the holders of options to purchase shares of Grand Bank common stock who have irrevocably agreed to surrender their options in exchange for a cash payment equal to the difference between the aggregate value of the shares subject to their options (as determined pursuant to the reorganization agreement) and the aggregate exercise price for such options. The holders of options to purchase an aggregate of 127,156 shares of Grand Bank common stock have elected to receive such cash payment. Based upon this election, Independent will pay an aggregate of approximately $2.2 million in cash to such option holders. Therefore, the aggregate amount of cash consideration to be paid by Independent to the Grand Bank shareholders will be reduced by approximately $2.2 million. The $12.03 per share cash consideration to be paid to Grand Bank shareholders set forth above reflects this adjustment.

Adjustment to Stock Consideration. The amount of aggregate stock consideration paid by Independent will be adjusted if the average of the daily volume weighted average sale price per share of Independent common stock on the NASDAQ Global Select Market for the ten consecutive trading days ending on and including the third trading day preceding the closing date as reported by Bloomberg, or the average sales price, is 10% more or 10% less than $43.7660.

If the average sales price is less than 90% of $43.7660, or $39.3894, the per share stock consideration would be adjusted to a fraction of a share of Independent common stock (rounded to the nearest ten thousandth) equal to the quotient of (x) $27.6270; divided by (y) the average sales price. If the average sales price is more than 110% of $43.7660, or $48.1426, the per share stock consideration would be adjusted to a fraction of a share of

Independent common stock (rounded to the nearest ten thousandth) equal to the quotient of (x) $33.7663; divided by (y) the average sales price. Therefore, the maximum aggregate value of Independent common stock to be issued to Grand Bank shareholders is $61.6 million and the minimum aggregate value of Independent common stock to be issued to Grand Bank shareholders is $50.4 million. As of August 31, 2015, the closing sales price of Independent common stock was $42.39 per share.

Other Financial Aspects. If Grand Bank’s tangible book value is greater than $40.0 million on the calculation date, then on the day prior to the closing date, Grand Bank may distribute to its shareholders an amount equal to the difference between the actual amount of tangible book value on the calculation date minus $40.0 million.

Grand Bank’s tangible book value as calculated pursuant to the reorganization agreement was approximately $41.5 million as of June 30, 2015. Tangible book value will increase or decrease by the amount of net income or net loss, respectively, of Grand Bank through the closing date. Tangible book value will also increase by the amount of additional paid in capital resulting from the exercise of stock options. However, all costs and expenses of Grand Bank related to the merger will be included as a deduction in the calculation of tangible book value. For more detail about how Grand Bank’s tangible book value will be calculated pursuant to the reorganization agreement, see the section titled “Proposal to Approve the Reorganization Agreement—Terms of the Merger” beginning on page 40.

Fractional shares of Independent common stock will be paid in cash, without interest. The market price of Independent common stock will fluctuate from the date of this proxy statement/prospectus through the third trading date prior to the effective date of the merger, which is the date on which the per share stock consideration is determined for the merger. Because of the possibility of the tangible book value adjustment to the amount of the per share cash consideration and the fluctuation of the market price of Independent common stock that will comprise the per share stock consideration, you will not know the exact amount of cash or the exact number of shares of Independent common stock you will receive in connection with the merger when you vote on the reorganization agreement.

Material U.S. Federal Income Tax Consequences of the Merger (page 74)

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended, or the Code, for U.S. federal income tax purposes, and the closing is conditioned upon the receipt by Independent of an opinion from Andrews Kurth LLP, special counsel to Independent, to the effect that the merger so qualifies. This summary of U.S. federal income tax consequences assumes that the merger will be consummated as described in the reorganization agreement and this proxy statement/prospectus and that Independent will not waive the opinion condition described in “Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger—Tax Opinion.” If the merger qualifies as such a reorganization, the material U.S. federal income tax consequences of the merger to U.S. holders of Grand Bank common stock will be as follows: holders of Grand Bank common stock generally will recognize gain (but not loss) with respect to their Grand Bank common stock. The gain a U.S. holder of Grand Bank common stock recognizes generally will be equal to the lesser of (i) the amount of cash consideration received in the merger (excluding any cash received in lieu of a fractional share of Independent common stock), or (ii) the amount by which the cash consideration received in the merger for the Grand Bank common stock plus the stock consideration received in the merger (based upon the fair market value of the Independent common stock at the effective time of the merger) exceeds the adjusted tax basis in the Grand Bank common stock exchanged in the merger.

For further information, please refer to “Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger.” The U.S. federal income tax consequences described above may not apply to all holders of Grand Bank common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Fairness Opinion of Grand Bank’s Financial Advisor (page 47)

Hovde Group, LLC, or Hovde Group, has delivered a written opinion to the board of directors of Grand Bank that, as of the date of the reorganization agreement, based upon and subject to certain matters stated in the opinion, the merger consideration is fair to the shareholders of Grand Bank from a financial point of view. This opinion is attached to this proxy statement/prospectus as Appendix B. The opinion of Hovde Group is not a recommendation to any Grand Bank shareholder as to how to vote on the proposal to approve the reorganization agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Hovde Group in providing its opinion.

Independent Plans to Continue Payment of Quarterly Dividends (page 88)

Independent has paid cash dividends on its common stock since the third quarter of 2013, and, subject to applicable statutory and regulatory restrictions, intends to continue to pay quarterly cash dividends on its common stock following the merger. See “Dividends.”

Ownership of Independent Common Stock After the Merger (page 78)

Based on the closing price of Independent common stock on August 31, 2015, of $42.39 per share, Independent would issue 1,279,532 shares of its common stock to Grand Bank shareholders in connection with the merger. The number of shares of Independent common stock issued in connection with the merger is subject to change if the average sales price of the Independent common stock is less than $39.3894 or more than $48.1426. See “Summary—Terms of the Merger.”

Based on 17,111,394 shares of Independent common stock outstanding and the closing price of $42.39 on August 31, 2015, immediately after the merger, the former Grand Bank shareholders would own approximately 6.96% of the outstanding shares of Independent common stock assuming 1,279,532 shares of Independent common stock are issued in the merger. That ownership percentage would be reduced by any future issuances of shares of Independent common stock.

Market Prices of Independent Common Stock (page 88)

Shares of Independent common stock are quoted on the NASDAQ Global Select Market under the symbol “IBTX.” On July 22, 2015, the last trading day before the merger was announced, Independent common stock closed at $44.65 per share. On August 31, 2015, Independent common stock closed at $42.39 per share. The market price of Independent common stock will fluctuate prior to the merger. You should obtain the most recent closing price for Independent common stock on the NASDAQ Global Select Market prior to deciding how to vote. Shares of the common stock of Grand Bank are not traded on any national securities exchange or on an established public trading market, and no quotations of any market price exists for the Grand Bank shares of common stock.

Special Meeting (page 35)

The special meeting of shareholders of Grand Bank will be held on                     , 2015, at         p.m., Central Time, at the main office of Grand Bank, 16660 Dallas Parkway, Suite 1700, Dallas, Texas 75248. At the special meeting, you will be asked to consider and vote on the following:

•	a proposal to approve the reorganization agreement, which provides for Independent to acquire Grand Bank through the merger; and

•	a proposal to adjourn the special meeting to a later date or dates, if the board of directors of Grand Bank determines such adjournment is necessary to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the reorganization agreement.

Record Date Set at                     , 2015; Two-Thirds Shareholder Vote Required to Approve the Reorganization Agreement (pages  36 and 37)

You may vote at the special meeting of Grand Bank shareholders if you owned Grand Bank common stock of record as of 5:00 p.m. on                     , 2015. You can cast one vote for each share of Grand Bank common stock you owned of record at that time. As of the record date, there were             shares of Grand Bank common stock outstanding.

Approval of the reorganization agreement requires the affirmative vote of the holders of at least two-thirds of the shares of Grand Bank common stock outstanding and entitled to vote as of 5:00 p.m. on the record date. If you fail to vote, it will have the effect of a vote against the reorganization agreement. The affirmative vote of the holders of a majority of the shares of Grand Bank common stock cast at the special meeting is required to approve the adjournment of the special meeting.

You may vote your shares of Grand Bank common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or submitting a later-dated proxy to the Secretary of Grand Bank, which must be received no later than immediately prior to the vote at the special meeting, or by voting in person at the special meeting. See “The Special Meeting” beginning on page 35.

Recommendation of Grand Bank Board and Its Reasons for the Merger (page 35)

Based on the reasons discussed elsewhere in this proxy statement/prospectus, including the fairness opinion of Hovde Group, the board of directors of Grand Bank believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the reorganization agreement and the merger. For a discussion of the circumstances surrounding the merger and the factors considered by Grand Bank’s board of directors in approving the reorganization agreement, see page 46.

Certain Shareholders of Grand Bank are Expected to Vote Their Shares For Approval of the Reorganization Agreement (page 74; Exhibit A to Appendix A)

The directors of Grand Bank have entered into an agreement to vote the shares of Grand Bank common stock that they control in favor of approval of the reorganization agreement. As of the record date, 509,223 shares of Grand Bank common stock, or approximately 29% of the outstanding shares of Grand Bank common stock entitled to vote at the special meeting, were bound by the voting agreement.

Effective Time of the Merger (page 59)

The merger of Grand Bank with and into Independent Bank will become effective at the date and time specified in the certificate of merger to be filed with the Texas Department of Banking, or the TDB. If Grand Bank shareholders approve the reorganization agreement at the special meeting, and if all necessary regulatory approvals are obtained and the other conditions to the parties’ respective obligations to effect the merger are satisfied or are waived by the party entitled to do so, Independent anticipates that the merger will be completed in the late fourth quarter of 2015, although delays could occur.

Grand Bank and Independent cannot assure you that the necessary shareholder and regulatory approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied. See “Risk Factors—The merger may not be completed” on page  28.

Exchange of Grand Bank Stock Certificates (page 58)

Approximately twenty days prior to closing, you will receive a letter and instructions from Wells Fargo Shareowner Services, acting in its role as Independent’s exchange agent and stock transfer agent, or the exchange agent, describing the procedures for surrendering your stock certificates representing shares of Grand Bank common stock in exchange for shares of Independent common stock and cash. If you surrender your certificate representing shares of Grand Bank common stock and properly completed transmittal materials at least two days prior to closing, then Independent will use its best efforts to cause the exchange agent to mail the merger consideration to you within five business days following the effective time of the merger. If you surrender your certificates and transmittal materials after two business day prior to closing, Independent will use its best efforts to cause the exchange agent to deliver the merger consideration to you promptly, with the intent that the exchange agent will mail the merger consideration to you within ten business days following receipt of the surrendered certificates and transmittal materials. You must carefully review and complete these transmittal materials and return them as instructed along with your stock certificates for Grand Bank common stock. Please do not send Grand Bank or Independent any stock certificates for your shares of Grand Bank common stock until you receive these instructions. Share certificates delivered to the exchange agent without a properly completed letter of transmittal will be rejected and returned for corrective action.

The shares of Independent common stock issuable in exchange for the shares of Grand Bank common stock will be issued solely in uncertificated book-entry form and a holder’s shares of Independent common stock will be reflected in the shareholder’s account established in the Direct Registration System of the Depositary Trust Company, or DTC, by Independent’s stock transfer agent. You will receive a statement to this effect from the transfer agent as part of the delivery of the merger consideration. You may then contact your broker and arrange for the transfer of shares to your brokerage account should you desire to do so.

Conditions to Completion of the Merger (page 64)

The completion of the merger depends on a number of conditions being satisfied. These include, among others:

•	approval of the reorganization agreement and the merger by the shareholders of Grand Bank by the requisite vote;

•	accuracy of each party’s representations and warranties contained in the reorganization agreement as of the closing date of the merger;

•	receipt of all required governmental approvals of the merger in a manner that does not impose any material adverse requirement upon Independent or its subsidiaries, including any requirement to sell or dispose of any significant amount of assets, which is reasonably unacceptable to Independent;

•	receipt of all required consents, approvals, waivers and other assurances from nongovernmental third parties;

•	absence of certain litigation regarding either party;

•	absence of any material adverse change in the financial condition, assets, properties, liabilities, reserves, business or results of operations of either party;

•	performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement;

•	registration with the SEC of the shares of Independent common stock to be issued to shareholders of Grand Bank;

•	authorization for listing on the NASDAQ Global Select Market of the shares of Independent common stock to be issued to shareholders of Grand Bank;

•	Grand Bank’s tangible book value, as of the closing date, being at least $39.0 million;

•	Grand Bank’s allowance for loan losses, as of the closing date, being equal to at least $2.5 million;

•	the daily volume weighted average of the sales price per share of Independent common stock on the NASDAQ Global Select Market over a ten consecutive trading day period ending on and including the third trading day prior to the closing date being at least $35.0128 and not more than $52.5192;

•	termination of all Grand Bank employee benefit plans;

•	delivery of the merger consideration by Independent to the exchange agent;

•	the receipt by Independent of an opinion from Andrews Kurth LLP to the effect that for federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Independent, Independent Bank and Grand Bank will be a party to such reorganization within the meaning of Section 368(b) of the Code; and

•	the exercise of statutory dissenters’ rights by the holders of no more than five percent of the shares of Grand Bank common stock.

Additionally, the completion of the merger depends on the execution of the following agreements, but those agreements will not become effective until the effective time of the merger:

•	execution of releases from each of the directors and certain officers of Grand Bank, releasing Grand Bank and its successors from any and all claims of such directors and officers, subject to certain limited exceptions;

•	execution of resignations from each of the directors of Grand Bank, resigning from the board of directors of Grand Bank; and

•	execution of amendments to the executive medical agreements between Grand Bank and Roy Gene Evans and D. Michael Redden releasing Grand Bank from further liability under the executive medical agreements in exchange for a lump-sum payment from Grand Bank.

Any condition to the completion of the merger, other than the required shareholder and regulatory approvals and the absence of an order prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition. A party to the reorganization agreement could choose to complete the merger even though a condition has not been satisfied, as long as permitted by law. Independent cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required for the Merger (page 79)

The acquisition of Grand Bank by Independent requires the approval of the Board of Governors of the Federal Reserve System, or the Federal Reserve. In addition, the merger requires the approval of the Federal Deposit Insurance Corporation, or the FDIC, and the TDB. On August 27, 2015, Independent, Independent Bank and Grand Bank filed applications with the Federal Reserve, the FDIC and the TDB to obtain approval of the transaction. Independent expects to obtain all necessary regulatory approvals, although Independent cannot be certain if or when Independent will obtain them.

Amendments or Waiver of the Reorganization Agreement (page 71)

Independent and Grand Bank may amend the reorganization agreement and each party may waive its right to require the other party to adhere to any term or satisfy any condition of the reorganization agreement. However, the merger consideration to be received by the shareholders of Grand Bank pursuant to the terms of the reorganization agreement may not be decreased after the approval of the reorganization agreement without the further approval of the Grand Bank shareholders.

No Solicitation (page 63)

Pursuant to the reorganization agreement, Grand Bank has agreed that it will not, and that it will cause its employees, directors, officers, financial advisors or agents not to, solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party regarding an acquisition proposal, disclose to any third party any information concerning its business, properties, books or records in connection with any acquisition proposal, or cooperate with any third party to make any acquisition proposal. Grand Bank has also agreed that, promptly upon receipt of any unsolicited offer, it will communicate to Independent the terms of any proposal or request for information and the identity of the parties involved.

Provided that Grand Bank has complied with the foregoing restrictions, if prior to obtaining shareholder approval of the merger, Grand Bank receives a bona fide, unsolicited written acquisition proposal, it may engage in negotiations and discussions with, and furnish any information and other access to, any person making such acquisition proposal if, and only if, Grand Bank’s board of directors determines in good faith, after consultation with outside legal and financial advisors, that such acquisition proposal is or is reasonably capable of becoming a superior offer to the merger with Independent Bank and the failure of Grand Bank’s board of directors to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the shareholders of Grand Bank; provided further that Grand Bank obtains an appropriately executed confidentiality agreement from the person making the acquisition proposal before furnishing any material nonpublic information to that person.

Termination of the Reorganization Agreement (page 71)

Independent and Grand Bank can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Independent or Grand Bank may decide, without the consent of the other, to terminate the reorganization agreement if:

•	the conditions to such party’s obligations to close have not been satisfied on or before December 31, 2015; subject to a unilateral 30-day extension by either party for the receipt of regulatory approvals and provided that the terminating party is not in breach of the reorganization agreement;

•	any of the transactions contemplated by the reorganization agreement or by any other agreement contemplated by the reorganization agreement are disapproved by any regulatory agency whose approval is required to consummate those transactions; or

•	if the reorganization agreement and merger are not approved by the shareholders of Grand Bank at the special meeting.

Grand Bank may terminate the reorganization agreement, without the consent of Independent, if:

•	Independent breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the reorganization agreement or any other agreement contemplated by the reorganization agreement, and such failure has not been cured within a period of 30 calendar days after written notice from Grand Bank;

•	at any time prior to the special meeting in order to enter into, concurrently with such termination, an acquisition agreement or similar agreement with respect to a superior proposal that has been received and considered by Grand Bank and the Grand Bank board in accordance with all of the requirements of the reorganization agreement; or

•	there has been any material adverse change in the financial condition, assets, properties, liabilities, reserves, business or results of operations of Independent since March 31, 2015.

In addition, Independent may terminate the reorganization agreement, without the consent of Grand Bank, if:

•	Grand Bank breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the reorganization agreement or any other agreement contemplated by the reorganization agreement, and such failure has not been cured within a period of 30 calendar days after written notice from Independent;

•	the Grand Bank board has (i) recommended to the holders of Grand Bank common stock that they tender their shares in a tender or exchange offer commenced by an unaffiliated third party for more than 15% of the outstanding Grand Bank common stock, (ii) effected a change in the board’s recommendation with respect to the merger or recommended to the Grand Bank shareholders acceptance or approval of any alternative acquisition proposal, (iii) notified Independent in writing that Grand Bank is prepared to accept a superior proposal, or (iv) resolved to do any of the foregoing;

•	any of the following have occurred with respect to environmental matters regarding Grand Bank: (i) the factual substance of any of the environmental representations and warranties of Grand Bank in the reorganization agreement is not materially true and accurate, (ii) the results of any environmental inspection or other environmental survey are disapproved by Independent because such inspection or survey identifies a material or potential material violation of applicable environmental laws, (iii) Grand Bank refuses to allow such an inspection or survey in a manner that Independent reasonably considers necessary, (iv) such an inspection or survey identifies an event, condition or circumstance that would or potentially could reasonably be expected to require a material remedial or cleanup action or result in a material adverse change in the financial condition, assets, properties, liabilities, reserves, business or results of operations of Grand Bank since March 31, 2015, (v) such an inspection or survey reveals the presence of any underground or above ground storage tank in, on or under any real property owned or leased by Grand Bank that is not shown to be in material compliance with all applicable environmental laws, or that has had a release of petroleum or some other hazardous material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a right to compel such cleanup, or (vi) such an inspection or survey identifies the presence of any asbestos-containing material in, on or under any real property owned or leased by Grand Bank, the removal of which could reasonably be expected to result in a material adverse change in the financial condition, assets, properties, liabilities, reserves, business or results of operations of Grand Bank since March 31, 2015, subject, in the case of each of the foregoing, to notice to and the right of Grand Bank to correct any such matter to Independent’s reasonable satisfaction within 30 days of receipt of notice;

•	Independent determines, in good faith after consulting with counsel, there is a substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon one or more conditions that make it inadvisable to proceed with the transactions; or

•	there has been any material adverse change in the financial condition, assets, properties, liabilities, reserves, business or results of operations of Grand Bank since March 31, 2015.

Termination Fee (page 72)

To compensate Independent for entering into the reorganization agreement, taking actions to consummate the transactions contemplated by the reorganization agreement and incurring the related costs and expenses and other losses and expense, including foregoing the pursuit of other opportunities, Grand Bank has agreed to pay Independent a $2.8 million termination fee, provided that Independent is not in material breach of any covenant or obligation under the reorganization agreement, if the reorganization agreement is terminated:

•	by Grand Bank at any time prior to the special meeting in order to enter into, concurrently with such termination, an acquisition agreement or similar agreement with respect to a superior proposal that has been received and considered by Grand Bank and the Grand Bank board in accordance with all of the requirements of the reorganization agreement;

•	by either Independent or Grand Bank if the reorganization agreement and the merger are not approved by the shareholders of Grand Bank at the special meeting and at the time of such failure to approve, there exists an acquisition proposal with respect to Grand Bank other than that of Independent that has not been withdrawn prior to the special meeting; or

•	by Independent if the Grand Bank board has (i) recommended to the holders of Grand Bank common stock that such holders tender their shares in a tender or exchange offer commenced by an unaffiliated third party for more than 15% of the outstanding Grand Bank common stock, (ii) effected a change in the board’s recommendation regarding the merger or recommended to the Grand Bank shareholders acceptance or approval of any alternative acquisition proposal, (iii) notified Independent in writing that Grand Bank is prepared to accept a superior proposal, or (iv) resolved to do any of the foregoing.

Financial Interests of Directors and Executive Officers of Grand Bank in the Merger (page 73)

Some of the directors and executive officers of Grand Bank have interests in the merger that differ from, or are in addition to, their interests as shareholders of Grand Bank. These interests include:

•	as a condition to the merger, Independent has required that executive officers Lee Dinkel and Mark Wells enter into employment agreements, effective upon completion of the merger, that include noncompetition and nonsolicitation obligations to Independent Bank and pursuant to which each executive officer is entitled to receive a completion bonus, salary, annual bonus and certain additional incentives from Independent Bank;

•	Grand Bank plans to pay retention bonuses in the aggregate amount of approximately $2.2 million to executive officers of Grand Bank, all of which are directors, in connection with the completion of the merger. These payments will reduce the tangible book value of Grand Bank for the purpose of calculating the merger consideration payable to shareholders of Grand Bank;

•	as a condition to the merger, Independent has required that each of Roy Gene Evans and D. Michael Redden, who are directors and executive officers of Grand Bank, enter into a consulting agreement, effective upon completion of the merger, that includes noncompetition and nonsolicitation obligations to Independent Bank and pursuant to which each of Mr. Evans and Mr. Redden is entitled to receive a monthly consulting fee from Independent Bank and is eligible to receive an incentive bonus from Independent Bank;

•	as a condition to the merger, Independent has required that each outside director of Grand Bank (Tyler Cooper, Jack W. Evans, Jr., Al Goode, Pete Schenkel and James W. Williford) enter into a Director Support Agreement that includes noncompetition, nonsolicitation, and business relationship obligations in consideration of an aggregate $250,000 of payments made to these individuals by Independent;

•	each of Roy Gene Evans and D. Michael Redden is a party to an executive medical agreement with Grand Bank, which were entered into in 2003, that provides for Grand Bank to provide lifetime medical insurance coverage to Mr. Evans, Mr. Redden and their spouses, or pay the costs for the provision of lifetime medical insurance coverage under individual health insurance policies. As a condition to the merger, Independent has required that each of Mr. Evans and Mr. Redden execute amendments to the executive medical agreements releasing Grand Bank from further liability under the executive medical agreements, effective at the closing of the merger, in exchange for lump-sum payments from Grand Bank. The aggregate amount of the lump sum payments to be made by Grand Bank is $1,240,242, of which $244,939 has been previously accrued. Grand Bank will make the lump sum payments to these directors and executive officers in connection with the completion of the merger. These payments will reduce the tangible book value of Grand Bank for the purpose of calculating the merger consideration payable to shareholders of Grand Bank; and

•	the directors and executive officers of Grand Bank will receive indemnification from Independent for a period of four years after completion of the merger to the same extent and subject to the conditions set forth in the articles of association and bylaws of Grand Bank and continued director and officer liability coverage for a period of four years after completion of the merger. Any amounts paid by Grand Bank to purchase continued director and officer liability coverage will reduce the tangible book value of Grand Bank for the purpose of calculating the merger consideration payable to shareholders of Grand Bank.

Comparison of Rights of Shareholders of Grand Bank and Independent (page 97)

Grand Bank is a Texas banking association, and the rights of shareholders of Grand Bank are governed by Texas law and Grand Bank’s articles of association and bylaws. Independent is a Texas corporation that is a registered bank holding company, and the rights of Independent’s shareholders are governed by Texas law and Independent’s certificate of formation and bylaws. Upon completion of the merger, shareholders of Grand Bank will become shareholders of Independent and their rights as shareholders of Independent will be governed by Independent’s certificate of formation and bylaws, in addition to Texas law. Independent’s certificate of formation and bylaws will not be amended in the merger, but could be later restated, amended or, as regards the bylaws, repealed.

Dissenters’ Rights of Grand Bank Shareholders (page 79)

As a holder of Grand Bank common stock, you have the right under Texas law to dissent from the merger and have the appraised fair value of your shares of Grand Bank common stock as of the date immediately preceding the effective date of the merger paid to you in cash. The appraised fair value may be more or less than the value of the shares of Independent common stock and cash shareholders of Grand Bank will receive for their Grand Bank shares in the merger.

In order to dissent, you must carefully follow the requirements of the TBOC, including providing Grand Bank, prior to the special meeting, with a written objection to the merger that states that you will exercise your right to dissent if the Grand Bank shareholders approve the reorganization agreement and the merger is completed. These steps for perfecting your right of dissent are summarized under the caption “—Dissenters’ Rights of Grand Bank Shareholders” on page 79. The provisions of the TBOC pertaining to dissenters’ rights are attached to this proxy statement/prospectus as Appendix C and the summaries of those provisions in this proxy statement/prospectus should be read in conjunction with, and are qualified by, those provisions of the TBOC.

If you intend to exercise dissenters’ rights, you should read the provisions of the TBOC governing dissenters’ rights carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of Grand Bank common stock are to be voted, you will be considered to have voted in favor of the reorganization agreement. In that event, you will not be able to assert dissenters’ rights.

If the Grand Bank shareholders approve the reorganization agreement, a holder of Grand Bank common stock who delivers to the president and the secretary of Grand Bank a written objection to the merger prior to the special meeting that states that such holder will exercise his or her right to dissent if the reorganization agreement is approved and the merger is completed and includes an address for notice of the effectiveness of the merger, who votes his or her shares of Grand Bank common stock against approval of the reorganization agreement at the special meeting, who, not later than the 20th day after Independent sends such holder notice that the merger was completed, delivers to the president and secretary of Independent a written demand for payment of the fair value of his or her shares of Grand Bank common stock that states the number and class of shares of Grand Bank common stock such holder owns, his or her estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent, and who, not later than the 20th day after he or she makes that demand for payment, submits to Independent the certificates representing his or her shares of Grand Bank common stock will be entitled under the TBOC to receive the appraised fair value of his or her shares of Grand Bank common stock, as of the date immediately prior to the effective time of the merger, in cash under the TBOC.

Selected Financial Information of Independent

The following selected historical consolidated financial information of Independent as of and for the six months ended June 30, 2015 and 2014 has been derived from Independent’s unaudited consolidated financial statements as of June 30, 2015, and for the six months ended June 30, 2015 and 2014, incorporated by reference in this proxy statement/prospectus. The following selected consolidated financial information of Independent as of June 30, 2014, has been derived from Independent’s unaudited consolidated financial statements not incorporated by reference in this proxy statement/prospectus. The following selected consolidated financial information of Independent as of December 31, 2014 and 2013, and for the years ended December 31, 2014, 2013 and 2012, has been derived from Independent’s audited consolidated financial statements incorporated by reference in this proxy statement/prospectus. The selected consolidated financial information as of December 31, 2012, 2011 and 2010, and for the years ended December 31, 2011 and 2010, has been derived from Independent’s audited consolidated financial statements not incorporated by reference in this proxy statement/prospectus.

You should read the following financial information relating to Independent in conjunction with other information contained in this proxy statement/prospectus, including consolidated financial statements of Independent and related accompanying notes incorporated by reference in this proxy statement/prospectus. Independent’s historical results for any prior period are not necessarily indicative of results to be expected in any future period, and Independent’s historical results for the six months ended June 30, 2015, are not necessarily indicative of its results to be expected for all of 2015. Independent has consummated several acquisitions in recent fiscal periods. The results and other financial information of those acquired operations are not included in the table below for the periods or dates prior to their respective acquisition dates and, therefore, the results for these prior periods are not comparable in all respects and may not be predictive of Independent’s future results. In addition, the selected financial information in the table immediately below does not include, on any basis, the results or financial condition for any period or as of any date of Grand Bank or of any other entity the acquisition of which may be consummated by Independent after June 30, 2015.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
(dollars in thousands except per share)	(unaudited)
Selected Income Statement Data
Interest income	$83,483	$60,240	$140,132	$87,214	$71,890	$59,639	$51,734
Interest expense	9,625	6,701	15,987	12,281	13,337	13,358	13,669
Net interest income	73,858	53,539	124,145	74,933	58,553	46,281	38,065
Provision for loan losses	3,329	2,632	5,359	3,822	3,184	1,650	4,043
Net interest income after provision for loan losses	70,529	50,907	118,786	71,111	55,369	44,631	34,022
Noninterest income (excluding acquisition gains)	8,075	5,453	13,624	11,021	9,168	7,708	5,464
Gain on acquisitions	—	—	—	—	—	—	6,692
Noninterest expense	48,841	41,419	88,512	57,671	47,160	38,639	33,062
Income tax expense	9,740	5,021	14,920	4,661	—	—	—
Net income	20,023	9,920	28,978	19,800	17,377	13,700	13,116
Preferred stock dividends	120	49	169	—	—	—	—
Net income available to common shareholders	19,903	9,871	28,809	19,800	17,377	13,700	13,116
Pro forma net income(1) (unaudited)	n/a	n/a	n/a	16,174	12,147	9,357	8,775
Per Share Data (Common Stock)(2)
Earnings:
Basic	$1.16	$0.70	$1.86	$1.78	$2.23	$2.00	$1.95
Diluted(3)	1.16	0.69	1.85	1.77	2.23	2.00	1.95
Pro forma earnings:(1) (unaudited)
Basic	n/a	n/a	n/a	1.45	1.56	1.37	1.31
Diluted(3)	n/a	n/a	n/a	1.44	1.56	1.37	1.31
Dividends(4)	0.16	0.12	0.24	0.77	1.12	0.89	0.63
Book value(5)	31.30	28.54	30.35	18.96	15.06	12.55	11.13
Tangible book value(6)	17.18	15.22	16.15	15.89	11.19	10.53	9.01
Selected Period End Balance Sheet Data
Total assets	$4,375,727	$3,654,311	$4,132,639	$2,163,984	$1,740,060	$1,254,377	$1,098,216
Cash and cash equivalents	424,196	192,528	324,047	93,054	102,290	56,654	86,346
Securities available for sale	180,465	249,856	206,062	194,038	113,355	93,991	52,611
Total loans (gross)	3,381,847	2,850,043	3,205,537	1,726,543	1,378,676	988,671	860,128
Allowance for loan losses	21,764	16,219	18,552	13,960	11,478	9,060	8,403
Goodwill and core deposit intangible	241,534	217,954	241,912	37,852	31,993	13,886	14,453
Noninterest-bearing deposits	886,087	711,475	818,022	302,756	259,664	168,849	133,307
Interest-bearing deposits	2,581,397	2,141,943	2,431,576	1,407,563	1,131,076	861,635	794,236
Borrowings (other than junior subordinated debentures)	271,504	281,105	306,147	195,214	201,118	118,086	75,656
Junior subordinated debentures(7)	18,147	18,147	18,147	18,147	18,147	14,538	14,538
Series A Preferred Stock	23,938	23,938	23,938	—	—	—	—
Total stockholders’ equity	559,447	491,091	540,851	233,772	124,510	85,997	76,044

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
(dollars in thousands except per share)	(unaudited)
Selected Performance Metrics(8)
Return on average assets(9)	0.96%	0.70%	0.87%	1.04%	1.17%	1.16%	1.35%
Return on average equity(9)	7.27	5.64	6.65	9.90	16.54	17.36	19.19
Return on average common equity(9)	7.60	5.80	6.89	9.90	16.54	17.36	19.19
Pro forma return on average assets(1)(9) (unaudited)	n/a	n/a	n/a	0.85	0.82	0.79	0.91
Pro forma return on average equity(1)(9) (unaudited)	n/a	n/a	n/a	8.09	11.56	11.86	12.84
Net interest margin(10)	4.08	4.23	4.19	4.30	4.40	4.42	4.43
Efficiency ratio(11)	59.61	70.21	64.25	67.10	69.64	71.57	75.95
Dividend payout ratio(12)	13.79	17.14	12.90	14.20	11.89	13.26	13.54
Credit Quality Ratios
Nonperforming assets to total assets	0.37%	0.35%	0.36%	0.58%	1.59%	2.85%	2.19%
Nonperforming loans to total loans(13)	0.40	0.32	0.32	0.53	0.81	1.14	1.89
Allowance for loan losses to nonperforming loans(13)	163.12	177.86	183.43	152.93	104.02	80.32	51.93
Allowance for loan losses to total loans	0.64	0.57	0.58	0.81	0.83	0.92	0.98
Net charge-offs to average loans outstanding (unaudited)	0.01	0.03	0.03	0.09	0.06	0.11	0.31
Capital Ratios
Common equity Tier 1 capital(14)	8.43%	n/a	n/a	n/a	n/a	n/a	n/a
Tier 1 capital to average assets	8.50	9.07%	8.15%	10.71%	6.45%	6.89%	6.98%
Tier 1 capital to risk-weighted assets(14)	9.60	10.21	9.83	12.64	8.22	8.59	8.88
Total capital to risk-weighted assets(14)	12.14	11.00	12.59	13.83	10.51	11.19	11.10
Total stockholders’ equity to total assets	12.79	13.44	13.09	10.80	7.16	6.86	6.92
Total common equity to total assets	12.24	12.78	12.51	10.80	7.16	6.86	6.92
Tangible common equity to tangible assets(15)	7.11	7.25	7.07	9.21	5.42	5.81	5.68

(1)	Prior to April 1, 2013, Independent elected to be taxed for federal income tax purposes as an S corporation under the provisions of Sections 1361 through 1379 of the Code, as amended, and, as a result, Independent did not pay U.S. federal income taxes and has not been required to make any provision or recognize any liability for federal income tax in its consolidated financial statements for any period ending on or before March 31, 2013. As of April 1, 2013, Independent terminated its S corporation election and commenced being subject to federal income taxation as a C corporation. Independent has calculated its pro forma net income, pro forma earnings per share on a basic and diluted basis, pro forma return on average assets and pro forma return on average equity for each period presented by calculating a pro forma provision for federal income taxes using an assumed annual effective federal income tax rate of 33.9%, 30.1%, 31.7% and 33.1% for the years ended December 31, 2013, 2012, 2011 and 2010, respectively, and adjusting its historical net income for each period presented to give effect to the pro forma provision for federal income taxes for such period.
(2)	The per share amounts and the weighted-average shares outstanding for each of the periods shown have been adjusted to give effect to the 3.2-for-one split of the shares of Independent’s common stock that was effective as of February 22, 2013.
(3)	Independent calculates its diluted earnings per share for each period shown as its net income divided by the weighted-average number of its common shares outstanding during the relevant period adjusted for the dilutive effect of its outstanding warrants to purchase shares of common stock. The increase in the shares outstanding in 2013 largely relates to the Company’s initial public offering and the increase in 2014 and the six months ended June 30, 2015, largely relates to shares issued in three acquisitions completed in 2014. Earnings per share on a basic and diluted basis and pro forma earnings per share on a basic and diluted basis were calculated using the following outstanding share amounts:

	As of June 30,		As of December 31,
	2015	2014	2014	2013	2012	2011	2010
Weighted average shares outstanding—basic	16,740,881	13,951,830	15,208,544	10,921,777	7,626,205	6,668,534	6,518,224
Weighted average shares outstanding—diluted	16,823,733	14,053,343	15,306,998	10,990,245	7,649,366	6,675,078	6,518,224

(4)	Dividends declared include quarterly cash distributions paid to Independent’s shareholders in the relevant period to provide them with funds to pay their federal income tax liabilities incurred as a result of the pass-through of Independent’s net taxable income for the first three months of the year ended December 31, 2013, and for each other such period shown to its shareholders as holders of shares in an S corporation for federal income tax purposes. The aggregate amounts of such cash distributions relating to the payment of tax liabilities were $0.00 per share, $.0.52 per share, $0.85 per share, $0.63 per share, and $0.36 per share for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, respectively.
(5)	Book value per share equals Independent’s total stockholders’ equity (excluding preferred stock) as of the date presented divided by the number of shares of its common stock outstanding as of the date presented. The number of shares of its common stock outstanding as of June 30, 2015 and 2014, was 17,108,394 and 16,370,707, respectively, and as of December 31, 2014, 2013, 2012, 2011 and 2010 was 17,032,669 shares, 12,330,158 shares, 8,269,707 shares, 6,850,288 shares and 6,832,323 shares, respectively.

(6)	Independent calculates tangible book value per share as of the end of a period as total stockholders’ equity (excluding preferred stock) less goodwill and other intangible assets at the end of the relevant period divided by the outstanding number of shares of its common stock at the end of that period. Tangible book value is a non-GAAP financial measure, and, as Independent calculates tangible book value, the most directly comparable GAAP financial measure is total stockholders’ equity. Independent believes that the presentation of tangible book value per share provides useful information to investors regarding Independent’s financial condition because, as do Independent’s management, banking regulators, many financial analysts and other investors, you can use the tangible book value in conjunction with more traditional bank capital ratios to assess Independent’s capital adequacy without the effect of Independent’s goodwill and other intangible assets and compare Independent’s capital adequacy with the capital adequacy of other banking organizations with significant amounts of goodwill and/or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions. A reconciliation of tangible book value to total stockholders’ equity is presented below.
(7)	Each of five wholly owned, but nonconsolidated, subsidiaries of Independent holds a series of Independent’s junior subordinated debentures purchased by the subsidiary in connection with, and paid for with the proceeds of, the issuance of trust issued preferred securities by that subsidiary. Independent has guaranteed the payment of the amounts payable under each of those issues of trust preferred securities.
(8)	The values for the selected performance metrics presented for the six months ended June 30, 2015 and 2014, other than the dividend payout ratio, are annualized.
(9)	Independent has calculated its return on average assets and return on average equity for a period by dividing net income available to common shareholders for that period by its average assets and average equity, as the case may be, for that period. Independent has calculated its pro forma return on average assets and pro forma return on average equity for a period by calculating its pro forma net income for that period as described in note 1 above and dividing that by its average assets and average equity, as the case be, for that period. Independent calculates its average assets and average equity for a period by dividing the sum of its total asset balance or total stockholders’ equity balance, as the case may be, as of the close of business on each day in the relevant period and dividing by the number of days in the period. Independent calculates its return on average common equity by excluding the preferred stock dividends to derive at net income available to common shareholders and excluding the average balance of its Series A preferred stock from the total average equity to derive at common average equity.
(10)	Net interest margin for a period represents net interest income for that period divided by average interest-earning assets for that period.
(11)	Efficiency ratio for a period represents noninterest expenses for that period divided by the sum of net interest income and noninterest income for that period, excluding bargain purchase gains recognized in connection with certain of Independent’s acquisitions and realized gains or losses from sales of investment securities for that period.
(12)	Independent calculates its dividend payout ratio for each period presented as the dividends paid per share for such period (excluding cash distributions made to shareholders in connection with tax liabilities as described in note 4 above) divided by its basic earnings per share for such period.
(13)	Nonperforming loans include nonaccrual loans, loans past due 90 days or more and still accruing interest, and accruing loans modified under troubled debt restructurings.
(14)	For December 31, 2014, 2013, 2012, 2011 and 2010, and June 30, 2014, Independent calculated its risk-weighted assets using the standardized method of the Basel II Framework, as implemented by the Federal Reserve and the FDIC. Effective January 1, 2015, Independent became subject to the Basel III Capital Rules. These rules revise the regulatory capital elements, add a new common equity Tier 1 capital ratio, increase the minimum Tier 1 capital ratio requirements and implement a new capital conservation buffer. The ratios as of June 30, 2015, were calculated under the new Basel III Framework.
(15)	Independent calculates common equity as of the end of the period as total stockholders’ equity less the preferred stock at period end. Independent calculates tangible common equity as of the end of a period as total stockholders’ equity (excluding preferred stock) less goodwill and other intangible assets as of the end of the period and calculates tangible assets as of the end of a period as total assets less goodwill and other intangible assets as of the end of the period. Tangible common equity to tangible assets is a non-GAAP financial measure, and as Independent calculates tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total stockholders’ equity to total assets.

Independent believes that the presentation of tangible common equity to tangible assets provides useful information to investors regarding Independent’s financial condition because, as do Independent’s management, banking regulators, many financial analysts and other investors, you can use the tangible common equity in conjunction with more traditional bank capital ratios to assess Independent’s capital adequacy without the effect of Independent’s goodwill and core deposit intangibles and compare Independent’s capital adequacy with the capital adequacy of other banking organizations with significant amounts of goodwill and/or core deposit intangibles. A reconciliation of the ratios of tangible common equity to tangible assets to the ratios of total stockholders’ equity to total assets is presented below.

Reconciliations of Non-GAAP Financial Measures

The following information reconciles: (i) Independent’s tangible book value per common share, a non-GAAP financial measure, as of the dates presented to Independent’s book value per common share, a financial measure calculated and presented in accordance with GAAP, as of the dates presented; and (ii) our ratio of tangible common equity to tangible assets, a non-GAAP financial measure, as of the dates presented to Independent’s ratios of total stockholders’ equity to total assets, a financial measure calculated and presented in accordance with GAAP, as of the dates presented.

	June 30,		December 31,
	2015	2014	2014	2013	2012	2011	2010
(dollars in thousands except per share)	(unaudited)
Tangible Common Equity
Total common stockholders’ equity	$535,509	$467,153	$516,913	$233,772	$124,510	$85,997	$76,044
Adjustments:
Goodwill	(229,818)	(207,175)	(229,457)	(34,704)	(28,742)	(11,222)	(11,222)
Core deposit intangibles	(11,716)	(10,779)	(12,455)	(3,148)	(3,251)	(2,664)	(3,231)

Tangible Common Equity	$293,975	$249,199	$275,001	$195,920	$92,517	$72,111	$61,591

Common shares outstanding	17,108,394	16,370,707	17,032,669	12,330,158	8,269,707	6,850,288	6,832,323

Book value per common share	$31.30	$28.54	$30.35	$18.96	$15.06	$12.55	$11.13
Tangible book value per common share	17.18	15.22	16.15	15.89	11.19	10.53	9.01
Tangible Assets
Total assets-GAAP	$4,375,727	$3,654,311	$4,132,639	$2,163,984	$1,740,060	$1,254,377	$1,098,216
Adjustments:
Goodwill	(229,818)	(207,175)	(229,457)	(34,704)	(28,742)	(11,222)	(11,222)
Core deposit intangibles	(11,716)	(10,779)	(12,455)	(3,148)	(3,251)	(2,664)	(3,231)

Tangible Assets	$4,134,193	$3,436,357	$3,890,727	$2,126,132	$1,708,067	$1,240,491	$1,083,763

Total common stockholders’ equity to total assets	12.24%	12.78%	12.51%	10.80%	7.16%	6.86%	6.92%
Tangible common equity to tangible assets	7.11	7.25	7.07	9.21	5.42	5.81	5.68

Selected Financial Information of Grand Bank

The following selected historical financial information of Grand Bank for the capital ratios described below as of and for the six months ended June 30, 2015 and 2014 has been derived from Grand Bank’s unaudited financial statements as of and for the six months ended June 30, 2015 and 2014, which Grand Bank’s management believes reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations as of and for the periods ended on such dates. The following selected historical financial information of Grand Bank as of and for each of the five years ended December 31, 2014, has been derived from Grand Bank’s audited financial statements. Grand Bank’s historical results for any prior period are not necessarily indicative of results to be expected in any future period, and Grand Bank’s historical results for the six months ended June 30, 2015, are not necessarily indicative of its results to be expected for all of 2015. Consistent with the rules of the SEC, Grand Bank’s financial statements are not presented in this proxy statement/prospectus.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
(dollars in thousands except per share)
Selected Income Statement Data
Interest income	$7,032	$5,842	$12,097	$11,333	$10,738	$9,977	$10,727
Interest expense	810	908	1,743	1,906	1,990	2,436	3,199

Net interest income	6,222	4,934	10,354	9,427	8,748	7,541	7,528
Provision for loan losses	150	—	—	(300)	15	—	18

Net interest income after provision for loan losses	6,072	4,934	10,354	9,727	8,733	7,541	7,510
Noninterest income	675	419	910	951	495	153	708
Noninterest expense	4,578	4,221	8,543	7,828	6,921	6,313	5,995

Net income	2,169	1,132	2,721	2,850	2,307	1,381	2,223
Tax exempt income(1) (unaudited)	20	31	54	61	32	21	7

Pro forma book income before taxes(1) (unaudited)	2,149	1,101	2,667	2,789	2,275	1,360	2,216
Estimated tax provision(1) (unaudited)	731	374	907	948	774	462	753

Pro forma net income(1) (unaudited)	$1,438	$758	$1,814	$1,902	$1,534	$919	$1,470

Effective tax rate(1) (unaudited)	34%	33%	33%	33%	34%	33%	34%
Per Share Data (Common Shares)(2)
Earnings
Basic(2)	$1.26	$0.66	$1.58	$1.65	$1.35	$0.81	$1.30
Diluted	1.22	0.64	1.54	1.63	1.34	0.80	1.26
Pro forma earnings:
Basic(2)	0.83	0.44	1.05	1.10	0.90	0.54	0.86
Diluted	0.81	0.43	1.03	1.09	0.89	0.53	0.83
Distributions	—	—	1,035	966	897	546	989
Book value per share(3)	24.11	22.34	22.70	21.41	20.96	19.82	18.91
Tangible book value per share(4)	24.11	22.34	22.70	21.41	20.96	19.82	18.91
Selected Period End Balance Sheet Data
Total assets	$608,837	$532,680	$530,498	$513,905	$538,099	$427,716	$411,140
Cash and cash equivalents	157,999	185,257	85,671	164,417	200,607	106,298	115,627
Interest bearing time deposits in banks	117,300	74,591	104,860	50,911	41,192	60,922	98,036
Securities available for sale	79,762	57,297	94,206	86,136	109,032	97,735	74,251
Total loans (gross)	248,840	212,016	244,156	210,128	184,830	161,367	122,074
Allowance for loan losses	2,575	2,425	2,425	2,425	2,725	2,700	2,700
Goodwill and core deposit intangible	—	—	—	—	—	—	—
Other real estate owned	—	—	—	—	—	—	—
Noninterest-bearing deposits	211,612	183,814	173,799	147,313	156,995	91,344	76,008
Interest-bearing deposits	295,893	246,853	254,405	247,601	262,390	232,932	229,514
FHLB Advances	44,608	47,816	46,163	50,971	44,117	36,184	25,492
Total shareholders’ equity	41,599	38,536	39,162	36,947	36,155	33,799	32,256

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
(dollars in thousands except per share)
Selected Performance Metrics(5)
Return on average assets(6)	0.39%	0.22%	0.52%	0.54%	0.46%	0.33%	0.56%
Return on average equity(6)	5.34	2.99	7.03	7.68	6.48	4.14	7.04
Pro forma return on average assets(1)(6)	0.26	0.15	0.35	0.36	0.30	0.22	0.37
Pro forma return on average equity(1)(6)	3.54	2.00	4.69	5.12	4.31	2.75	4.65
Net interest margin(7)	2.22	1.92	2.00	1.78	1.74	1.80	1.90
Efficiency ratio(8)	66.28	78.85	75.65	75.44	74.88	82.05	78.22
Credit Quality Ratios
Nonperforming assets to total assets(9)	0.00%	0.00%	0.00%	0.00%	0.00%	0.88%	0.00%
Nonperforming loans to total loans(9)	0.00	0.00	0.00	0.00	0.00	2.34	0.00
Allowance for loan losses to nonperforming loans(9)	0.00	0.00	0.00	0.00	0.00	71.39	0.00
Allowance for loan losses to total loans	1.03	1.14	0.99	1.15	1.47	1.67	2.21
Net charge-offs to average loans outstanding	0.00	0.00	0.00	0.00	0.00	0.00	0.16
Capital Ratios
Tier 1 capital to average assets	7.12%	7.46%	7.32%	7.05%	6.57%	7.59%	7.89%
Tier 1 capital to risk-weighted assets(10)	13.87	16.70	14.14	16.49	17.24	19.47	24.71
Total capital to risk-weighted assets(10)	14.75	17.77	15.03	17.58	18.49	20.73	25.97
Total shareholders’ equity to total assets (unaudited)	6.83	7.23	7.38	7.19	6.72	7.90	7.85

(1)	Grand Bank has elected to be taxed for federal income tax purposes as a “Subchapter S corporation” under the provisions of Sections 1361 through 1379 of the Code, as amended, for all periods presented in the table appearing immediately above, and, as a result, Grand Bank did not pay U.S. federal income taxes and has not been required to make any provision or recognize any liability for federal income tax in its financial statements. Grand Bank has calculated its pro forma net income, pro forma earnings per share, pro forma return on average assets and pro forma return on average equity for each period presented in the table above by calculating a pro forma provision for federal income taxes applying an assumed annual federal income tax rate of 34% to net taxable income (which excludes Grand Bank’s significant amounts of nontaxable interest income that is derived from municipal securities), resulting in a net effective federal income tax rate of between 33% and 34% for each period, and adjusting its historical net income for each period to give effect to the pro forma provision for federal income taxes for such period.
(2)	Grand Bank calculates its earnings per share for each period shown as its net income divided by the weighted-average number of its common shares outstanding during the relevant period. Earnings per share and pro forma earnings per share were calculated using the following outstanding share amounts:

	As of June 30,		As of December 31,
	2015	2014	2014	2013	2012	2011	2010
Weighted average shares outstanding	1,725,520	1,725,350	1,725,350	1,725,350	1,713,856	1,705,528	1,704,350

(3)	Book value per share equals Grand Bank’s total shareholders’ equity as of the date presented divided by the number of Grand Bank common shares outstanding as of the date presented. The number of Grand Bank common shares outstanding as of June 30, 2015 and 2014, was 1,725,550 shares and 1,725,350 shares, respectively, and as of December 31, 2014, 2013, 2012, 2011 and 2010, was 1,725,350 shares, 1,725,350 shares, 1,725,350 shares, 1,705,560 shares and 1,705,460 shares, respectively.
(4)	Grand Bank calculates tangible book value per share as of the end of any period as total stockholders’ equity less goodwill and other intangible assets at the end of that period divided by the outstanding number of shares of its common stock at the end of that period. Tangible book value is a non-GAAP financial measure, and, as Grand Bank calculates tangible book value, the most directly comparable GAAP financial measure is total stockholders’ equity.

Grand Bank’s management believes that presenting tangible book value per share provides useful information to investors regarding Grand Bank’s financial condition because, as do Grand Bank’s management, banking regulators, many financial analysts and other investors, you can use tangible book value in conjunction with more traditional bank capital ratios to assess Grand Bank’s capital adequacy without the effect of goodwill and other intangible assets, and to compare Grand Bank’s capital adequacy with that of other banking organizations with significant amounts of goodwill and/or other intangible assets, which typically result from the use of the purchase method of accounting for mergers and acquisitions.

The following table presents, as of the dates set forth below, Grand Bank’s total assets, tangible assets, total stockholders’ equity and tangible common equity and presents reconciliations of Grand Bank’s tangible book value per common share to its book value per common share and of its ratio of tangible common equity to tangible assets to its ratio of total stockholders’ equity to total assets:

	As of June 30,		As of December 31,
	2015	2014	2014	2013	2012	2011	2010
(dollars in thousands except per share data)
Tangible Assets(11)
Total Assets	$608,837	$532,680	$530,498	$513,905	$538,099	$427,716	$411,140
Adjustments:
Goodwill	—	—	—	—	—	—	—
Core deposit intangibles	—	—	—	—	—	—	—

Tangible assets(11)	$608,837	$532,680	$530,498	$513,905	$538,099	$427,716	$411,140
Tangible Common Equity(11)
Total stockholders’ equity	$41,599	$38,536	$39,162	$36,947	$36,155	$33,799	$32,256
Adjustments:
Goodwill	—	—	—	—	—	—	—
Core deposit intangibles	—	—	—	—	—	—	—

Tangible common equity(11)	$41,599	$38,536	$39,162	$36,947	$36,155	$33,799	$32,256
Common shares outstanding	1,725,550	1,725,350	1,725,350	1,725,350	1,725,350	1,705,560	1,705,460
Book value per common share	$24.11	$22.34	$22.70	$21.41	$20.96	$19.82	$18.91
Tangible book value per common share(4)(11)	24.11	22.34	22.70	21.41	20.96	19.82	18.91
Total stockholder’s equity to total assets(11)	6.83%	7.23%	7.38%	7.19%	6.72%	7.90%	7.85%
Tangible common equity to tangible assets(11)	6.83	7.23	7.38	7.19	6.72	7.90	7.85

(5)	The values for the selected performance metrics presented for the six months ended June 30, 2015 and 2014, are annualized.
(6)	Grand Bank has calculated its return on average assets and return on average equity for a period by dividing net income for that period by its average assets or average equity, respectively, for that period. Grand Bank has calculated its pro forma return on average assets and pro forma return on average equity for a period by calculating its pro forma net income for that period as described in note 1 above and dividing that by its average assets or average equity, respectively, for that period. Grand Bank calculates its average assets and average equity for a period by dividing the sum of its total asset balance or total shareholder’s equity balance, respectively, as of the close of business on each day in the relevant period and dividing by the number of days in the period.
(7)	Net interest margin for a period represents net interest income for that period divided by average interest-earning assets for that period.
(8)	Efficiency ratio for a period represents noninterest expenses for that period divided by the sum of net interest income and noninterest income for that period, excluding realized gains or losses from sales of investment securities for that period.
(9)	Nonperforming loans include nonaccrual loans, loans past due 90 days or more and still accruing interest and accruing loans modified under troubled debt restructurings. Nonperforming assets includes nonperforming loans plus other real estate owned.
(10)	Grand Bank calculates its risk-weighted assets using the standardized method of the Basel II Framework, as implemented by the FDIC. Effective January 1, 2015, Grand Bank became subject to the Basel III Capital Rules. These rules revise the regulatory capital elements, add a new common equity Tier 1 capital ratio, increase the minimum Tier 1 capital ratio requirements and implement a new capital conservation buffer. The ratios as of June 30, 2015, were calculated under the new Basel III Framework.
(11)	Grand Bank calculates tangible common equity as of the end of a period as total stockholders’ equity less goodwill and other intangible assets as of the end of the period and calculates tangible assets as of the end of a period as total assets less goodwill and other intangible assets as of the end of the period. Tangible common equity to tangible assets is a non-GAAP financial measure, and as Grand Bank calculates tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total stockholders’ equity to total assets.

Grand Bank believes that the presentation of tangible common equity to tangible assets provides useful information to investors regarding Grand Bank’s financial condition because, as do Grand Bank’s management, banking regulators, many financial analysts and other investors, you can use the tangible common equity in conjunction with more traditional bank capital ratios to assess Grand Bank’s capital adequacy without the effect of Grand Bank’s goodwill and core deposit intangibles and compare Grand Bank’s capital adequacy with the capital adequacy of other banking organizations with significant amounts of goodwill and/or core deposit intangibles.

Comparative Stock Prices

The following table shows (1) the market value of Independent common stock at the close of business on July 22, 2015, the business day prior to the announcement of the proposed merger, and as of the most recent practicable date preceding the date of this proxy statement/prospectus and (2) the equivalent pro forma value of a share of Grand Bank common stock at such dates based on the value of the consideration to be received in the merger with respect to each share. Historical market value information regarding Grand Bank common stock is not provided because there is no active market for Grand Bank common stock.

	Independent Common Stock(1)	Equivalent Pro Forma Per Share of Grand Bank Common Stock(2)
July 22, 2015	$44.65	$43.35
August 31, 2015	$42.39	$41.76

(1)	Represents the closing price of Independent common stock on the NASDAQ Global Select Market on the date indicated.
(2)	Equivalent pro forma market value per share of Grand Bank common stock represents the historical market value per share of Independent common stock multiplied by the assumed exchange ratio of 0.7014 of a share of Independent common stock for each share of Grand Bank common stock and adding the assumed per-share cash consideration of $12.03, and assumes an adjusted tangible book value of Grand Bank of at least $40.0 million. Such assumed ratio was calculated based on the assumption that 1,824,304 shares of Grand Bank common stock were outstanding on the date indicated, which is the expected number of shares to be outstanding at the effective time of the merger.

For an explanation of how the Grand Bank tangible book value will be calculated, the effect on the purchase price if tangible book value is less than $40.0 million on the effective date and other estimates, please refer to “Proposal to Approve the Reorganization Agreement—Terms of the Merger,” beginning on page 40 of this proxy statement/prospectus.

Dividends

Dividend Payments

As approved by Independent’s board of directors, Independent declared and paid a cash dividend to holders of Independent common stock in each quarter since the third quarter of 2013. Independent intends to continue to pay regular quarterly cash dividends on its common stock following the merger, when, as and if declared by the Company’s board of directors out of funds legally available for that purpose and subject to regulatory restrictions. No dividends payable in the future have been declared by Independent’s board of directors.

Independent’s dividend policy may change with respect to the payment of dividends as a return on investment, and Independent’s board of directors may change or eliminate the payment of future dividends at its discretion, without notice to Independent’s shareholders. There can be no assurance that Independent will continue to pay dividends in the future. Future dividends on Independent common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock (including Independent’s preferred stock discussed below) and other factors deemed relevant by the board of directors of Independent.

Dividend Restrictions; Source of Strength

Under the terms of its junior subordinated debentures issued in connection with the issuance of trust preferred securities by subsidiaries of Independent, Independent is not permitted to pay any dividends on its common stock if it is in default on any payments required to be made on the junior subordinated debentures.

Independent is regarded as a legal entity separate and distinct from Independent Bank. The principal source of Independent’s revenues is dividends received from Independent Bank. Texas state law places limitations on the amount that state banks may pay in dividends, which Independent Bank must adhere to when paying dividends to Independent. The Federal Reserve has issued a policy statement that provides that a bank holding company should not pay dividends unless (a) its net income over the last four quarters (net of dividends paid) has been sufficient to fully fund the dividends, (b) the prospective rate of earnings retention appears to be consistent with the capital needs, asset quality and overall financial condition of the bank holding company and its subsidiaries and (c) the bank holding company will continue to meet minimum required capital adequacy ratios. Accordingly, Independent should not pay cash dividends that exceed its net income in any year or that can only be funded in ways that weaken its financial strength, including by borrowing money to pay dividends. Regulatory authorities could impose administratively stricter limitations on the ability of Independent Bank to pay dividends to Independent if such limits were deemed appropriate to preserve certain capital adequacy requirements.

Under Federal Reserve policy, bank holding companies have historically been required to act as a source of financial and managerial strength to each of its banking subsidiaries, and the Dodd–Frank Wall Street Reform and Consumer Protection Act codified this policy as a statutory requirement. Under this requirement, Independent is expected to commit resources to support Independent Bank, including at times when Independent may not be in a financial position to provide such resources. Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. A bank holding company, in certain circumstances, could be required to guarantee the capital restoration plan of an undercapitalized banking subsidiary.

Dividends paid by Independent Bank have provided a substantial part of Independent’s operating funds, and for the foreseeable future, it is anticipated that dividends paid by Independent Bank to Independent will continue to be Independent’s principal source of operating funds. However, capital adequacy requirements serve to limit the amount of dividends that may be paid by Independent Bank. Under federal law, Independent Bank cannot pay a dividend if, after paying the dividend, it would be undercapitalized. The FDIC may declare a dividend payment to be unsafe and unsound even though Independent Bank would continue to meet its capital requirements after payment of the dividend.

Additionally, under the credit agreement between Independent and U.S. Bank National Association and Frost Bank, or the lenders, Independent cannot make any dividend payments without the prior written consent of Independent’s lenders; provided, however, that, so long as no default under the credit agreement has occurred and is continuing, or will occur as a result of any such dividend, Independent may pay dividends and distributions to its shareholders as permitted by applicable governmental laws and regulations, including dividends with respect to the Independent Series A preferred stock.

So long as any share of Independent Series A preferred stock remains outstanding, Independent may declare and pay dividends on its common stock only if, after giving effect to such dividend, Independent satisfies certain formula requirements under the Independent Series A preferred stock and full dividends on all outstanding shares of Independent Series A preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid. If a dividend is not declared and paid in full on the Independent Series A preferred stock in respect of any dividend period, then from the last day of such dividend period until the last day of the third dividend period immediately following it, no dividend or distribution shall be declared or paid on the common stock (other than dividends payable solely in shares of common stock).

Payment of Dividends on Independent Preferred Stock

Holders of Independent’s Series A preferred stock, which ranks senior to Independent’s common stock, are entitled to receive at the end of each quarter a dividend equal to the quarterly dividend rate (which rate is approximately 1%) multiplied by the liquidation amount per each share of Series A preferred stock, which liquidation amount is currently equal to $1,000 per share, or approximately $60,000 per quarter. In January 2016, the dividend on the Series A preferred stock increases from 1% to 9% annually, and, at that time, it is anticipated that Independent will redeem all of the Series A preferred stock.

RISK FACTORS

An investment in Independent common stock in connection with the merger involves risks. Independent describes below the material risks and uncertainties that it believes affect its business and an investment in Independent common stock. You should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus in deciding whether to vote for approval of the reorganization agreement. If any of the risks described in this proxy statement/prospectus occur, Independent’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of Independent common stock could decline significantly, and you could lose all or part of your investment.

Fluctuations in the market price of Independent common stock could affect the number and value of shares that Grand Bank shareholders receive for their shares of Grand Bank common stock. Grand Bank shareholders bear the risk of price fluctuations in Independent common stock after the exchange ratio is established.

The price of Independent common stock will fluctuate prior to the closing of the merger. The value of the per share stock consideration and the number of shares comprising the per share stock consideration will be subject to adjustment if the average of the daily volume weighted average sale price of Independent common stock over a ten consecutive trading day period ending on and including the third trading day prior to the closing date, or the average sales price, is less than $39.3894 or more than $48.1426. Accordingly, at the time Grand Bank’s shareholders vote with respect to the reorganization agreement, they will not know the exact value and number of shares of Independent common stock they will actually receive in the merger. In addition, shareholders of Grand Bank bear the risk that the value of the shares of Independent common stock they will receive in the merger will decline from the value of those shares after the date the per share stock consideration is fixed three trading days prior to the closing date and until their shares of Independent common stock are credited to their account in the Direct Registration System. See “Proposal to Approve the Reorganization Agreement—Terms of the Merger.”

The merger may not be completed.

Completion of the merger is subject to regulatory approval. Independent cannot assure you that it will be successful in obtaining required the regulatory approvals. If Independent is not successful in obtaining the required regulatory approvals, the merger will not be completed. If such regulatory approvals are received, there can be no assurance to the timing of those approvals or whether any conditions will be imposed that would result in certain closing conditions of the merger not being satisfied.

Shareholders should bear in mind that regulatory approval reflects only the view that the merger does not contravene applicable competitive standards imposed by law, and that the merger is consistent with regulatory policies relating to safety and soundness. Further, regulatory approval is not an opinion that the proposed merger is favorable to the shareholders of either party to the merger from a financial point of view or that the regulatory authority has considered the adequacy of the terms of the merger. Regulatory approval is not an endorsement or recommendation of the merger.

The consummation of the merger is also subject to other conditions precedent described in the reorganization agreement, including Grand Bank maintaining minimum capital and allowance for loan loss levels, there being no material adverse change in the condition of Grand Bank or Independent and the average sales price of Independent common stock being at least $35.0128 per share and not more than $52.5192 per share. If a condition of either party is not satisfied, that party may be able to terminate the reorganization agreement and, in such case, the transaction would not be consummated. The parties cannot assure you that all of the conditions precedent in the reorganization agreement will be satisfied or that the merger will be completed.

The tangible book value of Grand Bank at closing could be an amount that results in the reduction of the amount of cash consideration that Grand Bank shareholders receive for their shares of Grand Bank common stock or in Independent’s election to terminate the merger.

The amount of aggregate cash consideration to be received by Grand Bank shareholders in the merger will be reduced if Grand Bank’s tangible book value is less than $40.0 million but greater than $39.0 million on the calculation date. Accordingly, at the time Grand Bank’s shareholders vote with respect to the reorganization agreement, they will not know the exact value of the cash consideration they will receive in the merger. Neither Independent nor Grand Bank can assure Grand Bank’s shareholders of the exact amount of cash consideration that they will receive in the merger.

In the event that Grand Bank does not have a tangible book value equal to or greater than $39.0 million as of the date of the closing, Independent has the right to elect either to terminate the transaction without completing the merger, or completing the merger regardless of the tangible book value. If the Grand Bank tangible book value is materially less than $39.0 million and if Independent desires to waive the condition and proceed with the transaction, Independent and Grand Bank anticipate that they would renegotiate the amount of cash consideration to be paid pursuant to the merger and amend the reorganization agreement. Grand Bank would resolicit proxies and hold an additional meeting of shareholders to consider and act upon any such amendment.

Grand Bank does not have the right to terminate the merger in the event its tangible book value, which was $41.5 million at June 30, 2015, calculated in accordance with the reorganization agreement, is below $39.0 million on the closing date under the terms of the reorganization agreement.

You may pay U.S. federal income tax as a result of the merger.

The amount of the cash consideration that you receive in the merger in exchange for your common stock of Grand Bank is anticipated to be taxable for U.S. federal income tax purposes. See “Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger” on page 74.

Grand Bank will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Grand Bank and consequently on Independent. These uncertainties may impair Grand Bank’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Grand Bank to seek to change existing business relationships with Grand Bank. In addition, the reorganization agreement restricts Grand Bank from taking other specified actions until the merger occurs without the consent of Independent. These restrictions may prevent Grand Bank from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “Proposal to Approve the Reorganization Agreement—Conduct of Business Pending Effective Time” beginning on page 60 of this proxy statement/prospectus for a description of the restrictive covenants to which Grand Bank is subject.

Integrating Grand Bank into Independent Bank’s operations may be more difficult, costly or time-consuming than Independent expects.

Independent Bank and Grand Bank have operated and, until the merger is completed, will continue to operate, independently. Accordingly, it is possible that the process of integrating Grand Bank’s operations into Independent Bank’s operations could result in the disruption of operations, the loss of Grand Bank customers and employees and make it more difficult to achieve the intended benefits of the merger. Specifically, inconsistencies between the standards, controls, procedures and policies of Independent Bank and those of Grand Bank could adversely affect Independent Bank’s ability to maintain relationships with current customers and employees of Grand Bank if and when the merger is completed. Further, as with any merger of banking institutions, business disruptions may occur that may cause Independent Bank to lose customers or may cause customers to withdraw their deposits from Grand Bank prior to the merger’s consummation and from Independent Bank thereafter. The realization of the anticipated benefits of the merger may depend in large part on Independent’s ability to integrate Grand Bank’s operations into Independent Bank’s operations, and to address differences in business models and cultures. If Independent is not able to integrate the operations of Grand Bank into Independent Bank’s operations successfully and on a timely basis, some or all of the expected benefits of the acquisition may not be realized.

Some of the directors and executive officers of Grand Bank may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the reorganization agreement.

The interests of some of the directors and executive officers of Grand Bank may be different from those of Grand Bank shareholders. The directors and executive officers of Grand Bank are or will be participants in arrangements relating to or that are affected by the merger that are different from, or in addition to, those of Grand Bank shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “Financial Interests of Directors and Officers of Grand Bank in the Merger” beginning on page 73.

Independent may fail to realize the cost savings anticipated from the merger.

Although Independent anticipates that it will realize certain cost savings as to the Grand Bank operations and otherwise from the merger if and when the Grand Bank operations are fully integrated into Independent Bank’s operations, it is possible that Independent may not realize all of the cost savings that Independent has estimated it can realize. For example, unanticipated growth in Independent’s business may require Independent to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced as a result of the merger. Independent’s realization of the estimated cost savings also will depend on Independent’s ability to combine the operations of Independent Bank and Grand Bank in a manner that permits those costs savings to be realized. Independent is not able to integrate Grand Bank’s operations into Independent Bank’s operations successfully, the anticipated cost savings may not be fully realized, if at all, or may take longer to realize than expected.

Grand Bank shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Grand Bank shareholders currently have the right to vote in the election of the board of directors of Grand Bank and on other matters affecting Grand Bank. The merger will transfer control of Grand Bank to Independent and to the shareholders of Independent. When the merger occurs, each Grand Bank shareholder will become a shareholder of Independent with a percentage ownership of Independent much smaller than such shareholder’s percentage ownership of Grand Bank. Because of this, Grand Bank shareholders will have less influence on the management and policies of Independent than they now have on the management and policies of Grand Bank.

The dissenters’ rights appraisal process is uncertain.

Grand Bank shareholders may or may not be entitled to receive more than the amount provided for in the reorganization agreement for their shares of Grand Bank common stock if they elect to exercise their right to dissent from the proposed merger, depending on the appraisal of the fair value of the Grand Bank common stock pursuant to the dissenting shareholder procedures under the TBOC. See “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of Grand Bank Shareholders” on page 79 and Appendix C. For this reason, the amount of cash that you might be entitled to receive should you elect to exercise your right to dissent to the merger may be more or less than the value of the merger consideration to be paid pursuant to the reorganization agreement. In addition, it is a condition in the reorganization agreement that the holders of not more than 5% of the outstanding shares of Grand Bank common stock shall have exercised their statutory dissenters’ rights under the TBOC. The number of shares of Grand Bank common stock that will exercise dissenters’ rights under the TBOC is not known and therefore there is no assurance of this closing condition being satisfied.

The fairness opinion obtained by Grand Bank from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Hovde Group, Grand Bank’s financial advisor in connection with the proposed merger, has delivered to the board of directors of Grand Bank its opinion dated as of July 22, 2015. The opinion of Hovde Group stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration was fair to the Grand Bank shareholders from a financial point of view. The opinion is necessarily based on economic, market, regulatory and other conditions as in effect on, and the information made available to Hovde Group as of July 22, 2015. Events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion and its resulting conclusion. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Independent and Grand Bank.

The shares of Independent common stock to be received by Grand Bank shareholders as a result of the merger will have different rights than the shares of Grand Bank common stock and in some cases may be less favorable.

The rights associated with Grand Bank common stock are different from the rights associated with Independent common stock and in some cases may be less favorable. See “Comparison of Rights of Shareholders of Grand Bank and Independent” on page 97 for a more detailed description of the shareholder rights of each of Independent and Grand Bank.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of Independent after the merger is completed as well as information about the merger, including Independent’s future revenues, income, expenses, provision for taxes, effective tax rate, earnings per share and cash flows, Independent’s future capital expenditures and dividends, Independent’s future financial condition and changes therein, including changes in Independent’s loan portfolio and allowance for loan losses, Independent’s future capital structure or changes therein, the plan and objectives of management for future operations, Independent’s future or proposed acquisitions, the future or expected effect of acquisitions on Independent’s operations, results of operations and financial condition, Independent’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that we make are based on Independent’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Many possible events or factors could affect the future financial results and performance of each of Independent and Grand Bank before the merger or Independent after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•	worsening business and economic conditions nationally, regionally and in Independent’s target markets, particularly in Texas and the geographic areas in which Independent operates or particularly affecting the financial or banking industry generally;

•	Independent’s dependence on its management team and its ability to attract, motivate and retain qualified personnel;

•	the concentration of Independent’s business within its geographic areas of operation in Texas;

•	deteriorating asset quality and higher levels of nonperforming assets and loan charge-offs;

•	concentration of Independent’s loan portfolio in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate;

•	inaccuracy of the assumptions and estimates Independent makes in establishing reserves for probable loan losses and other estimates;

•	lack of liquidity, including as a result of a reduction in the amount of sources of liquidity Independent currently has;

•	material decreases in the amount of deposits Independent holds;

•	regulatory requirements to maintain minimum capital levels;

•	changes in market interest rates that affect the pricing of Independent’s loans and deposits and its interest margins and net interest income;

•	fluctuations in the market value and liquidity of the securities that Independent holds for sale and changes in the securities market;

•	effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services, which likely will increase;

•	changes in economic and market conditions that affect the amount of assets that Independent has under administration;

•	the institution and outcome of litigation and other legal proceeding against Independent or to which Independent becomes subject;

•	the occurrence of market conditions adversely affecting the financial industry generally;

•	the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, such as the Dodd-Frank Act, and their application by Independent’s regulators;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and Public Company Accounting Oversight Board;

•	governmental monetary and fiscal policies;

•	changes in the scope and cost of FDIC insurance and other coverage;

•	the effects of war or other conflicts, acts of terrorism (including cyber-attacks) or other catastrophic events, including storms, droughts, tornadoes and flooding, that may affect general economic conditions;

•	Independent’s actual cost savings resulting from the merger are less than expected, Independent is unable to realize those cost savings as soon as expected or Independent incurs additional or unexpected costs;

•	Independent’s revenues after the merger are less than expected;

•	deposit attrition, operating costs, customer loss and business disruption before and after the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than Independent expected;

•	the risk that the businesses of Independent and Grand Bank and any other financial institution acquired by Independent will not be integrated successfully, or such integrations may be more difficult, time-consuming or costly than expected;

•	the failure of Grand Bank’s shareholders to approve the reorganization agreement;

•	the ability to obtain the governmental approvals of the merger on the proposed terms and schedule;

•	the quality of the assets acquired from Grand Bank and any other financial institution acquired by Independent being lower than determined in Independent’s due diligence investigation and related exposure to unrecoverable losses on loans acquired;

•	general business and economic conditions in the markets Independent or Grand Bank serve change or are less favorable than expected;

•	changes occur in business conditions and inflation;

•	personal or commercial customers’ bankruptcies increase; and

•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates contained in forward-looking statements, please read the “Risk Factors” section of this proxy statement/prospectus.

Independent urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements Independent may make. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may different materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made by Independent in any report, filing, press release, document, report or announcement speaks only as of the date on which it is made. Independent undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. Independent believes that it has chosen these assumptions or bases in good faith and that they are reasonable. However, Independent cautions you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. Therefore, Independent cautions you not to place undue reliance on its forward-looking statements.

GENERAL INFORMATION

This document constitutes a proxy statement of Grand Bank and is being furnished to all record holders as of                     , 2015 of Grand Bank common stock in connection with the solicitation of proxies by the board of directors of Grand Bank to be used at the special meeting of shareholders of Grand Bank to be held on                     , 2015. The purpose of the special meeting is to consider and vote to approve the reorganization agreement, which provides for, among other things, the merger of Grand Bank with and into Independent Bank, with Independent Bank being the surviving bank. This document also constitutes a prospectus relating to offer and sale of the Independent common stock to be issued to holders of Grand Bank common stock upon completion of the merger.

THE SPECIAL MEETING

Date, Place and Time of the Special Meeting

The special meeting of Grand Bank shareholders will be held at             p.m., Central Time, on                     , 2015, at the main office of Grand Bank, 16660 Dallas Parkway, Suite 1700, Dallas, Texas 75248.

Matters to be Considered

The purpose of the special meeting is to consider and vote on the following:

Proposal One: to approve the Agreement and Plan of Reorganization, dated as of July 23, 2015, by and between Independent and Grand Bank and the related Agreement and Plan of Merger, which is attached to the reorganization agreement as Exhibit A, pursuant to which Grand Bank will merge with and into Independent Bank, all on the terms and subject to conditions contained therein; and

Proposal Two: to approve the adjournment of the special meeting to a later date or dates if the board of directors of Grand Bank determines such an adjournment is necessary to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the reorganization agreement.

Completion of the merger is conditioned on, among other things, shareholder approval of the reorganization agreement, the merger and the other transactions contemplated by the reorganization agreement. No other business may be conducted at the special meeting.

Recommendation of the Grand Bank Board of Directors

On July 22, 2015, the Grand Bank board of directors unanimously approved the reorganization agreement and the transactions contemplated thereby. Based on Grand Bank’s reasons for the merger described in this proxy statement/prospectus, including the fairness opinion of Hovde Group, the board of directors of Grand Bank believes that the merger is in the best interests of Grand Bank’s shareholders.

Accordingly, the Grand Bank board of directors unanimously recommends that Grand Bank shareholders vote as follows:

“FOR” approval of the reorganization agreement and the merger; and

“FOR” any proposal to adjourn the special meeting that the Grand Bank board of directors determines is necessary, including to permit further solicitation of additional proxies on the proposal to approve the reorganization agreement.

See “Proposal to Approve the Reorganization Agreement—Recommendation of Grand Bank’s Board and Its Reasons for the Merger” beginning on page 46.

Holders of Grand Bank common stock should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the Appendices in their entirety for more detailed information concerning the merger and the transactions contemplated by the reorganization agreement.

Grand Bank Record Date; Shareholders Entitled to Vote

The record date for the special meeting is                     , 2015, or the record date. Only record holders of shares of Grand Bank common stock at 5:00 p.m. Central Time, or the close of business, on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment(s) thereof. At the close of business on the record date, the only outstanding class of securities of Grand Bank with a right to vote on the proposals was Grand Bank common stock, with             shares of Grand Bank common stock issued and outstanding. Each share of Grand Bank common stock outstanding on the record date is entitled to one vote on each proposal. Holders of at least two-thirds of the outstanding shares of Grand Bank common stock must vote in favor of the reorganization agreement in order to permit consummation of the merger.

Voting by Grand Bank’s Directors and Executive Officers Subject to the Voting Agreement

All of the directors and executive officers of Grand Bank have entered into an agreement to vote the shares of Grand Bank common stock they control in favor of approval of the reorganization agreement and the merger and in the manner most favorable to the consummation of the merger and the transactions contemplated by the reorganization agreement; provided, however, that the Grand Bank shareholders who entered into the voting agreement would be permitted to vote to accept a superior proposal, if any, under the terms of the reorganization agreement. As of the record date, 509,223 shares of Grand Bank common stock, or approximately 29% of the outstanding shares of such common stock entitled to vote at the special meeting, are bound by the voting agreement.

Quorum and Adjournment

No business may be transacted at the special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of each class of the shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum, but the holders of at least two-thirds of the shares of Grand Bank common stock entitled to vote at the special meeting must be present, in person or by proxy, at the special meeting in order for the necessary vote to be able to take action on the merger proposal. The affirmative vote of the holders of at least two-thirds of the outstanding Grand Bank common stock is required to approve the reorganization agreement. As a result, if shares representing at two-thirds of the shares of Grand Bank common stock outstanding on the close of business on the record date are not present at the special meeting, the presence of a quorum will still not permit the merger to be approved at the special meeting.

If a quorum is not present, or if fewer shares than are required are voted in favor of the proposal to approve the reorganization agreement, the merger and the other transactions contemplated by the reorganization agreement, then the special meeting may be adjourned to allow for the solicitation of additional proxies, if the approval of a majority of the votes cast at the special meeting on such proposal is obtained.

No notice of an adjourned special meeting need be given unless after the adjournment, a new record date is fixed for the adjourned special meeting, in which case a notice of the adjourned special meeting shall be given to each Grand Bank shareholder of record entitled to vote at the special meeting. At any adjourned special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned special meeting.

All shares of Grand Bank common stock represented at the special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.

Required Vote

The required votes to approve the Grand Bank proposals are as follows:

Proposal One: approving the reorganization agreement and the merger requires the affirmative vote of at least two-thirds of the issued and outstanding shares of Grand Bank common stock entitled to vote at the special meeting. Failures to vote and abstentions will have the same effect as votes against this proposal.

Proposal Two: approving the adjournment of the special meeting, if necessary, to allow for the solicitation of additional proxies requires the approval of a majority of the votes cast by holders of Grand Bank common stock at the special meeting, regardless of whether there is a quorum. Failures to vote and abstentions will have no effect on the vote for the proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Grand Bank common stock at the close of business on the record date, a proxy card is enclosed for your use. Grand Bank requests that you vote your shares as promptly as possible by submitting your Grand Bank proxy card by mail using the enclosed return envelope. When the accompanying proxy card is returned properly executed, the shares of Grand Bank common stock represented by it will be voted at the special meeting or any adjournment(s) thereof in accordance with the instructions contained in the proxy card.

If a proxy card is returned without an indication as to how the shares of Grand Bank common stock represented by it are to be voted with regard to a particular proposal, the shares of Grand Bank common stock represented by the proxy will be voted in accordance with the recommendation of the Grand Bank board of directors and, therefore, such shares will be voted:

“FOR” Proposal One approving the reorganization agreement and the merger; and

“FOR” Proposal Two approving the adjournment of the special meeting, if necessary to permit solicitation of additional proxies.

At the date hereof, the Grand Bank board of directors has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the matters set forth in Grand Bank’s Notice of Special Meeting of Shareholders.

No other matter can be brought up or voted upon at the special meeting.

Your vote is important. Accordingly, if you were a record holder of Grand Bank common stock on the record date of the special meeting, please sign and return the enclosed proxy card whether or not you plan to attend the special meeting in person.

Attending the Meeting; Voting in Person

Only record holders of Grand Bank common stock on the record date, their duly appointed proxies, and invited guests may attend the special meeting. All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring to gain admittance to the special meeting depend on whether they are shareholders of record or proxy holders. A Grand Bank shareholder who holds shares of Grand Bank common stock directly registered in such shareholder’s name who desires to attend the special meeting in person should bring government-issued photo identification.

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of Grand Bank common stock who desires to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Grand Bank shareholder of record, and proof of the signing shareholder’s record ownership as of the record date.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the special meeting may prevent Grand Bank shareholders from being admitted to the special meeting.

Revocation of Proxies

A Grand Bank shareholder entitled to vote at the special meeting may revoke a proxy at any time before such time that the proxy card for any such holders of Grand Bank common stock must be received at the special meeting by taking any of the following three actions:

•	delivering written notice of revocation to Lisa Murray, Corporate Secretary, Grand Bank, 16660 Dallas Parkway, Suite 1700, Dallas, Texas 75248;

•	delivering a proxy card bearing a later date than the proxy that such shareholder desires to revoke; or

•	attending the special meeting and voting in person.

Merely attending the special meeting will not, by itself, revoke your proxy; a Grand Bank shareholder must cast a subsequent vote at the special meeting using forms provided for that purpose. The last valid vote that we receive before or at the special meeting is the vote that will be counted.

Tabulation of Votes

Grand Bank has appointed Lisa Murray to serve as the Inspector of Election for the special meeting. The Inspector of Election will independently tabulate affirmative votes, negative votes and abstentions.

Solicitation of Proxies

The Grand Bank board of directors is soliciting proxies for the special meeting from holders of Grand Bank common stock entitled to vote at such special meeting. In accordance with the reorganization agreement, Grand Bank will pay its own cost of soliciting proxies from its shareholders, including the cost of printing and mailing this proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Grand Bank’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Abstentions are included in determining whether a quorum exists at the special meeting, but such shares will have the same effect as a vote against the proposal to approve the reorganization agreement. Abstentions will have no effect on the proposal to adjourn the special meeting, if necessary.

Adjournments

Any adjournment of the special meeting may be made from time to time if the approval of the holders of a majority of the votes cast by the holders of shares of Grand Bank common stock at the special meeting is obtained, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting (unless a new record date is fixed). If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposals, then Grand Bank shareholders may be asked to vote on a proposal to adjourn the special meeting so as to permit solicitation of additional proxies.

Questions and Additional Information

If a Grand Bank shareholder has questions about the merger or the process for voting or if additional copies of this document or a replacement proxy card are needed, please contact Lee Dinkel, Grand Bank’s President and Chief Executive Officer, at (972) 735-1000.

PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT

(Proposal One)

The following information describes the material aspects of the merger. A copy of the reorganization agreement is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You are urged to read the reorganization agreement in its entirety.

Terms of the Merger

The reorganization agreement provides for the acquisition of Grand Bank by Independent through a merger transaction. Specifically, the reorganization agreement provides for the merger of Grand Bank with and into Independent Bank, with Independent Bank being the surviving bank. If the shareholders of Grand Bank approve the reorganization agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are satisfied or are waived by the party entitled to do so, the parties anticipate that the merger will be completed in the fourth quarter of 2015, although delays could occur.

Independent is currently the sole shareholder of Independent Bank, a Texas state banking association, and Independent Bank will remain a wholly owned subsidiary of Independent.

Aggregate Merger Consideration. Under the terms of the reorganization agreement, if the reorganization agreement is approved and the merger is completed, all outstanding shares of Grand Bank common stock will be converted into an aggregate of $24.1 million in cash and 1,279,532 shares of Independent common stock, subject in each case to adjustment under certain circumstances as set forth in the reorganization agreement and as described in this proxy statement/prospectus. Based upon the closing price of Independent common stock on August 31, 2015, of $42.39, and assuming that Grand Bank’s tangible book value is at least $40.0 million on the calculation date, the aggregate amount of the total merger consideration to be paid by Independent is valued at $76.2 million.

Per Share Merger Consideration. Based upon 1,824,304 shares anticipated to be outstanding immediately prior to the effective time of the merger, which includes 1,726,810 shares outstanding on August 31, 2015 and 97,494 shares to be issued upon the exercise of options to purchase shares of Grand Bank common stock held by Grand Bank option holders who have irrevocably agreed to exercise such options prior to the effective time of the merger and based upon the payment of a total of approximately $2.2 million to Grand Bank option holders who have irrevocably elected to receive a net cash payment for the surrender and cancellation of their options, holders of Grand Bank common stock will receive 0.7014 of a share of Independent common stock and $12.03 in cash, subject in each case to adjustment under certain circumstances as set forth in the reorganization agreement and as described in this proxy statement/prospectus, for each share of Grand Bank common stock they own at the effective time of the merger.

Adjustment to Cash Consideration. The amount of aggregate cash consideration paid by Independent would be reduced if Grand Bank’s tangible book value, as calculated pursuant to the reorganization agreement, is less than $40.0 million, but more than $39.0 million on the calculation date. Under those circumstances, the aggregate cash consideration would be reduced by the difference between $40.0 million and the amount of Grand Bank’s tangible book value on that date. For example, if tangible book value was $39.1 million on the calculation date, there would be a reduction in the aggregate cash merger consideration of $900,000, and the aggregate cash merger consideration distributed among the holders of Grand Bank common stock would be $23.2 million rather than $24.1 million. In the event of a reduction in the aggregate cash consideration, the per share cash consideration would be reduced by an amount equal to the quotient of (i) the amount of the reduction in aggregate cash consideration, divided by (ii) 1,824,304, the number of shares of Grand Bank common stock outstanding on the closing date.

As noted above, pursuant to the terms of the reorganization agreement, the amount of aggregate cash consideration paid by Independent to the shareholders of Grand Bank will also be reduced by the aggregate amount of cash paid by Independent to the holders of options to purchase shares of Grand Bank common stock who have irrevocably agreed to surrender their options in exchange for a cash payment equal to the difference between the aggregate value of the shares subject to their options (as determined pursuant to the reorganization agreement) and the aggregate exercise price for such options. The holders of options to purchase an aggregate of 127,156 shares of Grand Bank common stock have elected to receive such cash payment. Based upon this election, Independent will pay an aggregate of approximately $2.2 million in cash to such option holders. Therefore, the aggregate amount of cash consideration to be paid by Independent to the Grand Bank shareholders will be reduced by approximately $2.2 million. The $12.03 per share cash consideration to be paid to Grand Bank shareholders set forth above reflects this adjustment.

Adjustment to Stock Consideration. The amount of stock consideration paid by Independent will be adjusted if the average sales price is 10% more or 10% less than $43.7660.

If the average sales price is less than 90% of $43.7660, or $39.3894, the per share stock consideration would be adjusted to a fraction of a share of Independent common stock (rounded to the nearest ten thousandth) equal to the quotient of (x) $27.6270; divided by (y) the average sales price. For example, if the average sale price was $39.00, then per share stock consideration would increase from 0.7014 to 0.7084.

If the average sales price is more than 110% of $43.7660, or $48.1426, the per share stock consideration would be adjusted to a fraction of a share of Independent common stock (rounded to the nearest ten thousandth) equal to the quotient of (x) $33.7663; divided by (y) the average sales price. For example, if the average sale price was $48.25, then per share stock consideration would decrease from 0.7014 to 0.6998.

Therefore, the maximum aggregate value of Independent common stock to be issued to Grand Bank shareholders is $61.6 million and the minimum aggregate value of Independent common stock to be issued to Grand Bank shareholders is $50.4 million. As of August 31, 2015, the closing sales price of Independent common stock was $42.39 per share.

Other Financial Aspects. If Grand Bank’s tangible book value is greater than $40.0 million on the calculation date, then on the day prior to the closing date, Grand Bank may distribute to its shareholders an amount equal to the difference between the actual amount of tangible book value on the calculation date minus $40.0 million.

Pursuant to the terms of the reorganization agreement, the tangible book value of Grand Bank will be determined from Grand Bank’s financial statements prepared in accordance with GAAP, consistently applied, adjusted as provided below. Any unrealized gains or losses in investment securities are excluded from the calculation of tangible book value.

Grand Bank’s tangible book value as calculated pursuant to the reorganization agreement was approximately $41.5 million as of June 30, 2015. Tangible book value will increase or decrease by the amount of net income or net loss, respectively, of Grand Bank through the calculation date. Management of Grand Bank estimates that net income will be approximately $2.1 million from July 1, 2015,through November 30, 2015. Tangible book value will also increase by the amount of additional paid in capital resulting from the exercise of stock options. Management of Grand Bank estimates that additional paid in capital resulting from the exercise of stock options will be approximately $2.4 million. The calculation of tangible book value will include a reduction for the following costs and expenses of Grand Bank, currently estimated to be, in the aggregate, approximately $5.6 million:

•	any and all transaction-related costs contemplated or required by the reorganization agreement, which would include any:

•	professional fees, including investment banking fees, legal fees and accounting fees;

•	director, officer or employee bonuses or payments and any change in control payments or other payments due under employment arrangements or anticipated “stay” or “retention” bonuses paid or to be paid to Grand Bank employees; and

•	payments made by Grand Bank in connection with the amendment of the executive medical agreements;

•	any costs or fees (including forfeited prepaid expenses) associated with the termination and deconversion of Grand Bank’s material contracts, including its data processing and other IT contracts;

•	the printing and mailing costs related to sending this joint proxy statement/prospectus to Grand Bank’s shareholders;

•	the premium for director and officer insurance tail coverage; and

•	all costs and expenses resulting from the repayment of outstanding principal and interest due and owing on all Federal Home Loan Bank of Dallas advances owed by Grand Bank, including prepayment fees and penalties.

The table set forth below shows the estimate for the amounts that would affect the calculation of Grand Bank’s tangible book value, assuming the closing of the merger on November 30, 2015:

Estimate
Tangible shareholders’ equity as of June 30, 2015 (excludes unrealized gains/losses on securities)	$41,488,692
Plus: Projected net income through November 30, 2015	2,098,279
Plus: Additional paid in capital from stock option exercise	2,415,650

Projected tangible shareholders’ equity	$46,002,621

Estimated deductions to projected tangible shareholders’ equity:
Professional fees (investment banking, legal and accounting fees)	$210,000
Retention bonuses	3,195,032
Payments to modify executive medical agreements adopted in 2003 (net of amount previously accrued)	995,303
Costs associated with the termination and deconversion of material contracts and forfeited prepaid expenses	452,972
Printing and mailing costs	2,500
Premium for director and officer insurance tail coverage	53,058
Repayment of FHLB advances	691,362

Estimated total deductions	5,600,227

Estimated tangible book value as of November 30, 2015	$40,402,394

These amounts are only estimates and are based upon several assumptions, many of which are beyond the control of Grand Bank. Accordingly, the actual amount of Grand Bank’s tangible book value may vary from these estimated amounts.

Grand Bank will provide Independent with a preliminary calculation of tangible book value at least three business days before the closing date. If Independent disagrees with such calculation of tangible book value, Grand Bank and Independent will meet to resolve any such disagreement. If the parties cannot resolve any such disagreement, then an independent accounting firm mutually agreed to by Grand Bank and Independent will resolve any such disagreement, which resolution will be final and binding upon both parties.

Independent’s obligation to consummate the merger is conditioned upon Grand Bank having a tangible book value of at least $39.0 million on the closing date. Should Grand Bank’s tangible book value be less than $39.0 million on the closing date, then Independent may, in its sole discretion refuse to close the transactions and consummate the merger, or Independent may elect to proceed with the transactions and consummate the merger.

If Grand Bank’s tangible book value is below $39.0 million on the closing date, Independent’s board of directors intends to exercise its independent judgment in determining whether to complete the merger or to terminate the reorganization agreement. In making this determination, the Independent board of directors will exercise its fiduciary duties, including fulfilling its duty to review the reasons why Grand Bank’s tangible book value was lower than $39.0 million and whether that lower valuation negatively impacts the benefits that Independent hoped to achieve as a result of the merger, and the Independent board of directors will consult with its legal and financial advisors in evaluating whether it would be in the best interests of the Independent shareholders to complete the merger in light of all the relevant facts and circumstances surrounding the lower tangible book value of Grand Bank.

If the Grand Bank tangible book value is materially less than $39.0 million and if Independent desires to waive the condition and proceed with the transaction, Independent Bank and Grand Bank anticipate that they would renegotiate the cash portion of the merger consideration and amend the reorganization agreement. In that event, Grand Bank will resolicit proxies from its shareholders. Please refer to the Risk Factor, “The tangible book value of Grand Bank at closing could be an amount that results in the reduction of the amount of cash consideration that Grand Bank shareholders receive for their shares of Grand Bank common stock or in Independent’s election to terminate the merger” on page 29.

If Grand Bank achieves the estimates set forth above and the tangible book value of Grand Bank on the closing date is at least $40.0  million, there would be no downward adjustment.

Treatment of Shares of Grand Bank Common Stock

As a result of the merger, holders of Grand Bank common stock will be entitled to receive whole shares of Independent common stock and cash, with cash paid in lieu of a fractional share, and will no longer be owners of Grand Bank common stock. As a result of the merger, certificates of Grand Bank common stock will represent only the right to receive the merger consideration pursuant to the reorganization agreement. Grand Bank will cease to exist following the completion of the merger.

Fractional shares of Independent common stock will be paid in cash, without interest. The market price of Independent common stock will fluctuate from the date of this proxy statement/prospectus through the third trading date prior to the effective date of the merger, which is the date on which the per share stock consideration is determined for the merger. Because of the possibility of the tangible book value adjustment to the amount of the per share cash consideration and the fluctuation in the market price of Independent common stock that will comprise the per share stock consideration, you will not know the exact amount of cash or the exact number of shares of Independent common stock you will receive in connection with the merger when you vote on the reorganization agreement. See “Proposal to Approve the Reorganization Agreement—Terms of the Merger” beginning on page  40.

Background of the Merger

From time to time in recent years, the board of directors and management of Grand Bank have received inquiries about the possibility of a sale of Grand Bank or Grand Bank entering into some form of strategic alliance with another bank. Those inquiries triggered some informal discussions at Grand Bank about the advisability, feasibility and benefits of continuing the operation of Grand Bank as an independent bank compared to the advisability, feasibility and benefits of the alternatives of a sale or strategic alliance with another bank.

In early 2014, management of Grand Bank received an unsolicited specific oral proposal from Bank A to purchase Grand Bank. That oral proposal was followed up with a written proposal in February 2014 for Bank A to acquire Grand Bank for a cash price of $71 million contingent upon Grand Bank having a tangible common equity of $37 million at the time the transaction would be consummated.

The specific proposal prompted management of Grand Bank to seek independent third party professional advice regarding the value of Grand Bank, available opportunities for sale of Grand Bank or partnering with another bank, and the benefits of Grand Bank continuing in its then current status as a stand-alone bank. Accordingly, the Grand Bank board of directors engaged the Hovde Group to advise and assist the board of directors and Grand Bank. Hovde Group came to the attention of Grand Bank when a representative of Hovde Group advised Grand Bank management that Bank A was seeking an acquisition in the Dallas area. Hovde Group is a nationally recognized investment banking firm with substantial experience in transactions relating to banks. Hovde Group is continually engaged in the valuation of banks and their securities in connection with, among other things, mergers and acquisitions. Hovde Group was engaged by Grand Bank on March 4, 2014.

Hovde Group representatives both advised Grand Bank about alternatives available to it and engaged in conversation with representatives of Bank A about its proposal. Other potential alternative oral proposals were conveyed to both the Hovde Group representatives and to Grand Bank board members regarding the purchase of or merger with Grand Bank, but no other written proposals were received at that time.

On February 27, 2014, Grand Bank received an unsolicited written offer by Bank B to purchase all of the capital stock of Grand Bank for a purchase price of $47 million. After discussion with the board of directors, management advised Bank B that the price was not acceptable, and no additional proposal was ever received from Bank B.

In early March 2014, Bank A orally advised Hovde Group that it was willing to modify its offer to provide for a purchase price of $73 million conditioned upon Grand Bank having a minimum capital at closing of $37.5 million. Subsequently, by letter dated March 27, 2014, Bank A modified its proposal to provide for acquisition of all of the capital stock of Grand Bank for a cash price of $75 million, provided that Grand Bank had a tangible common equity of $38 million at the time the transaction was completed. The proposed purchase price would be reduced dollar for dollar for any amount of shortfall in the minimum tangible common equity of Grand Bank.

On March 26, 2014, Grand Bank received an unsolicited written letter proposal from Bank C to acquire all of the capital stock of Grand Bank for an aggregate consideration of an amount equal to 1.6 times Grand Bank’s book value. After discussion, the Grand Bank board of directors concluded that the proposal was not acceptable, and that decision was conveyed to Bank C. Then on April 2, 2014, Grand Bank received an additional unsolicited written letter proposal from Bank C to acquire all of the capital stock of Grand Bank for an aggregate consideration of an amount equal to 1.90 times Grand Bank’s total equity capital at the time the transaction would be completed. Bank C stated that it was open to discussion of whether the purchase price would be in cash or shares of capital stock of Bank C or some combination thereof. The Grand Bank board of directors reviewed the proposal by Bank C and concluded that it was not acceptable, and management of Grand Bank advised representatives of Bank C of that conclusion.

After a detailed review and analysis by Hovde Group and extensive discussion by the Grand Bank directors, the Grand Bank board of directors agreed to enter into the nonbinding letter of intent with Bank A for the cash purchase price of $75 million conditioned upon Grand Bank having a tangible common equity of $38 million. The letter of intent with Bank A was executed by management of Grand Bank on March 27, 2014.

Counsel for Bank A prepared a definitive agreement proposed to be entered into between Bank A and Grand Bank setting forth the details of the proposed transaction. That definitive agreement was reviewed by counsel for Grand Bank who made repeated contacts with counsel for Bank A to negotiate multiple changes in provisions of the definitive agreement.

While Grand Bank was negotiating with Bank A for a definitive agreement, Bank A received an unsolicited letter of intent from another bank offering to purchase Bank A. That event made pursuit of any agreement between Bank A and Grand Bank impractical. Therefore, in June 2014, Bank A and Grand Bank mutually agreed to terminate any further discussions regarding transaction between the two banks.

With the termination of discussion and negotiation with Bank A, Grand Bank effectively concluded its formal relationship with Hovde Group. But Hovde Group informally continued to advise Grand Bank and present potential proposals to Grand Bank.

In July 2014, Hovde Group introduced representatives of Bank D to certain individuals in the management of Grand Bank. The representatives of Bank D expressed an interest in a possible future transaction with Grand Bank. No specific terms were proposed at that time.

The representatives of Bank D renewed their contact with certain individuals in the management of Grand Bank in May 2015 and pursued multiple discussions—by telephone and by meetings—during June 2015. Bank D ultimately submitted a letter of intent proposing to acquire Grand Bank for $74.43 million.

In October 2014, management of Grand Bank was contacted by Bank E about a potential transaction. An initial meeting with representatives of Bank E was held on October 16, 2014, and subsequent meetings were held on April 30, 2015, and June 11, 2015. By letter dated June 26, 2015, Bank E proposed to acquire Grand Bank for a price range of 150% to 175% of Grand Bank’s tangible book value with the final multiple to be determined after Bank E completed due diligence. Management of Grand Bank advised Bank E that the proposal was not acceptable, and all discussions ended with Bank E.

Independent first made contact with management of Grand Bank in May 2015, and an initial meeting between the principals of the two parties was held on June 7, 2015. Following the initial discussions, Independent submitted a nonbinding expression of interest, dated June 8, 2015, to acquire all of the capital stock of Grand Bank through a merger of Grand Bank with its wholly owned subsidiary Independent Bank for a payment to Grand Bank shareholders of total consideration of $70 million.

After Grand Bank management conducted informal discussions with the Grand Bank board of directors, Independent was advised that its proposal was not acceptable. Discussions continued throughout the month of June. Independent eventually asked what price might be acceptable to the Grand Bank board of directors. The Grand Bank board of directors met on June 29, 2015, and discussed at length (a) the value of Grand Bank, (b) what is in the best interest of Grand Bank’s shareholders, and (c) alternatives available to Grand Bank. The board of directors of Grand Bank concluded that any proposal to acquire all of the capital stock of Grand Bank would only be acceptable if the proposal was for a minimum of $80 million. That fact was conveyed both to Bank D and Independent. Bank D increased its bid to $80 million and when given the opportunity to change its bid in any way, declined to change its bid.

On July 3, 2015, Independent submitted a revised nonbinding expression of interest for the current proposal to acquire all of the capital stock of Grand Bank through a merger of Grand Bank with Independent Bank with the shareholders of Grand Bank receiving an aggregate consideration of $80.1 million, provided that Grand Bank had a tangible equity at closing of at least $40.0 million. The expression of interest proposed that $24.1 million (approximately 30%) of the aggregate purchase price would be paid in cash and $56 million (approximately 70%) would be paid in registered shares of Independent common stock. After review with the Grand Bank board of directors, Grand Bank management advised Independent that the proposal was acceptable. Grand Bank signed a binding standstill agreement and agreed to negotiate exclusively with Independent on a definitive agreement to document and implement the transaction.

Grand Bank directors and management deemed it advisable to obtain independent third party evaluation of the proposal—including the provisions to be negotiated within the definitive agreement. So Hovde Group was again engaged by Grand Bank to advise and assist in the negotiation of the provisions of the definitive agreement and to provide a fairness opinion based on its review of the transaction in the context of bank values in the marketplace and other similar transactions.

Thereafter, Grand Bank legal counsel, Mr. Larry Temple, discussed and negotiated provisions of the reorganization agreement with counsel for Independent. At a meeting of the board of directors of Grand Bank held on July 22, 2015, a thorough review of the proposed agreement and the ancillary legal documents related to it was provided by Grand Bank’s counsel. Representatives of Hovde Group discussed the financial aspects of the transaction and stated that the overall proposal was fair to the shareholders of Grand Bank from a financial standpoint. Hovde Group’s oral opinion was subsequently confirmed by the delivery of a written opinion dated July 22, 2015 to the Grand Bank board of directors. On July 23, 2015, Grand Bank executed the proposed reorganization agreement, and Independent announced the transaction that day.

Recommendation of Grand Bank’s Board and Its Reasons for the Merger

Grand Bank’s board of directors has unanimously approved the reorganization agreement and unanimously recommends that the Grand Bank shareholders vote “FOR” approval of the reorganization agreement.

The terms of the reorganization agreement, including the consideration to be paid to Grand Bank shareholders, were the result of arm’s length negotiations between representatives of Grand Bank and representatives of Independent. Grand Bank’s board of directors has determined that the merger is fair to, and in the best interests of, Grand Bank’s shareholders. In approving the reorganization agreement, Grand Bank’s board of directors consulted with (a) Hovde Group with respect to financial aspects and fairness of the merger consideration, from a financial point of view, to the Grand Bank shareholders and (b) its outside legal counsel as to its legal duties and the terms of the reorganization agreement. In arriving at its determination, Grand Bank’s board also considered a number of factors, including:

•	Grand Bank’s board of directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Grand Bank;

•	Grand Bank’s board of directors’ knowledge and analysis of the current and prospective industry and economic conditions facing the financial services generally, including continued consolidation in the industry, increasing competition, and the increasing importance of operational scale and financial resources in maintaining efficiency, remaining competitive and capitalizing on technological developments;

•	The increased regulatory burdens on financial institutions and the associated costs of regulatory compliance;

•	The terms of the reorganization agreement;

•	The opinion provided to the Grand Bank board of directors by Hovde Group that the consideration to be received in the transaction is fair to the shareholders of Grand Bank from a financial point of view;

•	The future prospects of Grand Bank compared with the future prospects of Independent considering that by receiving Independent common stock in the transaction, Grand Bank shareholders would be investing in a larger, more diversified banking organization operating in a broader geographic area;

•	The shareholders of Grand Bank would receive part of the merger consideration in shares of Independent common stock, which is publicly traded on the NASDAQ Global Select Market, thereby representing a more liquid and flexible investment than does Grand Bank common stock;

•	The ability of Independent to pay the cash portion of the aggregate merger consideration;

•	That the number of shares to be issued to Grand Bank shareholders will be determined based on the daily volume weighted average sale price of Independent’s common stock on the NASDAQ Global Select Market for the ten (10) consecutive trading days ending on and including the third trading day preceding the closing date;

•	The results that Grand Bank could expect to obtain if it continued to operate independently, and the likely benefit to shareholders of that course of action, as compared with the value of the merger consideration offered by Independent;

•	The noneconomic terms of the transaction, including the impact on existing customers and employees;

•	That a merger with a large bank could provide the opportunity to realize the economies of scale, increased efficiencies of operations, and enhance the development of new products and services that would benefit customers;

•	The ability of Independent as an experienced acquirer of financial institutions to integrate the operations of Grand Bank; and

•	The likelihood that the transaction would receive approval from the appropriate regulatory authorities in a timely manner.

The reasons set out above for the merger are not intended to be exhaustive but do include all material factors considered by Grand Bank’s board of directors in approving the reorganization agreement and the merger. In reaching its determination, the Grand Bank board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the Grand Bank board believed that the merger was in the best interest of Grand Bank’s shareholders, and therefore the board of directors of Grand Bank unanimously approved the reorganization agreement and the merger. In addition, all members of the Grand Bank board of directors have entered into voting agreements requiring them to vote the shares of Grand Bank common stock over which they have voting authority in favor of the reorganization agreement.

GRAND BANK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF GRAND BANK COMMON STOCK VOTE FOR THE REORGANIZATION AGREEMENT.

Fairness Opinion of Grand Bank’s Financial Advisor

The fairness opinion of Grand Bank’s financial advisor, Hovde Group, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Grand Bank. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Grand Bank or Independent. You should review the copy of the Fairness Opinion, which is attached as Appendix B.

Hovde Group has acted as Grand Bank’s financial advisor in connection with the proposed merger. Hovde Group is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Grand Bank and its operations. As part of its investment banking business, Hovde Group is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

Hovde Group reviewed the financial aspects of the proposed merger with Grand Bank’s board of directors and, on July 22, 2015, rendered a written opinion to Grand Bank’s board of directors that the aggregate merger consideration to be paid in connection with the merger was fair to the shareholders of Grand Bank from a financial point of view.

The full text of Hovde Group’s written opinion is included in this proxy statement/prospectus as Appendix B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde Group. The summary of the opinion of Hovde Group set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

Hovde Group’s opinion is directed to Grand Bank’s board of directors and addresses only the fairness, from a financial point of view, of the aggregate merger consideration to Grand Bank’s shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the special meeting on the merger or any related matter.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde Group reviewed and analyzed material bearing upon the financial and operating conditions of Grand Bank and Independent and material prepared in connection with the merger, including, among other things, the following:

•	reviewed a draft of the reorganization agreement, as provided to Hovde Group by Grand Bank;

•	reviewed certain unaudited financial statements of Grand Bank and Independent for the six month period ended June 30, 2015;

•	reviewed certain historical annual reports of each of Grand Bank and Independent, including audited annual reports for Grand Bank and Independent for the year ended December 31, 2014;

•	reviewed certain historical publicly available business and financial information concerning each of Grand Bank and Independent;

•	reviewed certain internal financial statements and other financial and operating data concerning Grand Bank, including, without limitation, internal financial analyses and forecasts prepared by management of Grand Bank, and held discussions with senior management of Grand Bank and Independent regarding recent developments and regulatory matters;

•	analyzed financial projections prepared by the certain members of senior management of Grand Bank;

•	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde Group considered relevant;

•	assessed the general economic, market and financial conditions;

•	analyzed the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

•	reviewed historical market prices and trading volumes of Independent’s common stock; and

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Hovde Group deemed relevant to its analysis.

Additionally, Hovde Group held discussions with members of senior management of Grand Bank and Independent for purposes of reviewing the business, financial condition, results of operations and future prospects of Grand Bank and Independent, as well as the history and past and current operations of Grand Bank and Independent, and Grand Bank’s historical financial performance, outlook and future prospects. In addition, Hovde Group held discussions with senior management of Grand Bank and Independent regarding recent business developments and regulatory matters. Hovde Group also discussed with management of Grand Bank and Independent their assessment of the rationale for the merger. Hovde Group also performed such other analyses and considered such other factors as Hovde Group deemed appropriate and took into account its experience in other transactions, as well as its knowledge of the banking and financial services industry and its general experience in securities valuations.

In rendering its opinion, Hovde Group assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by Grand Bank, and in the discussions it had with the management of Grand Bank. Hovde Group relied upon the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde Group by Grand Bank and assumed that the financial forecasts, including, without limitation, the projections regarding under-performing and nonperforming assets and net charge-offs were reasonably prepared by Grand Bank on a basis reflecting the best currently available information and judgments and estimates by Grand Bank, and that such forecasts will be realized in the amounts and at the times contemplated thereby. Hovde Group did not assume any responsibility to verify such information or assumptions independently.

Hovde Group is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde Group assumed that such allowances for Grand Bank and Independent are, in the aggregate, adequate to cover such losses, and would be adequate on a pro forma basis for the combined entity. Hovde Group was not requested to make, and did not conduct, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of Grand Bank or Independent, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde Group was not furnished with any such evaluations or appraisals, nor did Hovde Group review any loan or credit files of Grand Bank or Independent.

Hovde Group assumed that the merger will be consummated substantially in accordance with the terms set forth in the reorganization agreement, without any waiver of material terms or conditions by Grand Bank or any other party to the reorganization agreement and that the final reorganization agreement will not differ materially from the draft Hovde Group reviewed. Hovde Group assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to Grand Bank, Independent and their respective affiliates. Hovde Group further assumed that, in the course of obtaining the necessary regulatory and government approvals, no restriction will be imposed on Grand Bank or Independent that would have a material adverse effect on the contemplated benefits of the merger. Hovde Group also assumed that no changes in applicable law or regulation will occur that will cause a material adverse change in the prospects or operations of the institutions after the merger.

In performing its analyses, Hovde Group made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde Group, Grand Bank and Independent. Hovde Group’s opinion was necessarily based on financial, economic, market, and other conditions and circumstances as they existed on, and on the information made available to Hovde Group as of, the date of its opinion. Hovde Group has no obligation to update or reaffirm its opinion at any time. Any estimates contained in the analyses performed by Hovde Group are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde Group’s opinion does not address the relative merits of the merger as compared to any other business combination in which Grand Bank might engage. In addition, Hovde Group’s fairness opinion was among several factors taken into consideration by Grand Bank’s board of directors in making its determination to approve the reorganization agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of Grand Bank’s board of directors or Grand Bank’s management with respect to the fairness of the aggregate merger consideration.

The following is a summary of the material analyses prepared by Hovde Group and presented to Grand Bank’s board of directors on July 22, 2015 in connection with the fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde Group, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde Group did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include the information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde Group. The tables alone are not a complete description of the financial analyses.

All net income information for Grand Bank and other Subchapter S banks incorporated in these analyses are represented on an after-tax basis utilizing an approximate 34% tax rate after taking into consideration any tax-free income, to the extent tax-free income information was readily available. For Grand Bank, all tangible equity calculations are based upon the minimum tangible equity required of Grand Bank at closing of $40.0 million.

Throughout the following analyses, Hovde Group references an estimated transaction value of $80.1 million. This is based upon the cash consideration of $24.1 million plus an estimated stock consideration value of $56.0 million of Independent common stock.

Precedent Transactions Analysis (Texas Group). As part of its analysis, Hovde Group reviewed publicly available information related to select acquisition transactions of banks based in Texas announced since January 1, 2012, in which each target had assets between $250 million and $1.75 billion and nonperforming assets represented less than 2% of total assets. Information for the target institutions was based on the most recent quarter prior to announcement of the transaction. The resulting group consisted of the following fifteen transactions:

Buyer (State)	Target (State)
Green Bancorp, Inc. (TX)	Patriot Bancshares, Inc. (TX)

First Financial Bankshares, Inc. (TX)	FBC Bancshares, Inc. (TX)

Independent Bank Group, Inc. (TX)	Houston City Bancshares, Inc. (TX)

Green Bancorp, Inc. (TX)	SP Bancorp, Inc. (TX)

Southside Bancshares, Inc. (TX)	OmniAmerican Bancorp, Inc. (TX)

CBFH, Inc. (TX)	MC Bancshares, Inc. (TX)

IBERIABANK Corporation (LA)	First Private Holdings, Inc. (TX)

ViewPoint Financial Group, Inc. (TX)	LegacyTexas Group, Inc. (TX)

Independent Bank Group, Inc. (TX)	BOH Holdings, Inc. (TX)

East West Bancorp, Inc. (CA)	MetroCorp Bancshares, Inc. (TX)

Cullen/Frost Bankers, Inc. (TX)	WNB Bancshares, Inc. (TX)

First Financial Bankshares, Inc. (TX)	Orange Savings Bank, SSB (TX)

Pacific Premier Bancorp, Inc. (CA)	First Associations Bank (TX)

FVNB Corp. (TX)	First State Bank (TX)

Cadence Bancorp, LLC (TX)	Encore Bancshares, Inc. (TX)

For each precedent transaction, Hovde Group derived and compared the implied ratio of deal value to the implied ratio based on certain financial characteristics of Grand Bank as follows:

•	the multiple of the purchase consideration to the acquired company’s last twelve months (“LTM”) tax-affected net income (the “Price-to-LTM EPS Multiple”);

•	the multiple of the purchase consideration to the acquired company’s tangible common (“TC”) book value, as adjusted (the “Price-to-TC Book Value Multiple”);

•	the multiple of the purchase consideration, as adjusted, to the acquired company’s “core” equity representing 8% of total assets (the “Price-to-8% Core Equity Multiple”); and

•	the multiple of the difference between the purchase consideration and the acquired company’s tangible book value, as adjusted, to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from an aggregate merger consideration value of $80.1 million for Grand Bank and financial information as of June 30, 2015.

Implied Value to Grand Bank Based On:	Price to LTM EPS Multiple	Price to TC Book Value Multiple		Price to 8% Core Equity Multiple	Premium to Core Deposits Multiple
Reorganization Agreement	32.2x	192 200	%* %**	179%	7.7%

Precedent Transactions:
Maximum	44.4x	389%		252%	18.4%
Median	17.7x	188%		205%	13.2%
Minimum	12.8x	118%		129%	2.8%

*	Based on TC Book Value as of June 30, 2015.
**	Based on deliverable TC Book Value of $40.0 million.
Notes:	LTM EPS = last twelve months tax-affected earnings per share.

Comparative Company Analysis (Texas Group). Using publicly available information, Hovde Group compared the financial performance of Grand Bank with that of the maximum and minimum of the precedent transactions. The performance highlights are based on the trailing twelve months information of Grand Bank at June 30, 2015.

	ROAA	ROAE	Tangible Equity/ Tangible Assets	Core Deposits	Efficiency Ratio	NPAs/Assets	LLR/NPLs
Grand Bank	0.43%	6.4%	6.9%	97.5%	69.7%	0.0%	N/A

Precedent Transactions:
Maximum	1.64%	20.5%	14.9%	97.3%	82.8%	1.7%	374.1%
Median	0.89%	7.2%	9.0%	78.1%	66.1%	1.0%	163.8%
Minimum	0.41%	3.1%	4.1%	61.8%	51.9%	0.0%	52.8%

Notes:	ROAA = return on average assets; ROAE = return on average equity; NPAs = nonperforming assets; LLR = loan loss reserves; and NPLs = nonperforming loans.

Precedent Transactions Analysis (Texas and Contiguous States Group). As part of its analysis, Hovde Group reviewed publicly available information related to select acquisition transactions of banks based in Texas and contiguous states announced since January 1, 2013, in which each target had assets between $300 million and $1.5 billion and nonperforming assets represented less than 1.5% of total assets. Information for the target institutions was based on the most recent quarter prior to announcement of the transaction. The resulting group consisted of the following 16 transactions:

Buyer (State)	Target (State)
Home Bancorp, Inc. (LA)	Louisiana Bancorp, Inc. (LA)

Green Bancorp, Inc. (TX)	Patriot Bancshares, Inc. (TX)

Southwest Bancorp, Inc. (OK)	First Commercial Bancshares, Inc. (OK)

First Financial Bankshares, Inc. (TX)	FBC Bancshares, Inc. (TX)

Magnolia Banking Corporation (AR)	First National Bancshares of Hempstead County, Inc. (AR)

Independent Bank Group, Inc. (TX)	Houston City Bancshares, Inc. (TX)

Green Bancorp, Inc. (TX)	SP Bancorp, Inc. (TX)

Southside Bancshares, Inc. (TX)	OmniAmerican Bancorp, Inc. (TX)

IBERIABANK Corporation (LA)	First Private Holdings, Inc. (TX)

Bank of the Ozarks, Inc. (AR)	Summit Bancorp, Inc. (AR)

IBERIABANK Corporation (LA)	Teche Holding Company (LA)

BancorpSouth, Inc. (MS)	Ouachita Bancshares Corp. (LA)

Independent Bank Group, Inc. (TX)	BOH Holdings, Inc. (TX)

Cullen/Frost Bankers, Inc. (TX)	WNB Bancshares, Inc. (TX)

Bear State Financial, Inc. (AR)	First National Security Company (AR)

First Financial Bankshares, Inc. (TX)	Orange Savings Bank, SSB (TX)

For each precedent transaction, Hovde Group derived and compared the implied ratio of deal value to the implied ratio based on certain financial characteristics of Grand Bank as follows:

•	the Price-to-LTM EPS Multiple;

•	the Price-to-TC Book Value Multiple;

•	Price-to-8% Core Equity Multiple; and

•	the Premium-to-Core Deposits Multiple.

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from an aggregate merger consideration value of $80.1 million for Grand Bank and financial information as of June 30, 2015.

Implied Value to Grand Bank Based On:	Price to LTM EPS Multiple	Price to TC Book Value Multiple		Price to 8% Core Equity Multiple	Premium to Core Deposits Multiple
Reorganization Agreement	32.2x	192 200	%* %**	179%	7.7%

Precedent Transactions:
Maximum	44.4x	389%		252%	18.4%
Median	17.2x	158%		187%	11.6%
Minimum	12.8x	120%		133%	3.8%

*	Based on TC Book Value as of June 30, 2015.
**	Based on deliverable TC Book Value of $40.0 million.
Notes:	LTM EPS = last twelve months tax-affected earnings per share.

Comparative Company Analysis (Texas and Contiguous States Group). Using publicly available information, Hovde Group compared the financial performance of Grand Bank with that of the maximum and minimum of the precedent transactions. The performance highlights are based on the trailing twelve months information of Grand Bank at June 30, 2015.

	ROAA	ROAE	Tangible Equity/ Tangible Assets	Core Deposits	Efficiency Ratio	NPAs/Assets	LLR/NPLs
Grand Bank	0.43%	6.4%	6.9%	97.5%	69.7%	0.0%	N/A

Precedent Transactions:
Maximum	1.28%	18.8%	17.8%	89.3%	88.5%	1.5%	635.2%
Median	0.92%	8.3%	9.4%	77.7%	65.7%	0.85%	151.5%
Minimum	0.24%	2.3%	4.1%	61.8%	51.9%	0.0%	52.8%

Notes:	ROAA = return on average assets; ROAE = return on average equity; NPAs = nonperforming assets; LLR = loan loss reserves; and NPLs = nonperforming loans.

Precedent Transactions Analysis (Nationwide Group). As part of its analysis, Hovde Group reviewed publicly available information related to select acquisition transactions of banks based in the United States announced since January 1, 2014, in which each target had assets between $350 million and $1 billion, a return on average assets between 0.00% and 0.80%, and nonperforming assets represented less than 1.5% of total assets. Information for the target institutions was based on the most recent quarter prior to announcement of the transaction. The resulting group consisted of the following 16 transactions:

Buyer (State)	Target (State)
Bear State Financial, Inc. (AR)	Metropolitan National Bank (MO)

Liberty Bank (CT)	Naugatuck Valley Financial Corporation (CT)

Heritage Commerce Corp. (CA)	Focus Business Bank (CA)

Community Bank System, Inc. (NY)	Oneida Financial Corp. (NY)

United Community Banks, Inc. (GA)	MoneyTree Corporation (TN)

Bridge Bancorp, Inc. (NY)	Community National Bank (NY)

Berkshire Hills Bancorp, Inc. (MA)	Hampden Bancorp, Inc. (MA)

Pacific Premier Bancorp, Inc. (CA)	Independence Bank (CA)

IBERIABANK Corporation (LA)	Florida Bank Group, Inc. (FL)

Independent Bank Corp. (MA)	Peoples Federal Bancshares, Inc. (MA)

Peoples Bancorp, Inc. (OH)	NB&T Financial Group, Inc. (OH)

BNC Bancorp, Inc. (NC)	Harbor Bank Group, Inc. (SC)

CU Bancorp (CA)	1st Enterprise Bank (CA)

Bryn Mawr Bank Corporation (PA)	Continental Bank Holdings, Inc. (PA)

F.N.B. Corporation (PA)	OBA Financial Services, Inc. (MD)

IBERIABANK Corporation (LA)	First Private Holdings, Inc. (TX)

For each precedent transaction, Hovde Group derived and compared the implied ratio of deal value to the implied ratio based on certain financial characteristics of Grand Bank as follows:

•	the Price-to-LTM EPS Multiple;

•	the Price-to-TC Book Value Multiple;

•	the Price-to-8% Core Equity Multiple; and

•	the Premium-to-Core Deposits Multiple.

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from an aggregate merger consideration value of $80.1 million for Grand Bank and financial information as of June 30, 2015.

Implied Value to Grand Bank Based On:	Price to LTM EPS Multiple	Price to TC Book Value Multiple		Price to 8% Core Equity Multiple	Premium to Core Deposits Multiple
Reorganization Agreement	32.2x	192 200	%* %**	179%	7.7%

Precedent Transactions:
Maximum	60.0x	202%		212%	15.7%
Median	27.4x	147%		170%	8.0%
Minimum	19.0x	123%		139%	4.8%

*	Based on TC Book Value as of June 30, 2015.
**	Based on deliverable TC Book Value of $40.0 million.
Notes:	LTM EPS = last twelve months tax-affected earnings per share.

Comparative Company Analysis (Nationwide Group). Using publicly available information, Hovde Group compared the financial performance of Grand Bank with that of the maximum and minimum of the precedent transactions. The performance highlights and metrics are based on the trailing twelve months information of Grand Bank at June 30, 2015.

	ROAA	ROAE	Tangible Equity/ Tangible Assets	Core Deposits	Efficiency Ratio	NPAs/Assets	LLR/NPLs
Grand Bank	0.43%	6.4%	6.9%	97.5%	69.7%	0.0%	N/A

Precedent Transactions:
Maximum	0.80%	8.0%	18.8%	97.6%	106.1%	1.5%	436.3%
Median	0.47%	4.9%	10.6%	84.9%	77.7%	0.9%	120.5%
Minimum	0.11%	1.1%	7.3%	64.1%	28.3%	0.0%	47.3%

Notes:	ROAA = return on average assets; ROAE = return on average equity; NPAs = nonperforming assets; LLR = loan loss reserves; and NPLs = nonperforming loans.

No company or transaction used as comparison in the above transaction analyses is identical to Grand Bank or Independent, and no transaction was consummated on terms identical to the terms of the reorganization agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, Grand Bank’s recent performance, the current banking environment and the local economy in which Grand Bank operates, Hovde Group determined earnings estimates for a forward looking five-year period with the assistance of information and guidance provided by the management of Grand Bank. These estimates were based on asset growth of 6% annually through 2020. The after-tax return on average assets ranged between 0.5% and 1.0% per year. It was assumed that distributions of 40% of pre-tax earnings would be paid each year, the estimated tax obligation would be approximately 34% of pretax earnings and the remainder would serve as discretionary cash flow to shareholders. A range of discount rates between 12% and 15% were employed in determining the present value of the cash flows plus the terminal value. Hovde Group utilized three different discounted cash flow methodologies to arrive at implied values for Grand Bank.

For the first discounted cash flow analysis (“DCF Perpetuity”), an aggregate value to Grand Bank shareholders was calculated based on the present value of future free cash flows after tax. Hovde Group utilized a range of terminal values to capitalized Grand Bank’s after-tax free cash flow at the end of 2020 based on Grand Bank’s after-tax free cash flow increasing perpetually thereafter at an annual rate of 3.0% to 5.0%. Present values were calculated based the after-tax free cash flows plus the terminal value and the range of discount rates. The resulting values of the DCF Perpetuity ranged between $48.3 million and $80.0 million with a midpoint of $60.0 million.

In the second discounted cash flow analysis (“DCF PE Multiple”), the same earnings estimates were used; however, in arriving at the terminal value of Grand Bank’s earnings at the end of 2020, Hovde Group applied the median price-to-earnings multiple of 17.7x from precedent transactions in the Precedent Transaction Analysis (Texas Group). Present values were calculated based the free cash flows plus the terminal value and the range of discount rates. The resulting values of the DCF PE Multiple ranged between $60.2 million and $86.7 million with a midpoint of $72.7 million.

In the third and final discounted cash flow analysis (“DCF PTBV Multiple”), the same earnings estimates were used as in the DCF PE Multiple analysis; however, in arriving at the terminal value at the end of 2020, Hovde Group applied the median price-to-tangible book value multiple of 1.88x from precedent transactions in the Precedent Transaction Analysis (Texas Group). Present values were calculated based the free cash flows plus the terminal value and the range of discount rates. The resulting values of the DCF PTBV Multiple ranged between $56.1 million and $79.7 million with a midpoint of $67.2 million.

These analyses and their underlying assumptions yielded a range of values for Grand Bank, and the median values is outlined in the table below:

Implied Value to Grand Bank Based On:	Implied Transaction Value (Millions)	Price to LTM Net Income Multiple	Price to TC Book Value Multiple	Price to 8% Core Equity Multiple	Premium to Core Deposits Multiple
Reorganization Agreement	$80.1	32.2x	192%	179%	7.7%
DCF Perpetuity (midpoint)	$60.0	24.1x	144%	137%	3.7%
DCF PE Multiple (midpoint)	$72.7	29.2x	174%	163%	6.2%
DCF PTBV Analysis (midpoint)	$67.2	27.0x	161%	152%	5.1%

Notes: LTM = last twelve months; and TC = total common.

Hovde Group noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, distribution payout rates, terminal values and discount rates. Hovde Group’s analysis does not purport to be indicative of the actual values or expected values of Grand Bank’s common stock.

Public Peer Analysis (Regional Group). As part of its analysis, Hovde Group reviewed two groups of financial institutions that Hovde Group deemed to be comparable to Independent. The first group was based on publicly traded financial institutions with a significant portion of their operations in Texas or a contiguous state with total assets of less than $20 billion (the “Regional Group”). The Regional Group consisted of the following 14 institutions:

Regional Group
IBERIABANK Corporation (LA)

Texas Capital Bancshares, Inc. (TX)

BancorpSouth, Inc. (MS)

Hilltop Holdings Inc. (TX)

Trustmark Corporation (MS)

Bank of the Ozarks, Inc. (AR)

Home BancShares, Inc. (AR)

LegacyTexas Financial Group, Inc. (TX)

BancFirst Corporation (OK)

First Financial Bankshares, Inc. (TX)

Southside Bancshares, Inc. (TX)

Green Bancorp, Inc. (TX)

MidSouth Bancorp, Inc. (LA)

Veritex Holdings, Inc. (TX)

The table below shows the results of this analysis comparing the values and multiples of Independent to the Regional Group. This analysis utilized the closing common stock prices on July 20, 2015, and financial data as of March 31, 2015.

	Price to Tangible Book Multiple	Price to LTM Core EPS Multiple	Price to 2015 Estimated EPS Multiple	Price to 2016 Estimated EPS Multiple	Dividend Yield
Independent	272%	22.6x	17.5x	14.6x	0.7%

Regional Group:
Maximum	376%	30.6x	22.6x	20.7x	3.7%
Median	184%	20.5x	17.5x	15.5x	1.8%
Minimum	140%	11.7x	14.2x	10.2x	0.0%

Notes:	LTM = last twelve months; and Estimated EPS = estimated earnings per share. EPS estimates are based on the mean of research analysts as compiled by FactSet Research Systems Inc.

Comparative Company Analysis (Regional Group). Using publicly available information, Hovde Group compared Independent’s financial performance with that of the maximum and minimum of the institutions included in the Regional Group. Independent’s performance highlights and the performance highlights of the comparative companies are based on trailing twelve months information at March 31, 2015.

	ROAA	Efficiency Ratio	Net Interest Margin	Loans/ Deposits	NPAs/Assets	TCE/ Tangible Assets
Independent	0.87%	55.5%	4.2%	98%	0.4%	7.1%

Regional Group:
Maximum	2.05%	82.4%	5.5%	119%	1.4%	12.6%
Median	0.92%	59.4%	3.9%	86%	0.6%	9.2%
Minimum	0.58%	39.9%	3.1%	61%	0.3%	6.2%

Notes: ROAA = return on average assets; NPAs = nonperforming assets; and TCE = tangible common equity.

Public Peer Analysis (Nationwide Group). This second peer group was based on publicly traded financial institutions in the United States with total assets between $3 billion and $6 billion, a return on average assets during the last twelve months of between 0.75% and 1.25%, and nonperforming assets were less than 1.0% of total assets (the “Nationwide Group”). The Nationwide Group consisted of the following 19 institutions:

Nationwide Group
S&T Bancorp, Inc. (PA)

Brookline Bancorp, Inc. (MA)

Opus Bank (CA)

Tompkins Financial Corporation (NY)

Flushing Financial Corporation (NY)

Westamerica Bancorporation (CA)

WSFS Financial Corporation (DE)

1st Source Corporation (IN)

Dime Community Bancshares, Inc. (NY)

Sandy Spring Bancorp, Inc. (MD)

Yadkin Financial Corporation (NC)

First Busey Corporation (IL)

Lakeland Bancorp, Inc. (NJ)

Washington Trust Bancorp, Inc. (RI)

ConnectOne Bancorp, Inc. (NJ)

Heritage Financial Corporation (WA)

Enterprise Financial Services Corp. (MO)

Financial Institutions, Inc. (NY)

MainSource Financial Group, Inc. (IN)

The table below shows the results of this analysis comparing the values and multiples of Independent to the Nationwide Group. This analysis utilized the closing common stock prices on July 20, 2015, and financial data as of March 31, 2015.

	Price to Tangible Book Multiple	Price to LTM Core EPS Multiple	Price to 2015 Estimated EPS Multiple	Price to 2016 Estimated EPS Multiple	Dividend Yield
Independent	272%	22.6x	17.5x	14.6x	0.7%

Nationwide Group:
Maximum	366%	29.7x	22.3x	22.0x	3.4%
Median	172%	16.5x	15.1x	13.7x	2.6%
Minimum	141%	12.4x	13.3x	12.2x	0.0%

Notes:	LTM = last twelve months; and Estimated EPS = estimated earnings per share. EPS estimates are based on the mean of research analysts as compiled by FactSet Research Systems Inc.

Comparative Company Analysis (Nationwide Group). Using publicly available information, Hovde Group compared Independent’s financial performance with that of the maximum and minimum of the institutions included in the Nationwide Group. Independent’s performance highlights and the performance highlights of comparative companies are based on trailing twelve months information at March 31, 2015.

	ROAA	Efficiency Ratio	Net Interest Margin	Loans/ Deposits	NPAs/Assets	TCE/ Tangible Assets
Independent	0.87%	55.5%	4.2%	98%	0.4%	7.1%

Nationwide Group:
Maximum	1.24%	65.7%	4.4%	149%	1.0%	11.3%
Median	0.94%	60.0%	3.6%	95%	0.7%	8.9%
Minimum	0.81%	39.6%	3.0%	38%	0.2%	6.4%

Notes: ROAA = return on average assets; NPAs = nonperforming assets; and TCE = tangible common equity.

No company used for comparison in the above transaction analyses is identical to Independent. Accordingly, the analysis and comparison is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Other Factors and Analyses. Hovde Group took into consideration various other factors and analyses, including, but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly traded banking companies; and movements in the S&P 500 Index.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde Group determined that the aggregate merger consideration to be paid in connection with the merger is fair from a financial point of view to Grand Bank’s shareholders. Each shareholder is encouraged to read Hovde Group’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix B to this proxy statement/prospectus.

Hovde Group’s Compensation and Other Relationships with Grand Bank

Grand Bank engaged Hovde Group to provide Grand Bank with financial advisory services. Pursuant to the terms of the engagement, Hovde Group will receive certain consideration from Grand Bank for services provided, including a $25,000 fee for the delivery of its fairness opinion and a completion fee related to Hovde Group’s advisory services. The completion fee is contingent upon the completion of the merger. Pursuant to the engagement agreement, in addition to its fees and regardless of whether the merger is consummated, Grand Bank has agreed to reimburse Hovde Group for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde Group against certain claims, losses and expenses arising out of the merger or Hovde Group’s engagement. Hovde Group has not received any other fees from Grand Bank for investment banking or other services. Hovde Group has consented to the inclusion of its opinion in the registration statement of which this proxy statement/prospectus is a part.

Hovde Group’s Relationship with Independent

In the prior two years, Independent engaged Hovde Group to evaluate a potential acquisition of a financial institution, but Independent is not currently pursuing this acquisition. Because the acquisition was not completed, Hovde Group did not receive any payment from Independent, other than reimbursement for certain reasonable out-of-pocket expenses incurred in performing its services. Hovde Group has not received any other fees from Independent for investment banking or other services.

Hovde Group may also actively trade the debt and/or equity securities of Independent for its own account and for the accounts of its customers and, accordingly, may at any time and from time to time hold a long or short position in such securities.

Exchange of Grand Bank Stock Certificates

Approximately twenty days prior to closing, your will receive a letter and instructions from Wells Fargo Shareowner Services acting in its role as Independent’s exchange agent and stock transfer agent, and describing the procedures for surrendering your stock certificate representing shares of Grand Bank common stock in exchange for the shares of Independent common stock and cash. If you surrender your certificate and transmittal materials at least two business days prior to closing, Independent will use its best efforts to cause the exchange agent to mail the merger consideration to you within five business days of the effective time. If you surrender your certificates and transmittal materials after two business days prior to closing, Independent will use its best efforts to cause the exchange agent to deliver the merger consideration to you promptly, with the intent that the exchange agent will mail the merger consideration to you within ten business days following receipt of the surrendered certificates and transmittal materials. You must carefully review and complete these transmittal materials and return them as instructed along with your stock certificates for Grand Bank common stock. Please do not send Grand Bank or Independent any stock certificates for your shares of Grand Bank common stock until you receive these instructions. Share certificates delivered to the exchange agent without a properly completed letter of transmittal will be rejected and returned for corrective action.

The shares of Independent common stock issuable in exchange for the shares of Grand Bank common stock will be issued solely in uncertificated book-entry form and a holder’s shares of Independent common stock will be reflected in the shareholder’s account established in the Direct Registration System of the DTC by Independent’s stock transfer agent. You will receive a statement to this effect from the transfer agent as part of the delivery of the merger consideration. You may then contact your broker and arrange for the transfer of shares to your brokerage account should you desire to do so.

You should not send in your certificates until you receive the letter of transmittal and instructions.

At the effective time of the merger, and until surrendered as described above, other than shares of Grand Bank common stock subject to the exercise of dissenters’ rights, each outstanding Grand Bank stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the reorganization agreement without interest thereon. With respect to any Grand Bank stock certificate that has been lost, stolen or destroyed, Independent will pay the merger consideration attributable to such stock certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with Independent’s standard policy, and evidence reasonably satisfactory to Independent of ownership of the shares in question. After the effective time of the merger, Grand Bank’s transfer books will be closed and no transfer of the shares of Grand Bank common stock outstanding immediately prior to the effective time will be permitted on Independent’s stock transfer books.

To the extent permitted by law, you will be entitled to vote after the effective time of the merger at any special meeting of Independent’s shareholders the number of whole shares of Independent common stock into which your shares of Grand Bank are converted, regardless of whether you have surrendered your Grand Bank stock certificates to the exchange agent. Whenever Independent declares a dividend or other distribution on Independent common stock which has a record date after the effective time of the merger, the declaration will include dividends or other distributions on all shares of Independent common stock issued pursuant to the reorganization agreement. However, no dividend or other distribution payable to the holders of record of Independent common stock will be delivered to you until you surrender your Grand Bank stock certificates.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be filed with the TDB regarding the merger of Grand Bank with and into Independent Bank.

If the shareholders of Grand Bank approve the reorganization agreement at the special meeting, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are satisfied or waived by the party entitled to do so, Independent anticipates that the merger will be completed in the fourth quarter of 2015, although delays could occur.

Independent cannot assure you that the necessary shareholder and regulatory approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied.

Conduct of Business Pending Effective Time

From the date of the reorganization agreement to and including the closing date, Grand Bank has agreed to:

•	maintain its corporate existence in good standing;

•	maintain the general character of its business and conduct its business in its ordinary and usual manner;

•	extend credit only in accordance with existing lending policies and practices;

•	use commercially reasonable efforts to preserve its business organization intact; retain the services of its present employees, officers, directors and agents; retain its present customers, depositors, suppliers and correspondent banks; and preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

•	maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

•	comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to its properties and operations, where such noncompliance could reasonably be expected to cause a material adverse change to its financial condition, assets, properties, reserves, liabilities, business or results of operations;

•	timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

•	withhold from each payment made to each of its employees the amount of all taxes (including federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

•	continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

•	account for all transactions in accordance with GAAP (unless otherwise instructed by regulatory accounting principles, in which instance account for such transaction in accordance with regulatory accounting principles) and specifically, without limitation, to (i) maintain the allowance for loan and lease losses account for Grand Bank at not less than $2.5 million and (ii) pay or accrue for, by the fifth business day prior to the closing date of the merger (i.e., the calculation date), all liabilities, obligations, costs and expenses owed or incurred by Grand Bank on or before the closing date;

•	perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as it may in good faith reasonably dispute;

•	maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

•	timely file all reports required to be filed with governmental authorities and observe and conform, in all material respects, to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings.

From the date of the reorganization agreement through the effective time of the merger, Grand Bank has agreed not to, without the prior written consent of Independent:

•	introduce any new material method of management or operation;

•	intentionally take any action that could reasonably be anticipated to result in a material adverse change to its financial condition, assets, properties, reserves, liabilities and business or results of operations;

•	take or fail to take any action that could reasonably be expected to cause its representations and warranties made in the reorganization agreement to be inaccurate in any material respect at the effective time of the merger or preclude Grand Bank from making such representations and warranties at the effective time of the merger;

•	declare, set aside or pay any dividend or other distribution with respect to its capital stock, except that (i) Grand Bank may pay Subchapter S “tax distributions” consistent with past practices and (ii) if Grand Bank’s tangible book value, as calculated pursuant to the reorganization agreement on the calculation date, is greater than $40.0 million, then on the day prior to the closing date, Grand Bank may distribute to its shareholders an amount equal to the difference between the actual amount of tangible book value on such date less $40.0 million.

•	enter into, alter, amend, renew or extend any material contract or commitment that would result in an obligation of Grand Bank to make payments in excess of $50,000, except for loans and extensions of credit in the ordinary course of business;

•	mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its properties, business or assets, tangible or intangible, except in the ordinary course of business and consistent with past practices;

•	cause or allow the loss of insurance coverage, unless replaced with coverage that is substantially similar (in amount and insurer) to that in effect as of the date of the reorganization agreement;

•	incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the ordinary course of business and consistent with prudent banking practices or in connection with the transactions contemplated by the reorganization agreement or any of the agreements or documents contemplated therein;

•	discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices;

•	issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof, except to the extent any commitment to do so is outstanding as of the date of the reorganization agreement;

•	amend or otherwise change its article of association or bylaws;

•	sell, transfer, lease to others or otherwise dispose of any material amount of its assets or properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices, provided that any such transaction involving amounts in excess of $100,000 shall be deemed to not be in the ordinary course of business;

•	enter into any material transaction other than in the ordinary course of business;

•	except with respect to the collection of checks and other negotiable instruments or otherwise in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third person, firm or corporation;

•	sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

•

except for salary increases and the accrual for annual bonuses in the ordinary course of business and consistent with past practices, and the payment of employee bonuses in connection with the completion of the merger (all of which will be included (as a deduction) in the calculation of tangible book value),

(i) make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, (ii) pay, agree to pay, or orally promise to pay, conditionally or otherwise, any additional bonus or extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers or employees, or (iii) enter into any employment or consulting contract (other than as contemplated by the reorganization agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than termination of any employee benefit plans contemplated by the reorganization agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation or collective bargaining agreement, any group insurance contract (except as contemplated by the reorganization agreement) or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

•	engage in any transaction with any of its affiliates, except in the ordinary course of business and consistent with past practices;

•	acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

•	except as contemplated by the reorganization agreement, terminate, cancel or surrender any contract, lease or other agreement or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a material adverse change to its financial condition, assets, properties, reserves, liabilities, business or results of operations;

•	dispose of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or proprietary right or materially modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices;

•	make any capital expenditures, capital additions or betterments, except in the ordinary course of business consistent with past practices;

•	hire or employ any new officer or hire or employ any new nonofficer employee, other than to replace nonofficer employees;

•	make any, or acquiesce with any, change in accounting methods, principles or material practices, except as required by GAAP, or regulatory accounting principles, including, without limitation, making any “reverse provision for loan losses” or other similar entry or accounting method that would reduce the allowance for loan and lease losses of Grand Bank, provided, however, that the reversal of previously accrued amounts (not to exceed $200,000) for expenses that Grand Bank would have incurred if the reorganization agreement had not been entered into and if it were to continue operations independently in 2016, such as 2016 audit fees, year-end advertising, and similar expenses, do not require the prior written consent of Independent;

•	pay a rate on deposits at Grand Bank materially higher than is consistent with the ordinary course of business and consistent with past practices;

•	make any new loan, except in compliance with Grand Bank’s existing policies and procedures and consistent with past practices;

•	renew, extend the maturity of, or alter the material terms of, any loan except in compliance with Grand Bank’s existing policies and procedures and consistent with past practices;

•	renew, extend the maturity of, or alter any of the material terms of any loan classified as “substandard” or “doubtful”;

•	sell (provided, however, that payment at maturity or prepayment is not deemed a sale) investment securities or purchase investment securities, other than U.S. Treasuries with a maturity of two years or less; or

•	redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

For a complete description of such restrictions on the conduct of the business of Grand Bank, Independent refers you to the reorganization agreement, which is attached as Appendix A to this proxy statement/prospectus.

From the date of the reorganization agreement through the effective time of the merger, Independent has agreed to:

•	maintain its corporate existence in good standing;

•	maintain the general character of its business and conduct its business in its ordinary and usual manner;

•	extend credit only in accordance with existing lending policies and practices;

•	use commercially reasonable efforts to preserve its business organization intact; retain the services of its present employees, officers, directors and agents; retain its present customers, depositors, suppliers and correspondent banks; and preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

•	timely file all reports required to be filed with governmental authorities and observe and conform, in all material respects, to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings; and

•	comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to its assets, properties and operations, where such noncompliance could be reasonably expected to cause a material adverse change to its financial condition, assets, properties, reserves, liabilities, business or results of operations.

No Solicitation

Grand Bank has agreed that it will not, and that it will cause its employees, directors, officers, financial advisors and agents not to:

•	solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party regarding an acquisition proposal, whether by acquisition, business combination, purchase of securities or assets or otherwise;

•	disclose to any third party any information concerning the business, properties, books or records of Grand Bank in connection with any acquisition proposal, other than as provided in the reorganization agreement or as required by applicable law; or

•	cooperate with any third party to make any acquisition proposal, other than a sale of assets of Grand Bank in the ordinary course of business consistent with past practices.

Promptly upon receipt of any unsolicited offer, Grand Bank is required to communicate to Independent the terms of any proposal or request for information and the identity of the parties involved.

Provided that Grand Bank has complied with the restrictions set forth above, if, after the date of the reorganization agreement and before obtaining approval of the merger by its shareholders, Grand Bank receives a bona fide, unsolicited written acquisition proposal, it may engage in negotiations and discussions with, and furnish any information and other access to, any person making such acquisition proposal if, and only if, the board of directors of Grand Bank determines in good faith, after consultation with outside legal and financial advisors, that (i) such acquisition proposal is or is reasonably capable of becoming a superior proposal and (ii) the failure of the Grand Bank board of directors to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the shareholders of Grand Bank; but before furnishing any material nonpublic information, Grand Bank must receive from the person making such acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement entered into with Independent. In such case, Grand Bank is required to:

•	promptly notify Independent of the receipt of such acquisition proposal or any request for nonpublic information relating to Grand Bank or for access to its properties, books or records by any person that has made, or may be considering making, an acquisition proposal;

•	communicate the material terms of such acquisition proposal to Independent, including as they may change upon any modification or amendment to the terms thereof; and

•	keep Independent reasonably apprised of the status of and other matters relating to any such acquisition proposal on a timely basis.

An “acquisition proposal” means a written offer or proposal from a party other than Independent that contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the Grand Bank common stock regarding any of the following involving Grand Bank: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity securities or deposits of Grand Bank, in a single transaction or series of related transactions, which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the merger; (ii) any tender offer or exchange offer for 50% or more of the outstanding shares of Grand Bank common stock or the filing of a registration statement in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do, or any agreement to engage in, any of the foregoing. A “superior proposal” means a bona fide acquisition proposal made by a party other than Independent that the board of directors of Grand Bank determines in its good faith judgment to be more favorable to Grand Bank’s shareholders than the merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors of Grand Bank is reasonably capable of being obtained by such third person.

Conditions to Completion of the Merger

The reorganization agreement contains a number of conditions to the obligations of Independent and Grand Bank to complete the merger that must be satisfied as of the closing date, including, but not limited to, the following:

•	approval of the reorganization agreement and the merger by the holders of the percentage of the outstanding Grand Bank common stock required for approval under the Grand Bank articles of association and the TBOC;

•	receipt by Independent of all approvals and consents required by applicable law from all applicable governmental authorities in connection with the reorganization agreement, any other agreement contemplated thereby and the consummation of the transactions contemplated thereby;

•	the registration statement of which this proxy statement/prospectus forms a part has become effective and no stop order suspending its effectiveness is in effect and no proceedings for that purpose have been initiated and continuing or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the Independent common stock to be issued have been received;

•	the shares of Independent common stock to be issued to Grand Bank’s shareholders being authorized for listing on the NASDAQ Global Select Market;

•

no action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the reorganization agreement, or the transactions contemplated thereby, by any governmental authority, including by means of the entry of a preliminary or permanent injunction, that would (i) make the reorganization agreement or any other agreement contemplated thereby, or the transactions contemplated thereby, illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to consummate the transactions contemplated by the reorganization agreement, or (iii) could reasonably be expected to subject Independent, Grand Bank or any of their respective subsidiaries, or any of their respective officers, directors, shareholders or employees, to criminal or civil liability upon the consummation of the reorganization agreement or any other agreement contemplated thereby, or the transactions contemplated thereby;

•	the other party’s representations and warranties contained in the reorganization agreement being true and correct as of the date of the reorganization agreement and being true and correct in all material respects as of the closing date and receipt of a certificate signed by an appropriate representative of the other party to that effect;

•	the absence of a material adverse change in the financial condition, assets, properties, reserves, liabilities, business or results of operations of either party since March 31, 2015;

•	the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with before the closing of the merger and receipt of a certificate signed by an appropriate representative of the other party to that effect; and

•	the average of the daily volume weighted average sale price per share of Independent common stock on the NASDAQ Global Select Market over a ten consecutive trading day period ending on the third trading day prior to the closing date (i.e., the average sales price) being at least $35.0128 and no more than $52.5192.

In addition to the conditions listed above, Grand Bank’s obligations to complete the merger is subject to Independent’s delivery of the merger consideration to Wells Fargo Shareowner Services, as exchange agent.

In addition to the conditions listed above, Independent’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•	the terms and conditions of any approvals and consents received by Independent from governmental authorities and third parties being on terms and conditions reasonably acceptable to Independent;

•	Grand Bank’s tangible book value as of the closing date being not be less than $39.0 million;

•	Grand Bank’s allowance for loan and lease losses as of the closing date being at least $2.5 million;

•	all Grand Bank employee plans being terminated in accordance with their respective terms and all applicable laws and regulations and the affected participants being notified of such terminations;

•	the amendments to the executive medical agreements between Grand Bank and each of Roy Gene Evans and D. Michael Redden not being terminated and remaining in full force and effect;

•	receipt by Independent of executed releases from the directors and certain officers of Grand Bank as specified in the reorganization agreement;

•	receipt by Independent of the resignations of each of the directors of Grand Bank, effective as of the closing date;

•	the support agreements between Independent and each of the outside directors of Grand Bank, which have been executed, but are not currently effective, not being terminated and remaining in full force and effect;

•	the employment agreements between Independent Bank and each of Lee Dinkel, Burton French, Ryan Hefton, Kaitlin Mahard and Mark Wells, which have been executed, but are not currently effective, not being terminated and remaining in full force and effect;

•	the consulting agreements between Independent Bank and each of Roy Gene Evans and D. Michael Redden, which have been executed, but are not currently effective, not being terminated and remaining in full force and effect;

•	the holders of no more than 5% of the capital stock of Grand Bank having exercised their statutory dissenters’ rights under the TBOC;

•	all material consents and approvals from all nongovernmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which Grand Bank is a party must have been obtained;

•	the receipt by Independent of an opinion from Andrews Kurth LLP to the effect that (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Independent, Independent Bank and Grand Bank will be a party to such reorganization within the meaning of Section 368(b) of the Code;

•	all outstanding options to acquire shares of Grand Bank common stock being exercised or surrendered and all rights of the holders of such options to acquire Grand Bank common stock being terminated.

Any condition to the completion of the merger, except the required shareholder and regulatory or governmental approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Additional Agreements

In addition to the agreements described above, each party agreed in the reorganization agreement to take certain other actions, including but not limited to the following:

•	to use commercially reasonable best efforts to cause the consummation of the transactions contemplated by the reorganization agreement in accordance with its terms and conditions;

•	to promptly notify the other party in writing of any litigation, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of litigation, against such party or affecting any of its properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a material adverse change to such party;

•	to promptly notify the other party of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the best knowledge of such party, threatened against such party that (i) questions or would reasonably be expected to question the validity of the reorganization agreement or the agreements contemplated thereby, or any actions taken or to be taken by such party pursuant thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated by the reorganization agreement;

•	to promptly notify the other party in writing if any change occurred or was threatened (or any development occurred or was threatened involving a prospective change) in the business, financial condition or operations of such party that has resulted in or would reasonably be expected to result in a material adverse change;

•	that the confidential information provided by the other party would be used solely for the purpose of reviewing and evaluating the transactions contemplated by the reorganization agreement and any other agreement contemplated thereby, and that such confidential information would be kept confidential by such party;

•	that it would not make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of the reorganization agreement or the transactions contemplated thereby without the prior written consent of the other party; and

•	to provide to the other party, at least three business days prior to the closing of the merger, with supplemental disclosure schedules pursuant to the reorganization agreement reflecting any material changes between the date of the reorganization agreement and the closing date.

Grand Bank agreed in the reorganization agreement to take certain other actions, including, but not limited to the following:

•	to use commercially reasonable best efforts to obtain all consents and approvals from regulatory authorities and other third parties required in connection with the consummation of the transactions contemplated by the reorganization agreement, and to cooperate in all commercially reasonable respects with Independent to obtain all such approvals and consents required of Independent;

•	to the extent permitted by law, to use its commercially reasonable best efforts to provide Independent all information concerning Grand Bank that is required for inclusion in this proxy statement/prospectus, or any other application, filing, statement or document to be made or filed with any regulatory or governmental authority in connection with the merger and the other transactions contemplated by the reorganization agreement and to promptly inform Independent if Grand Bank becomes aware that any information provided or cross referenced contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and to take the necessary steps to correct such information;

•	to promptly notify Independent in writing if it becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any material information furnished to Independent by Grand Bank or any representation or warranty made in or pursuant to the reorganization agreement or that results in Grand Bank’s failure to comply with any covenant, condition or agreement contained in the reorganization agreement;

•	to afford Independent’s officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives, upon reasonable notice and subject to applicable laws related to the exchange of information, access during regular business hours to the books, contracts, commitments, personnel and records of Grand Bank, and furnish during such period such other information concerning Grand Bank as Independent may reasonably request;

•	to terminate, subject to compliance with applicable law and limitations, all Grand Bank employee benefit plans and to terminate and pay all amounts owed under any employment agreements;

•	to use its commercially reasonable best efforts to cause two of Grand Bank’s directors to execute and deliver a written commitment to enter into amendments to the executive medical agreements releasing Grand Bank from further liability under the executive medical agreements in exchange for a lump-sum payment from Grand Bank (which commitment has been executed and delivered);

•	to use its best efforts to cause the directors of Grand Bank to execute and deliver a voting agreement agreeing to vote the shares of stock of Grand Bank owned by them in favor of the reorganization agreement and the transactions contemplated hereby (which has occurred);

•	to deliver a certified shareholder list at least thirty days prior to closing;

•	consistent with generally accepted accounting principles, regulatory accounting principles and banking laws and regulations, to make such accounting entries as Independent may reasonably request in order to conform the accounting records of Grand Bank to the accounting policies and practices of Independent;

•	to purchase contemporaneously with the closing of the merger an extended reporting period for four years under its existing directors and officers liability insurance policy for purposes of covering actions occurring prior to the effective time of the merger;

•	to use its commercially reasonable best efforts to obtain a release from each of the directors and executive officers of Grand Bank releasing Grand Bank and its successors from any and all claims of such directors and officers, subject to certain limited exceptions;

•	to use its commercially reasonable best efforts to obtain support agreements from each of the outside directors of Grand Bank agreeing to support, and not compete with, the business of Independent Bank (which has occurred);

•	to allow Independent, at its sole cost and expense, to have the right to the same extent that Grand Bank has the right to, upon written notice to Grand Bank, inspect any real property leased or owned by Grand Bank, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analysis, and to conduct further investigation if deemed desirable by Independent and upon reasonable written notice to Grand Bank and subject to Grand Bank’s right to place reasonable time and place restrictions on any such further investigation, and further subject to Independent’s obligation to make available to Grand Bank the results and reports of any such investigation or survey;

•	to use its commercially reasonable best efforts to cause certain of its executive officers to execute and deliver to Independent, contemporaneously with the execution of the reorganization agreement, an employment agreement providing for their continued employment with Independent Bank (which has occurred);

•	to use reasonable best efforts to ensure that its contracts related to the provision of data processing services and other electronic banking services be terminated after the consummation of the merger on a date to be mutually agreed upon by Independent and Grand Bank;

•	to use reasonable efforts and cooperate with Independent to facilitated a smooth conversion of data processing, item processing, network and related hardware and software, telephone systems, telecommunications, data communications and other technologies;

•	to repay the outstanding principal and interest due and arising on all advances that Grand Bank owes to the FHLB, together with prepayment fees and related costs and expenses; and

•	to use commercially reasonable best efforts to cause two of Grand Bank’s directors to execute and deliver to Independent a consulting agreement providing for their continuing arrangement with Independent Bank (which has occurred).

Independent agreed in the reorganization agreement to take certain other actions, including, but not limited to the following:

•	to prepare and file a registration statement with the SEC with respect to the shares of Independent common stock to be issued pursuant to the reorganization agreement, and use its reasonable best efforts to cause the registration statement to become and remain effective; Independent further agreed that none of the information supplied or to be supplied by it for inclusion in (i) the registration statement will, at the time the registration statement and any amendment or supplement thereto becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the proxy statement/prospectus and any amendment or supplement thereto will, at the date(s) of mailing to Grand Bank shareholders and at the time of the special meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that Independent will take the necessary steps to correct such information;

•	to take all actions reasonably necessary to have the shares of Independent common stock to be issued pursuant to the reorganization agreement included for listing on the NASDAQ Global Select Market and use its reasonable best efforts to effect said listing;

•	to use its commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and federal or state bank regulatory or governmental authorities necessary to consummate the merger and the transactions contemplated by the reorganization agreement;

•	for a period of four years from the effective time of the merger to indemnify, defend and hold harmless each person entitled to indemnification from Grand Bank against all liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger, including the transaction contemplated by the reorganization agreement;

•	to the extent permitted by applicable law, to, and to cause each of its subsidiaries to, upon reasonable notice from Grand Bank, afford Grand Bank’s employees and officers and authorized representatives reasonable access to the properties, books and records of Independent and its subsidiaries during normal business hours and furnish Grand Bank with such additional financial and operating data and other information as to the business and properties of Independent as Grand Bank may reasonably request from time to time;

•	that it may, but is not be required to, cause Independent Bank to offer employment to the employees of Grand Bank, who will be entitled to receive, from and after the effective time of the merger to the extent they become employees of Independent Bank, the same pension, profit sharing, health, welfare, incentive, vacation and other benefits as are customarily offered or afforded to the similarly situated employees of Independent Bank; and

•	that the Independent common stock to be issued by Independent to the shareholders of Grand Bank pursuant to the reorganization agreement will, on the issuance and delivery to such shareholders pursuant to the reorganization agreement, be duly authorized, validly issued, fully paid and nonassessable, will be free of any preemptive rights of the shareholders of Independent or any other person, firm or entity, and will be, except for Independent common stock issued to any shareholders of Grand Bank who may be deemed to be an “affiliate” (under the Exchange Act) of Independent after completion of the merger, freely tradable by each Grand Bank shareholders who is not a dealer for purposes of the Securities Act.

Representations and Warranties of Grand Bank and Independent

In the reorganization agreement, Grand Bank has made representations and warranties to Independent, and Independent has made representations and warranties to Grand Bank. The more significant of these relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the reorganization agreement and the bank merger agreement and to complete the transactions contemplated by the reorganization agreement and the bank merger agreement;

•	the absence of conflicts between the execution of the reorganization agreement and completion of the transactions contemplated by the reorganization agreement and the parties’ charter documents, applicable law and certain other agreements;

•	capitalization;

•	compliance with applicable laws and regulatory filings, including tax filings;

•	the accuracy of their financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	actions taken by regulatory authorities and its ability to receive required regulatory approval;

•	the absence of certain changes and events; and

•	the absence of undisclosed liabilities.

Grand Bank also has made additional representations and warranties to Independent with respect to (among other things):

•	its investments;

•	its loan portfolio and reserve for loan losses;

•	the existence of indebtedness, certain loan agreements and related matters;

•	title and conditions of personal property assets;

•	its compliance with regulatory and environmental laws and regulations;

•	its compliance with tax laws, payment of taxes and filing of tax returns;

•	the existence of certain contracts and commitments and contractual relationships;

•	its insurance coverage and fidelity bonds;

•	its employment relations;

•	its employees, compensation and benefits plans;

•	its deferred compensation and salary continuation arrangements, including no excess parachute payments;

•	its related person transactions;

•	the absence of certain business practices;

•	the absence of guarantees;

•	its data processing agreements;

•	its deposit accounts;

•	its loan practices and compliance with financial institution laws, rules and regulations;

•	its use of intellectual property rights;

•	completeness of its books and records;

•	its compliance with zoning and related laws;

•	dissenting shareholders;

•	business combination restrictions;

•	compliance with the Community Reinvestment Act; and

•	Grand Bank’s performance of its fiduciary responsibilities as trustee, custodian, guardian or escrow agent.

Independent has also made additional representations and warranties to Grand Bank with respect to (among other things) its compliance with its SEC reporting obligations and with NASDAQ listing and corporate governance rules.

For detailed information concerning these representations and warranties, reference is made to Articles III and IV of the reorganization agreement included as Appendix A to this proxy statement/prospectus.

The reorganization agreement contains representations and warranties that Grand Bank and Independent made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards, which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the reorganization agreement. Although neither Grand Bank nor Independent believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached reorganization agreement.

Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the reorganization agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the reorganization agreement, which subsequent information may or may not be fully reflected in Independent’s public disclosures in this proxy statement/prospectus.

Amendment or Waiver of the Reorganization Agreement

No termination, cancellation, modification, amendment, deletion, addition or other change in the reorganization agreement, or any provision thereof, or waiver of any right or remedy therein provided, is effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion is not deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion. The merger consideration to be received by the shareholders of Grand Bank pursuant to the terms of the reorganization agreement may not be decreased after the approval of the reorganization agreement without the further approval of the Grand Bank shareholders.

Termination of the Reorganization Agreement

Independent and Grand Bank can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Independent or Grand Bank may decide, without the consent of the other, to terminate the reorganization agreement if:

•	the conditions to such party’s obligations to close have not been satisfied on or before December 31, 2015; subject to a unilateral 30-day extension by either party for the receipt of regulatory approvals and provided that the terminating party is not in breach of the reorganization agreement;

•	any of the transactions contemplated by the reorganization agreement or by any other agreement contemplated by the reorganization agreement are disapproved by any regulatory agency whose approval is required to consummate those transactions; or

•	if the reorganization agreement and merger are not approved by the shareholders of Grand Bank at the special meeting.

Grand Bank may terminate the reorganization agreement, without the consent of Independent, if:

•	Independent breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the reorganization agreement or any other agreement contemplated by the reorganization agreement, and such failure has not been cured within a period of 30 calendar days after written notice from Grand Bank;

•	at any time prior to the special meeting in order to enter into, concurrently with such termination, an acquisition agreement or similar agreement with respect to a superior proposal, that has been received and considered by Grand Bank and the Grand Bank board in accordance with all of the requirements of the reorganization agreement; or

•	there has been any material adverse change in the financial condition, assets, properties, liabilities, reserves, business or results of operations of Independent since March 31, 2015.

In addition, Independent may terminate the reorganization agreement, without the consent of Grand Bank, if:

•	Grand Bank breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the reorganization agreement or any other agreement contemplated by the reorganization agreement, and such failure has not been cured within a period of 30 calendar days after written notice from Independent;

•	the Grand Bank board has (i) recommended to the holders of Grand Bank common stock that they tender their shares in a tender or exchange offer commenced by an unaffiliated third party for more than 15% of the outstanding Grand Bank common stock, (ii) effected a change in the board’s recommendation with respect to the merger or recommended to the Grand Bank shareholders acceptance or approval of any alternative acquisition proposal, (iii) notified Independent in writing that Grand Bank is prepared to accept a superior proposal or (iv) resolved to do any of the foregoing;

•	any of the following have occurred with respect to environmental matters regarding Grand Bank: (i) the factual substance of any environmental representations and warranties of Grand Bank in the reorganization agreement is not materially true and accurate, (ii) the results of any environmental inspection or other environmental survey are disapproved by Independent because such inspection or survey identifies a material or potential material violation of applicable environmental laws, (iii) Grand Bank refuses to allow such an inspection or survey in a manner that Independent reasonably considers necessary, (iv) such an inspection or survey identifies an event, condition or circumstance that would or potentially could reasonably be expected to require a material remedial or cleanup action or result in a material adverse change in the financial condition, assets, properties, liabilities, reserves, business or results of operations of Grand Bank since March 31, 2015, (v) such an inspection or survey reveals the presence of any underground or above ground storage tank in, on or under any real property owned or leased by Grand Bank that is not shown to be in material compliance with all applicable environmental laws, or that has had a release of petroleum or some other hazardous material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a right to compel such cleanup, or (vi) such an inspection or survey identifies the presence of any asbestos-containing material in, on or under any real property owned or leased by Grand Bank, the removal of which could reasonably be expected to result in a material adverse change in the financial condition, assets, properties, liabilities, reserves, business or results of operations of Grand Bank since March 31, 2015, subject, in the case of each of the foregoing, to notice to and the right of Grand Bank to correct any such matter to Independent’s reasonable satisfaction within 30 days of receipt of notice;

•	Independent determines, in good faith after consulting with counsel, there is a substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon one or more conditions that make it inadvisable to proceed with the transactions; or

•	there has been any material adverse change in the financial condition, assets, properties, liabilities, reserves, business or results of operations of Grand Bank since March 31, 2015.

Termination Fee

To compensate Independent for entering into the reorganization agreement, taking actions to consummate the transactions contemplated by the reorganization agreement and incurring the related costs and expenses and other losses and expense, including foregoing the pursuit of other opportunities, Grand Bank has agreed to pay Independent a $2.8 million termination fee, provided that Independent is not in material breach of any covenant or obligation under the reorganization agreement, if the reorganization agreement is terminated:

•	by Grand Bank at any time prior to the special meeting in order to enter into, concurrently with such termination, an acquisition agreement or similar agreement with respect to a superior proposal that has been received and considered by Grand Bank and the Grand Bank board in accordance with all of the requirements of the reorganization agreement;

•	by either Independent or Grand Bank if the reorganization agreement and the merger are not approved by the shareholders of Grand Bank at the special meeting and at the time of such failure to approve, there exists an acquisition proposal with respect to Grand Bank other than that of Independent that has not been withdrawn prior to the special meeting; or

•

by Independent if the Grand Bank board has (i) recommended to the holders of Grand Bank common stock that they tender their shares in a tender or exchange offer commenced by an unaffiliated third party for more than 15% of the outstanding Grand Bank common stock, (ii) effected a change in the board’s recommendation regarding the merger or recommended to the Grand Bank shareholders acceptance or approval of any alternative acquisition proposal, (iii) notified Independent in writing that Grand Bank is prepared to accept a superior proposal, or (iv) resolved to do any of the foregoing.

Except with respect to termination fees and expenses, as discussed above, in the event of the termination of the reorganization agreement without breach by any party, the reorganization agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the reorganization agreement.

Financial Interests of Directors and Executive Officers of Grand Bank in the Merger

In considering the recommendation of the board of directors of Grand Bank to vote for the proposal to approve the reorganization agreement, you should be aware that certain directors and executive officers of Grand Bank have interests in the merger that are in addition to, or different from, their interests as shareholders of Grand Bank. The board of Grand Bank was aware of these interests and considered them in approving the reorganization agreement. These interests include:

•	Employment Agreements with Independent Bank. Independent and Independent Bank have entered into employment agreements with Lee Dinkel and Mark Wells, two executive officers of Grand Bank, to be effective, if at all, upon completion of the merger, that include noncompetition and nonsolicitation obligations to Independent Bank. Pursuant to these agreements, the executive officer is entitled to receive a salary, a one-time bonus upon completion of the merger, annual bonus, restricted shares of Independent common stock and certain additional incentives from Independent and Independent Bank. The following persons have such employment agreements and the parenthetical amounts represent the aggregate financial interest that each person is expected to receive from Independent upon completion of the merger, excluding amounts for salary and incentive bonus payments to be earned by such individuals for service to be rendered to Independent Bank and excluding the value of any Independent restricted stock awards that vest over time and are dependent upon continued employment with Independent: Lee Dinkel ($100,000) and Mark Wells ($75,000).

•	Retention Payments. Grand Bank plans to pay retention bonuses to executive officers of Grand Bank, all of which are directors, in the aggregate amount of approximately $2.2 million, which includes anticipated payments to Lee Dinkel ($468,205), Roy Gene Evans ($802,483), D. Michael Redden ($342,493) and Mark Wells ($362,483). These payments will reduce the tangible book value of Grand Bank at closing and could reduce the amount of merger consideration payable to the shareholders of Grand Bank.

•	Support Agreements. As a condition to the merger, Independent has required that each outside director (Tyler Cooper, Jack W. Evans, Jr., Al Goode, Pete Schenkel and James W. Williford) enter into a Director Support Agreement that includes noncompetition, nonsolicitation, and business relationship obligations in consideration of payments to these individuals by Independent in the amount of $50,000 to each such outside director, payable $25,000 at closing and $25,000 at the one year anniversary of closing.

•	Consulting Agreements. As a condition to the merger, Independent has required that each of Roy Gene Evans and D. Michael Redden, directors and executive officers of Grand Bank enter into a consulting agreement, effective upon completion of the merger, that includes noncompetition and nonsolicitation obligations to Independent Bank and pursuant to which each of Mr. Evans and Mr. Redden is entitled to receive a monthly consulting fee from Independent Bank for services to be rendered to Independent Bank for a two year period, and each of Ms. Evans and Mr. Redden is eligible to receive an incentive bonus from Independent Bank at the end of the two year term.

•	Executive Medical Agreements. Each of Roy Gene Evans and D. Michael Redden, who are directors and executive officers of Grand Bank, is a party to an executive medical agreement with Grand Bank,

which were entered into in 2003, that provides for Grand Bank to provide lifetime medical insurance coverage to Mr. Evans, Mr. Redden and their spouses, or pay the costs for the provision of lifetime medical insurance coverage under individual health insurance policies. As a condition to the merger, Independent has required that each of Mr. Evans and Mr. Redden execute amendments to the executive medical agreements releasing Grand Bank from further liability under the executive medical agreements, effective at the closing of the merger, in exchange for lump-sum payments from Grand Bank. The aggregate amount of the lump sum payments to be made by Grand Bank is $1,240,242, of which $244,939 has been previously accrued . Grand Bank will make the lump sum payments to these officers in connection with the completion of the merger. These payments will reduce the tangible book value of Grand Bank for the purpose of calculating the merger consideration payable to shareholders of Grand Bank.

•	Indemnification. The directors and executive officers of Grand Bank will receive indemnification from Independent for a period of four years after completion of the merger to the same extent and subject to the conditions set forth in the respective articles of incorporation or articles of association and bylaws of Grand Bank and continued director and officer liability coverage for a period of four years after completion of the merger. Any amounts paid by Grand Bank to purchase continued director and officer liability coverage will reduce Grand Bank’s closing tangible book value for purposes of calculating the merger consideration payable to Grand Bank shareholders.

Voting Agreement

Certain shareholders of Grand Bank have entered into an agreement to vote, referred to in this proxy statement/prospectus as the voting agreement, the shares of Grand Bank common stock that they control in favor of approval of the reorganization agreement and the related agreement and plan of merger and otherwise in the manner most favorable to the consummation of the merger and the transactions contemplated by the reorganization agreements; provided, however, that the Grand Bank shareholders who have entered into the voting agreement are permitted to vote to accept a superior proposal, if any, under the terms of the reorganization agreement. As of the record date, 509,223 shares of Grand Bank common stock, or approximately 29% of the outstanding shares of the Grand Bank common stock entitled to vote at the special meeting, were bound by the voting agreement. A copy of the form of Voting Agreement is included as Exhibit B to the reorganization agreement included in Appendix  A.

NASDAQ Global Select Market Listing

Independent has agreed to file all documents required to be filed to have the shares of Independent common stock to be issued pursuant to the reorganization agreement approved for listing on the NASDAQ Global Select Market and to use its reasonable best efforts to effect such listing. The obligations of the parties to complete the merger are subject to such shares having been authorized for listing on the NASDAQ Global Select Market.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Grand Bank common stock. The discussion is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code,” Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations, and is the opinion of Andrews Kurth LLP, insofar as it sets forth specific legal conclusions under U.S. federal income tax law. The opinion of counsel is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

This discussion applies only to U.S. holders (as defined below) that hold their Grand Bank common stock as a capital asset within the meaning of Section 1221 of the Code, each of which we refer to in this document as a “holder.” Further, this discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under U.S. federal income tax laws, including:

•	banks or trusts,

•	tax-exempt organizations,

•	insurance companies,

•	dealers in securities or foreign currency,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	pass-through entities and investors in such entities,

•	foreign persons,

•	U.S. expatriates,

•	regulated investment companies and real estate investment trusts,

•	broker-dealers,

•	holders liable for the alternative minimum tax,

•	holders that have a functional currency other than the U.S. dollar,

•	holders who received their Grand Bank common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation, and

•	holders who hold Grand Bank common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Grand Bank common stock who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 29, 1996, and has made a valid election to be treated as a United States person for U.S. federal income tax purposes.

This discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their Grand Bank common stock through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Grand Bank common stock, the U.S. federal income tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. We urge such partners and partnerships to consult their own tax advisors regarding the particular tax consequences of the merger to them.

We urge each holder of Grand Bank common stock to consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Opinion

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Independent and Grand Bank of an opinion from Andrews Kurth LLP, each dated the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of the opinion may be waived by both Independent and Grand Bank. Neither Independent nor Grand Bank currently intends to waive the conditions related to the receipt of the opinion. However, if these conditions were waived, Grand Bank would resolicit the approval of its shareholders prior to completing the merger. In addition, the obligation of each of Andrews Kurth LLP to deliver such opinion is conditioned on the merger’s satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if the aggregate value of the Independent common stock constitutes at least 42% of the aggregate value of the aggregate merger consideration at the time the merger becomes effective. The opinion will be based on certain facts, representations, covenants and assumptions, including representations of Independent and Grand Bank.

If any of the representations or assumptions upon which such opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. These opinions are not binding on the Internal Revenue Service or the courts, and neither Independent nor Grand Bank intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the merger. Therefore, while the merger is conditioned upon the delivery by tax counsel to Independent of its opinion that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

U.S. Federal Income Tax Consequences of the Merger Generally

The following discussion regarding the U.S. federal income tax consequences of the merger assumes that the merger will be consummated as described in the reorganization agreement and this proxy statement/prospectus and Independent and Grand Bank will not waive the opinion condition described above in “—Tax Opinion.” The merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. If the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the merger will have the following U.S. federal income tax consequences.

If, pursuant to the merger, a holder exchanges all of the shares of Grand Bank common stock actually owned by it for a combination of Independent common stock and cash, the holder will recognize gain (but not loss) equal to the lesser of (i) the amount of cash consideration received in the merger (excluding any cash received in lieu of a fractional share of Independent common stock), or (ii) the amount by which the cash consideration received in the merger for the Grand Bank common stock plus the stock consideration received in the merger for the Grand Bank common stock (based upon the fair market value of the Independent common stock at the effective time of the merger) exceeds the adjusted tax basis in the Grand Bank common stock exchanged in the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. We urge holders to consult their tax advisors regarding the manner in which cash and Independent common stock should be allocated among different blocks of Grand Bank common stock. Any recognized gain generally will be long-term capital gain if the holder’s holding period with respect to the Grand Bank common stock surrendered is more than one year at the effective time of the merger. If, however, the cash consideration received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits of Grand Bank as calculated for U.S. federal income tax purposes. See “—Possible Treatment of Cash as a Dividend” below.

The aggregate adjusted tax basis of Independent common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of Grand Bank common stock for a combination of Independent common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Grand Bank common stock surrendered for Independent common stock and cash, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of Independent common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. The holding period of the Independent common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Grand Bank common stock surrendered.

Possible Treatment of Cash as a Dividend

Any gain recognized by a holder may be treated as a dividend for U.S. federal income tax purposes to the extent of the holder’s ratable share of Grand Bank’s accumulated “earnings and profits.” In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of Independent. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Grand Bank common stock solely for Independent common stock and then Independent immediately redeemed, which we refer to as the “deemed redemption,” a portion of the Independent common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Independent. That determination requires a comparison of (1) the percentage of the outstanding stock of Independent that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Independent that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase in addition to the stock actually owned by the holder.

The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis. Accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, we urge each holder that may be subject to these rules to consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Cash Received Instead of a Fractional Share.

A holder who receives cash instead of a fractional share of Independent common stock will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the shares of Grand Bank common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Grand Bank common stock is more than one year at the effective time of the merger. Long-term capital gains of noncorporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Dissenters

Upon the proper exercise of dissenters’ rights, a holder will exchange all of the shares of Grand Bank common stock actually owned by that holder solely for cash and that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Grand Bank common stock surrendered, which gain or loss will be long-term capital gain or loss if the holder’s holding period with respect to the Grand Bank common stock surrendered is more than one year. Long-term capital gains of noncorporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Although the law is unclear, if the holder constructively owns shares of Grand Bank common stock that are exchanged for shares of Independent common stock in the merger or otherwise owns shares of Independent common stock actually or constructively after the merger, the consequences to that holder may be similar to the consequences described above under the heading “—U.S. Federal Income Tax Consequences of the Merger Generally,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of that holder’s gain.

Certain Tax Reporting Rules

Under applicable Treasury regulations, “significant holders” of Grand Bank stock will be required to comply with certain reporting requirements. A Grand Bank shareholder should be viewed as a “significant holder” if, immediately before the merger, such holder held 5% or more, by vote or value, of the total outstanding Grand Bank common stock. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the consummation of the merger. That statement must set forth the holder’s adjusted tax basis in, and the fair market value of, the shares of Grand Bank common stock surrendered pursuant to the merger (both as determined immediately before the surrender of shares), the date of the merger, and the name and employer identification number of Independent and Grand Bank, and the holder will be required to retain permanent records of these facts. We urge each holder of Grand Bank common stock to consult its tax advisor as to whether such holder may be treated as a “significant holder.”

Information Reporting and Backup Withholding

Payments of cash pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the recipient provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against such holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. We urge holders of Grand Bank common stock to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, Grand Bank’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for Grand Bank and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, Business Combinations, issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Independent in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Independent issued after the merger will reflect the results attributable to the acquired operations of Grand Bank beginning on the date of completion of the merger.

Ownership of Independent Common Stock After the Merger

Based on the closing price of Independent common stock on August 31, 2015, of $42.39 per share, Independent would issue 1,279,532 shares of its common stock to Grand Bank shareholders in connection with the merger. The number of shares of Independent common stock issued in connection with the merger is subject to change if the average sales price of the Independent common stock is less than $39.3894 or more than $48.1426. See “Summary—Terms of the Merger.”

Based on 17,111,394 shares of Independent common stock outstanding and the closing price of $42.39 on August 31, 2015, immediately after the merger, the former Grand Bank shareholders would own approximately 6.96% of the outstanding shares of Independent common stock assuming 1,279,532 shares of Independent common stock are issued in the merger. That ownership percentage would be reduced by any future issuances of shares of Independent common stock.

Restrictions on Resales of Independent Common Stock Received in the Merger

The shares of Independent common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares of Independent common stock issued to any Grand Bank shareholder who may be deemed to be an “affiliate” of Independent after completion of the merger. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with Independent at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of Independent. Former Grand Bank shareholders who are not affiliates of Independent after the completion of the merger may sell their shares of Independent common stock received in the merger at any time.

Former Grand Bank shareholders who become affiliates of Independent after completion of the merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act of 1933, as amended, until they are no longer affiliates of Independent. This proxy statement/prospectus does not cover resales of Independent common stock received by any person upon completion of the merger, and no person is authorized to make any use of or rely on this proxy statement/prospectus in connection with or to effect any resale of Independent shares.

Regulatory Approvals Required for the Merger

The acquisition of Grand Bank by Independent requires the approval of the Federal Reserve. The merger requires the approval of the FDIC and the TDB. Independent filed an application with the Federal Reserve, and Independent Bank and Grand Bank filed applications with the FDIC and TDB for applicable regulatory approval on August 27, 2015.

Independent expects to receive all necessary regulatory approvals. You should note that the approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Independent cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, Independent cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Independent and Grand Bank are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger.

Dissenters’ Rights of Grand Bank Shareholders

General. If you hold one or more shares of Grand Bank common stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of Grand Bank common stock as of the date immediately prior to the effective date of the merger paid to you in cash. The appraised fair value may be more or less than the value of the shares of Independent common stock and cash being paid in the merger in exchange for shares of Grand Bank common stock. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code, or TBOC, which are attached to this proxy statement/prospectus as Appendix C and which qualify in all respects the following discussion of those provisions, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully. In this description of the dissenters’ rights of the Grand Bank shareholders, references to the “merger” are to the merger of Grand Bank and Independent Bank.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

•	you must, prior to the special meeting of the Grand Bank shareholders, provide Grand Bank with a written objection to the merger that states that your right to dissent will be exercised if the reorganization agreement are approved and the merger is completed and that provides an address to which a notice of effectiveness of the merger should be delivered or mailed to you if the merger is completed;

•	you must vote your shares of Grand Bank common stock against approval of the reorganization agreement at the special meeting in person or by proxy;

•	you must, not later than the 20th day after Independent (which will be the ultimate the successor to Grand Bank) sends you notice that the merger was completed, deliver to Independent a written demand for payment of the fair value of the shares of Grand Bank common stock you own that states the number and class of shares of Grand Bank common stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•	you must, not later than the 20th day after you make your demand for payment to Independent as described above, submit your certificates representing Grand Bank common stock to Independent.

If you intend to exercise your right to dissent from the merger, prior to the special meeting you must send the notice of objection to Grand Bank, addressed to:

Grand Bank

16660 Dallas Parkway, Suite 1700

Dallas, Texas 75248

Attention: Chairman of the Board and Secretary

If you fail to send the written objection to the merger in the proper form and prior to the special meeting, to vote your shares of Grand Bank common stock at the special meeting against the approval of the merger and the reorganization agreement or to submit your demand for payment in the proper form and on a timely basis, you will lose your right to dissent from the merger. If you fail to submit to Independent on a timely basis the certificates representing the shares of Grand Bank common stock after you have submitted the demand for payment as described above, Independent will have the option to terminate your right of dissent as to your shares of Grand Bank common stock. In any instance of a termination or loss of a your right of dissent, you will instead receive the merger consideration. If you comply with the first two items above and the merger is completed, Independent will send you a written notice advising you that the merger has been completed. Independent Bank must deliver this notice to you within ten days after the merger is completed.

Your Demand for Payment. If the merger is completed, you have provided your written objection to the merger to Grand Bank in a timely manner and in proper form and you have voted against the reorganization agreement at the special meeting as described above and you desire to receive the fair value of your shares of Grand Bank common stock in cash, you must, within 20 days of the date on which Independent sends to you the notice of the effectiveness of the merger, give Independent a written demand for payment of the fair value of your shares of Grand Bank common stock. The fair value of your shares of Grand Bank common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. After the merger is completed, your written demand and any notice sent to Independent must be addressed to:

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

Attention: President and Secretary

Your written demand must include a demand for payment for your shares for which rights of dissent and appraisal are sought and must state the number of shares and class of Grand Bank common stock you own and your estimate of the fair value of your shares of Grand Bank common stock and an address to which a notice relating to the dissent and appraisal procedures may be sent. This written demand must be delivered to Independent within 20 days of the date on which Independent sends to you the notice of the effectiveness of the merger. If your written demand for payment in proper form is not received by Independent within that 20 day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Grand Bank common stock. Instead, you will receive shares of Independent common stock and cash as the merger consideration set forth in the reorganization agreement.

Delivery of Stock Certificates. If you have satisfied the requirements for the exercise of your right to dissent described above, including the delivery of the written demand for payment to Independent as described above, you must, not later than the 20th day after you make your written demand for payment to Independent, submit to Independent your certificate or certificates representing the shares of Grand Bank common stock you own. You may submit those certificates with your demand for payment if you prefer. In accordance with the provisions of the TBOC, Independent will note on each such certificate that you have demanded payment of the fair value of the shares of Grand Bank common stock that were represented by such certificate under the provisions of the TBOC relating to the rights of dissenting owners. After making those notations on those certificates, Independent will return each such certificate to you at your request. If you fail to submit all of the certificates representing the shares of Grand Bank common stock for which you have exercised the right of dissent in a timely fashion, Independent will have the right to terminate your rights of dissent and appraisal with respect to all of your shares of Grand Bank common stock unless a court, for good cause shown, directs Independent not to terminate those rights.

Independent’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after Independent receives your written demand for payment and your estimate of the fair value of your shares of Grand Bank common stock submitted as described above, Independent must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Independent accepts your estimate, Independent will notify you that it will pay the amount of your estimated fair value within 90 days after the effective date of the merger. Independent will make this payment to you only if you have surrendered the share certificates representing your shares of Grand Bank common stock, duly endorsed for transfer, to Independent.

If Independent does not accept your estimate, Independent will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days after the effective date of the merger, which you may accept within 90 days after the effective date of the merger or decline.

Payment of the Fair Value of Your Shares of Grand Bank Common Stock Upon Agreement of an Estimate. If you and Independent have reached an agreement on the fair value of your shares of Grand Bank common stock within 90 days after the effective date of the merger, Independent must pay you the agreed amount within 120 days after the effective date of the merger, provided that you have surrendered the share certificates representing your shares of Grand Bank common stock, duly endorsed for transfer, to Independent.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and Independent have not reached an agreement as to the fair market value of your shares of Grand Bank common stock within 90 days after the effective date of the merger, you or Independent may, within 60 days after the expiration of the 90 day period, commence proceedings in Collin County, Texas, asking the court to determine the fair value of your shares of Grand Bank common stock. The court will determine if you have complied with the provisions of the TBOC regarding their right of dissent and if you have become entitled to receive payment for your shares of Grand Bank common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares in the manner prescribed by the TBOC. The appraisers will determine the fair value of your shares and will report this value to the court. Once the appraisers’ report is filed with the court, you will receive a notice from the court indicating that the report has been filed. You will be responsible for obtaining a copy of the report from the court. If you or Independent objects to the report or any part of it, the court will hold a hearing to determine the fair value of your shares of Grand Bank common stock. Both you and Independent may address the court about the report. The court will determine the fair value of your shares and direct Independent to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed. The court may require you to share in the court costs relating to the matter to the extent the court deems it fair and equitable that you do so.

Rights as a Shareholder. If you have made a written demand on Independent for payment of the fair value of your shares of Grand Bank common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder of Independent, but will only have the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares of Grand Bank common stock or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand on Independent for payment of the fair value of your Grand Bank common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and you will have the same rights to receive of the merger consideration with respect to your shares of Grand Bank common stock as you would have had if you had not made a demand for payment as to those shares, as well as to participate to the appropriate extent in any dividends or distributions on the shares of Independent common stock that may have been paid to Independent shareholders after the effective date of the merger. Such rights will, however, be subject to any change in or adjustment to those shares made because of an action taken after the date your demand for payment.

Beneficial Owners. Persons who beneficially own shares of Grand Bank common stock that are held of record in the name of another person, such as a broker, bank, trustee or other nominee, and who desire to have the right of dissent exercised as to those shares must act promptly to cause the record holder of those shares to take the actions required under Texas law to exercise the dissenter’s rights with respect to those shares. Only the persons in whose names shares of Grand Bank common stock are registered on the share transfer records of Grand Bank may exercise the right of dissent and appraisal discussed above.

U.S. Federal Income Tax Consequences. See “Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger” on page 74 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

You should remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of Grand Bank common stock are to be voted, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert dissenters’ rights. You should also remember that if you otherwise vote at the special meeting in favor of the reorganization agreement, you will not be able to assert dissenters’ rights.

PROPOSAL TO ADJOURN THE SPECIAL MEETING

(Proposal Two)

If there are not sufficient votes to constitute a quorum or to approve the reorganization agreement at the time of the special meeting, the special meeting may be adjourned to a later date or dates in order to permit further solicitation of additional proxies. Pursuant to the TBOC, the Grand Bank board of directors is not required to fix a new record date to determine the Grand Bank shareholders entitled to vote at the adjourned special meeting. At the adjourned special meeting, any business may be transacted which might have been transacted at the special meeting. If the Grand Bank board of directors does not fix a new record date, it is not necessary to give any notice of the time and place of the adjourned special meeting other than an announcement at the special meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days. If a new record date is fixed, notice of the adjourned special meeting shall be given as in the case of an original special meeting.

In order to allow proxies that have been received at the time of the special meeting to be voted for an adjournment, if necessary, this proposal regarding the question of adjournment is being submitted to the Grand Bank shareholders as a separate matter for their consideration. If approved, the adjournment proposal will authorize the holder of any proxy solicited by the Grand Bank board of directors to vote in favor of adjourning the special meeting and any later adjournments. If the Grand Bank shareholders approve this adjournment proposal, Grand Bank could adjourn the special meeting and use the additional time to solicit additional proxies to gain a quorum for the special meeting or approve the reorganization agreement, including the solicitation of proxies from Grand Bank shareholders who previously have voted against the reorganization agreement. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a sufficient number of votes against the reorganization agreement have been received, Grand Bank could adjourn the special meeting without a vote on the proposal to approve the reorganization agreement and seek to convince the holders of those shares to change their votes to votes in favor of the proposal to approve the reorganization agreement.

Vote Required

The affirmative vote of holders of the majority of the shares for which votes are cast at the special meeting is needed to approve this proposal. Abstentions will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.

Certain directors and shareholders of Grand Bank entered into a voting agreement with Independent, pursuant to which they have agreed to vote FOR the this proposal to adjourn the special meeting. For more information regarding the voting agreement, please see the section entitled “Proposal to Approve the Reorganization Agreement—Voting Agreement” beginning on page 74.

GRAND BANK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADJOURNMENT PROPOSAL.

BUSINESS OF GRAND BANK

General

Grand Bank was incorporated as a state chartered bank on June 3, 2002. Grand Bank’s original location is in far North Dallas. In 2002, Grand Bank formed a wholly owned subsidiary, Preston Grand, Inc., whose only asset is the real property where Grand Bank’s second office is located in Preston Center, Dallas, Texas. Grand Bank has elected to be taxed for federal income tax purposes as an S corporation under the provisions of the Code.

As a state bank, Grand Bank is subject to supervision and regulation by the FDIC and TDB.

As of June 30, 2015, Grand Bank had, on a consolidated basis, total assets of $608.8 million, total deposits of $507.5 million, total loans (net of unearned discount and allowance for loan losses) of $246.3 million, and total shareholders’ equity of $41.6 million. Grand Bank does not file reports with the SEC. Grand Bank does, however, voluntarily provide annual reports, including audited financial statements to its shareholders.

Products and Services

Grand Bank is a traditional commercial bank offering a variety of banking services to consumer and commercial customers in the greater Dallas, Texas, area. Grand Bank offers a range of consumer and commercial loans. Commercial loans offered include loans to small- and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital. Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences, home improvements or for investment needs.

Grand Bank offers depository services and various checking account services. Grand Bank also offers commercial treasury management services, safe deposit boxes, debit card services, wire transfer services, cashier’s checks, Internet banking, direct deposit and automatic transfers between accounts. Grand Bank’s business is not seasonal in any material respect.

Grand Bank funds its lending activities primarily from its core deposit base. Grand Bank obtains deposits from the local market with no material position (in excess of 10% of total deposits) dependent upon any one person or entity as of June 30, 2015.

Properties

Grand Bank leases its 16,162 square foot main and principal executive offices, which are located at 16660 Dallas Parkway, Suite 1700, Dallas, Dallas County, Texas, 75248. The lease agreement has an existing term that expires in 2023. Additionally, the lease contains two (2) five-year renewal options.

Grand Bank also owns (through its wholly owned subsidiary) and operates one additional 3,600 square foot banking office located at 6044 Sherry Lane, Dallas, Dallas County, Texas 75225.

Competition

Grand Bank’s deposit market share as of June 30, 2014 (the most recent date as of which the relevant data is available from the FDIC), for the DFW MSA, which is the only market in which Grand Bank provides services is reported at .21%.

Each activity in which Grand Bank is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, Grand Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Grand Bank also competes with suppliers of equipment in furnishing equipment financing. Banks and other financial institutions with which Grand Bank competes may have capital resources and legal loan limits substantially higher than those maintained by Grand Bank.

Employees

As of July 31, 2015, Grand Bank had 41 full-time employees and 2 part-time employees, none of whom is covered by a collective bargaining agreement.

Legal Proceedings

Grand Bank is, from time to time, subject to various pending and threatened legal actions which arise out of the normal course of its business. As of the date of this proxy statement/prospectus, there are no material threatened or pending legal proceedings against Grand Bank.

BENEFICIAL OWNERSHIP OF GRAND BANK COMMON STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF GRAND BANK

The following table sets forth certain information regarding the beneficial ownership of Grand Bank common shares as of the record date by (1) each director, the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of Grand Bank (2) each person who is known by Grand Bank to own beneficially 5% or more of the common shares of Grand Bank and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Grand Bank believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.

Name of Beneficial Owner, Director or Executive Officer	Grand Bank Common Stock	Stock Options to be Exercised Prior to Closing	Stock Options to be Surrendered for Cash Payments	Number of Shares Beneficially Owned(1)		Percent Beneficially Owned including all Options(2)
Lee M. Dinkel	23,776	29,777	16,923	70,476	(3)	3.974%
Jack W. Evans, Jr.	50,789	—	5,125	55,914	(4)	3.228
Roy Gene Evans	214,218	10,450	44,760	269,428	(5)	15.119
Al Goode	6,000	—	3,375	9,375	(6)	0.542
D. Michael Redden	55,000	29,777	15,423	100,200	(7)	5.655
Pete Schenkel	105,186	—	8,750	113,936	(8)	6.565
Mark Wells	31,000	16,000	—	47,000	(9)	2.697
Ward Williford	22,754	—	10,750	33,504	(10)	1.928
Lisa Murray	500	5,500	4,500	10,500	(11)	0.605
Adena Nichols	500	2,500	2,500	5,500	(12)	.318

Directors and Executive Officers as a Group	509,723	94,004	112,106	715,833	(13)	37.034%

Current Stock Outstanding as of August 31, 2015	1,726,810			1,951,460

(1)	Beneficial ownership includes unexercised options shares that are exercisable as a result of the change of control to occur as a result of the merger. All outstanding shares of Grand Bank common stock held by the listed shareholders will be converted into the merger consideration on the same basis as all other shareholders of Grand Bank. See “Proposal to Approve the Reorganization Agreement—Terms of the Merger” beginning on page 40.
(2)	The percentages are based on 1,726,810 shares of Grand Bank’s common stock outstanding as of August 31, 2015 and all unexercised options held by directors and executive officers that are exercisable as a result of the change of control to occur as a result of the merger.
(3)	Includes 23,776 shares owned jointly with spouse and 46,700 options that are exercisable for stock or for which he will receive a cash payment for surrender of the options as a result of the merger.
(4)	Includes 50,789 shares owned jointly with spouse and 5,125 options for which he will receive a cash payment for surrender of the options as a result of the merger.
(5)	Includes 55,210 options that are exercisable for stock or for which he will receive a cash payment for surrender of the options as a result of the merger. Mr. Evans’ address is c/o Grand Bank, 16660 Dallas Parkway, Suite 1700, Dallas, Texas 75248.
(6)	Includes 3,375 options for which he will receive a cash payment for surrender of the options as a result of the merger.
(7)	Includes 45,200 options that are exercisable for stock or for which he will receive a cash payment for surrender of the options as a result of the merger.
(8)	Includes 30,135 shares held by Mr. Schenkel’s wife, and 8,750 options for which he will receive a cash payment for surrender of the options as a result of the merger.
(9)	Includes 16,000 options that are exercisable for stock as a result of the merger.
(10)	Includes 13,000 shares owned jointly with spouse and 10,750 options for which he will receive a cash payment for surrender of the options as a result of the merger.
(11)	Includes 10,000 options that are exercisable for stock or for which she will receive a cash payment for surrender of the options as a result of the merger.
(12)	Includes 500 shares owned jointly with spouse and 5,000 options that are exercisable for stock or for which she will receive a cash payment for surrender of the options as a result of the merger.
(13)	Includes 206,110 options that are exercisable by directors and executive officers and 18,540 options that are exercisable by other employees as a result of the change of control to occur as a result of the merger.

In addition to the shares outstanding as of the record date, Grand Bank currently has outstanding stock options both vested and unvested totaling 224,650 shares. The vesting of all options will be accelerated in the event of a “change in control.” The merger would constitute a change in control and thereby all unvested options generally would be accelerated upon consummation of the merger. All options will be exercised prior to closing or unexercised options would be cancelled upon closing for a cash payment equal to the net value of the option, as if exercised. As noted in the table above, it is anticipated that all beneficial owners, directors and executive officers of Grand Bank will exercise their stock options prior to closing.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

Independent

From April 3, 2013, through January 1, 2014, Independent common stock was listed for trading on the NASDAQ Global Market under the symbol “IBTX.” On January 2, 2014, Independent common stock started trading on the NASDAQ Global Select Market. Quotations of the sales volume and the closing sales prices of the common stock of Independent are listed daily in the NASDAQ Global Select Market’s listings.

The following table sets forth, for the periods indicated, the high and low intraday sales prices for Independent common stock as reported by the NASDAQ Global Market and NASDAQ Global Select Market and the cash dividends declared per share:

	High	Low	Cash Dividend Per Share
Quarter ended June 30, 2013 (beginning April 3, 2013)	$31.66	$26.00	—
Quarter ended September 30, 2013	37.69	29.20	$0.06
Quarter ended December 30, 2013	50.58	35.67	0.06

Quarter ended March 31, 2014	$59.96	$48.54	$0.06
Quarter ended June 30, 2014	61.49	44.86	0.06
Quarter ended September 30, 2014	56.20	46.01	0.06
Quarter ended December 31, 2014	48.78	38.13	0.06

Quarter ended March 31, 2015	$39.45	$29.73	$0.08
Quarter ended June 30, 2015	45.93	38.04	0.08
Quarter ended September 30, 2015 (through August 31, 2015)	46.66	38.15	0.08

Grand Bank shareholders are advised to obtain the current stock quotation for Independent common stock. The market price of Independent common stock will fluctuate from the date of this proxy statement/prospectus through the third trading date prior to the effective date of the merger, which is the date on which the per share stock consideration is determined for the merger. Because of the possibility of an adjustment to each of the number of shares constituting the per share stock consideration and the per share cash consideration, you will not know the exact number of shares of Independent common stock or the exact amount of cash that you will receive in connection with the merger when you vote on the reorganization agreement. See “Proposal to Approve the Reorganization Agreement—Terms of the Merger” beginning on page 40.

Prior to April 3, 2013, there was no established public trading market for Independent common stock, and Independent is not aware of any trading in its common stock during the period from January 1, 2013, through April 3, 2013.

After the merger, Independent currently expects to continue to pay (when, as and if declared by Independent’s board of directors out of funds legally available for that purpose and subject to regulatory restrictions) regular quarterly cash dividends. There is no assurance that Independent will continue to pay dividends in the future. Future dividends on Independent common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Independent.

As a holding company, Independent is ultimately dependent upon its subsidiaries particularly Independent Bank, to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to Independent Bank limit the payment of dividends and other distributions by Independent Bank to Independent, and may therefore limit Independent’s ability to pay dividends on its common stock. If required payments on Independent’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Independent will be prohibited from paying dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Independent Bank to pay dividends to Independent if such limits were deemed appropriate to preserve certain capital adequacy requirements. See “Summary—Dividends.”

Grand Bank

There is no established public trading market for the shares of Grand Bank common stock, and no market for Grand Bank common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in Grand Bank’s common stock, and Grand Bank’s common stock is not listed for trading or quoted on any stock exchange or automated quotation system. Grand Bank acts as the transfer agent and registrar for its own shares. As of the record date, there were approximately      holders of record of Grand Bank’s common stock.

Grand Bank becomes aware of trades of shares as transfer agent of its common stock and sometimes is advised of the prices at which these trades are made. In that regard, during the period from January 1, 2013, through August 31, 2015, there were six trades of Grand Bank’s common stock.

The following table sets forth the high and low sales prices known to management of Grand Bank for trades of its common stock for the periods shown:

		High	Low	Number of Trades	Number of Shares Traded
2013	First Quarter	N/A	N/A	0	N/A
	Second Quarter	N/A	N/A	0	N/A
	Third Quarter	$30.00	$30.00	2	6,027
	Fourth Quarter	N/A	N/A	0	N/A

2014	First Quarter	N/A	N/A	0	N/A
	Second Quarter	N/A	N/A	0	N/A
	Third Quarter	N/A	N/A	0	N/A
	Fourth Quarter	N/A	N/A	0	N/A

2015	First Quarter	$34.00	$22.96	3	36,008
	Second Quarter	34.00	34.00	1	10,000
	Third Quarter (through August 31, 2015)	N/A	N/A	0	N/A

The most recent trade of Grand Bank common stock occurred on April 15, 2015, when 10,000 shares were traded at a price of $34.00 per share. There have been other limited transfers of shares of Grand Bank’s common stock, but which were excluded from being disclosed as such shares were transferred between related parties (as gifts or to trusts or estates or heirs). Because of limited trading, the price described above may not be representative of the actual or fair value of Grand Bank’s common stock.

Grand Bank is not obligated to register its common stock with the Commission or any state securities commission or, upon any registration, to create a market for its common stock. Grand Bank has no outstanding obligations to repurchase its common stock.

For the years ended December 31, 2014 and 2013, Grand Bank paid annual distributions (in arrears), which were intended to cover the tax liabilities incurred by the shareholders as a result of Grand Bank’s operations and election as an S corporation, as follows:

Date Paid	Amount of Distributions Per Share	Total Distribution Amount
January 14, 2015	$0.60	$1,035,210
January 29, 2014	$0.56	$966,196

Grand Bank has not paid any distributions in 2015 and will not pay any distributions in 2015 other than the distribution to Grand Bank shareholders permitted by the reorganization agreement if Grand Bank’s tangible book value on the calculation date exceeds $40.0 million. See “Proposal to Approve the Reorganization Agreement—Terms of the Merger—Other Financial Aspects” on page 41.

Grand Bank’s shareholders are entitled to receive distributions out of legally available funds as and when declared by Grand Bank’s board of directors, in its sole discretion. As a Texas state chartered bank, Grand Bank is subject to certain restrictions on distributions under the Texas Finance Code. Generally, a Texas state bank may pay distributions to its shareholder out of its retained earnings or undivided surplus account unless distribution would result in the bank falling below its minimum capital requirement or the bank is in a condition resulting in regulatory limitation on dividends.

As a state chartered bank, Grand Bank’s ability to pay distributions is restricted by certain laws and regulations. Federal law prohibits Grand Bank from paying distributions that would be greater than the bank’s undivided profits after deducting statutory bad debt in excess of the bank’s allowance for loan and lease losses.

Under the Federal Deposit Insurance Corporation Improvement Act, Grand Bank may not pay any distribution if the payment of the distribution would cause Grand Bank to become undercapitalized or if Grand Bank is “undercapitalized.” The FDIC may further restrict the payment of distributions by requiring that Grand Bank maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. If, in the opinion of the FDIC, Grand Bank is engaged in an unsound practice (which could include the payment of distributions), the FDIC may require, generally after notice and hearing, that Grand Bank cease such practice. The FDIC has indicated that paying distributions that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. The FDIC also has issued policy statements providing that insured depository institutions generally should pay distributions only out of current operating earnings.

Under regulatory capital guidelines as phased in for 2015, Grand Bank must maintain a Minimum Common Equity Tier 1 Capital Ratio plus Capital Conservation Buffer of at least 4.5%, a Tier 1 Capital Ratio of at least 6.0%, and a Total Capital Ratio of at least 8.0%. As of June 30, 2015, Grand Bank had a Common Equity Tier 1 Capital Ratio 13.87%, a Tier 1 Capital ratio of 13.87% and a Total Capital Ratio of 14.75%. In addition, Grand Bank has a Tier I Leverage Capital to Total Asset Ratio of 7.12% as of June 30, 2015.

DESCRIPTION OF INDEPENDENT CAPITAL STOCK

General

The following summarizes some of the important rights of Independent shareholders. This discussion does not purport to be a complete description of these rights. These rights can be determined in full only by reference to federal and state banking laws and regulations, the TBOC and Independent’s certificate of formation and bylaws.

Independent’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of August 31, 2015, Independent had 17,111,394 outstanding shares of its common stock and 23,938.35 shares of its Series A preferred stock were outstanding. All of Independent’s shares outstanding at that date were fully paid and nonassessable. As of August 31, 2015, Independent had 362 holders of record of common stock.

Independent Common Stock

Voting Rights. Subject to any special voting rights that may be given to any series of preferred stock that Independent may issue in the future, holders of Independent’s common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. No shareholder has the right of cumulative voting with respect to the election of directors.

With respect to any matter other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Texas law or Independent’s certificate of formation, the act of the shareholders will be the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter at a meeting of shareholders at which a quorum is present. For purposes of such a vote, however, all abstentions and broker nonvotes are not counted as voted either for or against such matter.

In elections of directors in which the number of nominees for election as director does not exceed the number of directors to be elected (generally referred to as an “uncontested election”), the directors will be elected by a majority of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. If the number of nominees for election exceeds the number of directors to be elected at a meeting of shareholders (generally referred to as a “contested election”), directors will be elected by a plurality of the votes cast. For purposes of determining whether a director is elected in an uncontested election, a majority of the votes cast means that the number of votes cast for a director must exceed the number of votes cast against that director, and abstentions and broker nonvotes shall not be counted as votes cast either for or against any nominee for director. For purposes of determining whether a director is elected in a contested election, the nominees equal in number to the number of directors to be elected who receive the highest number of votes among all nominees will be elected as directors.

Dividend Rights. Holders of Independent’s common stock are entitled to dividends when, as and if declared by Independent’s board of directors out of funds legally available therefor.

Liquidation Rights. In the event of Independent’s liquidation, the holders of Independent common stock will be entitled to share ratably in any assets remaining after payment of all debts and other liabilities.

Other. Independent’s common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.

Transfer Agent and Registrar. The transfer agent and registrar for Independent’s common stock is Wells Fargo Shareowner Services, at 1110 Centre Point Curve, Suite 101, Mendota Heights, Minnesota 55120-4101.

Listing. Independent’s common stock is listed on the NASDAQ Global Select Market under the symbol “IBTX.”

Independent Preferred Stock

Upon authorization of Independent’s board of directors, Independent may issue shares of one or more series of its preferred stock from time to time. Independent’s board of directors may, without any action by holders of common stock (and except as may be otherwise provided in the terms of any series of preferred stock of which there are shares outstanding holders of preferred stock) adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. Independent’s board of directors has not designated or established any series of preferred stock. The rights of any series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

Independent may issue shares of, or rights to purchase shares of, one or more series of Independent’s preferred stock that have been designated from time to time, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock;

•	discourage an unsolicited proposal to acquire Independent; or

•	facilitate a particular business combination involving Independent.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of Independent’s shareholders might believe to be in their best interests or in which Independent’s shareholders might receive a premium for their stock over Independent’s then market price.

Independent Series A Preferred Stock

The following description is a general summary of the terms of our Senior Non-Cumulative Perpetual Preferred Stock, Series A, or Series A preferred stock. The description below does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of formation, as amended, and the applicable certificate of designation to our certificate of formation establishing the terms of the Series A preferred stock and our bylaws, as amended, each of which we will make available upon request. The descriptions herein does not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our certificate of formation, the applicable certificate of designation and our bylaws because they, and not the summaries, define the rights of holders of shares of our Series A preferred stock. See “Where You Can Find More Information” on page 102 for more information.

Original Issuance

In connection with the consummation of the acquisition of BOH Holdings, Inc. on April 15, 2014, we exchanged a share of our Series A preferred stock for each share of the BOH Holdings Series C preferred stock then outstanding. Our Series A preferred stock provides the same relative rights, preferences, privileges and voting powers, and is subject to the same limitations and restrictions as were the shares of the BOH Holdings Series C preferred stock, taken as a whole, existing immediately prior to the consummation of the acquisition. All of our outstanding shares of Series A preferred stock issued in the BOH Holdings, Inc. acquisition is held and owned by the U.S. Treasury. The following is a summary of the relative rights, privileges and preferences of our Series A preferred stock.

Authorized Shares

There are 23,938.35 authorized shares of the series of our Series A preferred stock, all of which are issued and outstanding.

Ranking

The Series A preferred stock is ranked senior to the common stock with respect to dividend rights and rights to participate in our assets upon our winding up or termination.

Exchange/Conversion Rights

Holders of shares of the Series A preferred stock have no rights to exchange or convert their shares into any other securities of the Company.

Dividends

Holders of Series A preferred stock are entitled to receive at the end of each quarterly dividend period an amount equal to one-quarter of the applicable dividend rate (which rate is approximately 1%) multiplied by the liquidation amount per each share of Series A preferred stock, which liquidation amount is currently equal to $1,000 per share, or approximately $60,000 per quarter. In January 2016, the dividend on the Series A preferred stock increases from 1% to 9% annually, and, at that time, it is anticipated that Independent will redeem all of the Series A preferred stock.

Voting Rights

The holders of the Series A preferred stock have no general voting rights other than as required under Texas law or expressly provided by the Company and summarized below.

The written consent of the U.S. Treasury, as long as the U.S. Treasury holds any shares of Series A preferred stock, or the written consent of holders of a majority of the outstanding shares of Series A preferred stock if the U.S. Treasury no longer holds any such shares, is required generally to approve the following actions by the Company, subject to certain exceptions as stated in the statement of designation for the Series A preferred stock:

•	Authorization of any shares of, or securities convertible, exchangeable or exercisable for shares of, any Company capital stock ranking senior to the Series A preferred stock with respect to either or both the payment of dividends and/or the distribution of our assets upon our winding up or termination;

•	Any amendment of the statement of designation for the series of the Series A preferred stock that would adversely affect the rights, preferences, privileges or voting powers for such Series A preferred stock;

•	Certain share exchanges or reclassifications involving the Series A preferred stock or any merger of the Company unless the shares of Series A preferred stock remain outstanding or become securities of the resulting entity or its ultimate parent and the shares continue to have equivalent rights, preferences, privileges and voting powers;

•	Any sale of all or substantially all of the assets of the Company unless the Series A preferred stock were redeemed in full in connection with such sale; and

•	The consummation of certain change of control transactions resulting in the surviving entity continuing as a bank holding company or savings and loan holding company, unless the shares of Series A preferred stock are converted into securities of the surviving entity or its ultimate parent and the shares continue to have equivalent rights, preferences, privileges and voting powers.

Board Observer Rights

A majority of the outstanding shares of Series A preferred stock have the right to designate a representative to be invited to attend, in a nonvoting capacity, all meetings of the Company’s board of directors in the event that the Company has failed to timely pay dividends due upon the Series A preferred stock for an aggregate of five quarterly dividend periods, whether or not consecutive. This right to select an observer terminates upon timely dividend payments for four consecutive quarterly dividends periods, but would be revived in the event there are additional failures to make timely dividend payments for five quarters, in the aggregate, following the termination of observer rights.

Director Designation Rights

Whenever dividends on the Series A preferred stock have not been declared and timely paid in full for an aggregate of six quarterly dividend periods, whether or not consecutive, and the aggregate liquidation preferences of the then-outstanding shares of Series A preferred stock is greater than or equal to $25 million, the authorized number of the Company’s directors will be increased by two and the holders of Series A preferred stock, voting together as a single class, will have the right to elect two directors to fill those newly created directorships at either its next annual meeting (if one is to be held within thirty days) or at a special meeting of shareholders, and this right continues until complete and timely dividend payment have been made for four consecutive quarterly dividend periods. This right to appoint directors revives in the event of any such future failure of the Company to pay complete and timely dividends.

Preemptive Rights

Holders of the Series A preferred stock do not have any preemptive rights.

Liquidation Rights

The holders of Series A preferred stock have a liquidation preference equal to the “liquidation amount” per share plus any accrued and unpaid dividends on each such share. The current liquidation amount for the Series A preferred stock is $1,000 per share for an aggregate liquidation amount of $23,938,350.

Redemption Rights

The Company has the option to redeem, in whole or in part, any or all of the shares of the Series A preferred stock, subject to any required regulatory approval, for a price per share equal to the sum of the liquidation amount per share plus any unpaid dividends for the then current quarterly dividend period up to the day before the redemption date.

Restriction on Redemption and Repurchases of Company Securities

Under the terms of the Series A preferred stock, we may not repurchase or redeem any shares of our capital stock, including any equity securities or trust preferred securities issued by us or any of our affiliates, unless after giving effect to such repurchase or redemption, our Tier 1 capital would be at least equal to $79,376,715 and all dividends have been paid on the Series A preferred stock for the most recently completed quarterly dividend period (or sufficient funds have been reserved).

If the Company does not declare and pay the required dividends on the Series A preferred stock, then for the period of time beginning on the last day of such quarterly dividend period until the last day of the third quarterly dividend period immediately following, the Company will be prohibited from redeeming, purchasing, repurchasing or otherwise acquiring any shares of its capital stock at any time, subject to certain enumerated exceptions.

Business Combinations under Texas Law

A number of provisions of Texas law, Independent’s certificate of formation and bylaws could have an anti-takeover effect and make more difficult the acquisition of Independent by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Independent to negotiate first with Independent’s board of directors.

Independent is subject to the provisions of Title 2, Chapter 21, Subchapter M of the TBOC, or the Texas Business Combination Law, which provides that a Texas corporation may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, an “affiliated shareholder” is generally defined as the holder of 20% or more of the corporation’s voting shares, for a period of three years from the date that person became an affiliated shareholder. The law’s prohibitions do not apply if:

•	the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or

•	the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

Independent has more than 100 shareholders and is considered to be an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

•	the business combination of an issuing public corporation: where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law; or that adopts an amendment to its certificate of formation or bylaws, by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

•	a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three- year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

•	a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; and

•	a business combination of a corporation with its wholly owned Texas subsidiary if the subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the corporation.

Neither Independent’s certificate of formation nor Independent’s bylaws contain any provision expressly providing that Independent will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a nonnegotiated merger or other business combination involving Independent, even if that event would be beneficial to Independent’s shareholders.

Certain Certificate of Formation and Bylaw Provisions Potentially Having an Anti-takeover Effect

Independent’s certificate of formation and bylaws contain certain provisions that could have an anti-takeover effect and thus discourage potential takeover attempts and make it more difficult for Independent’s shareholders to change management or receive a premium for their shares. These provisions include:

•	authorization for Independent’s board of directors to issue shares of one or more series of preferred stock without shareholder approval;

•	the establishment of a classified board of directors, with directors of each class serving a three-year term;

•	a requirement that directors only be removed from office for cause and only upon a majority shareholder vote;

•	a provision that vacancies on Independent’s board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

•	a prohibition of shareholder action by written consent, requiring all actions to be taken at a meeting of the shareholders;

•	the requirement that shareholders representing two-thirds of the outstanding shares of common stock approve all amendments to Independent’s certificate of formation or bylaws and approve mergers and similar transactions;

•	the requirement that any shareholders that desire to bring business before Independent’s annual meeting of shareholders or nominate candidates for election as directors at Independent’s annual meeting of shareholders must provide timely notice of their intent in writing;

•	the prohibition of cumulative voting in the election of directors; and

•	a limitation on the ability of shareholders to call special meetings to those shareholders or groups of shareholders owning at least 20% of Independent’s outstanding shares of common stock.

Limitation of Liability and Indemnification of Officers and Directors

Independent’s certificate of formation provides that its directors are not liable to Independent or its shareholders for monetary damages for an act or omission in their capacity as a director. A director may, however, be found liable for:

•	any breach of the director’s duty of loyalty to Independent or its shareholders;

•	acts or omissions not in good faith that constitute a breach of the director’s duty to Independent;

•	acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director receives an improper benefit, whether or not the benefit resulted from an action taken with the scope of the director’s duties;

•	acts or omissions for which the liability of the director is expressly provided by an applicable statute; and

•	acts related to an unlawful stock repurchase or payment of a dividend.

Independent’s certificate of formation also provides that Independent will indemnify its directors and officers, and may indemnify its employees and agents, to the fullest extent permitted by applicable Texas law from any expenses, liabilities or other matters.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF GRAND BANK AND INDEPENDENT

The rights of shareholders of Grand Bank under the articles of association and bylaws of Grand Bank will differ in some respects from the rights that shareholders of Grand Bank will have as shareholders of Independent under the certificate of formation and bylaws of Independent. Copies of Independent’s certificate of formation and bylaws have been previously filed by Independent with the SEC. Copies of Grand Bank’s articles of association and bylaws are available upon written request from Independent.

Certain differences between the provisions contained in the certificate of formation and bylaws of Independent and the articles of association and bylaws of Grand Bank, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law, as appropriate, and the articles of association and bylaws of Grand Bank and the certificate of formation and bylaws of Independent.

GRAND BANK	INDEPENDENT
Capitalization:

The articles of association of Grand Bank authorizes the issuance of up to 3,750,000 shares of common stock, par value $5.00 per share.

The certificate of formation of Independent authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.01 and 10,000,000 shares of preferred stock, par value $0.01.

The board of directors is authorized to provide for the issuance of preferred stock in one or more classes or series and to fix the rights, designations, preferences related thereto. Currently, 23,938.35 shares of Independent’s Series A preferred stock are outstanding.

Corporate Governance:

The rights of the Grand Bank shareholders are governed by Texas law and the articles of association and bylaws of Grand Bank.	The rights of the Independent shareholders are governed by Texas law and the certificate of formation and bylaws of Independent.

Convertibility of Stock:

The common stock of Grand Bank is not convertible into any other securities of Grand Bank.	The common stock of Independent is not convertible into any other securities of Independent.

Preemptive Rights:

Preemptive rights are denied pursuant to the articles of association.	Preemptive rights are denied pursuant to the certificate of formation.

Election of Directors:

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present unless otherwise provided in the articles of association or bylaws.	Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present unless otherwise provided in the certificate of formation or bylaws.

GRAND BANK	INDEPENDENT

The bylaws provide that, with the exception of board vacancies, directors shall be elected at the regular or special meetings of the shareholders and shall serve until a successor is qualified and elected, or until the earlier of the director’s death, resignation or removal. The right to have cumulative voting for the election of directors by any shareholder is expressly denied by the bylaws.

The bylaws provide that no one shall be nominated or shall serve as a director without the prior written consent of the Texas Banking Commissioner if (i) the bank holds a judgment against such person, (ii) the bank holds a charged-off note on which such person is liable, or (iii) such person has been convicted of a felony.

The certificate of formation provides for three classes of directors and which are intended to consist as nearly as possible to one third of the total number of directors serving on the board. Except for the initial term of two classes of such directors, the directors shall be elected to a three year term. The elections of the directors shall be staggered such that one class of directors will elected in each year.

Any individual that receives the plurality of the votes cast, up to the number of directors to be elected in such election, shall be elected to the board. No cumulative voting is permitted for the election of directors pursuant to the certificate of formation.

Removal of Directors and Board Vacancies:

The bylaws provide that any director may be removed with or without cause at a meeting of the shareholders called expressly for that purpose by the affirmative vote of a majority of the number of shares of the shareholders entitled to vote for the election of such director.

The bylaws also provide that any vacancy on the board of directors may be filled by the affirmative vote of a majority of directors then in office or by a shareholder election at any annual or special meeting called for such purpose.

The bylaws provide that whenever the authorized number of directors is increased, the shareholders may authorize by resolution that a majority of the directors in office shall have the power to fill up to two such directorships.

Independent’s certificate of formation provides that subject to the right of holders of a class of stock having the right to elect a director solely by the holders of that class, any director may be removed only (i) for cause and (ii) by the affirmative vote of the holders of a majority of the combined voting power of the outstanding stock entitled to vote in the election of directors, voting together as a single class.

The certificate of formation also provides that any vacancy on the board occurring between the annual meetings of shareholders, including up to two newly created directorships may be filled by a majority of the board of directors then in office (even if less than quorum), or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

The certificate of formation provides that any change to the number of directors, any increase or decrease is to be apportioned among the classes so as to maintain the representation of one third of the directors in each class.

Amendment of Governing Documents:

The bylaws provide that the board of directors have the power to alter, amend, repeal or adopt any bylaws subject to the right of the shareholders to rescind any board action with regard to the bylaws at a regular meeting of the shareholders or at a properly called special meeting of the shareholders.	The certificate of formation provides that the bylaws of Independent may be amended, repealed, or adopted by (i) the affirmative vote of the majority of the board or (ii) the affirmative vote of at least two-thirds of the holders of voting stock, voting as a single class at a meeting of the shareholders called for that purpose.

GRAND BANK	INDEPENDENT
Shareholder Actions:

Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the certificate of formation.

The bylaws provide that unless otherwise required by law, special meetings of the shareholders for any purpose may be called by (i) the president, (ii) the board of directors, or (iii) the holders of not less than 10% of all of the shares entitled to vote at the meeting. Special meetings shall be held on such date as designated by the person calling the meeting.

The bylaws provide that at any meeting of the shareholders, only actions that are set forth in the notice of such meeting may be presented at the meeting.

The bylaws provide that at written waiver of any notice required pursuant to law, the articles of association or the bylaws, whether before or after the time of the event for which notice is required to be given, is the equivalent of any required notice.

The bylaws provide that the vote of the holders of a majority of the shares entitled to vote and represented at a meeting at which a quorum is present will decide any question brought before such meeting of the shareholders, unless the vote of a greater number is required by law other articles of association or the bylaws.

Shareholder action by written consent is expressly permitted pursuant to the bank’s bylaws, provided such written consent is executed by shareholders of Grand Bank holding not less than all of the shareholders entitled to vote on the subject matter thereof. No prior written notice is required for actions taken by written consent.

Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders unless the vote of a greater number is required by law, the certificate of formation, or the bylaws. Under Texas law, a corporation’s certificate of formation or bylaws may provide that the affirmative vote of holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of the shares required pursuant to Texas law. Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction.

The certificate of formation provides that unless otherwise required by law, special meetings of the shareholders for any purpose may be called by (i) the chairman of the board or (ii) the Secretary or Assistant Secretary at the written request of either (a) the majority of the board of directors or (b) the holders of at least twenty percent (20%) of the corporation’s outstanding capital stock entitled to vote in the election of directors.

Shareholder action by written consent is not permitted.

Shareholder Proposal of Business or Nominations for Directors:

Neither Grand Bank’s articles of association nor its bylaws contain express provisions regarding shareholder proposals of business.

The bylaws provide that nominations for the election of directors may be made by (i) the board or (ii) any

The Bylaws provide that a notice of a shareholders to make a nomination of a person for election as a director or to bring any other matter before a meeting shall be made in writing and received by the Secretary of Independent in the event of an annual meeting of the shareholders, no more than 120 days

GRAND BANK	INDEPENDENT

shareholder entitled to vote that complies with the nominating procedures set forth in the bylaws.

The bylaws require that all shareholder nominations for directors must be received by the Secretary of Grand Bank, and shall be mailed and received at the principal executive officers of Grand Bank not less than sixty business days prior to the meeting or not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to the shareholders.

Shareholder notice to the Secretary must set forth in writing (i) the name and address of the shareholder who intents to make the nomination and of the person or persons to be nominated, (ii) the number of shares of stock of Grand Bank that are beneficially owned by the shareholder that makes the nomination, (iii) a representation that the nominating shareholder is a holder of record of shares of Grand Bank entitled to vote at such meeting and intends to appear in person or by proxy at the meeting, (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person) pursuant to which the nomination or nominations are to be made by the shareholder, (v) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by Grand Bank’s board, (vi) the number of shares of stock of Grand Bank that the nominee beneficially owns, (vii) the number of shares of capital stock of any other bank or similar entity that the nominee or the shareholder beneficially owns and the identities and locations of such institutions, (viii) whether the nominee has ever been convicted of a felony or convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition of bankruptcy or been adjudged bankrupt, (ix) whether Grand Bank holds a judgment against the nominee and (x) whether Grand Bank holds a charged-off note on which the nominee is liable.

The Chairman may refuse to acknowledge the nomination of any person not made in compliance with the bylaws.

and no less than 90 days in advance of the anniversary date of the immediately preceding annual meeting, provided that in the event that the annual meeting is called on a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 15th day following the day on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

In the event of a special meeting of the shareholders, such notice shall be received by the Secretary of Independent not later than the close of business on the 15th day following the day on which notice of the meeting is first mailed to shareholders or public disclosure of the date of the special meeting was made, whichever occurs first.

Every notice by a shareholder must set forth (i) the name and residence of the shareholder of the corporation that intends to make a nomination or bring up any other matter, (ii) a representation that the shareholder is a holder of Independent’s voting stock which indicates the class and number of shares owned and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice, (iii) with respect to notice of an intent to make a nomination for a director, a description of all arrangements and understandings between the shareholder and each nominee pursuant to which the nominations are made, (iv) with respect to an intent to make a nomination, such other information regarding each nominee proposed by such shareholder required to be disclosed in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by Independent’s board, and (v) with respect to the notice of intent to bring up any other matter, a description of the matter and any material interest of the shareholder in the matter.

The Chairman may refuse to acknowledge the nomination of any person not made in compliance with the bylaws.

GRAND BANK	INDEPENDENT
Indemnification; Limitation of Director Liability:

The bylaws provide that Grand Bank shall indemnify each person who was or is a director or executive officer of Grand Bank, and may indemnify any other person, including any person who was serving as a director or other representative of another entity at the request of Grand Bank, in connection with any actual or threatened action, claim, investigation or inquiry, against all expenses, judgments and amounts paid in settlement actually and reasonably incurred in connection with such action, claim, investigation or inquiry.

The bylaws provide that, notwithstanding the foregoing, Grand Bank shall not indemnify any such person in respect of a proceeding (i) in which the person is found liable on the basis that personal benefit was improperly received by him or (ii) in which the person is found liable to Grand Bank.

Additionally, the bylaws provide that indemnification in connection with an action brought by such person against Grand Bank will be available only if the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the person is found liable for willful or intentional misconduct in the performance of his duty to Grand Bank.

Grand Bank must pay to such person any expenses incurred in defending an action, investigation or inquiry, in advance of final disposition, upon Grand Bank receiving an undertaking or agreement by such person to repay such expenses unless it is ultimately determined that such person is entitled to indemnification.

The bylaws provide that Grand Bank may purchase insurance or other arrangements on behalf of any person who is or was a director or officer of Grand Bank or who was or is serving at the request of Grand Bank as a director, officer, employee or agent of another foreign or domestic entity, against liability asserted against any liability incurred by him in such position or arising out of his status as such, irrespective of whether Grand Bank has the power to indemnify him under the articles of association or the bylaws.

The certificate of formation provides for mandatory indemnification of any and all persons who was, are, or are threatened to be, made a party to a proceeding because such person (i) is or was a director or (ii) while a director or officer of Independent, is or was serving at the request of Independent as a director of another foreign or domestic entity, against expenses and other amounts reasonably incurred in connection with legal proceedings to the fullest extent permitted pursuant to the TBOC and the bylaws of Independent.

The certificate of formation permits indemnification of any employee and agent of the corporation in the sole discretion of the board, against expenses and other amounts reasonably incurred in connection with legal proceedings to the fullest extent permitted pursuant to the TBOC and the bylaws of Independent.

The bylaws permit Independent to purchase and maintain insurance on behalf of indemnified persons.

EXPERTS

The consolidated financial statements of Independent Bank Group, Inc. appearing in Independent Bank Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by McGladrey LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

In connection with its role as financial adviser to Grand Bank, Hovde Group has rendered a fairness opinion and will receive certain professional fees in connection with its services. In addition, Grand Bank has agreed to indemnify Hovde Group against certain liabilities, including certain liabilities that may arise under the securities laws. For more information, see “Proposal to Approve the Reorganization Agreement—Hovde Group’s Compensation and Other Relationships with Grand Bank” on page 58.

LEGAL MATTERS

The validity of the shares of Independent common stock to be issued by Independent in connection with the merger will be passed upon by Andrews Kurth LLP, Dallas, Texas.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the board of directors of Grand Bank knows of no matters that will be presented for consideration at the special meeting of its shareholders other than as described in this proxy statement/prospectus. However, if any other matters are properly brought before the special meeting or any adjournment thereof, it is intended that the proxies will act in accordance with their best judgment unless otherwise indicated in the appropriate box on the proxy.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements, information statements and other information with the SEC. Because our common stock trades on the NASDAQ Global Select Market under the symbol “IBTX,” those materials can also be inspected and copied at the offices of that organization. Here are ways you can review and obtain copies of this information:

Paper copies of information	SEC’s Public Reference Room 100 F Street, N.E. Washington, D.C. 20549

NASDAQ Stock Market, Inc. Global Select Market One Liberty Plaza 165 Broadway New York, NY 10006

On-line information, free of charge	SEC’s Internet website at www.sec.gov

Information about the SEC’s Public Reference Room	Call the SEC at 1-800-SEC-0330

We have filed with the SEC a registration statement on Form S-4 under the Securities Act (File No. 333-            ), relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, www.ibtx.com. You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

Attention: Jan Webb, Executive Vice President and Secretary

Independent has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Independent common stock to be issued to shareholders of Grand Bank in the merger. This proxy statement/prospectus constitutes the prospectus of Independent filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

In addition to being a proxy statement of Grand Bank, this document is the prospectus of Independent for the shares of its common stock that will be issued in connection with the merger.

Grand Bank does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the SEC.

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Grand Bank common stock, please contact Lee Dinkel, Grand Bank’s President and Chief Executive Officer, at the following address and telephone number:

Grand Bank

16660 Dallas Parkway, Suite 1700

Dallas, Texas 75248

(972) 735-1000

Grand Bank is required to file Consolidated Reports of Condition and Statements of Income, or Call Reports, quarterly with the Federal Financial Institutions Examination Counsel, or FFIEC. The Call Reports contain financial information (including, but not limited to, detailed information on loan charge-offs and recoveries, changes in the allowance for and lease losses, securities portfolio, loans and lease financing receivables and past due, nonaccrual and renegotiated loans and lease financing receivables) not otherwise set forth separately in this proxy statement/prospectus. All Call Reports filed by Grand Bank may be obtained online from the FDIC at www2.fdic.gov/call_TFR_Rpts/.

You should rely only on the information contained in this proxy statement/prospectus. Neither Independent nor Grand Bank has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. Grand Bank has supplied all of the information about Grand Bank contained in this proxy statement/prospectus and Independent has supplied all of the information contained in this proxy statement/prospectus about Independent and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement/prospectus, which means:

•	incorporated documents are considered part of this proxy statement/prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file later with the SEC automatically will update and supersede information contained in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 001-35854). These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015, including the information in our proxy statement that is part of our Schedule 14A filed with the SEC on April 13, 2015, that is incorporated by reference in that Annual Report on Form 10-K;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 1, 2015, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the SEC on July 31, 2015;

•	our Current Reports on Form 8-K (and any amendments thereto) filed with the SEC on May 1, 2015, May 15, 2015, July 23, 2015, July 27, 2015 and July 31, 2015 (other than any portions thereof deemed furnished and not filed in accordance with SEC rules); and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 2, 2013, and any other amendment or report filed for the purposes of updating such description.

We incorporate by reference in this proxy statement/prospectus any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), from the date of the registration statement of which this proxy statement/prospectus is a part through the date on which the Grand Bank special shareholders’ meeting described in the proxy statement/prospectus is held. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and supersede, where appropriate, the information previously filed with the SEC. These documents are available to you without charge as described above in “Where You Can Find More Information.”

For purposes of this proxy statement/prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

(INCLUDING EXHIBIT A—AGREEMENT AND PLAN OF MERGER)

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

INDEPENDENT BANK GROUP, INC.

AND

GRAND BANK

Dated as of July 23, 2015

A-i

A-ii

A-iii

EXHIBITS:

EXHIBIT A:         Agreement and Plan of Merger

EXHIBIT B:         Voting Agreement

EXHIBIT C:         Release

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made and entered into as of July 23, 2015, by and between INDEPENDENT BANK GROUP, INC., a Texas corporation and registered bank holding company with its principal offices in McKinney, Texas (“IBG”), and GRAND BANK, a Texas state banking association with its principal office in Dallas, Texas (“Grand Bank”).

W I T N E S S E T H:

WHEREAS, IBG desires to acquire all of the issued and outstanding shares of Grand Bank common stock (the “Grand Bank Stock”), through the merger of Grand Bank with and into Independent Bank, a Texas state banking association and wholly owned subsidiary of IBG (“Independent Bank”), with Independent Bank continuing as the surviving bank (the “Merger”), pursuant to which holders of the Grand Bank Stock will be entitled to receive cash and shares of common stock of IBG (the “IBG Stock”) as provided for herein;

WHEREAS, IBG and Grand Bank believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of IBG and Grand Bank and their respective shareholders;

WHEREAS, the parties intend that the Merger qualify as a reorganization within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder;

WHEREAS, to induce IBG to enter into this Agreement, certain shareholders of Grand Bank have agreed to execute and deliver to IBG a Voting Agreement, in the form attached as Exhibit “B”, pursuant to which these shareholders agree to vote their shares of Grand Bank Stock in favor of the Merger;

WHEREAS, IBG and Grand Bank desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby; and

WHEREAS, the respective boards of directors of IBG and Grand Bank have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

ARTICLE I

ACQUISITION OF GRAND BANK BY IBG

Section 1.01. Merger of Grand Bank with and into Independent Bank. Subject to the terms and conditions of this Agreement and the Agreement and Plan of Merger to be entered into between Grand Bank and Independent Bank in the form attached hereto as Exhibit “A” (the “Merger Agreement”), Grand Bank will merge with and into Independent Bank pursuant to the provisions of Section 32.301 of the Texas Finance Code (the “TFC”) and Chapter 10 of the Texas Business Organizations Code (the “TBOC”).

Section 1.02. Effects of the Merger. Independent Bank shall continue as the entity resulting from the Merger (the “Resulting Entity”), and the Merger shall otherwise have the effects set forth in Section 32.301 of the TFC, Section 10.008 of the TBOC, and as set forth in the Merger Agreement.

Section 1.03. Certificate of Formation. The Certificate of Formation and Bylaws of the Resulting Entity shall be as set forth in the Merger Agreement.

Section 1.04. Directors and Officers. The directors and officers of the Resulting Entity shall be as set forth in the Merger Agreement.

Section 1.05. Merger Consideration. At the Effective Time (as defined in Section 1.11), by virtue of this Agreement and without any further action on the part of IBG, Grand Bank or any holder of Grand Bank Stock, all of the shares of Grand Bank Stock outstanding at the Effective Time shall be converted into the right to receive an aggregate $24,100,000, subject to adjustment pursuant to Section 1.05(E) and Section 1.06(D), in cash (the “Aggregate Cash Consideration”), and an aggregate number of shares of IBG Stock as calculated pursuant to Section 1.05(B)(2) with the intent that such shares of IBG Stock have an aggregate value of approximately $56,000,000 (collectively, the “Aggregate Merger Consideration”).

A. Any shares of Grand Bank Stock that are owned by Grand Bank (other than as a fiduciary) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

B. Each share of Grand Bank Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Grand Bank Stock cancelled pursuant to Section 1.05(A)) shall be converted into, and shall be canceled in exchange for, the right to receive:

1. A cash amount equal to the quotient of (i) the Aggregate Cash Consideration, divided by (ii) the number of shares of Grand Bank Stock outstanding immediately prior to the Effective Time (the “Per Share Cash Consideration”), subject to adjustment pursuant to Section 1.05(E) and Section 1.06(D); and

2. A fraction of a share of IBG Stock (rounded to the nearest ten thousandth) equal to the quotient of (i) the quotient of (x) $56,000,000, divided by (y) the number of shares of Grand Bank Stock outstanding immediately prior to the Effective Time (this quotient is referred to as the “Per Share Stock Value”), divided by (ii) $43.7660 (the “Per Share Stock Consideration”).

3. In the event the Average Closing Price of IBG Stock (as defined below) is less than $39.3894, the Per Share Stock Consideration shall be adjusted to be a fraction (rounded to the nearest ten thousandth) determined by dividing (i) the product of (x) the Per Share Stock Value, multiplied by (y) 90%, by (ii) the Average Closing Price of IBG Stock.

4. In the event the Average Closing Price of IBG Stock is greater than $48.1426, the Per Share Stock Consideration shall be adjusted to be a fraction (rounded to the nearest ten thousandth) determined by dividing (i) the product of (x) the Per Share Stock Value, multiplied by (y) 110%, by (ii) the Average Closing Price of IBG Stock.

5. The “Average Closing Price” shall be the average of the daily volume weighted average sale price per share of IBG Stock on The NASDAQ Stock Market, Inc. Global Select Market System (“NASDAQ”) for the ten (10) consecutive trading days ending on and including the third trading day preceding the Closing Date, as reported by Bloomberg;

6. Notwithstanding anything in this Agreement to the contrary, IBG will not issue any certificates or scrip representing fractional shares of IBG Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, IBG shall pay to each former holder of Grand Bank Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price of IBG Stock by (ii) the fraction of a share of IBG Stock which such holder would otherwise be entitled to receive pursuant to this Section 1.05.

C. Subject only to dissenter’s rights under Subchapter H of Chapter 10 of the TBOC, all shares of Grand Bank Stock shall no longer be outstanding and shall be cancelled and retired and all rights with respect thereto shall cease to exist, and each holder of Grand Bank Stock shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 1.05.

D. If the Tangible Book Value (as defined below) on the fifth business day preceding the Closing Date (as defined in Section 2.01) (the “Calculation Date”) is greater than $40,000,000, then on the day prior to the Closing Date, Grand Bank may distribute to its shareholders an amount equal to the difference between (i) the actual amount of Tangible Book Value as of the Calculation Date, less (ii) $40,000,000. Any such distribution is referred to as the “Section 1.05(D) Distribution.”

E. If the Tangible Book Value on the Calculation Date is less than $40,000,000, but more than $39,000,000, then the Aggregate Cash Consideration shall be reduced by an amount equal to the difference between (i) $40,000,000, minus (ii) the Tangible Book Value on the Calculation Date.

F. For purposes of this Agreement, “Tangible Book Value” means the tangible shareholders’ equity of Grand Bank as determined from Grand Bank’s financial statements prepared in accordance with generally accepted accounting principles, consistently applied. The following items shall have been paid or properly accrued for in the calculation of Tangible Book Value:

1. All professional fees incurred by Grand Bank in connection with the transactions contemplated by this Agreement, including investment banking fees, legal fees, accounting fees, and similar costs and expenses;

2. Costs and fees associated with the termination and deconversion of Grand Bank’s material contracts, including its data processing and other IT contracts;

3. All payments owed under employment and change in control agreements, all payments made to directors, officers and employees as closing bonuses, retention payments or similar compensation related to closing, and the costs described in Schedule 1.05(F)(3);

4. The effect on Tangible Book Value of the repayment of outstanding principal and interest due and owing on all FHLB advances owed by Grand Bank, including without limitation the payment of prepayment fees or penalties and other costs and expenses resulting from the repayment of such advances; and

5. The premium for D&O insurance tail coverage.

Unrealized gains and losses on Grand Bank’s investment securities shall be excluded from the calculation of Tangible Book Value.

Grand Bank shall, at least three business days before the Closing Date, provide IBG with a preliminary calculation of Tangible Book Value. If IBG disagrees with such calculation of Tangible Book Value, Grand Bank and IBG shall meet to resolve any such disagreement. If Grand Bank and IBG cannot resolve any such disagreement, then an independent accounting firm mutually agreed to by IBG and Grand Bank shall resolve any such disagreement which resolution shall be final and binding upon Grand Bank and IBG. For clarity, IBG and Grand Bank agree that the tangible shareholders’ equity of Grand Bank as of June 30, 2015 was $41,488,692. The calculation of Tangible Book Value will be prepared and presented in the form set forth in Schedule 1.05(F).

Section 1.06. Treatment of Grand Bank Stock Options. As represented by Grand Bank in Section 3.02(A), Grand Bank has granted options to purchase shares of Grand Bank Stock which are unexercised and outstanding (the “Options”). A list of the outstanding Options is set forth in Schedule 3.02(A).

A. Grand Bank shall use its commercially reasonable best efforts to enter into a written agreement (the “Option Holder Agreement”) with the holders of the Options listed on Schedule 3.02(A) (the “Option Holders”). Within ten calendar days of the date of this Agreement, Grand Bank shall send written notice to the Option Holders, together with the Option Holder Agreement in a form reasonably acceptable to IBG, of the following:

1. Each Option Holder may irrevocably elect to exercise his or her outstanding vested Options by submitting a notice of exercise to Grand Bank, in a form to be attached to the Option Holder Agreement, and tendering the exercise price for such Options in cash to Grand Bank in exchange for the number of shares of Grand Bank Stock subject to the Option. The shares of Grand Bank Stock issued upon the exercise of the Options shall subsequently be converted into the right to receive the consideration set forth in Section 1.05 at the Effective Time; or

2. Each Option Holder may irrevocably elect, by so indicating and executing the Option Holder Agreement, to surrender and terminate the Option in exchange for a cash payment by IBG to the Option Holder in an amount equal to the product of (a) the difference between (i) the sum of (x) the Per Share Cash Consideration, plus (y) the value of Per Share Stock Consideration, minus (ii) the exercise price of the Options, multiplied by (b) the number of shares of Grand Bank Stock subject to the Options that remain unexercised as of the date of the Option Holder Agreement (the “Option Cash Payment”).

B. The Option Holder Agreement shall provide that each Option that is not otherwise immediately exercisable will be deemed to be fully exercisable on the business day immediately preceding the Closing Date. The Option Holder Agreement shall provide that following the surrender or exercise of the Options on the Specified Date, the Options shall terminate and the Option Holders shall have no further rights to acquire shares of Grand Bank Stock pursuant to any such terminated Option.

C. The Options of any Option Holder who has not elected to exercise his or her Options under Section 1.06(A)(1) or who has not signed and delivered to Grand Bank an Option Holder Agreement within thirty calendar days of the date of this Agreement shall be surrendered and terminated in exchange for the Option Cash Payment pursuant to the terms of Section 1.11 of the Grand Bank 2007 Equity Incentive Plan.

D. The Aggregate Cash Consideration shall be reduced by the aggregate amount of cash paid by IBG to the Option Holders who elect to surrender their Options in exchange for the Option Cash Payment.

E. Solely for purposes of determining the Option Cash Payment, the amount of Per Share Cash Consideration and the value of the Per Share Stock Consideration shall be calculated as if the Options being surrendered in exchange for the Option Cash Payment had been exercised in exchange for shares of Grand Bank Stock.

Section 1.07. Treatment of Independent Bank Stock. Each share of Independent Bank Stock outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one share of common stock of Independent Bank as the bank surviving the Merger.

Section 1.08. Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, shares of Grand Bank Stock that are held by shareholders of Grand Bank who have complied with the terms and provisions of Subchapter H of Chapter 10 of the TBOC (each a “Dissenting Shareholder”) shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; provided, however, in the event that a shareholder of Grand Bank fails to perfect, withdraws or otherwise loses any such right or remedy granted by the Subchapter H of Chapter 10 of the TBOC, each share of Grand Bank Stock held by such shareholder shall be converted into and represent only the right to receive the consideration as specified in Section 1.05.

Section 1.09. SEC Filing and Shareholder Approval.

A. IBG shall prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by IBG with the Securities and Exchange Commission (“SEC”) in connection with the issuance of the shares of IBG Stock to the Grand Bank stockholders pursuant to Section 1.05 (including the Proxy Statement for the Shareholder Meeting (as defined below) and prospectus and other proxy solicitation materials of Grand Bank constituting a part thereof (together, the “Proxy Statement”) and all related documents). Grand Bank shall prepare and furnish to IBG such information relating to Grand Bank and its directors, officers and stockholders as may be reasonably required to comply with SEC rules and regulations in connection with the Registration Statement. IBG shall provide Grand Bank, and its legal, financial and accounting advisors, the right to review and provide comments upon (i) the Registration Statement in advance of such Registration Statement being filed with the SEC and (ii) on all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement prior to filing or submission to the SEC. IBG shall consider in good faith all comments from Grand Bank and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information. Grand Bank agrees to cooperate with IBG and IBG’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor and in taking such other actions in connection with the Registration Statement and the Proxy Statement. Provided that Grand Bank has cooperated and promptly provided all information reasonably requested as described above, IBG shall file, or cause to be filed, the Registration Statement with the SEC on or before September 7, 2015. IBG shall use its commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. IBG also agrees to use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

B. The Grand Bank Board shall duly call, give notice of, and cause to be held, a meeting of its shareholders (the “Shareholder Meeting”) and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the Shareholder Meeting. Specifically, the Grand Bank Board will present for the consideration of Grand Bank shareholders a proposal to approve and adopt this Agreement, the Merger, the Merger Agreement and the transactions contemplated hereby and thereby. The Grand Bank Board will (i) cause proper notice of the Shareholder Meeting to be given to the Grand Bank shareholders in compliance with applicable law and regulations, (ii) distribute to the Grand Bank shareholders the Proxy Statement, (iii) recommend by the affirmative vote of the Grand Bank Board a vote in favor of approval of the proposals set forth in this Section 1.09(B), subject to Section 1.09(C) hereof, and (iv) perform such other acts as may reasonably be requested by IBG to ensure that shareholder approval of the proposals set forth in this Section 1.09(B) are obtained. Grand Bank shall print and commence the mailing (at its expense) of the Proxy Statement to its shareholders on or before the fifth business day following the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC prior to or as of such mailing.

C. Notwithstanding the foregoing, Grand Bank and the Board of Directors of Grand Bank (the “Grand Bank Board”) shall be permitted to effect a change in its recommendation as contemplated by Section 1.09(B)(iii) (“Change in Recommendation”) if and only to the extent that:

1. Grand Bank and the Grand Bank Representatives (as defined in Section 5.10) have complied in all material respects with Section 5.10;

2. the Grand Bank Board, after consultation with its outside counsel, shall have determined in good faith that failure to make a Change in Recommendation would reasonably be expected to result in a violation of its fiduciary duties under applicable law; and

3. if the Grand Bank Board intends to effect a Change in Recommendation after Grand Bank has received an Acquisition Proposal (as defined in Section 5.10(D)), (a) the Grand Bank Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by IBG pursuant to subclause (c) below, that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 5.10(E)), (b) Grand Bank shall notify IBG, at least five (5) business days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to IBG a written description of the material terms of the Superior Proposal and copies of such other material documents that Grand Bank is not required to keep confidential, and (c) prior to effecting such a Change in Recommendation, Grand Bank shall, and shall cause its financial and legal advisors to, during the period following Grand Bank’s delivery of the notice referred to in subclause (b) above, negotiate with IBG in good faith for a period of up to five (5) business days (to the extent IBG desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

Section 1.10. Exchange Procedures.

A. On the business day prior to the Closing Date, IBG shall deposit or cause to be deposited in trust with Wells Fargo Bank, N.A. (the “Exchange Agent”) (i) certificates for shares or evidence of shares in book entry form representing the aggregate number of shares of IBG Stock which the holders of Grand Bank Stock are entitled to receive pursuant to Section 1.05, and (ii) an amount of cash equal to the aggregate amount of cash which the holders of Grand Bank Stock are entitled to receive pursuant to Section 1.05 (collectively, the “Aggregate Merger Consideration”).

B. At least thirty calendar days prior to the Closing Date, Grand Bank shall deliver to IBG a final list of shareholders (the “Shareholder List”). The Shareholder List shall be in a form satisfactory to the Exchange Agent and certified as true and correct by the Secretary of Grand Bank. Grand Bank shall reasonably cooperate with the Exchange Agent to finalize the Shareholder List as to content and format. After the date of the Shareholder List, the stock transfer ledger of Grand Bank shall be closed and there shall be no transfers of the shares of Grand Bank Stock on, or changes or modifications of any kind (including without limitation issuances of new certificates to replace lost certificates or to reflect gifts of shares to family members or charitable organizations) to, the stock transfer books of Grand Bank.

C. IBG shall use its commercially reasonable best efforts to cause the Exchange Agent to mail, within ten calendar days following IBG’s receipt of the Shareholder List, to each record holder of an outstanding certificate or certificates representing shares of Grand Bank Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. The form and substance of the letter of transmittal and any associated cover letter shall be mutually acceptable to IBG and Grand Bank before such transmittal materials are mailed to the holders of the Certificates. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed (the “Transmittal Materials”), the holder of such Certificate shall be entitled to receive in exchange therefor (i) an amount of cash (the “Shareholder Cash Consideration”) equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Grand Bank Stock represented by the Certificate (the “Surrendered Shares”), (ii) a number of shares of IBG Stock (the “Shareholder Stock Consideration”) equal to the product of (x) the Per Share Stock Consideration, multiplied by (y) the number of Surrendered Shares, and (iii) an amount of cash as payment in lieu of the issuance of fractional shares of IBG Stock calculated in accordance with Section 1.05(B)(6) (the “Fractional Share Consideration”), and such Certificate shall forthwith be canceled. The consideration to be received by a shareholder of Grand Bank upon surrender of his Certificate is referred to as the “Merger Consideration.” Until surrendered in accordance with this Section 1.10, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

D. If a holder of Certificates surrenders his Certificates and a properly completed and executed letter of transmittal (collectively, the “Transmittal Materials”) at least two business days prior to the Closing Date, then IBG shall use commercially reasonable best efforts to cause the Exchange Agent to, within five business days after the Effective Time, deposit in the United States mail (first class) the following:

1. A check payable to such holder in the amount of the Shareholder Cash Consideration and the Fractional Share Consideration, if applicable; and

2. An account statement issued by the Exchange Agent stating that the Shareholder Stock Consideration has been issued in book entry form and is being held by the Exchange Agent for the benefit of such holder.

If a holder of Certificates presents to the Exchange Agent his Transmittal Materials after two business days prior to the Closing Date, IBG shall use commercially reasonable efforts to cause the Exchange Agent to deliver the Merger Consideration to such holder promptly, with the intent that the Exchange Agent will mail the Merger Consideration to such holder within ten business days following the Exchange Agent’s receipt of the Transmittal Materials from such holder.

E. Former shareholders of Grand Bank shall be entitled to vote after the Effective Time at any meeting of IBG’s shareholders the number of shares of IBG Stock into which their shares are converted, regardless of whether such shareholders of Grand Bank have surrendered their Certificates in exchange therefor.

F. No dividends or other distributions declared after the Effective Time with respect to shares of IBG Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 1.10. After the surrender of a Certificate in accordance with this Section 1.10, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of IBG Stock represented by such Certificate.

G. Any portion of the Aggregate Merger Consideration (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Grand Bank for six months after the Exchange Agent mails the letter of transmittal pursuant to this Section 1.10 shall be delivered to IBG upon demand, and any shareholder of Grand Bank who has not theretofore complied with the exchange procedures in this Section 1.10 shall look to IBG only, and not the Exchange Agent, for the payment of the Merger Consideration in respect of such shares. If outstanding Certificates for shares of Grand Bank Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of IBG Stock or cash would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property or any other applicable law, become the property of IBG (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property.

H. If any shares of IBG Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to IBG) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of IBG Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

I. None of IBG, Grand Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Grand Bank Stock for any IBG Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

J. In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by IBG or the Exchange Agent, the posting by such person of a bond in such amount as IBG or the Exchange Agent may direct, not to exceed the amount of Merger Consideration to be paid with respect to such lost Certificate, as indemnity against any claim that may be made against IBG, Independent Bank, or Grand Bank with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 1.11. Effective Time. The “Effective Time” as that term is used in this Agreement means the effective time of the Merger as specified in the Certificate of Merger filed with and certified by the Texas Department of Banking (“TDB”). The Certificate of Merger shall be filed with the TDB on the Closing Date.

Section 1.12. Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of IBG Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Per Share Stock Consideration shall be adjusted accordingly; provided that an offering or sale of IBG Stock shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the IBG Stock.

Section 1.13. Tax Matters. None of IBG, Independent Bank, or Grand Bank has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of § 368 of the Code. IBG, Independent Bank, Grand Bank shall each use its reasonable best efforts to cause (i) the Merger to qualify as a “reorganization” within the meaning of § 368(a) of the Code, and (ii) each of IBG, Independent Bank, and Grand Bank to be a party to the reorganization within the meaning of § 368(b) of the Code. Each of IBG, Independent Bank, and Grand Bank agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations § 1.368-3, consistent with the treatment of the Merger as a “reorganization” within the meaning of § 368(a) of the Code and in particular as a transaction described in § 368(a)(2)(D) of the Code, Treasury Regulations § 1.368-2(b)(2). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g).

A. IBG and Independent Bank shall deliver to Andrews Kurth LLP a “Tax Representation Letter,” dated as of the effective date of the Registration Statement and signed by an officer of IBG, containing representations of IBG and Independent Bank, and Grand Bank shall deliver to Andrews Kurth LLP a “Tax Representation Letter,” dated as of the effective date of the Registration Statement and signed by an officer of Grand Bank, containing representations of Grand Bank, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render its tax opinion in connection with the Registration Statement. IBG and Independent Bank shall deliver to Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of IBG, containing representations of IBG and Independent Bank, and Grand Bank shall deliver to Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Grand Bank, containing representations of Grand Bank, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render the tax opinion described in Section 8.17. Each of IBG, Independent Bank, and Grand Bank shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 1.13(A).

B. A Grand Bank representative shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of IBG, all Tax Returns for Grand Bank for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. If required by applicable law, IBG shall, and shall cause Grand Bank to, authorize and direct their respective officers to execute any and all Tax Returns required to be filed by Grand Bank pursuant to this Section 1.13(B). The shareholders of Grand Bank shall be responsible for the amount of Taxes of Grand Bank shown due on such Tax Returns. All such Tax

Returns shall be prepared in a manner that is consistent with the past custom and practice of Grand Bank effective for fiscal year 2014, except as required by a change in applicable law.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01. Time and Place of the Closing and Closing Date. The transactions contemplated under this Agreement shall be consummated on a date mutually agreeable to IBG and Grand Bank that is within forty-five days after the receipt of all necessary regulatory, corporate and other approvals, and the expiration of all associated mandatory waiting periods, or such other date to which the parties may agree in writing (“Closing Date”). On the Closing Date, a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

The Closing shall take place at 10:00 a.m., local time at IBG’s headquarters on the Closing Date, or at such other time and place to which IBG and Grand Bank may agree.

Section 2.02. Actions to be Taken at Closing by Grand Bank. At the Closing, Grand Bank shall execute and acknowledge (where appropriate) and deliver to IBG such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to IBG’s obligation to close hereunder):

A. A certificate, dated as of the Closing Date, duly executed by the Secretary of Grand Bank, acting solely in his capacity as an officer of Grand Bank, pursuant to which Grand Bank shall certify (i) the due adoption by the Grand Bank Board of resolutions attached to such certificate authorizing the execution and delivery of this Agreement, the Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by the shareholders of Grand Bank of this Agreement, the Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby, including the Merger; (iii) the incumbency and true signatures of those officers of Grand Bank duly authorized to act on its behalf in connection with the execution and delivery of this Agreement, the Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the taking of all actions contemplated hereby on behalf of Grand Bank; and (iv) a true and correct list of the record holders of Grand Bank Stock as of the Closing Date;

B. A certificate duly executed by the President of Grand Bank, acting solely in his capacity as an officer of Grand Bank, dated as of the Closing Date, pursuant to which Grand Bank shall certify, that (i) all of the representations and warranties made in ARTICLE III of this Agreement are true and correct in all material respects on and as of the date of such certificate as if made on such date (except to the extent such representations and warranties are by their express provisions made as of a specified date), (ii) Grand Bank has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement, and (iii) there has been no Material Adverse Change (as defined in Section 11.10(G)) with respect to Grand Bank since March 31, 2015;

C. Evidence reasonably satisfactory to IBG that, as of the Effective Time, (i) all Grand Bank Employee Plans (as defined in Section 3.28) required to be terminated by IBG prior to the Closing pursuant to Section 5.13 shall have been terminated or amended in accordance with the terms of such Grand Bank Employee

Plans, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other applicable laws and regulations and that all affected participants have been notified of such terminations;

D. All consents and approvals required to be obtained by Grand Bank pursuant from third parties to consummate the transaction contemplated by this Agreement, including those noted in Schedule 3.08;

E. Supplemental disclosure schedules reflecting any material changes to the representations of Grand Bank in ARTICLE III between the date of this Agreement and the Closing Date;

F. The Releases (as defined in Section 5.16), signed by the directors and executive officers of Grand Bank; and

G. All other documents required to be delivered to IBG by Grand Bank under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the intent of this Agreement and reasonably requested by IBG or its counsel.

Section 2.03. Actions to be Taken at Closing by IBG. At the Closing, IBG shall execute and acknowledge (where appropriate) and deliver to Grand Bank such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to Grand Bank’s obligations to close hereunder):

A. A certificate, dated as of the Closing Date, executed by the Secretary of IBG, acting solely in her capacity as an officer of IBG, pursuant to which IBG shall certify (i) the due adoption by the IBG Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, the Merger Agreement, and the other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger; and (ii) the incumbency and true signatures of those officers of IBG duly authorized to act on its behalf in connection with the execution and delivery of this Agreement, the Merger Agreement, and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby on behalf of IBG;

B. A certificate, dated as of the Closing Date, executed by the Secretary of Independent Bank, acting solely in her capacity as an officer of Independent Bank, pursuant to which Independent Bank shall certify (i) the due adoption by the Board of Directors of Independent Bank (the “Independent Bank Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the Merger Agreement and the other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by IBG as the sole shareholder of Independent Bank of the Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger; and (iii) the incumbency and true signatures of those officers of Independent Bank duly authorized to act on its behalf in connection with the execution and delivery of the Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby on behalf of Independent Bank;

C. A certificate, dated as of the Closing Date, duly executed by the Chairman of the Board of IBG, acting solely in his capacity as an officer of IBG, pursuant to which IBG shall certify that (i) all of the representations and warranties made in ARTICLE IV of this Agreement are true and correct in all material respects on and as of the date of such certificate as if made on such date (except to the extent such representations and warranties are by their express provisions made as of a specified date), (ii) IBG has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement, and (iii) there has been no Material Adverse Change with respect to IBG since March 31, 2015;

D. All consents and approvals required to be obtained by IBG from third parties to consummate the transactions contemplated by this Agreement, including those listed on Schedule 4.05;

E. Supplemental disclosure schedules reflecting any material changes to the representations of IBG in ARTICLE IV between the date of this Agreement and the Closing Date; and

F. All other documents required to be delivered to Grand Bank by IBG under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by Grand Bank or its counsel.

Section 2.04. Further Assurances. At any time and from time to time within twelve months after the Closing, at the reasonable request of any party to this Agreement and without further consideration, any party so requested will execute and deliver such other instruments and take such other action as the requesting party may reasonably deem necessary or desirable in order to effectuate the transactions contemplated hereby. In the event that, at any time after the Closing any further commercially reasonable action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such commercially reasonable actions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GRAND BANK

Grand Bank hereby makes the following representations and warranties to IBG.

Section 3.01. Organization. Grand Bank is a Texas banking association, duly organized, validly existing and in good standing under the laws of the State of Texas. Grand Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and Bylaws of Grand Bank, as amended to date, have been made available to IBG. Grand Bank is an insured bank as defined in the Federal Deposit Insurance Act of 1950, as amended (the “FDIA”). The nature of the business of Grand Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Except as set forth in Schedule 3.01, Grand Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Grand Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Grand Bank.

Section 3.02. Capitalization.

A. The authorized capital stock of Grand Bank consists of 3,750,000 shares of Grand Bank Stock, $5.00 par value per share, of which 1,725,550 shares are issued and outstanding as of the date of this Agreement. All of the outstanding shares of capital stock or other securities evidencing ownership of Grand Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. The shares of Grand Bank Stock have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of Grand Bank Stock except pursuant to applicable laws or regulations, and all dividends declared prior to the date of this Agreement on the capital stock of Grand Bank have been paid. Except as set forth in Schedule 3.02(A), there are no shareholder agreements, voting trusts or similar agreements relating to the shares of Grand Bank Stock and the Bylaws of Grand Bank do not impose any restriction on the transfer or voting of the shares of Grand Bank Stock. Except as set forth in Schedule 3.02(A), there are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Grand Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Grand Bank (collectively, the “Stock Rights”). Upon the exercise of the Options listed on Schedule 3.02(A), the number of issued and outstanding shares of Grand Bank Stock will increase.

B. Schedule 3.02(B) contains a true and correct list of the holders of Grand Bank Stock as of the date of this Agreement and, no other person or entity has any equity or other interest in Grand Bank. True and correct copies of all offering materials, as amended and supplemented, distributed by Grand Bank since January 1, 2013, have been made available to IBG.

Section 3.03. Execution and Delivery. Grand Bank has full corporate power and corporate authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement, and (provided the required regulatory and shareholder approvals are obtained) the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the Grand Bank Board. Other than approval by the requisite vote of the shareholders of Grand Bank, no other corporate proceedings or approvals are necessary on the part of Grand Bank to approve this Agreement or the Merger Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement, the Merger Agreement, and the other agreements and documents contemplated hereby and thereby, have been or at Closing will be duly executed by Grand Bank and, assuming due authorization, execution and delivery by the other parties to such agreements and documents, each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of Grand Bank, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.04. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Grand Bank with any of the terms or provisions hereof (provided the required regulatory and shareholder approvals are obtained) will (A) violate any provision of the Articles of Association or Bylaws of Grand Bank, as amended to date; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Grand Bank or any of its Properties (as defined in Section 11.10) or assets; or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien upon any of the respective Properties or assets of Grand Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement, contract or other instrument or obligation to which Grand Bank is a party, or by which Grand Bank or any of its Properties or assets may be bound or subject.

Section 3.05. Compliance with Laws, Permits and Instruments. Grand Bank and its employees hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business. Grand Bank is compliance with all applicable laws, statutes, orders, rules, regulations and policies of any Governmental Authority (as defined in Section 11.10), except where the failure, whether individually or in the aggregate, to be so in compliance could not reasonably be expected to cause a Material Adverse Change.

Section 3.06. Financial Statements.

A. Grand Bank has made available to IBG copies of the audited financial statements of Grand Bank as of and for the years ended December 31, 2014 and December 31, 2013 (the “Grand Bank Financial

Statements”). The Grand Bank Financial Statements (including, in each case, any related notes), were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly present, in all material respects, the financial position of Grand Bank at the dates and for the periods indicated.

B. Grand Bank has made available to IBG true and complete copies of the Reports of Condition and Income for Grand Bank filed with the Federal Deposit Insurance Corporation (“FDIC”) during 2015 and 2014 (“Grand Bank Call Reports”). Each of the Grand Bank Call Reports fairly presents, in all material respects, the financial position of Grand Bank and the results of its operations at the dates and for the periods indicated in conformity, in all material respects, with the instructions for the preparation of Grand Bank Call Reports as promulgated by applicable regulatory authorities. The Grand Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business. Grand Bank has calculated its allowance for loan losses in accordance with GAAP and, to the extent applicable, regulatory accounting principles (“RAP”) as applied to Texas banking associations and in accordance with all applicable rules and regulations. To the Best Knowledge of Grand Bank, the allowance for loan losses for Grand Bank is, and as of the Closing Date shall be, adequate in all material respects to provide for all losses on the loans and other real estate owned by Grand Bank.

Section 3.07. Litigation. Except as disclosed in Schedule 3.07, Grand Bank is not a party to any, and there are no pending or, to the Best Knowledge (as defined in Section 11.10) of Grand Bank, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Grand Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of Grand Bank, is there any reasonable basis for any proceeding, claim or action against Grand Bank that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon Grand Bank or the assets or Property of Grand Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 3.08. Consents and Approvals. The Grand Bank Board has resolved or will resolve to (i) call a special meeting of shareholders for the purpose of approving and adopting this Agreement, the Merger Agreement and the Merger, and (ii) recommend to the Grand Bank shareholders the approval and adoption of this Agreement, the Merger Agreement and the Merger. No approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of Grand Bank in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by Grand Bank of the transactions contemplated hereby or thereby, except as set forth in Schedule 3.08.

Section 3.09. Undisclosed Liabilities. Grand Bank has no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Grand Bank Employee Plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the Grand Bank Financial Statements or the Grand Bank Call Reports, except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since March 31, 2015, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on Schedule 3.09.

Section 3.10. Title to Tangible Assets. True and complete copies of all existing deeds, leases and title insurance policies for all Properties and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which each such Property is subject have been made available to IBG. Grand Bank has good and indefeasible title to, or valid leasehold interest in, all of its tangible assets and Properties including all material personal properties reflected in the Grand Bank Financial Statements or the Grand Bank Call Reports or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (A) as described in Schedule 3.10, (B) as noted in the Grand Bank Financial Statements or the Grand

Bank Call Reports, (C) statutory liens not yet delinquent or which are being contested in good faith, (D) consensual landlord liens, (E) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (F) pledges of assets in the ordinary course of business to secure public funds deposits, and (G) those assets and Properties disposed of for fair value in the ordinary course of business since March 31, 2015.

Section 3.11. Absence of Certain Changes or Events. Except as disclosed on Schedule 3.11, since March 31, 2015, Grand Bank has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and materially consistent with past practices:

A. Incurred any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken, federal funds purchased, and current liabilities for trade or business obligations), none of which, individually or in the aggregate, would result in a Material Adverse Change;

B. Discharged or satisfied any lien or paid any obligation or liability, whether absolute or contingent, due or to become due in an amount greater than $50,000 in the aggregate;

C. Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

D. Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;

E. Acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

F. Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction on any of its Property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent or which are being contested in good faith, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and Properties disposed of for fair value since March 31, 2015;

G. Sold, transferred, leased to others or otherwise disposed of any material amount of its assets (except for assets disposed of for fair value in the ordinary course of business) or canceled or compromised any debt or claim, or waived or released any right or claim, of material value;

H. Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of, any contract, lease or other agreement, or suffered any damage, destruction or loss, which, individually or in the aggregate, would constitute a Material Adverse Change;

I. Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Proprietary Right (as defined in Section 3.16) or modified any existing material rights with respect thereto;

J. Except for routine salary increases made in the ordinary course of business and materially consistent with past practices or as contemplated by this Agreement, made any material change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated (except as expressly provided herein) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by Grand Bank for the benefit of its directors, employees or former employees;

K. Made any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

L. Instituted, had instituted against it, settled or agreed to settle, any litigation, action or proceeding other than routine collection suits instituted by Grand Bank to collect amounts owed or suits in which the amount in controversy is less than $50,000;

M. Suffered any change, event or condition that, individually or in the aggregate, has caused or would reasonably be expected to cause in a Material Adverse Change, or any Material Adverse Change in earnings or costs or relations with its employees, agents, depositors, loan customers, correspondent banks, or suppliers;

N. Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment involving a financial commitment over the term of the contract or commitment in excess of $50,000 other than commitments to extend credit made in the ordinary course of business and materially consistent with past practices;

O. Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any third person, firm or corporation other than in the ordinary course of business and materially consistent with past practices;

P. Sold, or knowingly disposed of, or otherwise divested of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

Q. Made any, or acquiesced with any, change in any accounting methods, principles or material practices, except as required by GAAP or RAP;

R. Sold (provided, however, that payment at maturity or prepayment is not deemed a sale) Investment Securities (as defined in Section 11.10) or purchased Investment Securities, other than U.S. Treasury securities with a maturity of two years or less;

S. Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000;

T. Amended or made any change in its Articles of Association, or Bylaws; or

U. Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A through T above.

Section 3.12. Leases, Contracts and Agreements. Schedule 3.12 sets forth an accurate and complete description of all contracts, leases, subleases, licenses and agreements to which Grand Bank is a party or by which Grand Bank is bound that obligate or could reasonably be expected to obligate Grand Bank for an amount in excess of $50,000 over the entire term of any such agreement (collectively, the “Contracts”). Grand Bank has delivered or made available to IBG true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposits by Grand Bank, but do include unfunded loan commitments and letters of credit issued by Grand Bank where the borrowers’ total direct and indirect indebtedness to Grand Bank is in excess of $100,000. Except as set forth in Schedule 3.12, no participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of Grand Bank. Grand Bank has not received any written notice of material default under or material noncompliance with any Contract. For each lease in which Grand Bank is named as lessee, Grand Bank is the owner and holder of all the leasehold estates or other rights and interest purported to be granted by such instruments, in each case free and clear of any lessee-granted security interests, claims, liens (including tax liens), forfeitures, mortgages, pledges, penalties, encumbrances, assignments or charges whatsoever except as established by the lease or applicable law. Grand Bank enjoys peaceful and undisturbed possession under all leases under which it is currently operating.

Section 3.13. Taxes and Tax Returns.

A. Grand Bank has duly and timely filed or caused to be filed all federal, state, foreign and local tax returns and reports required to be filed by it on or prior to the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and has duly paid or caused to be paid on its behalf all taxes that are due and payable by it on or prior to the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on its financial statements. As of the date hereof, Grand Bank has no material liability for taxes in excess of the amount reserved or provided for on its financial statements as of the date thereof.

B. There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon Grand Bank, nor has Grand Bank given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

C. Proper and accurate amounts, if required, have been withheld by Grand Bank from its employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable law.

D. With respect to any taxable period beginning after December 31, 2011, the federal income tax returns of Grand Bank have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of Grand Bank, threatened.

E. Grand Bank has not entered into any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement or any current or potential contractual obligation to indemnify any other person with respect to taxes that will require any payment by Grand Bank after the date of this Agreement.

F. As used in this Agreement, the terms “tax” and “taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon. Additionally, the terms “tax return” and “tax returns” means any return, declaration, report, property rendition, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto and including any amendment thereof.

G. Grand Bank has delivered or made available to IBG correct and complete copies of all federal income tax returns filed by Grand Bank with the Internal Revenue Service (“IRS”), examination reports, and statements of deficiencies assessed against or agreed to by Grand Bank, if any, with respect to any taxable period beginning after December 31, 2011.

H. Schedule 3.13(H) sets forth an accurate and complete description as to the United States federal net operating and capital loss carryforwards for Grand Bank (including the year such net operating or capital loss was generated and any limitations of such net operating or capital loss carryforwards under Code Sections 382, 383 or 384 or the Treasury Regulations, excluding any such limitations arising from the transactions contemplated under this Agreement) as of December 31, 2012.

I. Effective as of June 3, 2002 (the “S Election Date”), Grand Bank made a valid election to be taxed, for federal income tax purposes (and, where applicable, for state income tax purposes), as a Subchapter S corporation and that election is in effect as of the date of this Agreement. Grand Bank has not taken, and to the Best Knowledge of Grand Bank no shareholder of Grand Bank has taken, any action that would cause Grand Bank to cease being an S corporation. Grand Bank is not currently and will not at any time before the Closing Date be liable for any tax under Code §1374.

J. Except as set forth in Confidential Schedule 3.13(J), for any tax year of Grand Bank beginning on or after the S Election Date, no audit by the IRS has commenced or been completed pursuant to Code §§6241 through 6245 regarding Subchapter S items, and no agreement, consent or waiver to extend the statute of limitations of Subchapter S items of Grand Bank has been given. To Grand Bank’s Best Knowledge, for any tax year of Grand Bank beginning after the S Election Date, each Grand Bank shareholder’s treatment of Subchapter S items with respect to Grand Bank is consistent with the manner in which Grand Bank has filed its tax returns, and no audit by the IRS or any Grand Bank shareholder has occurred except as set forth in Confidential Schedule 3.13(J).

K. Since the S Election Date, Grand Bank has not been required to include in income any material adjustment pursuant to Code §481 by reason of a voluntary change in accounting method initiated by Grand Bank, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Grand Bank). No dividend or other distribution declared or paid by Grand Bank since the S Election Date has exceeded the portion of Grand Bank’s “accumulated adjustments account” (within the meaning of Treasury Regulation § 1.1368-2) property allocated to such distribution in accordance with that regulation, and no dividend or distribution declared or paid by Grand Bank before the Effective Time will exceed the portion of Grand Bank’s accumulated adjustments account properly allocated to such distribution in accordance with that regulation.

Section 3.14. Insurance. Schedule 3.14 contains a complete list and brief description of all policies of insurance, including fidelity and bond insurance, maintained as of the date of this Agreement by Grand Bank. All such policies (A) are sufficient for compliance by Grand Bank, in all material respects, with all requirements of applicable law and all agreements to which Grand Bank is a party, (B) are valid, outstanding and enforceable, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), and (C) are presently in full force and effect, and, except as set forth in Schedule 3.14, no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Grand Bank is not in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion. Each material Property of Grand Bank is insured for the benefit of Grand Bank in amounts deemed adequate by Grand Bank’s management against risks customarily insured against. Except as set forth in Schedule 3.14, there have been no claims under any fidelity bonds of Grand Bank since January 1, 2013, and to the Best Knowledge of Grand Bank, there are no facts that could reasonably be expected to form the basis of a claim under such bonds.

Section 3.15. No Adverse Change. Except as disclosed in the representations and warranties made in this ARTICLE III and the Schedules hereto, there has not been any Material Adverse Change since March 31, 2015, nor to the Best Knowledge of Grand Bank, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to Grand Bank.

Section 3.16. Proprietary Rights. Grand Bank does not require the use of any material patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (collectively, “Proprietary Rights”) for the business or operations of Grand Bank that are not owned, held or licensed by Grand Bank. Grand Bank has not received within the past three years any written notice of infringement of or conflict with the rights of others with respect to the use by Grand Bank of Proprietary Rights. There is no claim or action by any such person pending or, to the Best Knowledge of Grand Bank, threatened, with respect thereto.

Section 3.17. Transactions with Certain Persons and Entities. Except as set forth in Schedule 3.17, Grand Bank does not owe any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to, any of the present or former directors or officers (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of Grand Bank, and none of such persons owes any amount to Grand Bank. There are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among Grand Bank, whether on its own behalf or in its capacity as trustee or custodian for the funds of any Grand Bank Employee Plan, and any of its Affiliates (as defined in Section 11.10).

Section 3.18. Evidences of Indebtedness. All evidences of indebtedness and leases that are reflected as assets of Grand Bank are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies), and are not subject to any asserted or, to the Best Knowledge of Grand Bank, threatened, defenses, offsets or counterclaims that may reasonably be asserted against Grand Bank or the present holder thereof. The credit and collateral files of Grand Bank contain all material information (excluding general, local or national industry, economic or similar conditions) actually known to Grand Bank that is required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the loan portfolio of Grand Bank (including loans that will be outstanding if Grand Bank advances funds it is obligated to advance), except for items identified on Grand Bank’s internal exception list which has been made available to IBG. All loans classified substandard, doubtful, loss, nonperforming or problem loans internally by management of Grand Bank or any applicable Regulatory Agency (as defined in Section 11.10) are set forth on Grand Bank’s watch list, which is set forth in Schedule 3.18. Notwithstanding anything to the contrary contained in this Section 3.18, no representation or warranty is being made as to the sufficiency of collateral securing, or the collectability of, the loans of Grand Bank.

Section 3.19. Employee Relationships. Grand Bank has complied in all material respects with all applicable material laws relating to its relationships with its employees, and Grand Bank reasonably believes that the relationship between Grand Bank and its employees is good. To the Best Knowledge of Grand Bank, no key executive officer or manager of any of the operations of Grand Bank or any group of employees of Grand Bank has or have any present plans to terminate their employment with Grand Bank. Schedule 3.19 contains a list of all employees of Grand Bank and their annual compensation and a list of all employment agreements, employment letters, change in control payment letter agreements and all other similar contracts, arrangements, or understandings with any employee of Grand Bank (the “Employment Contracts”) and the amounts owed by Grand Bank under the Employment Contracts in connection with the consummation of the transactions contemplated by this Agreement.

Section 3.20. Condition of Assets. All tangible assets used by Grand Bank are in good operating condition, ordinary wear and tear excepted, and conform, in all material respects, with all applicable ordinances, regulations, zoning and other laws, whether federal, state or local. None of Grand Bank’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.

Section 3.21. Environmental Compliance.

A. Grand Bank and all of its Properties and operations are in material compliance with all applicable Environmental Laws (as defined in Section 11.10). Grand Bank has not received any written notice of any past, present, or future conditions, events, activities, practices or incidents that could reasonably be expected to materially interfere with or prevent the compliance of Grand Bank with all applicable Environmental Laws.

B. Grand Bank has obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws.

C. No Hazardous Materials (as defined in Section 11.10) exist on, about or within any of the Properties, nor to the Best Knowledge of Grand Bank, have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties, except as would not be expected to have or cause a Material Adverse Change. The use that Grand Bank makes of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties, except as would not be expected to have or cause a Material Adverse Change.

D. There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to the Best Knowledge of Grand Bank, threatened, against Grand Bank relating in any way to any Environmental Law. Grand Bank has no liability for remedial action under any Environmental Law. Grand Bank has not received any written request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has Grand Bank received any written notice from any Governmental Authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including any letter, notice or inquiry from any person or Governmental Authority informing Grand Bank that it is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made).

Section 3.22. Regulatory Compliance.

A. Since January 1, 2013, Grand Bank has not been and is currently not, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of the items set forth in the preceding clauses (i) through (vii), a “Regulatory Agreement”). There are no pending or, to the Best Knowledge of Grand Bank, threatened investigations by any Regulatory Agency with regard to Grand Bank.

B. All reports, records, registrations, statements, notices and other documents or information required to be filed by Grand Bank with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of Grand Bank, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

Section 3.23. Absence of Certain Business Practices. Neither Grand Bank, nor any of its officers, employees or agents or any other person authorized to act on their behalf, has, directly or indirectly, since January 1, 2013, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Grand Bank (or assist Grand Bank in connection with any actual or proposed transaction) that (A) may reasonably be expected to subject Grand Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, may reasonably have resulted in a Material Adverse Change or (C) if not continued in the future may reasonably be expected to result in a Material Adverse Change or may reasonably be expected to subject Grand Bank to suit or penalty in any private or governmental litigation or proceeding.

Section 3.24. Books and Records. The minute books, stock certificate books and stock transfer ledgers of Grand Bank have been kept accurately in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of Grand Bank that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.25. Forms of Instruments, Etc. Grand Bank has made and will make available to IBG copies of all of its standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of its business.

Section 3.26. Fiduciary Responsibilities. Grand Bank has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, where the failure to so perform would result in a Material Adverse Change.

Section 3.27. Guaranties. Except in the ordinary course of business, according to past business practices and in material compliance with applicable law, Grand Bank has not guaranteed the obligations or liabilities of any other person, firm or corporation.

Section 3.28. Employee Benefit Plans.

A. Set forth on Schedule 3.28 is a complete and correct list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive, compensation, deferred compensation, retention profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) is currently maintained or contributed to by Grand Bank, or with respect to which Grand Bank has any liability, and (ii) provides benefits to any officer, employee, service provider, former officer or former employee of Grand Bank, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the “Grand Bank Employee Plans” and each individually an “Grand Bank Employee Plan”).

B. No Grand Bank Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA. Grand Bank has delivered or made available to IBG true, accurate and complete copies of the documents comprising each Grand Bank Employee Plan and any related trust agreements, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”), any contracts with independent contractors (including actuaries and investment managers) that relate to any Grand Bank Employee Plan, the Form 5500 filed with the IRS in each of the three (3) most recent plan years with respect to each Grand Bank Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto, as reasonably requested by IBG. There have been no prohibited transactions (described under Section 406 of

ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other material breaches or violations of any law applicable to the Grand Bank Employee Plans and related Funding Arrangements that could reasonably be expected to subject IBG, Independent Bank, or Grand Bank to any material taxes, penalties or other liabilities. Each Grand Bank Employee Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination or opinion letter, and does not have any amendments for which the remedial amendment period under Code Section 401(b) has expired. To the Best Knowledge of Grand Bank, all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Grand Bank Employee Plan have been timely and completely filed or distributed. Each Grand Bank Employee Plan has been operated in material compliance with applicable law or in accordance with its terms. There are no pending claims, lawsuits or actions relating to any Grand Bank Employee Plan (other than ordinary course claims for benefits) and, to the Best Knowledge of Grand Bank, none are threatened. Except as otherwise disclosed in accordance with Section 5.13, no written or, to the Best Knowledge of Grand Bank, oral representations have been made by Grand Bank to any employee or former employee of Grand Bank promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment (except to the extent of coverage required under Section 4980B of the Code or applicable state law). Compliance with FAS 106 will not create any material change to the Grand Call Reports. Except to the extent that the payment could constitute an “excess parachute payment” under Section 280G of the Code, there are no contracts or arrangements providing for payments that will be nondeductible or subject to excise tax under Code Sections 4999 or 280G, nor will IBG or Independent Bank be required to “gross up” or otherwise compensate any person because of the limits contained in such Code sections. There are no surrender charges, penalties, or other costs or fees that could reasonably be expected to be imposed by any person against Grand Bank, an Employee Plan, or any other person, including an Grand Bank Employee Plan participant or beneficiary, as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Grand Bank Employee Plan.

C. With respect to each “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained or contributed to or required to be contributed to, currently or in the past, by any trade or business with which Grand Bank is required by any of the rules contained in the Code or ERISA to be treated as a single employer (“Controlled Group Plans”):

1. All Controlled Group Plans which are “group health plans” (as defined in the Code and ERISA) have been operated prior to the Closing in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Section 4980B of the Code and could not reasonably be expected to subject Grand to material liability;

2. There is no Controlled Group Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA), nor has there been a Controlled Group Plan that is a defined benefit plan in the last five (5) calendar years; and

3. Except as disclosed in Schedule 3.28, there is no Controlled Group Plan that is a “multiple employer plan” or “multi-employer plan” (as either such term is defined in ERISA), nor has there been a Controlled Group Plan that is either a multiple employer plan or multi-employer plan since January 1, 2010.

D. All Grand Bank Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Grand Bank Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no material changes in the information set forth therein.

E. All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each Grand Bank Employee Plan.

Section 3.29. No Excess Parachute Payments. No amount, whether in cash or property or vesting of property, that will be received by or benefit provided to, any officer, director or employee of Grand Bank or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation 1.280 G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect will be an “excess parachute payment” (as such term is defined in 280G(b)(1) of the Code) solely as a result of the transactions contemplated by this Agreement; and no such person is entitled to receive any additional payment from Grand Bank or IBG in the event that the excise tax of Section 4999(a) of the Code is imposed on such person.

Section 3.30. Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Grand Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. § 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. Grand Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Grand Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. Grand Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 3.31. Data Processing Agreements. Grand Bank obtains its data processing services, ATM, and other information technology services exclusively through the contracts or agreements with the persons or entities described on Schedule 3.31 (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect as of the date hereof, has been provided to IBG. Other than the DP Contracts, Grand Bank has no agreement with any other person or entity for data processing, ATM or other technology services.

Section 3.32. Dissenting Shareholders. To the Best Knowledge of Grand Bank, there is no plan or intention on the part of any shareholders of Grand Bank to exercise their appraisal rights in the manner provided by applicable law.

Section 3.33. Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. Grand Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. Since January 1, 2013, Grand Bank has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Best Knowledge of Grand Bank there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.

Section 3.34. Usury Laws and Other Consumer Compliance Laws. All loans of Grand Bank have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including the Texas usury statutes as currently interpreted, Regulation Z (12 C.F.R. § 226 et seq.) issued by the FRB, the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. Art. 5062-2.01, et seq.) and all statutes governing the operation of banks operating in the State of Texas. Each such loan was made by Grand Bank in the ordinary course of its lending business.

Section 3.35. Zoning and Related Laws. All real property owned or operated by Grand Bank and the use thereof is in compliance with all applicable laws, ordinances, regulations, orders or requirements, including building, zoning and other laws, except where the failure, whether individually or in the aggregate, to be so in compliance could not reasonably be expected to cause a Material Adverse Change.

Section 3.36. Business Combination. This Agreement and the transactions contemplated hereby are exempt from the requirements of Subchapter M of Chapter 21 of the TBOC and, any other applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

Section 3.37. Community Reinvestment Act. Grand Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (the “CRA”) and all regulations issued thereunder. Grand Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and Grand Bank has no Knowledge of any reason why Grand Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why any Governmental Agency may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Grand Bank under the CRA.

Section 3.38. Representations Not Misleading. No representation or warranty by Grand Bank contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of Grand Bank, all written statements, exhibits, schedules, and other documents furnished to IBG by Grand Bank as part of the due diligence for this Agreement are accurate in all materials respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IBG

IBG hereby makes the following representations and warranties to Grand Bank.

Section 4.01. Organization. IBG is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. IBG is a corporation duly organized, validly existing and in good standing under the laws, rules and regulations of the State of Texas. IBG has all requisite corporate power and authority to own Independent Bank as now owned and to enter into and carry out its obligations under this Agreement and the Merger Agreement. True and complete copies of the Certificate of Formation and Bylaws of IBG, as amended to date, have been made available to Grand Bank. IBG is the sole beneficial and record owner of all of the issued and outstanding shares of capital stock of Independent Bank, free and clear of all liens, security interests, and encumbrances of any kind or character.

Section 4.02. Execution and Delivery. IBG has full corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement and (provided the required regulatory approvals are obtained) the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the IBG Board. Except for the written consent of IBG as the sole shareholder of Independent Bank, no other corporate proceedings on the part of IBG are necessary to approve this Agreement or the Merger Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement, the Merger Agreement, and the other agreements and documents contemplated hereby and thereby have been, or at Closing will be, duly and validly executed and delivered to Grand Bank, and each constitutes or at Closing will constitute a valid and binding obligation of IBG, enforceable against IBG in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.03. IBG Capitalization. The authorized capital stock of IBG consists of 100,000,000 shares of common stock, $0.01 par value per share, of which 17,108,394 shares are outstanding as of the date of this Agreement and 10,000,000 shares of preferred stock, par value $0.01 per share, of which 23,938.35 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A were issued or outstanding as of the date of this

Agreement. Except as set forth in Schedule 4.03, there are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, IBG to purchase or otherwise acquire any security of or equity interest in IBG, obligating IBG to issue any shares of, restricting the transfer of, or otherwise relating to shares of its capital stock of any class. There are no outstanding contractual obligations of IBG to vote or dispose of any shares of IBG Stock. There are no shareholder agreements, voting trusts or similar agreements relating to the IBG Stock. All of the issued and outstanding shares of the IBG Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of the IBG Stock have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the IBG Stock except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement have been paid.

Section 4.04. Independent Bank.

A. Independent Bank is a Texas state banking association, duly organized, validly existing and in good standing under the laws of the state of Texas. Independent Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Certificate of Formation and Bylaws of Independent Bank, as amended to date, have been made available to Grand Bank. Independent Bank is an insured bank as defined in the FDIA. The nature of the business of Independent Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Except as set forth in Schedule 4.04(A), Independent Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Independent Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Independent Bank.

B. The authorized capital stock of Independent Bank consists of 2,000,000 shares of common stock, $1.00 par value per share, of which 985,930 shares are issued and outstanding as of the date of this Agreement (the “Independent Bank Stock”) and owned by IBG. All of the outstanding shares of capital stock or other securities evidencing ownership of Independent Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Independent Bank, except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement on such capital stock have been paid. There are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Independent Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Independent Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of Independent Bank.

Section 4.05. Consents and Approvals. Except for regulatory and other approvals as disclosed in Schedule 4.05, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of IBG in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, including the Merger Agreement or the consummation by IBG of the transactions contemplated hereby or thereby.

Section 4.06. Regulatory Approval. Each of IBG and Independent Bank is “well capitalized” as defined by federal regulations as of the date hereof. Independent Bank has a CRA rating of “satisfactory”. IBG reasonably believes that it will be able to obtain all requisite regulatory approvals necessary to consummate the Merger in a timely manner.

Section 4.07. SEC Filings; Financial Statements.

A. Except as set forth in Schedule 4.07, IBG has timely filed and made available to Grand Bank all documents required to be filed by IBG since April 1, 2013 (the “IBG SEC Reports”). The IBG SEC Reports, including any IBG SEC Reports filed after the date of this Agreement until the Effective Time, at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (A) complied in all material respects with the applicable requirements of the U.S. federal securities laws and other applicable laws, statutes, rules and regulations, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such IBG SEC Reports or necessary in order to make the statements in such IBG SEC Reports, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unrestricted comments received from the SEC staff with respect to the IBG SEC Reports. To the Best Knowledge of IBG, none of the IBG SEC Reports is the subject of ongoing SEC review or investigation.

B. Each of the IBG financial statements (including, in each case, any related notes) contained in the IBG SEC Reports, including any IBG SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of IBG and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

C. IBG has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements or that IBG should modify its accounting in future periods.

D. Since December 31, 2012, none of IBG nor any of its Subsidiaries, nor, to IBG’s Best Knowledge any director, officer or employee of IBG or any of its Subsidiaries or any auditor, accountant or representative of IBG or any of its Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of IBG or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that IBG or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing IBG or any of its Subsidiaries, whether or not employed by IBG or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by IBG, any of its Subsidiaries or any of their officers, directors, employees or agents to IBG’s or any of its Subsidiaries’ board of directors or any committee thereof or to any director or officer of IBG or any of its Subsidiaries. Since December 31, 2012, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, individuals performing similar functions, IBG’s or any of its Subsidiaries’ board of directors or any committee thereof.

E. There are no outstanding loans made by IBG or any of its Subsidiaries to any executive officer or director of IBG, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

Section 4.08. Undisclosed Liabilities. IBG and Independent Bank have no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the IBG SEC Reports, except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since the date of the most recent IBG SEC Report, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on Schedule 4.08.

Section 4.09. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by IBG or Independent Bank with any of the terms or provisions hereof or thereof (provided the required regulatory and shareholder approvals are obtained) will (A) violate any provision of the charters, articles, certificates or bylaws of IBG, or Independent Bank; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IBG or Independent Bank or any of their respective properties or assets; (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien upon any of the respective properties or assets of IBG, or Independent Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which IBG or Independent Bank is a party, or by which IBG or Independent Bank or any of their respective properties or assets or business activities, may be bound or subject.

Section 4.10. Litigation. Except as disclosed in Schedule 4.10, neither IBG nor any of its Subsidiaries are parties to any, and there are no pending or, to the Best Knowledge of IBG, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against IBG or its Subsidiaries which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of IBG, is there any basis for any proceeding, claim or any action against IBG or its Subsidiaries that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon IBG or its Subsidiaries or the assets or properties of IBG or its Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 4.11. Compliance with Laws, Permits and Instruments. IBG, its Subsidiaries and its employees hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. IBG and its Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations and policies of any Governmental Authority, except where the failure, whether individually or in the aggregate, to be so in compliance could not reasonably be expected to cause a Material Adverse Change with respect to IBG or any of its Subsidiaries. IBG is in material compliance with all applicable listing and corporate governance rules of NASDAQ.

Section 4.12. No Material Adverse Change. Except as disclosed in the representations and warranties made in this ARTICLE IV and the Schedules hereto, there has not been any Material Adverse Change with respect to IBG or Independent Bank since March 31, 2015, nor to the Best Knowledge of IBG, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to IBG or Independent Bank.

Section 4.13. Financing. IBG has, or at the Closing will have, sufficient cash on hand which is uncommitted as to any other use, or a credit facility with sufficient availability, to pay the Aggregate Cash Consideration.

Section 4.14. Representations Not Misleading. No representation or warranty by IBG contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of IBG, all written statements, exhibits, schedules, and other documents furnished to Grand Bank by IBG or Independent Bank as part of the due diligence for this Agreement are accurate in all material respects.

ARTICLE V

COVENANTS OF GRAND BANK

Grand Bank covenants and agrees with IBG as follows:

Section 5.01. Commercially Reasonable Efforts. Grand Bank will use commercially reasonable best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 5.02. Information for Regulatory Applications and Registration Statement.

A. Grand Bank shall use its commercially reasonable best efforts to promptly furnish IBG with all information concerning Grand Bank that is required for inclusion in any application, statement or document to be made or filed by IBG with any federal or state bank regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. Grand Bank shall have the right to review in advance, and to the extent practicable consult with IBG, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any federal or state bank regulatory or supervisory authority in connection with the transactions contemplated by this Agreement, provided that IBG shall not be required to provide Grand Bank with confidential portions of any filing with a federal or state bank regulatory or supervisory authority. In exercising the foregoing right, Grand Bank agrees to act reasonably and as promptly as practicable.

B. Grand Bank agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the Shareholder Meeting, and (iii) any other filings made under applicable federal or state banking or securities laws and regulations, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Grand Bank further agrees that if it shall become aware prior to the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform IBG thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

Section 5.03. Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, Grand Bank shall:

A. Maintain its corporate existence in good standing;

B. Maintain the general character of its business and conduct its business in its ordinary and usual manner;

C. Extend credit only in accordance with existing lending policies and practices;

D. Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

E. Maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

F. Comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses, and permits applicable to its Properties and operations, where such non-compliance could be reasonably expected to cause a Material Adverse Change;

G. Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

H. Withhold from each payment made to each of its employees the amount of all taxes (including federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

I. Continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

J. Account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP) specifically without limitation (i) maintaining an allowance for loan and lease losses of at least $2,500,000, and (ii) paying or accruing for by the Calculation Date all liabilities, obligations, costs, and expenses owed or incurred by Grand Bank on or before the Closing Date;

K. Perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, Properties and business, except such obligations as it may in good faith reasonably dispute;

L. Maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

M. Timely file all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings.

Section 5.04. Negative Covenants. From the date of this Agreement through the Closing, without the prior written consent of IBG, Grand Bank shall not:

A. Introduce any new material method of management or operation;

B. Intentionally take any action that could reasonably be anticipated to result in a Material Adverse Change;

C. Take or fail to take any action that could reasonably be expected to cause the representations and warranties made in ARTICLE III to be inaccurate in any material respect at the time of the Closing or preclude Grand Bank from making such representations and warranties (as modified by the supplemental Schedules) at the time of the Closing;

D. Declare, set aside or pay any dividend or other distribution with respect to its capital stock, except that Grand Bank may pay (i) Subchapter S “tax distributions” consistent with past practices, and (ii) the Section 1.05(D) Distribution;

E. Enter into, alter, amend, renew or extend any material contract or commitment which would result in an obligation of Grand Bank to make payments in excess of $50,000, except for loans and extensions of credit in the ordinary course of business, which are subject to the provisions of Sections 5.04(Y), 5.04(Z), and 5.04(AA);

F. Mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its Properties, business or assets, tangible or intangible except in the ordinary course of business and consistent with past practices;

G. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect as of the date of this Agreement;

H. Incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the ordinary course of business and consistent with prudent banking practices or in connection with the transactions contemplated by this Agreement or any of the agreements or documents contemplated hereby;

I. Discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices;

J. Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto, except to the extent any commitment to do so is outstanding as of the date of this Agreement;

K. Amend or otherwise change its Articles of Association or Bylaws;

L. Sell, transfer, lease to others or otherwise dispose of any material amount of its assets or Properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices; provided, that any such transaction involving amounts in excess of $100,000 shall be deemed to not be in the ordinary course of business;

M. Enter into any material transaction other than in the ordinary course of business;

N. Except with respect to the collection of checks and other negotiable instruments or otherwise in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third person, firm or corporation;

O. Sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

P. Except for salary increases and the accrual for annual bonuses in the ordinary course of business and consistent with past practices, and the payment of employee bonuses in connection with the completion of the Merger (all of which shall be included (as a deduction) in the calculation of Tangible Book Value), (i) make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, (ii) pay, agree to, or orally promise to pay, conditionally or otherwise, any additional bonus or extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers or employees, or (iii) enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than termination of the Employee Benefit Plans contemplated by this Agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract (except as contemplated by this Agreement) or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

Q. Engage in any transaction with any Affiliate, except in the ordinary course of business and consistent with past practices;

R. Acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

S. Except as contemplated by this Agreement, terminate, cancel or surrender any contract, lease or other agreement, or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a Material Adverse Change;

T. Dispose of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or Proprietary Right or materially modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices;

U. Make any capital expenditures, capital additions or betterments except in the ordinary course of business consistent with past practices;

V. Hire or employ any new officer or hire or employ any new non-officer employee, other than to replace non-officer employees;

W. Make any, or acquiesce with any, change in accounting methods, principles or material practices, except as required by GAAP or RAP, including without limitation making any “reverse provision for loan losses” or other similar entry or accounting method that would reduce the allowance for loan and lease losses of Grand Bank; provided, however, that the reversal of previously accrued amounts (not to exceed $200,000) for expenses that Grand Bank would have incurred if the Agreement had not been entered into and if it were to continue operations independently in 2016, such as 2016 audit fees, year-end advertising, and similar expenses, shall not require the prior written consent of IBG;

X. Pay a rate on deposits at Grand Bank materially higher than is consistent with the ordinary course of business and consistent with past practices;

Y. Make any new loan except in compliance with Grand Bank’s existing policies and procedures and consistent with past practices;

Z. Renew, extend the maturity of, or alter the material terms of any loan except in compliance with Grand Bank’s existing policies and procedures and consistent with past practices;

AA. Renew, extend the maturity of, or alter any of the material terms of any loan classified as “substandard” and “doubtful”;

BB. Sell (provided, however, that payment at maturity or prepayment is not deemed a sale) Investment Securities or purchase Investment Securities, other than U.S. Treasuries with a maturity of two years or less; or

CC. Redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

Section 5.05. Access; Pre Closing Investigation. Grand Bank agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of IBG access during regular business hours to the books, contracts, commitments, personnel and records of Grand Bank, and furnish to IBG during such period such other information concerning Grand Bank as IBG may reasonably request, so that IBG may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Grand Bank, including access sufficient to verify the value of the assets and the liabilities of Grand Bank and the satisfaction of the conditions precedent to IBG’s obligations described in ARTICLE VIII. Grand Bank agrees at any time, and from time to time, to furnish to IBG as soon as practicable, any additional information that IBG may reasonably request, and shall specifically provide to IBG a weekly written report of all loans made, renewed, or modified. No investigation by IBG or its representatives shall affect the representations and warranties set forth herein.

Section 5.06. Intentionally Reserved.

Section 5.07. Untrue Representations. Grand Bank shall promptly notify IBG in writing if Grand Bank becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any material information furnished to IBG by Grand Bank or any representation or warranty made in or pursuant to this Agreement or that results in Grand Bank’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 5.08. Litigation and Claims. Grand Bank shall promptly notify IBG in writing of any litigation, or of any claim, controversy or contingent liability that is not disclosed in the Schedules to this Agreement by Grand Bank that is reasonably expected to become the subject of litigation, against Grand Bank or affecting any of its Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change. Grand Bank shall promptly notify IBG of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of Grand Bank, threatened against Grand Bank that (A) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Grand Bank pursuant hereto or (B) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.09. Adverse Changes. Grand Bank shall promptly notify IBG in writing if any change shall have occurred or, to the Best Knowledge of Grand Bank, been threatened (or any development shall have occurred or, to the Best Knowledge of Grand Bank, been threatened involving a prospective change) in the business, financial condition or operations of Grand Bank that has resulted in or would reasonably be expected to result in a Material Adverse Change.

Section 5.10. No Negotiation with Others.

A. Grand Bank agrees that it shall not, and that it shall direct and use its commercially reasonable best efforts to cause its employees, directors, officers, financial advisors or agents (collectively, “Grand Bank Representatives”) not to (i) solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party (except for the limited purpose of notifying such person of the existence of the provisions of this Section 5.10) regarding an Acquisition Proposal, whether by acquisition, business combination, purchase of stock or assets or otherwise; (ii) disclose to any third party any information concerning the business, Properties, books or records of Grand Bank in connection with any Acquisition Proposal, other than as provided herein or as compelled by law; or (iii) cooperate with any third party to make any Acquisition Proposal, other than the sale by Grand Bank of assets in the ordinary course of business consistent with past practices. Promptly upon receipt of any unsolicited offer, Grand Bank will communicate to IBG the terms of any proposal or request for information and the identity of the parties involved.

B. Notwithstanding anything to the contrary contained in this Section 5.10, if at any time after the date hereof and prior to obtaining Shareholder Approval, Grand Bank and the Grand Bank Representatives,

having each theretofore complied with the terms of Section 5.10(A), receives a bona fide, unsolicited written Acquisition Proposal, Grand Bank and the Grand Bank Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to IBG or is made available to IBG prior to or concurrently with the time such information or access is made available to such person) to, any person making such Acquisition Proposal if, and only if, the Grand Bank Board determines in good faith, after consultation with outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal and (ii) the failure of the Grand Bank Board to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the Grand Bank shareholders; provided that prior to furnishing any material nonpublic information, Grand Bank shall have received from the person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the Confidentiality Agreement entered into with IBG on July 1, 2015, which confidentiality agreement shall not prohibit Grand Bank from complying with the terms of this Section 5.10. Grand Bank will promptly, and in any event within two (2) business days, (x) notify IBG in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to Grand Bank or for access to the properties, books or records of the Company by any Person that has made, or to the Best Knowledge of Grand Bank may be considering making, an Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to IBG, including as they may change upon any modification or amendment to the terms thereof. Grand Bank will keep IBG reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.

C. Nothing contained in this Section 5.10 shall prevent Grand Bank or the Grand Bank Board from (i) taking the actions provided in Sections 1.09(C) or 5.10(B) of this Agreement, (ii) responding to an unsolicited bona fide Acquisition Proposal for the sole purpose of clarifying the terms and conditions of the Acquisition Proposal, (iii) informing any Person who submits an unsolicited bona fide Acquisition Proposal of Grand Bank’s obligations pursuant to Section 5.10(A) or (iv) in consultation with outside counsel, complying with its disclosure obligations under federal or state law in connection with a Change in Recommendation.

D. For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal from a party other than IBG which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the Grand Bank Stock regarding any of the following (other than the transactions contemplated by this Agreement) involving Grand Bank: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity securities or deposits of, Grand Bank, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Grand Bank or the filing of a registration statement in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

E. For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a party other than IBG that the Grand Bank Board determines in its good faith judgment to be more favorable to Grand Bank’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of Grand Bank’s independent financial advisor that the value of the consideration to Grand Bank’s shareholders provided for in such Acquisition Proposal exceeds the value of the consideration to Grand Bank’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Grand Bank Board (taking into account, in good faith, the written advice of Grand Bank’s independent financial advisor), is reasonably capable of being obtained by such third person.

Section 5.11. Consents and Approvals. Grand Bank shall use commercially reasonable best efforts to obtain all consents and approvals from Regulatory Authorities and other third parties, including the third party consents listed on Schedule 3.08, required of Grand Bank in connection with the consummation of the transactions contemplated by this Agreement. Grand Bank will cooperate in all commercially reasonable respects with IBG to obtain all such approvals and consents required of IBG.

Section 5.12. Environmental Investigation; Right to Terminate Agreement.

A. IBG and its consultants, agents and representatives, at the sole cost and expense of IBG, shall have the right to the same extent that Grand Bank has the right, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”). IBG shall notify Grand Bank in writing before any Environmental Inspection, and Grand Bank may place reasonable restrictions on the time of such Environmental Inspection. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by IBG, IBG shall (i) notify Grand Bank in writing of any Property for which it intends to conduct such a Secondary Investigation and the reasons for the Secondary Investigation, and (ii) at the sole cost and expense of IBG, commence the Secondary Investigation. IBG shall give reasonable written notice to Grand Bank of the Secondary Investigation, and Grand Bank may place reasonable time and place restrictions on the Secondary Investigation.

B. IBG shall make available to Grand Bank the results and reports of such Environmental Inspections and Secondary Investigations promptly after IBG receives or is advised of such results. IBG shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, except as otherwise required by law, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall not be made by IBG. IBG shall make no such report before Closing unless required to do so by applicable law, and in such case will give Grand Bank reasonable written notice of IBG’s intentions.

C. IBG shall have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 3.21 is not materially true and accurate; (ii) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by IBG because the Environmental Inspection, Secondary Investigation or other environmental survey identifies material violations or potential material violations of Environmental Laws; (iii) Grand Bank has refused to allow IBG to conduct an Environmental Inspection or Secondary Investigation in a manner that IBG reasonably considers necessary; (iv) the Environmental Inspection, Secondary Investigation or other environmental survey identifies any past or present event, condition or circumstance that would or potentially could reasonably be expected to require a material remedial or cleanup action or result in a Material Adverse Change; (v) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in material compliance with all Environmental Laws applicable to the tank either at the date of this Agreement or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which could reasonably be expected to result in a Material Adverse Change. IBG shall advise Grand Bank in writing (the “Environmental Notice”) as to whether IBG intends to terminate this Agreement because IBG disapproves of the results of the Environmental Inspection, Secondary Inspection or other environmental survey. Upon receipt of the Environmental Notice, Grand Bank shall have the opportunity to correct any objected to violations or conditions to IBG’s reasonable satisfaction within 30 days after the date of the Environmental Notice. If that Grand Bank fails to demonstrate its satisfactory correction of the violations or conditions to IBG, IBG may terminate the Agreement on the 31st day after the date of the Environmental Notice.

D. Grand Bank agrees to make available to IBG and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other environmental inspections and surveys. Grand Bank also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with IBG and shall be entitled to certify the same in favor of IBG and its consultants, agents and representatives and make all other data available to IBG and its consultants, agents and representatives.

Section 5.13. Termination of Employee Plans and Contracts. Prior to the Closing Date, Grand Bank shall (i) terminate or otherwise cease participating in the Grand Bank Employee Plans, subject to compliance with applicable law, and (ii) use its commercially reasonable best efforts to cause the persons identified in Schedule 5.13 to execute and deliver to IBG, contemporaneously with the execution of this Agreement, a written commitment to enter into an amendment to the Medical Agreement between Grand Bank and such persons to be effective at the Effective Time of the Merger (the “Medical Agreement Amendment”), providing for a distribution on the Closing Date of a lump-sum cash equivalent of the amounts owed by Grand Bank under the Executive Medical Agreements in a manner that complies with Section 409A of the Code and expressly stating that Grand Bank and its successors shall thereafter have no obligation to make any further payment or distribution under the Executive Medical Agreements.

Section 5.14. Disclosure Schedules. At least three (3) business days prior to the Closing Date, Grand Bank agrees to provide IBG with supplemental disclosure schedules to be delivered by Grand Bank pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the date thereof. Any such supplemental disclosure schedules shall be deemed to modify the representations and warranties of Grand Bank for purposes of determining whether there has been a breach of any representation or warranty of Grand Bank in Article III hereof; provided, however, that such supplemental disclosure schedules shall not modify the representations and warranties of Grand Bank for purposes of determining whether there has been a breach of the representations and warranties of Grand Bank pursuant to Section 8.01 of this Agreement.

Section 5.15. Voting Agreement. Grand Bank shall execute and deliver, and shall use its best efforts to cause each director of Grand Bank to execute and deliver contemporaneously with the execution of this Agreement, the Voting Agreement, in the form attached hereto as Exhibit “B”, and Grand Bank acknowledges that, upon the execution and delivery of the Voting Agreement, such persons or entities shall have agreed that they will vote the shares of the Grand Bank Stock owned by them in favor of this Agreement and the transactions contemplated hereby, including the Merger, subject to required regulatory approvals for the transactions contemplated by this Agreement.

Section 5.16. Releases. Grand Bank shall use its commercially reasonable best efforts to obtain from each of the directors and Executive Officers (as defined in Section 11.10(B))of Grand Bank a written release, in the form attached hereto as Exhibit “C”, executed by such director or executive officer and dated the Closing Date, releasing Grand Bank from claims arising prior to the Effective Time (the “Releases”).

Section 5.17. Other Agreements. Grand Bank will, as soon as practicable after the execution of this Agreement, enter into the Merger Agreement with Independent Bank and shall perform all of its obligations thereunder. Grand Bank shall execute and deliver the Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect and evidence the Merger, and to take all actions necessary or required to consummate the transactions contemplated thereby.

Section 5.18. Support Agreement. Grand Bank shall use its commercially reasonable best efforts to cause each outside director of Grand Bank to execute and deliver to IBG, contemporaneously with the execution of this Agreement, a Director Support Agreement providing for the continuing support of Independent Bank by the outside directors (the “Support Agreements”).

Section 5.19. Shareholder Lists. After the date of this Agreement, Grand Bank shall from time to time make available to IBG, upon its request, a list of the Grand Bank shareholders and their addresses, a list showing all transfers of the Grand Bank Stock and such other information as IBG may reasonably request regarding both the ownership and prior transfers of the Grand Bank Stock. Specifically, Grand Bank shall deliver a certified shareholder list, in form and content reasonably satisfactory to the Exchange Agent, at least ten days prior to the Closing Date.

Section 5.20. Conforming Accounting Adjustments. Grand Bank shall, if requested in writing by IBG, consistent with GAAP, RAP and applicable banking laws and regulations, immediately prior to Closing, make such accounting entries as IBG may reasonably request in order to conform the accounting records of Grand Bank to the accounting policies and practices of IBG. No such modification or change by Grand Bank shall constitute or be deemed to be a breach, violation or failure by Grand Bank to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement by IBG or otherwise be considered in determining whether the conditions to IBG’s obligations under this Agreement have been satisfied not will any such adjustment affect the calculation of Tangible Book Value under Section 1.05.

Section 5.21. D & O Liability Insurance. Contemporaneously with the Closing, Grand Bank shall purchase an extended reporting period for four (4) years under Grand Bank’s existing directors and officers liability insurance policy for purposes of covering actions occurring prior to the Effective Time, on terms approved by IBG. Notwithstanding any other provision of this Agreement, the cost of the premiums for such coverage shall be paid by Grand Bank and shall be included (as a deduction) in the calculation of Tangible Book Value.

Section 5.22. Employment Agreement. Grand Bank shall use its commercially reasonable best efforts to cause the executive officers identified in Schedule 5.22 to execute and deliver to IBG, contemporaneously with the execution of this Agreement, an employment agreement providing for their continued employment with Independent Bank following the Merger.

Section 5.23. Intentionally Reserved.

Section 5.24. Termination of DP Contracts and IT Conversion. Grand Bank will use its reasonable best efforts, including but not limited to notifying appropriate parties and negotiation in good faith a reasonable settlement, to ensure that its DP Contracts and contracts related to the provision of any other electronic banking services, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by IBG and Grand Bank. Such notice and actions by Grand Bank will be in accordance with the terms of such contracts. Grand Bank shall use reasonable efforts and cooperate with IBG to facilitate a smooth conversion of data processing, item processing, network and related hardware and software, telephone systems, telecommunications, data communications and other technologies, including participating in conversion planning, design, mapping and testing activities before the Closing Date.

Section 5.25. Repayment of FHLB Advances. Prior to the Calculation Date, Grand Bank shall repay the outstanding principal and interest due and owing on all advances it owes to the FHLB, together with all prepayment fees and penalties and all other costs and expenses associated with the repayment of such advances.

Section 5.26. Consulting Agreements. Grand Bank shall use its commercially reasonable best efforts to cause the persons identified on Schedule 5.26 to execute and deliver to IBG, contemporaneously with the execution of this Agreement, a consulting agreement providing for their continuing arrangement with Independent Bank following the Merger (the “Consulting Agreement”).

ARTICLE VI

COVENANTS OF IBG

IBG hereby makes the covenants set forth in this ARTICLE VI to Grand Bank.

Section 6.01. Commercially Reasonable Efforts. IBG agrees to use commercially reasonable best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02. Untrue Representations. IBG shall promptly notify Grand Bank in writing if IBG becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any representation or warranty made in or pursuant to this Agreement or that results in IBG’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.03. Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, IBG shall and shall cause Independent Bank to:

A. Maintain its corporate existence in good standing;

B. Maintain the general character of its business and conduct its business in its ordinary and usual manner;

C. Extend credit only in accordance with existing lending policies and practices;

D. Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

E. Timely file all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings; and

F. Comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses, and permits applicable to its assets, properties and operations, where such non-compliance could be reasonably expected to cause a Material Adverse Change.

Section 6.04. Litigation and Claims. IBG shall promptly notify Grand Bank in writing of any litigation, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of litigation, against IBG or Independent Bank or affecting any of their respective Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change. IBG shall promptly notify Grand Bank in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of IBG, threatened against IBG or Independent Bank that (A) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by IBG with respect hereto or thereto or (B) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby

Section 6.05. Registration Statement.

A. IBG agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. IBG further agrees that if it shall become aware prior to the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform Grand Bank thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

B. IBG agrees to advise Grand Bank, promptly after IBG receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of IBG Stock for offering or sale in any jurisdiction, of the initiation or, to the extent IBG is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. IBG agrees to promptly provide to Grand Bank copies of all correspondence between IBG or any of its representatives, on the one hand, and the SEC, on the other hand.

Section 6.06. NASDAQ Listing. IBG shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, prior to the Effective Date, on NASDAQ the shares of IBG Stock to be issued to the Grand Bank shareholders as part of the Aggregate Merger Consideration in connection with the Merger.

Section 6.07. Regulatory and Other Approvals. With the cooperation of Grand Bank, IBG shall use its commercially reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and federal or state bank regulatory or Governmental Authority necessary to consummate the Merger and the transactions contemplated by this Agreement, including the applications for the prior approval of the Merger and the Bank Merger by the FRB (or appropriate Federal Reserve Bank acting on delegated authority), the TDB and the FDIC. Provided that Grand Bank has promptly provided information reasonably requested by IBG and its comments to draft applications, and otherwise complied with Section 5.02, such applications shall be filed on or before August 31, 2015. IBG shall use commercially reasonable best efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. IBG shall keep Grand Bank reasonably informed as to the status of such applications and filings, and IBG shall promptly furnish Grand Bank and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

Section 6.08. Other Agreements. IBG will, as soon as practicable after the execution of this Agreement, cause Independent Bank to enter into the Merger Agreement with Grand Bank, and to perform all of its obligations thereunder. IBG shall, and shall cause Independent Bank to, take such actions and to execute the Merger Agreement, and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect and evidence the Merger and to take any and all actions necessary or required to consummate the transactions contemplated thereby.

Section 6.09. Employee Matters. On the Closing Date, IBG may, but shall not be required to, cause Independent Bank to offer employment to the employees of Grand Bank. Each of the employees of Grand Bank who become an employee of Independent Bank after the Effective Time shall be entitled to receive, from and after the Effective Time, the same pension, profit sharing, health, welfare, incentive, vacation and other benefits as are customarily offered or afforded to similarly situated employees of Independent Bank. Each of the employees of Grand Bank who becomes an employee of Independent Bank after the Effective Time shall receive credit for their prior service at Grand Bank for purposes of vesting, eligibility, level of benefits or other purpose under the employee benefit plans of Independent Bank; and such persons shall not be subject to exclusions or lack of coverage for pre-existing conditions or be subject to any additional deductibles or waiting periods otherwise required for health insurance coverage. IBG shall provide each such employee with credit for any co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such employee is eligible to participate after the Closing Date. Independent Bank shall, within 45 calendar days of the date of this Agreement, provide Grand Bank with a list of employees of Grand Bank to whom Independent Bank will not offer employment. Such list will be kept confidential by Grand Bank and shall be disclosed only to the executive officers of Grand Bank who need to know such information, and such information shall not be discussed with employees of Grand Bank except upon the mutual consent of Grand Bank and IBG, which consent will not be unreasonably withheld by either party.

Section 6.10. Adverse Changes. IBG shall promptly notify Grand Bank in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, or operations of IBG and/or Independent Bank that has or may reasonably be expected to have to result in a Material Adverse Change or lead to a failure to obtain all necessary regulatory approvals for the transactions contemplated by this Agreement.

Section 6.11. Issuance of IBG Common Shares. The shares of IBG Stock to be issued by IBG to the shareholders of Grand Bank pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of IBG Stock to be issued to the shareholders of Grand Bank pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of IBG or any other person, firm or entity. The shares of IBG Stock to be issued to the shareholders of Grand Bank pursuant to this Agreement pursuant to the Registration Statements which has become effective, except for the shares of IBG Stock issued to any shareholder of Grand Bank who may be deemed to be an “affiliate” (under the Exchange Act) of IBG after completion of the Merger, will be freely tradable by each Grand Bank shareholder who is not a dealer for purposes of the Securities Act.

Section 6.12. Access to Properties and Records. To the extent permitted by applicable law, IBG shall and shall cause each of its Subsidiaries, upon reasonable notice from Grand Bank to IBG to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Grand Bank reasonable access to the properties, books and records of IBG and its Subsidiaries during normal business hours in order that Grand Bank may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of IBG and its Subsidiaries, and (b) furnish Grand Bank with such additional financial and operating data and other information as to the business and properties of IBG as Grand Bank may, from time to time, reasonably request.

Section 6.13. Disclosure Schedules. At least three (3) business days prior to the Closing, IBG agrees to provide Grand Bank with supplemental disclosure Schedules to be delivered by IBG pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the date thereof. Any such supplemental disclosure schedules shall be deemed to modify the representations and warranties of IBG for purposes of determining whether there has been a breach of any representation or warranty of IBG in Article III hereof; provided, however, that such supplemental disclosure schedules shall not modify the representations and warranties of IBG for purposes of determining whether there has been a breach of the representations and warranties of IBG pursuant to Section 7.01 of this Agreement.

Section 6.14. Director and Officer Indemnification. For a period of four (4) years after the Effective Time, IBG shall indemnify, defend and hold harmless each person entitled to indemnification from Grand Bank (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in the Articles of Association and Bylaws of Grand Bank, as in effect on the date hereof.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF GRAND BANK

The obligations of Grand Bank under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by Grand Bank:

Section 7.01. Representations and Warranties. All representations and warranties made by IBG in this Agreement or in any document or schedule delivered to Grand Bank in connection with this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date).

Section 7.02. Performance of Obligations. IBG shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by IBG at or prior to the Closing.

Section 7.03. Government and Other Approvals. IBG shall have received approval by such Governmental Authorities as may be required by applicable law of the transactions contemplated by this Agreement, the Merger Agreement, and the Bank Merger Agreement all such approvals shall be in full force and effect, and all applicable waiting periods prescribed by applicable law or regulation shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Governmental Authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal legal proceedings.

Section 7.04. No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger Agreement, or the transactions contemplated hereby or thereby by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby or thereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) impose material limits on the ability of any party to this Agreement to perform its obligations as set forth in this Agreement and consummate this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (C) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject Grand Bank or any of its officers, directors, shareholders or employees, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that could reasonably be expected to result in any of the consequences referred to in clauses (A) through (C) above.

Section 7.05. Delivery of Closing Documents. Grand Bank shall have received all documents required to be delivered by IBG and Independent Bank on or prior to the Closing Date as set forth in Section 2.03, all in form and substance reasonably satisfactory to Grand Bank.

Section 7.06. Shareholder Approvals. The holders of at least the minimum number of shares of the Grand Bank Stock necessary under applicable law to approve this Agreement, the Merger, the Merger Agreement and all other agreements contemplated hereby, shall have approved this Agreement, the Merger, the Merger Agreement and all other agreements contemplated hereby in accordance with the Articles of Association of Grand Bank and applicable law.

Section 7.07. Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the IBG Stock to be issued in the Merger shall have been received.

Section 7.08. Listing of IBG Stock. The shares of IBG Stock to be delivered to the shareholders of Grand Bank pursuant to this Agreement shall have been authorized for listing on NASDAQ.

Section 7.09. No Material Adverse Change. There shall have been no Material Adverse Change in IBG since March 31, 2015.

Section 7.10. Delivery of Merger Consideration. IBG shall have delivered, or caused to be delivered, to the Exchange Agent, the shares of IBG Stock issuable to the holders of Grand Bank Stock as part of the Aggregate Merger Consideration and the cash portion of the Aggregate Merger Consideration payable pursuant to ARTICLE I, and Grand Bank shall have received evidence of the same from IBG.

Section 7.11. Average Closing Price. The Average Closing Price shall be at least $35.0128 and not more than $52.5192.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF IBG

The obligations of IBG under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by IBG.

Section 8.01. Representations and Warranties. All representations and warranties made by Grand Bank in this Agreement or in any schedule delivered to IBG pursuant hereto shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true as of such earlier date) or changes or updates contemplated by this Agreement.

Section 8.02. Performance of Obligations. Grand Bank shall have performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Grand Bank prior to or at the Closing.

Section 8.03. Delivery of Closing Documents. IBG shall have received all documents required to be delivered by Grand Bank on or prior to the Closing Date as set forth in Section 2.02, all in form and substance reasonably satisfactory to IBG.

Section 8.04. Government and Other Approvals. IBG shall have received approvals and consents, on terms and conditions reasonably acceptable to IBG, as may be required (A) by applicable law from all applicable Governmental Authorities, including the FRB, the FDIC and the TDB, and (B) from all third parties, in each case, in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired. Such approvals and consents shall not have imposed, in the reasonable judgment of IBG, any material adverse requirement upon IBG or its Subsidiaries, including any requirement that IBG sell or dispose of any significant amount of its assets or any IBG Subsidiary. Neither such approvals or consents, nor any of the transactions contemplated hereby, shall have been contested or threatened to be contested by any Governmental Authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal proceedings. It is understood that, if such contest is brought by formal proceedings, IBG may, but shall not be obligated to, answer and defend such contest or otherwise pursue this transaction over such objection.

Section 8.05. No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger Agreement, or the transactions contemplated hereby or thereby, by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) require the divestiture of a material portion of the assets of IBG, (C) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (D) otherwise result in a Material Adverse Change, or (E) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject IBG or any of its Subsidiaries, or any officer, director, shareholder or employee of IBG or any of its Subsidiaries, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (A) through (E) above.

Section 8.06. No Material Adverse Change. There shall have been no Material Adverse Change in Grand Bank since March 31, 2015.

Section 8.07. Minimum Tangible Book Value. As of the Closing Date, the Tangible Book Value of Grand Bank shall be not less than $39,000,000.

Section 8.08. Registration Statement. The Registration Statement covering the shares of IBG Stock to be issued in the Merger shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the IBG Stock to be issued in the Merger shall have been received.

Section 8.09. Listing. The shares of IBG Stock to be issued to the Grand Bank stockholders as part of the Merger Consideration in the Merger shall have been approved for listing on NASDAQ.

Section 8.10. No Material Adverse Change. There shall have been no Material Adverse Change in Grand Bank since March 31, 2015.

Section 8.11. Minimum ALLL. As of the Closing Date, the Allowance for Loan and Lease Losses of Grand Bank shall be at least $2,500,000.

Section 8.12. Shareholder Approvals. The holders of at least the minimum number of shares of the Grand Bank Stock necessary under applicable law to approve this Agreement, the Merger, the Merger Agreement and all other agreements contemplated hereby, shall have approved this Agreement, the Merger, the Merger Agreement and all other agreements contemplated hereby in accordance with the Articles of Association of Grand Bank and applicable law, and the holders of no more than five percent of the shares of Grand Bank Stock shall have exercised their statutory dissenters’ rights under the TBOC.

Section 8.13. Termination of Employee Benefit Plans. All Grand Bank Employee Plans shall have been terminated in accordance with the respective terms of such Grand Bank Employee Plans, the Code, ERISA and all other applicable laws and regulations and the affected participants shall have been notified of such terminations. The Medical Agreement Amendments entered into between Grand Bank and the persons listed on Schedule 5.13 shall not have been terminated and shall remain in full force and effect.

Section 8.14. Releases, and Resignations. IBG shall have received executed Releases as provided in Section 5.16, and the resignations of each of the directors of Grand Bank, effective as of the Closing Date.

Section 8.15. Support Agreements. The Support Agreements entered into between IBG and the outside directors of Grand Bank contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

Section 8.16. Employment Agreement. The employment agreement entered into between those persons listed on Schedule 5.22 and Independent Bank contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

Section 8.17. Consulting Agreement. The Consulting Agreement entered into between those persons listed on Schedule 5.22 and Independent Bank contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

Section 8.18. Tax Opinion. IBG shall have received an opinion (reasonably acceptable in form and substance to IBG) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, (ii) each of IBG, Independent Bank and Grand Bank will be a party to such reorganization within the meaning of § 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 1.13(A).

Section 8.19. Average Closing Price. The Average Closing Price shall be at least $35.0128 and not more than $52.5192.

Section 8.20. Options. All of the Options shall have been exercised or surrendered and all rights of the Option Holders to acquire shares of Grand Bank Stock shall have been terminated.

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.01. Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Time (except as otherwise set forth in this Section 9.01), whether before or after approval by the Grand Bank shareholders as follows, and in no other manner:

A. By the mutual written consent of Grand Bank and IBG, duly authorized by the Grand Bank Board and the IBG Board, respectively.

B. By either Grand Bank or IBG (provided that the terminating party has not failed to perform or is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such party’s obligations to close specified in ARTICLES VII and VIII, respectively, shall not have been satisfied on or before December 31, 2015; provided, however, if conditions precedent have not been satisfied because approval of this Agreement or any other agreement contemplated hereby has not been received from any Regulatory Agency whose approval is required to consummate such transactions, either Grand Bank or IBG can unilaterally extend such deadline by up to thirty (30) days by providing written notice thereof to the other.

C. By either IBG or Grand Bank if any of the transactions contemplated by this Agreement or any other agreement contemplated hereby are disapproved by any Regulatory Agency whose approval is required to consummate such transactions or if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby and such order, decree, ruling or other action shall have been final and nonappealable.

D. By IBG if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

E. By IBG if there shall have been any Material Adverse Change in Grand Bank; and by Grand Bank, if there shall have been any Material Adverse Change in IBG.

F. By IBG, if Grand Bank shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from IBG.

G. By Grand Bank, if IBG shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from Grand Bank.

H. By IBG, in accordance with the provisions of Section 5.12 (Environmental Investigation).

I. By either IBG or Grand Bank, if the approval of this Agreement and the Merger by the shareholders of Grand Bank shall not have been obtained by reason of the failure to obtain the required vote at the Shareholder Meeting.

J. By Grand Bank at any time prior to the Shareholder Meeting in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by Grand Bank and the Grand Bank Board in accordance with all of the requirements of Section 5.10 hereof.

K. By IBG, if the Grand Bank Board shall have (i) recommended to the shareholders of Grand Bank that they tender their shares in a tender or exchange offer commenced by an un-Affiliated third party for more than 15% of the outstanding Grand Bank stock, (ii) effected a Change in Recommendation or recommended to the Grand Bank shareholders acceptance or approval of any alternative Acquisition Proposal, (iii) has notified IBG in writing that Grand Bank is prepared to accept a Superior Proposal, or (iv) shall have resolved to do the foregoing.

Section 9.02. Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided in Section 11.07.

Section 9.03. Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger pursuant to the provisions of Section 9.01, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except that (A) the provisions of ARTICLE X and Section 9.03, 9.04, 11.02, 11.03, and 11.08 shall survive any such termination of the Agreement and abandonment of the Merger, and (B) notwithstanding anything to the contrary, neither IBG nor Grand Bank shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

Section 9.04. Grand Bank Termination Fee. To compensate IBG for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities, Grand Bank and IBG agree as follows:

A. If IBG is not in material breach of any covenant or obligation under this Agreement, Grand Bank shall pay to IBG the sum of $2,800,000 (the “Termination Fee”) if this Agreement is terminated:

(i)	by Grand Bank under the provisions of Section 9.01(J),

(ii)	by either IBG or Grand Bank under the provisions of Section 9.01(I) and if at the time of any failure by the shareholders of Grand Bank to approve and adopt this Agreement and the Merger, there shall exist an Acquisition Proposal with respect to Grand Bank that has not been withdrawn before the Meeting, or

(iii)	by IBG under the provisions of Section 9.01(K).

Grand Bank’s obligation to pay the Termination Fee pursuant to this Section 9.04(A) shall survive the termination of this Agreement. Grand Bank shall not be obligated to pay the Termination Fee in the event this Agreement is terminated other than as referenced in subsections (A)(i) through (A)(iii) above.

B. Any payment required by Section 9.04(A) shall become payable within two business days after receipt by the non-terminating party of written notice of termination of this Agreement, except that any payment required by Section 9.04(A)(ii)(b) above shall become payable within two business days after execution of the definitive agreement referenced therein.

ARTICLE X

CONFIDENTIAL INFORMATION

Section 10.01. Definition of “Recipient,” “Disclosing Party” and “Representative”. For purposes of this ARTICLE X, the term “Recipient” shall mean the party receiving the Subject Information (as such term is defined in Section 10.02) and the term “Disclosing Party” shall mean the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party,” as used herein, include: (A) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (B) any Affiliate the Recipient or the Disclosing Party, as the case may be. The term “Representative,” as used herein, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of the Recipient or the Disclosing Party, as the case may be. The term “person” as used in this ARTICLE X shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, Governmental Authority or individual.

Section 10.02. Definition of “Subject Information”. For purposes of this ARTICLE X, the term “Subject Information” shall mean all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being non-public, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term “Subject Information” shall not include information that (A) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (B) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (C) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 10.03. Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and any other agreement contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; provided, however, that (A) any of such Subject Information may be disclosed to the Recipient’s Representatives (including the Recipient’s accountants, attorneys and investment bankers) who need to know such Subject Information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such Subject Information and that the Recipient shall direct and cause such persons to treat such Subject Information confidentially); (B) any of such Subject Information may be disclosed by a Recipient who has been ordered by a court to do so or is required by law to do so provided Recipient has notified the Disclosing Party prior to such disclosure and cooperates with the Disclosing Party if the Disclosing Party elects to pursue legal means to contest and avoid the disclosure; and (C) any disclosure of such Subject Information may be made to which the Disclosing Party expressly consents in writing prior to any such disclosure by Recipient. Each Recipient hereby agrees that it will not use the Subject Information to solicit customers from the Disclosing Party.

Section 10.04. Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 10.05. Return of Subject Information. In the event of termination of this Agreement, for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information, other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient by such Governmental Authority. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.

ARTICLE XI

MISCELLANEOUS

Section 11.01. No Survival of Representations and Warranties. The parties hereto agree that all of the representations, warranties and covenants contained in this Agreement shall terminate and be extinguished at Closing, except for those covenants that specifically require performance after the Closing, which covenants shall survive the Closing. Nothing in this Section 11.01 shall limit or otherwise affect the remedies available to a party to the Agreement with respect to a cause of action arising out of an intentional misrepresentation against the person who made such intentional misrepresentation.

Section 11.02. Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and all agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be borne and paid by the party incurring such costs or expenses.

Section 11.03. Brokerage Fees and Commissions.

A. Except as set forth in Schedule 11.03(A), IBG hereby represents to Grand Bank that no agent, representative or broker has represented IBG or Independent Bank in connection with the transactions described in this Agreement. Grand Bank shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of IBG or Independent Bank, and IBG hereby agrees to indemnify and hold harmless Grand Bank for any amounts owed to any agent, representative or broker of IBG or Independent Bank.

B. Except as set forth in Schedule 11.03(B), Grand Bank hereby represents to IBG that, no agent, representative or broker has represented Grand Bank in connection with the transactions described in this Agreement. IBG shall have no responsibility or liability for any other fees, expenses or commissions payable to any agent, representative or broker of Grand Bank and Grand Bank hereby agrees to indemnify and hold harmless IBG for any amounts owed to any other agent, representative or broker of Grand Bank.

Section 11.04. Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof, and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 11.05. Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 11.06. Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 11.07. Notices. All payments (other than payments at the Closing), notices, requests, claims, demands, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party shall be in writing; and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by e-mail or facsimile transmission, to such party at the address or transmission numbers set forth below:

A. If given to Grand Bank, or to an officer thereof, in such officer’s official capacity, at Grand Bank’s mailing address or transmission number set forth below (or such address or transmission number as Grand Bank may give notice to IBG by like notice):

Lee Dinkel

President and CEO

Grand Bank

16660 Dallas Parkway, Suite 1700

Dallas, TX 75248

Email: ldinkel@gbtx.com

with a copy (which shall not constitute notice) to:

Larry Temple

400 West 15th Street, Suite 705

Austin, Texas 78701

Email: larry@larrytemple.com

B. If given to IBG, or to an officer thereof, in such officer’s official capacity, at IBG’s mailing address or transmission number set forth below (or such address or transmission number as IBG may give notice to Grand Bank by like notice):

Mr. David Brooks

Independent Bank Group, Inc.

1600 Redbud Blvd., Suite 400

McKinney, TX 75069

Facsimile: 972-562-5496

Email: drbrooks@independent-bank.com

with a copy (which shall not constitute notice) to:

Mark Haynie, Esq.

Haynie Rake Repass & Klimko, P.C.

14643 Dallas Parkway, Suite 550

Dallas, Texas 75254

Facsimile: (972) 716-1850

Email: mark@hrrpc.com

Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery, e-mail or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

Section 11.08. GOVERNING LAW; VENUE. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IN THE EVENT OF A DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN DALLAS COUNTY, TEXAS.

Section 11.09. Multiple Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. An e-mail, facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon if transmission thereof was authorized by such party or parties.

Section 11.10. Certain Definitions.

A. “Affiliate” means any business entity, bank, or person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition,

“control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any business entity, bank, or person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

B. “Best Knowledge” means the actual knowledge of (i) with respect to Grand Bank, any of the persons listed on Schedule 11.10(B) (the “Executive Officers”), and (ii) with respect to IBG, any of those persons with the title of Chairman of the Board, Vice Chairman of the Board, President or Executive Vice President of IBG, as applicable, with respect to a particular matter, after reasonable inquiry.

C. “Environmental Laws” means any applicable federal, state, or local laws or regulations, codes, or ordinances, now in effect and in each case as amended to date, including any judicial or administrative order, consent decree, judgment relating to pollution or protection of public or employee health or safety or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended 49 U.S.C. § 5101, et. seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1201, et. seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et. seq.; the Clean Air Act, 42 U.S.C. §7401, et. seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f. et. seq.

D. “Governmental Authority” means any United States or foreign federal, state or local court, administrative agency, commission or other governmental authority, Regulatory Agency or instrumentality thereof, in each case, of competent jurisdiction.

E. “Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, including crude oil or any fraction thereof, or any petroleum product, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws, or which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of Grand Bank in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

F. “Investment Securities” means a security held by Grand Bank and reflected as an asset of Grand Bank in accordance with RAP.

G. “Material Adverse Change” means any material adverse change in the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations; other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the date hereof in any federal or state law, rule or regulation, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, or (ii) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates.

H. “Property” or “Properties” means all real property owned or leased by Grand Bank as of the date hereof, including real property that Grand Bank has foreclosed on and owns, as well as its premises and all improvements and fixtures thereon.

I. “Regulatory Agency” means (i) the SEC, (ii) any self-regulatory organization, (iii) the FRB, (iv) the FDIC, (v) TDB, or (vi) any other federal or state governmental or regulatory agency or authority.

J. “Subsidiary” means, when used with reference to any entity, any corporation, a majority of the outstanding voting securities of which are owned, directly or indirectly, by such entity or any partnership, joint venture or other enterprise in which such entity has, directly or indirectly, any equity interest.

Section 11.11. Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which such other party may be entitled, at law or in equity.

Section 11.12. Attorneys’ Fees and Costs. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 11.13. Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors or assigns.

Section 11.14. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person, except for the Indemnified Parties’ right to enforce IBG’s obligation under Section 6.14 which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 11.14 shall be void and of no effect.

Section 11.15. Public Disclosure. None of IBG, Independent Bank, or Grand Bank will make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement. Notwithstanding the foregoing, IBG and Grand Bank will be permitted to make any public disclosures or governmental or securities exchange filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or securities exchange rules or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.

Section 11.16. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension of waiver shall be valid only if set forth in a written instrument signed on behalf of such party in the manner provided in Section 11.17, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 11.17) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Section 11.17. Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the Grand Bank shareholders; provided, however, that after the approval of this Agreement by the Grand Bank shareholders, there shall not be, without the further approval of the Grand Bank shareholders, any amendment of this Agreement that decreases the consideration to be paid for the Grand Bank Stock pursuant to Section 1.05 or that materially and adversely affects the rights of the Grand Bank shareholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature Page to Follow]

[Signature Page to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
David R. Brooks Chairman of the Board and CEO

GRAND BANK

By:	/s/ Lee Dinkel
Lee Dinkel President and CEO

Exhibit A

AGREEMENT AND PLAN OF MERGER

GRAND BANK

DALLAS, TEXAS

WITH AND INTO

INDEPENDENT BANK

MCKINNEY, TEXAS

THIS AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) is made as of                     , 2015, between GRAND BANK, Dallas, Texas (“Grand Bank”) and INDEPENDENT BANK, McKinney, Texas (“Independent Bank”), and provides as follows:

W I T N E S S E T H:

A. Independent Bank is a wholly owned subsidiary of Independent Bank Group, Inc., a Texas corporation (“IBG”);

B. IBG and Grand Bank are parties to that certain Agreement and Plan of Reorganization dated as of July 23, 2015 (the “Reorganization Agreement”). The Reorganization Agreement provides for the merger of Grand Bank with and into Independent Bank.

C. Grand Bank is a Texas banking association bank duly organized and existing under the laws of the State of Texas, having its principal office in the City of Dallas, County of Dallas, State of Texas;

D. Independent Bank is a Texas banking association duly organized and existing under the laws of the State of Texas, having its principal office in the City of McKinney, County of Collin, State of Texas;

E. Grand Bank has authorized capital stock of 3,750,000 shares of common stock, of which 1,725,550 shares are issued and outstanding, (all of such shares are hereby referred to as the “Grand Bank Stock”);

F. Independent Bank has authorized capital stock of 2,000,000 shares of common stock (“Independent Bank Common Stock”) of which 985,930 shares are issued and outstanding and owned by IBG;

G. The majorities of the Boards of Directors of Grand Bank and Independent Bank have approved this Merger Agreement under which Grand Bank shall be merged with and into Independent Bank (the “Merger”) and have authorized the execution and performance hereof.

H. As and when required by the provisions of this Merger Agreement, all such action as may be necessary or appropriate shall be taken by Independent Bank and Grand Bank in order to consummate the Merger.

NOW, THEREFORE, in consideration of the premises, Independent Bank and Grand Bank hereby agree that Grand Bank shall be merged with and into Independent Bank pursuant to § 32.301 of the Texas Finance Code on the following terms and conditions:

1. Merger of Grand Bank with and into Independent Bank. At the Effective Time, Grand Bank shall be merged with and into Independent Bank pursuant to the provisions of and with the effect provided in § 32.301 of the Texas Finance Code and Chapter 10 of the Texas Business Organizations Code. Independent Bank shall

A-A-1

Exhibit A

continue as the bank resulting from the Merger (the “Receiving Bank”), and the separate corporate existence of Grand Bank shall cease. The Certificate of Formation and Bylaws of Independent Bank shall continue in effect as the Certificate of Formation and Bylaws of the Receiving Bank, until the same shall be amended and changed as provided by law.

2. Receiving Bank. The name of the Receiving Bank shall be “Independent Bank”. The established office and facilities of Independent Bank immediately prior to the Merger shall continue as the established office and facilities of the Receiving Bank and the established offices of Grand Bank immediately prior to the Merger shall become branch offices of the Receiving Bank.

3. Rights and Property of Receiving Bank. At the Effective Time, the corporate existence of Independent Bank and Grand Bank shall, as provided in § 32.301 of the Texas Finance Code and Chapter 10 of the Texas Business Organizations Code, be merged into and continued in the Receiving Bank; and the Receiving Bank shall be deemed to be the same Texas banking association as Independent Bank and Grand Bank. All rights, franchises and interests of Independent Bank and Grand Bank, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Receiving Bank by virtue of the Merger without further act or deed, and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Receiving Bank at the Effective Time and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, and in every agency capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Independent Bank and Grand Bank, respectively, at the Effective Time.

4. Liabilities and Obligations of Receiving Bank. At the Effective Time, the Receiving Bank shall be liable for all liabilities of Independent Bank and of Grand Bank, respectively; and all deposits, debts, liabilities, obligations and contracts of Independent Bank and of Grand Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Independent Bank or Grand Bank, as the case may be, including all liabilities of Independent Bank and Grand Bank for taxes, whether existing at the Effective Time or arising as a result of or pursuant to the Merger, shall be those of the Receiving Bank and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property of either Independent Bank or Grand Bank shall be preserved unimpaired.

5. Exchange and Conversion of Shares. At the Effective Time, the shares of Grand Bank Stock outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the consideration set forth in Section 1.05 of the Reorganization Agreement. At the Effective Time, the shares of Independent Bank Common Stock issued and outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of holder thereof, continue to be issued and outstanding. The result of such conversions shall be that Independent Bank, as the Receiving Bank, shall have 985,930 shares of its capital stock issued and outstanding, all of which shares shall be owned by IBG.

A. Until surrendered for exchange in accordance with the Reorganization Agreement, each certificate theretofore representing shares of Grand Bank Stock shall, from and after the Effective Time, represent for all purposes only the right to receive the applicable consideration therefor set forth in Section 1.05 of the Reorganization Agreement. No interest will be paid on such consideration.

B. The stock transfer books of Grand Bank shall be closed as of the close of business at the Effective Time, and no transfer of record of any of the shares of the Grand Bank Stock shall take place thereafter.

A-A-2

Exhibit A

6. Directors and Officers. The directors and officers of Independent Bank at the Effective Time shall be the directors and officers of the Receiving Bank plus the officers of Grand Bank shall become officers of the Receiving Bank as determined by the Board of Directors of the Receiving Bank.

7. Shareholder Approval. This Merger Agreement shall be submitted to IBG, as the sole shareholder of Independent Bank, for approval by written consent, and to the shareholders of Grand Bank for approval at a duly called meeting of shareholders of Grand Bank. Upon approval by IBG and the shareholders of Grand Bank, this Merger Agreement shall be made effective as soon as practicable thereafter in the manner provided in Section 13 hereof.

8. Dissenting Shareholders. Any shareholder of Grand Bank who objects to the Merger and follows the procedure for dissent set forth in the Texas Business Organizations Code, as amended, shall be entitled to the rights and benefits afforded to dissenting shareholders by such statute.

9. Conditions to Consummation of the Bank Merger. Consummation of the Merger as provided herein shall be conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, certain of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

10. Termination. This Merger Agreement may be terminated and abandoned at any time, whether before or after action thereon by the shareholders of Grand Bank pursuant to the terms and provisions of the Reorganization Agreement.

11. Effect of Termination. In the event of the termination and abandonment of this Merger Agreement pursuant to the provisions of Section 10, the liability by reason of this Merger Agreement or the termination thereof on the part of either Grand Bank, Independent Bank or the directors, officers, employees, agents or shareholders of either of them shall be determined pursuant to the terms and provisions of the Reorganization Agreement. Such terms and provisions are hereby incorporated herein by reference for all purposes.

12. Amendment. To the extent permitted by law, this Merger Agreement may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties.

13. Closing Date and Effective Time. The closing date (the “Closing Date”) shall be on a date as provided for in the Reorganization Agreement. Subject to the terms, and upon satisfaction on or before the Closing Date of all requirements of law and the conditions specified in this Merger Agreement, the Merger shall become effective at the date and time specified in the Certificate of Merger to be issued by the Texas Department of Banking under the seal of that office authorizing the Receiving Bank to conduct the business of banking, such time being herein called the “Effective Time.”

14. Multiple Counterparts. For the convenience of the parties hereto and to facilitate the filing and recording of this Merger Agreement, any number of counterparts thereof may be executed, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

15. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Merger Agreement. All sections referred to herein are sections of this Merger Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense.

A-A-3

Exhibit A

16. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Merger Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Merger Agreement, or any provision herein contained, it being the intention of the parties hereto that this Merger Agreement, the assumption of obligations and statements of Independent Bank hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Merger Agreement and for the benefit of no other person. Nothing in this Merger Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Merger Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Merger Agreement. No party to this Merger Agreement shall assign this Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Any assignment made or attempted in violation of this Section 16 shall be void and of no effect.

A-A-4

Exhibit A

IN WITNESS WHEREOF, Independent Bank and Grand Bank have caused this Merger Agreement to be executed in counterparts by their duly authorized officers as of the date first above written, and the directors constituting a majority of the Board of Directors of each such bank have approved the Merger and the execution of this Merger Agreement.

INDEPENDENT BANK		ATTEST:

By:
	David R. Brooks	Secretary
Chairman of the Board and CEO

GRAND BANK		ATTEST:

By:
	Lee Dinkel	Secretary
President and CEO

A-A-5

Exhibit B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Voting Agreement”) dated July 23, 2015, is executed by and among INDEPENDENT BANK GROUP, INC., a Texas corporation and registered bank holding company with its principal offices in McKinney, Texas (“IBG”), and GRAND BANK, a Texas banking association with its principal offices in Dallas, Texas (“Grand Bank”), and the shareholders of Grand Bank whose names are set forth on the signature page hereto (individually, a “Shareholder” and collectively, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, Grand Bank and IBG are parties to that certain Agreement and Plan of Reorganization, dated as of July 23, 2015 (the “Reorganization Agreement”), which provides for the acquisition of Grand Bank by IBG through the merger of Grand Bank with and into Independent Bank, a wholly owned subsidiary of IBG (the “Merger”). Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Reorganization Agreement;

WHEREAS, the Reorganization Agreement requires that Grand Bank deliver this Voting Agreement to IBG; and

WHEREAS, Grand Bank and IBG are relying on this Voting Agreement in incurring expenses in reviewing the business of Grand Bank, in preparing the Registration Statement and related Proxy Statement for the meeting of shareholders of Grand Bank, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grand Bank, IBG and the Shareholders undertake, promise, covenant and agree with each other as follows:

1. As of the date hereof, the Shareholders own the shares of common stock of Grand Bank (“Grand Bank Stock”), set forth beside their respective names on Schedule 1 attached hereto (with respect to each Shareholder, all such shares of Grand Bank Stock and any shares of Grand Bank Stock hereafter acquired by such Shareholder prior to the termination of this Voting Agreement, collectively, such Shareholder’s “Shares”).

2. Each Shareholder represents that he, she or it has the full legal capacity and authority to execute, deliver and perform this Voting Agreement, including the exclusive right to vote such Shareholder’s Shares. Each Shareholder hereby agrees to vote at the shareholders’ meeting of Grand Bank called to consider and act upon the Merger (the “Meeting”) such Shareholder’s Shares in favor of approval of the Reorganization Agreement, the Merger, and all of the agreements and transactions contemplated by the Reorganization Agreement.

3. If Grand Bank conducts a meeting of, solicits written consents from or otherwise seeks a vote of its shareholders with respect to any Acquisition Proposal (as that term is defined in the Reorganization Agreement) or any other matter which may contradict any provision of this Voting Agreement or may prevent IBG or Grand Bank from consummating the Merger, then each Shareholder shall vote such Shareholder’s Shares in the manner most favorable to consummation of the Merger and the transactions contemplated by the Reorganization Agreement.

A-B-1

Exhibit B

Notwithstanding, the foregoing sentence, the Shareholders may vote in favor of a Superior Proposal (as that term is defined in the Reorganization Agreement).

4. Each Shareholder hereby covenants and agrees that, until this Voting Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, directly or indirectly, without the prior written consent of IBG, (i) sell, assign, transfer or dispose of any of such Shareholder’s Shares, (ii) hypothecate such Shareholder’s Shares under terms that would prevent the voting thereof, (iii) deposit such Shareholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shareholder’s Shares or grant any proxy with respect thereto except as herein provided, or (iv) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any of such Shareholder’s Shares, in connection with a transaction pursuant to which twenty five percent (25%) or more of the voting power of Grand Bank Stock is, or control of Grand Bank otherwise is, transferred to a person or entity other than a party to this Voting Agreement.

Notwithstanding any of the foregoing, any Shareholder may (i) make such gifts of such Shareholder’s Shares as such Shareholder may choose to make, (ii) transfer such Shares to trusts or other entities controlled by the Shareholder or for estate planning purposes, so long as the recipient of such Shareholder’s Shares executes and delivers an amendment to this Voting Agreement whereby such recipient becomes bound by the terms of this Voting Agreement.

5. This Voting Agreement shall continue in effect until the earlier to occur of (i) the termination of the Reorganization Agreement, as it may be amended or extended from time to time, or (ii) the consummation of the transactions contemplated by the Reorganization Agreement.

6. In the event that a Shareholder transfers a certificate representing any of such Shareholder’s Shares prior to the Meeting, Grand Bank shall require such certificate to bear the following endorsement, noted conspicuously thereon:

“The shares of stock represented by this certificate are subject to the terms of a Voting Agreement dated July 23, 2015, a copy of which is on file in the principal office of Grand Bank.”

7. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by Grand Bank, IBG and such Shareholder.

8. This Voting Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. An electronic or facsimile transmission of a signed counterpart of this Voting Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

9. This Voting Agreement, together with the Reorganization Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

10. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth on below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

A-B-2

Exhibit B

11. THIS VOTING AGREEMENT AND THE RELATIONS AMONG THE PARTIES HERETO ARISING FROM THIS VOTING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. VENUE FOR DISPUTES ARISING UNDER THIS AGREEMENT SHALL BE SOLELY IN DALLAS COUNTY, TEXAS.

[Signature page to follow]

A-B-3

Exhibit B

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

GRAND BANK

By:
Lee Dinkel President and CEO

INDEPENDENT BANK GROUP, INC.

By:
David R. Brooks Chairman of the Board

A-B-4

Exhibit B

[Signature Page to Voting Agreement]

SHAREHOLDER (Individual)

Signature

Printed Name

SHAREHOLDER (Entity)

Entity Name

By:

Name:

Title:

A-B-5

Exhibit B

SCHEDULE 1

VOTING AGREEMENT SHAREHOLDERS

Name of Shareholder	Number of Shares of Grand Bank Stock

TOTAL NO. OF SHARES:

TOTAL VOTING POWER:

A-B-6

Exhibit C

RELEASE

(Director)

THIS RELEASE (the “Release”), effective as of                     , 2015, is made by             (the “Director”), a director of Grand Bank (“Grand Bank”), Dallas, Texas, in favor of Grand Bank.

WITNESSETH:

WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the “Agreement”), dated as of July 23, 2015, by and between Independent Bank Group, Inc. (“IBG”) and Grand Bank, it is a condition to the consummation of the transactions contemplated by the Agreement that the Director shall have executed and delivered to IBG an instrument releasing Grand Bank from any and all claims of such Director (except for certain matters described herein);

WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 5.16 and Section 8.14 of the Agreement; and

WHEREAS, the Director desires to enter into this Release in consideration of the matters set forth herein.

NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Director agrees as follows:

1. Attached hereto is a list of all loans outstanding from Grand Bank to the Director. The Director acknowledges that, to his knowledge, as of the date hereof there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against Grand Bank, except as a result of the Director’s capacity as a depositor with Grand Bank or pursuant to other written contractual obligations of Grand Bank to the Director. Effective as of the effective time of the acquisition of Grand Bank by IBG pursuant to the Agreement, the Director for himself and on behalf of his heirs and assigns (the “Director Releasing Parties”) releases, acquits and forever discharges Grand Bank and its predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Director Releasing Parties, or any of them, has now, known or unknown, now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that Grand Bank shall not be released from any obligations or liabilities to the Director (i) pursuant to the provisions of the Certificate of Formation and bylaws of Grand Bank regarding the indemnification of directors, and (ii) in connection with any deposits of the Director or any other written contractual obligations of Grand Bank to the Director existing on the date of this Release (collectively, the “Specified Claims”).

2. It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by Grand Bank. The Director hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that the Director may have or be entitled to against Grand Bank and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than Specified Claims.

A-C-1

Exhibit C

3. The Director represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Director in the capacity in which executed. The Director further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein. The Director enters into this Release after the opportunity to consult with his or her own legal counsel.

4. This Release shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. If any provision of this Release or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable to any extent, such provision shall be deemed severable, the remainder of this Release and the application of all other provisions shall not be affected thereby and shall be enforced to the greatest extent permitted by law. This Release is executed as of the date first above written. As used herein, the singular includes the plural, the masculine includes the feminine and neuter, and vice versa.

[Signature page to follow]

A-C-2

Exhibit C

[Signature Page to Release]

DIRECTOR:

Name:

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on                     , 2015, by             , individually.

Notary Public in and for the State of Texas

My Commission Expires:

A-C-3

Exhibit C

RELEASE

(Officer)

THIS RELEASE (the “Release”), effective as of                     , 2015, is made by             (the “Officer”), an officer of Grand Bank, Dallas, Texas, in favor of Grand Bank.

RECITALS:

WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the “Agreement”), dated as of July 23, 2015, by and between Independent Bank Group, Inc. (“IBG”) and Grand Bank, it is a condition to the consummation of the transactions contemplated by the Agreement that the Officer shall have executed and delivered to IBG an instrument releasing Grand Bank from any and all claims of such Officer (except for certain matters described herein);

WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 5.16 and Section 8.14 of the Agreement; and

WHEREAS, the Officer desires to enter into this Release in consideration of the matters set forth herein.

AGREEMENT:

NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Officer agrees as follows:

1. Attached hereto is a list of all loans outstanding from Grand Bank to the Officer. The Officer acknowledges that as of the date hereof there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against Grand Bank, except (i) as a result of the Officer’s capacity as a depositor with Grand Bank or pursuant to other written contractual obligations of Grand Bank to the Officer; (ii) for salary or bonus due to such Officer from Grand Bank in the ordinary course of business; or (iii) in connection with medical claims not yet filed. Effective as of the effective time of the acquisition of Grand Bank by IBG pursuant to the Agreement, the Officer for himself and on behalf of his heirs and assigns (the “Officer Releasing Parties”) releases, acquits and forever discharges Grand Bank and its predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Officer Releasing Parties, or any of them, has now, known or unknown, now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or before the date hereof, or in respect of any event occurring or circumstances existing on or before the date hereof; but Grand Bank shall not be released from any obligations or liabilities to the Officer (i) in connection with any deposits of the Officer or written contractual obligations of Grand Bank to the Officer existing on the date of this Release; (ii) accrued compensation and benefits; (iii) in connection with medical claims not yet filed; and (iv) pursuant to the provisions of the articles of association and bylaws of Grand Bank regarding the indemnification of officers (collectively, the “Specified Claims”).

2. It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by Grand Bank. The Officer hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the

A-C-4

Exhibit C

transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that the Officer may have or be entitled to against Grand Bank and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than the Specified Claims.

3. The Officer represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Officer in the capacity in which executed. The Officer further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein. The Officer enters into this release having had the opportunity to seek the advice of his own legal counsel.

4. This Release shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. If any provision of this Release or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable to any extent, such provision shall be deemed severable, the remainder of this Release and the application of all other provisions shall not be affected thereby and shall be enforced to the greatest extent permitted by law. This Release is executed as of the date first above written. As used herein, the singular includes the plural, the masculine includes the feminine and neuter, and vice versa.

[Signature Page to Follow]

A-C-5

Exhibit C

[Signature Page to Release]

OFFICER:

Name:

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on                     , 2015, by             , individually.

Notary Public in and for the State of Texas

My Commission Expires:

(End of Appendix A)

A-C-6

APPENDIX B

FAIRNESS OPINION OF HOVDE GROUP, LLC

July 22, 2015

Board of Directors

Grand Bank

16660 Dallas Parkway, Suite 1700

Dallas, TX 75248

Dear Members of the Board:

Hovde Group, LLC (“we” or “Hovde”) understand that Independent Bank Group, Inc., a Texas corporation and registered bank holding company with its principal offices in McKinney, Texas (“IBG”), and Grand Bank, a Texas state banking association with its principal office in Dallas, Texas (“Grand Bank” or the “Company”), are about to enter into an Agreement and Plan of Reorganization to be dated on or about July 23, 2015 (the “Agreement”). Pursuant to the Agreement, IBG will acquire all of the issued and outstanding shares of Grand Bank common stock (the “Grand Bank Stock”), through the merger of Grand Bank with and into Independent Bank, a Texas state banking association and wholly owned subsidiary of IBG (“Independent Bank”), with Independent Bank continuing as the surviving bank (the “Merger”), pursuant to which the holders of the Grand Bank Stock will be entitled to receive cash and shares of common stock of IBG (the “IBG Stock”).

Pursuant and subject to the terms and conditions of the Agreement, at the Effective Time, by virtue of the Agreement and without any further action on the part of IBG, Grand Bank, or any holder of Grand Bank Stock, all of the shares of Grand Bank Stock outstanding at the Effective Time shall be converted into the right to receive an aggregate $24,100,000, subject to adjustment pursuant to Section 1.05(E) and Section 1.06(D) of the Agreement, in cash (the “Aggregate Cash Consideration”), and an aggregate number of shares of IBG Stock as calculated pursuant to Section 1.05(B)(2) of the Agreement with the intent that such shares of IBG Stock have an aggregate value of approximately $56,000,000 (collectively, the “Aggregate Merger Consideration”).

We note that each share of Grand Bank Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Grand Bank Stock cancelled pursuant to Section 1.5(A) of the Agreement), shall be converted into the right to receive: (1) a cash amount equal to the quotient of (i) the Aggregate Cash Consideration, divided by (ii) the number of shares of Grand Bank Stock outstanding immediately prior to the Effective Time (the “Per Share Cash Consideration”) subject to adjustment pursuant to Section 1.05(E) and Section 1.06(D) of the Agreement; and (2) a fraction of a share of IBG Stock (rounded to the nearest ten thousandth) equal to the quotient of (i) the quotient of (x) $56,000,000, divided by (y) the number of shares of Grand Bank Stock outstanding immediately prior to the Effective Time (this quotient is referred to as the “Per Share Stock Value”), divided by (ii) $43.7660 (the “Per Share Stock Consideration”).

Additionally, in the event the Average Closing Price of IBG Stock is less than $39.3894, the Per Share Stock Consideration shall be adjusted to be a fraction (rounded to the nearest ten thousandth) determined by dividing (i) the product of (x) the Per Share Stock Value, multiplied by (y) 90%, by (ii) the Average Closing Price of IBG Stock. In the event the Average Closing Price of IBG Stock is greater than $48.1426, the Per Share Stock Consideration shall be adjusted to be a fraction (rounded to the nearest ten thousandth) determined by dividing (i) the product of (x) the Per Share Stock Value, multiplied by (y) 110%, by (ii) the Average Closing Price of IBG Stock. As used in the Agreement, “Average Closing Price” means the average of the daily volume weighted average sale price per share of IBG Stock on The NASDAQ Stock Market, Inc. Global Select Market System (“NASDAQ”) for the ten (10) consecutive trading days ending on and including the third trading day preceding the Closing Date, as reported by Bloomberg.

We note that the Agreement provides that if the Tangible Book Value (as defined in the Agreement) on the fifth business day preceding the Closing Date (the “Calculation Date”) is greater than $40,000,000, then on the day prior to the Closing Date, Grand Bank may distribute to its shareholders an amount equal to the difference between (i) the actual amount of Tangible Book Value as of the Calculation Date, less (ii) $40,000,000. Any such distribution is referred to as the “Section 1.05(D) Distribution.” We further note that if the Tangible Book Value on the Calculation Date is less than $40,000,000, but more than $39,000,000, then the Aggregate Cash Consideration shall be reduced by an amount equal to the difference between (i) $40,000,000, minus (ii) the Tangible Book Value on the Calculation Date.

We also note that Grand Bank has granted options to purchase shares of Grand Bank Stock which are unexercised and outstanding (the “Options”). Pursuant to the Agreement, Grand Bank shall use its commercially reasonable best efforts to enter into a written agreement (the “Option Holder Agreement”) with the holders of the Options listed on Schedule 3.02(A) of the Agreement (the “Option Holders”), pursuant to which each Option Holder shall agree to either: (1) surrender and terminate the Option in exchange for a cash payment by IBG to the Option Holder in an amount equal to the product of (a) the difference between (i) the sum of (x) the Per Share Cash Consideration, plus (y) the value of Per Share Stock Consideration, minus (ii) the exercise price of the Options, multiplied by (b) the number of shares of Grand Bank Stock underlying the Options (the “Option Cash Payment”); or (2) exercise the Option by tendering the exercise price for the Option in cash to Grand Bank in exchange for the number of shares of Grand Bank Stock underlying the Option. The shares of Grand Bank Stock issued upon the exercise of the Options shall subsequently be converted into the right to receive the consideration set forth in Section 1.05 of the Agreement at the Effective Time. The Aggregate Cash Consideration shall be reduced by the aggregate amount of cash paid by IBG to the Option Holders who elect to surrender their Options in exchange for the Option Cash Payment. For purposes of determining the Option Cash Payment, the amount of Per Share Cash Consideration and the value of the Per Share Stock Consideration shall be calculated as if the Options being surrendered in exchange for the Option Cash Payment had been exercised in exchange for shares of Grand Bank Stock.

Since the Average Closing Price of IBG Stock, the Tangible Book Value of the Company, and the Option Cash Payment as of their respective determination dates, and the related amounts derived from those figures cannot be determined until dates after the date of this opinion, potential future adjustments to the Per Share Cash Consideration, Per Share Stock Consideration, Aggregate Cash Consideration, and Aggregate Merger Consideration, if any, attributable to changes in the Average Closing Price, Tangible Book Value, or treatment of Options pursuant to the Option Holder Agreement, as applicable, if any, cannot be predicted with precision. In forming our opinion, we have not accounted for the payment of any additional consideration resulting from the Section 1.05(D) Distribution or the exercise of any Options as such events cannot be determined as of the date of this opinion. However, you have instructed us to assume, for purposes of the foregoing and our opinion, that the Average Closing Price of IBG Stock as of the determination date would not be less than $35.0128 and would not be greater than $52.5192, and that the Per Share Stock Consideration to be paid in connection with the Merger will have an aggregate estimated value of not less than $50,400,000 and not greater than $61,600,000. You have further advised us to assume that the Tangible Book Value of the Company as of the determination date would be in an amount equal to or greater than $40,000,000. Accordingly, if the Tangible Book Value as of the Calculation Date were equal to or greater than $40,000,000, the total value of Aggregate Cash Consideration, inclusive of any Option Cash Payment, that would be paid in connection with the Merger would be $24,100,000. We have assumed that these amounts are reasonable estimates or projections of the corresponding actual amounts as of the date the Per Share Cash Consideration, Per Share Stock Consideration, Aggregate Cash Consideration, and Aggregate Merger Consideration will be determined, and that any difference between actual amounts assumed in this letter would be immaterial. Accordingly, based on the foregoing assumptions, and for the purposes of this opinion, the holders of Grand Bank Stock will have the right to receive estimated Aggregate Merger Consideration with an aggregate value of not less than $74,500,000 and not greater than $85,700,000.

The foregoing descriptions of the Aggregate Cash Consideration, Per Share Cash Consideration, Per Share Stock Consideration, Options, and Aggregate Merger Consideration are qualified in their entirety by reference to the Agreement. Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement. In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Aggregate Merger Consideration to the shareholders of Grand Bank. This opinion addresses only the fairness of the Aggregate Merger Consideration to be paid in connection with the Merger, and we are not opining on the individual cash, stock or option components of the Aggregate Merger Consideration.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement dated July 21, 2015, as provided to Hovde by the Company;

(ii)	reviewed certain unaudited financial statements for Grand Bank and IBG for the six-month period ended June 30, 2015;

(iii)	reviewed certain historical annual reports of each of Grand Bank and IBG, including audited annual reports for Grand Bank and IBG for the year ending December 31, 2014;

(iv)	reviewed certain historical publicly available business and financial information concerning each of the Company and IBG;

(v)	reviewed certain internal financial statements and other financial and operating data concerning of the Company, including, without limitation, internal financial analyses and forecasts prepared by management of the Company, and held discussions with senior management of the Company and IBG regarding recent developments and regulatory matters;

(vi)	analyzed financial projections prepared by certain members of senior management of the Company;

(vii)	discussed with certain members of senior management of the Company and IBG, the business, financial condition, results of operations and future prospects of the Company and IBG, as well as the history and past and current operations of the Company and IBG, and the Company’s historical financial performance and the Company outlook and future prospects;

(viii)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(ix)	assessed the general economic, market and financial conditions;

(x)	analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(xi)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xii)	reviewed historical market prices and trading volumes of IBG’s Common Stock;

(xiii)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to our analysis;

(xiv)	discussed with management of the Company and IBG, their assessment of the rationale for the Merger; and

(xv)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without independent verification, the representations as well as the financial and other information provided to us by the Company or included in the Agreement, which has formed a substantial basis for this opinion, are true and complete. Hovde has relied upon the management of the Company as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to and/or discussed with Hovde by the Company and used by us in our analysis, and Hovde has assumed that such forecasts and projections reflect the best currently available information and the Company’s judgments and estimates. We have assumed that such forecasts would be realized in the amounts and at the times contemplated thereby. We have been authorized by the Company to rely upon such forecasts and other information and data, including without limitation the projections, and we express no view as to any such forecasts or other information or data, or the bases or assumptions on which they were prepared. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review. Hovde has relied on these forecasts without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for the Company and IBG are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Company or IBG, the collateral securing any such assets or liabilities, or the collectability of any such assets and we were not furnished with any such evaluations or appraisals; nor did we review any loan or credit files of the Company or IBG.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by the Company, or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger has been, and will be, conducted in compliance with all laws and regulations that are applicable to the Company and IBG. The Company has advised us that there are no factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restrictions will be imposed on the Company or on IBG that would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not constitute a recommendation to the Company as to whether or not such the Company should enter into the Agreement or to any shareholders of the Company as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion neither addresses the underlying business decision to proceed with the Merger nor the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of the Company, or class of such persons, relative to the amounts of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Aggregate Merger Consideration to be paid in connection with the Merger is necessarily the highest or best price that could be obtained in the Merger or in a sale, merger, or combination transaction with a third party. We do not express any opinion as to the value of Grand Bank’s common stock or IBG’s common stock following the announcement of the proposed Merger, the value of Grand Bank’s common stock or IBG’s common stock following the consummation of the Merger, or the prices at which shares of Grand Bank’s common stock or IBG’s common stock may be purchased or sold at any time, which in each case, may vary depending on numerous factors, including factors outside of the control of Grand Bank and IBG. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement and/or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company.

This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of Grand Bank and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Grand Bank’s common stock in connection with the Merger if, and only if, this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Our opinion is based solely upon the information available to us, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof. We express no opinion as to the underlying business decision of the Board of Directors of Grand Bank to effectuate the Merger, the structure or legal, tax, accounting or regulatory aspects or consequences of the Merger or the availability or advisability of any alternatives to the Merger. No assurance can be given that adjustments to the consideration to be paid in the Merger will not be required by the actual results of operations of the Company after June 30, 2015.

In arriving at this opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by the Company to act as their financial advisor in connection with the Merger.

We will receive compensation from the Company in connection with our services, which may include, without limitation, a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. Further, the Company has agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement. Additionally, we, or our affiliates have been engaged by and/or received compensation from the Company and IBG in the past, and may presently or in the future, receive compensation from IBG in connection with future transactions, in connection with other potential advisory services and corporate transactions, although to our knowledge none are presently expected at this time. Further, in the ordinary course of our business as a broker dealer, we may purchase securities from and sell securities to the Company and IBG and their affiliates. We may also trade the securities of IBG and their affiliates for our own account and the accounts of our customers. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and the Company or IBG.

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the estimated Aggregate Merger Consideration to be paid in connection with the Merger is fair to the shareholders of Grand Bank from a financial point of view.

Sincerely,

HOVDE GROUP, LLC

/s/ Hovde Group, LLC

(End of Appendix B)

APPENDIX C—RIGHTS OF DISSENTING OWNERS: CHAPTER 10, SUBCHAPTER H OF THE TEXAS BUSINESS ORGANIZATIONS CODE

CHAPTER 10. MERGERS, INTEREST EXCHANGES,

CONVERSIONS, AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Section 10.351. APPLICABILITY OF SUBCHAPTER.

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Section 10.352. DEFINITIONS.

In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

Section 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Section 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) Subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or noncode organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or noncode organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

Section 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or (3) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

Section 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Section 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Section 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Section 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Section 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Section 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Section 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Section 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Section 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Section 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Section 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Section 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Section 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

(End of Appendix C)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers of Independent

Article VI of Independent’s certificate of formation and Article VI of Independent’s bylaws provide that Independent shall indemnify any person made a party to or involved in any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of Independent or is or was serving at the request of Independent as a director or officer of another foreign or domestic association, corporation, partnership, joint venture, trust or other entity, or employee benefit plan (whether such action, suit or proceeding is based in whole or in part on the sole or contributory gross or ordinary negligence of such person or otherwise).

Article VII of Independent’s certificate of formation provides that a director of Independent shall not be liable to Independent or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, subject to certain limitations.

In Article VI of Independent’s certificate of formation and Article VI of Independent’s bylaws, Independent makes mandatory for directors and officers the indemnification provided for in Section 8.101 of the Texas Business Organizations Code (“TBOC”), which provides that, subject to certain limitations, a corporation may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 of the TBOC if it is determined in accordance with Section 8.103 of the TBOC that:

(1) the person:

(A) acted in good faith;

(B) reasonably believed:

(i) in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests; and

(ii) in any other case, that the person’s conduct was not opposed to the corporation’s best interests; and

(C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful.

(2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and

(3) indemnification should be paid.

Independent has entered into indemnification agreements with the members of its board of directors (each an “indemnitee”). Each indemnification agreement requires Independent to indemnify each indemnitee to the fullest extent permitted by the TBOC and any successor statute thereto when such successor statute becomes applicable to Independent. Independent will also, among other things, make the indemnitee whole for costs in any action to establish indemnitee’s right to indemnification, whether or not wholly successful.

Independent also maintains directors’ and officers’ liability insurance.

The Amended and Restated Certificate of Formation and Third Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are incorporated by reference into the registration statement.

Item 21.	Exhibits and Financial Statement Schedules

(a)	List of Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization, dated as of July 23, 2015, by and among the Registrant and Grand Bank (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Certificate of Formation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-186354) (the “Form S-1 Registration Statement”))

3.2	Certificate of Amendment to Amended and Restated Certificate of Formation of the Registrant (incorporated herein by reference to Exhibit 3.3 to Amendment No. 2 to the Form S-1 Registration Statement)

3.3	Third Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to Amendment No. 1 to the Form S-1 Registration Statement)

3.4	Statement of Designation of Senior Non-Cumulative Perpetual Preferred Stock, Series A of the Registrant, as filed with the Office of the Secretary of State of the State of Texas on April 15, 2014 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant filed with the SEC on April 17, 2014)

3.5	Certificate of Merger, dated January 2, 2014, of Live Oak Financial Corp. with and into Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-196627 (the “Form S-3 Registration Statement”)).

3.6	Certificate of Merger, dated April 15, 2014, of BOH Holdings, Inc. with and into Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 3.5 to the Form S-3 Registration Statement)

3.7	Certificate of Merger, dated September 30, 2014, of Houston City Bancshares, Inc. with and into Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 3.7 to the Registrant’s Quarterly Report on Form 10-Q, dated July 31, 2015)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to the Form S-1 Registration Statement)

4.2	Form of Common Stock Purchase Warrant, with schedules of differences (incorporated herein by reference to Exhibit 4.2 to the Form S-1 Registration Statement)

The other instruments defining the rights of holders of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the Securities and Exchange Commission upon request.

4.3	Form of certificate representing shares of the Registrant’s Series A preferred stock (incorporated herein by reference to Exhibit 4.3 to the Form S-3 Registration Statement)

4.4	Subordinated Debt Indenture, dated as of June 25, 2014, between the Registrant and Wells Fargo Bank, National Association, in its capacity as Indenture Trustee (incorporated herein by reference to Exhibit 4.6 to Amendment No. 1 to the Form S-3 Registration Statement)

4.5	First Supplemental Indenture, dated as of July 17, 2014, between the Registrant and Wells Fargo Shareowners Services, in its capacity as Indenture Trustee (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, dated July 17, 2014)

Exhibit Number	Description

4.6	Form of Global Note to represent the 5.875% Subordinated Notes due August 1, 2024, of the Registrant (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, dated July 17, 2014)

4.7	Independent Bank 401(k) Profit Sharing Plan, including related Adoption Agreement (incorporated herein by reference to Exhibit 4.9 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on August 29, 2014)

5.1	Form of Opinion of Andrews Kurth LLP regarding the legality of the securities being registered*

8.1	Form of Opinion of Andrews Kurth LLP as to certain tax matters*

10.1	Loan and Subordinated Debenture Purchase Agreement, dated December 23, 2008, between Independent Bank Group, Inc. and TIB The Independent BankersBank (incorporated herein by reference to Exhibit 10.1 to the Form S-1 Registration Statement)

10.2	Term Promissory Note, dated December 24, 2008, by Independent Bank Group, Inc. payable to TIB The Independent BankersBank in the original principal amount of $12,000,000 (incorporated herein by reference to Exhibit 10.2 to the Form S-1 Registration Statement)

10.3	Subordinated Debenture, dated December 24, 2008, by Independent Bank Group, Inc. payable to TIB The Independent BankersBank in the original principal amount of $4,500,000 (incorporated herein by reference to Exhibit 10.3 to the Form S-1 Registration Statement)

10.4	Pledge and Security Agreement, dated December 24, 2008, between Independent Bank Group, Inc. and TIB The Independent BankersBank (incorporated herein by reference to Exhibit 10.4 to the Form S-1 Registration Statement)

10.5	Letter Loan Agreement, dated March 15, 2012, between Independent Bank Group, Inc. and TIB The Independent BankersBank (incorporated herein by reference to Exhibit 10.5 to the Form S-1 Registration Statement)

10.6	Promissory Note, dated March 15, 2012, by Independent Bank Group, Inc. payable to TIB The Independent BankersBank in the original principal amount of $7,000,000 (incorporated herein by reference to Exhibit 10.6 to the Form S-1 Registration Statement)

10.7	Pledge Agreement, dated March 15, 2012, between Independent Bank Group, Inc. and TIB The Independent BankersBank (incorporated herein by reference to Exhibit 10.7 to the Form S-1 Registration Statement)

10.8	Loan Agreement, dated June 28, 2011, between IBG Adriatica Holdings, Inc. and First United Bank and Trust Company (incorporated herein by reference to Exhibit 10.8 to the Form S-1 Registration Statement)

10.9	Commercial Promissory Note, dated June 28, 2011, by IBG Adriatica Holdings, Inc. payable to First United Bank and Trust Company in the original principal amount of $12,187,500 (incorporated herein by reference to Exhibit 10.9 to the Form S-1 Registration Statement)

10.10	Security Agreement, dated June 28, 2011, between IBG Adriatica Holdings, Inc. and First United Bank and Trust Company (incorporated herein by reference to Exhibit 10.10 to the Form S-1 Registration Statement)

10.11	Commercial Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents, dated July 29, 2011, by IBG Adriatica Holdings, Inc. for the benefit of First United Bank and Trust Company (incorporated herein by reference to Exhibit 10.11 to the Form S-1 Registration Statement)

10.12	Commercial Guaranty Agreement, dated June 28, 2011, by Independent Bank Group, Inc. in favor of First United Bank and Trust Company (incorporated herein by reference to Exhibit 10.12 to the Form S-1 Registration Statement)

Exhibit Number	Description

10.13	Loan Purchase and Sale Agreement between IBG Adriatica Holdings, Inc., as assignee of Independent Bank Group, Inc., and First United Bank and Trust Company, as amended (incorporated herein by reference to Exhibit 10.13 to the Form S-1 Registration Statement)

10.14	Real Estate Acquisition and Option Agreement, dated the December 22, 2011, between IBG Adriatica Holdings, Inc. and Himalayan Ventures, L.P. (incorporated herein by reference to Exhibit 10.14 to the Form S-1 Registration Statement)

10.15	Real Estate Acquisition Agreement, dated November 15, 2012, between IBG Adriatica Holdings, Inc. and Himalayan St. Paul’s Square Holdings, LLC (incorporated herein by reference to Exhibit 10.15 to the Form S-1 Registration Statement)

10.16	Real Estate Acquisition Agreements by and between IBG Adriatica Holdings, Inc. and Himalayan Ventures, L.P. dated December 5, 2013 (incorporated herein by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-193373) (the “BOH Registration Statement”)).

10.17	Form of Indemnification Agreement for directors and officers (incorporated herein by reference to Exhibit 10.16 to the Form S-1 Registration Statement)

10.18	Form of S-Corporation Revocation, Tax Allocation and Indemnification Agreement (incorporated herein by reference to Exhibit 10.17 to the Form S-1 Registration Statement)

10.19	2005 Stock Grant Plan, with form of Notice of Grant Letter Agreement, as amended, and related Form of Notice of Grant Letter Agreement relating to the written compensation contracts (incorporated herein by reference to Exhibit 10.18 to the Form S-1 Registration Statement)

10.20	2012 Stock Grant Plan, with form of Notice of Grant Letter Agreement (incorporated herein by reference to Exhibit 10.19 to the Form S-1 Registration Statement)

10.21	2013 Equity Incentive Plan, with form of Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.20 to the Form S-1 Registration Statement)

10.22	Agreement and Plan of Reorganization, dated as of June 2, 2014, by and among the Registrant and Houston City Bancshares (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4) (Registration No. 333-197556))

10.23	Agreement and Plan of Reorganization by and between Independent Bank Group, Inc. and BOH Holdings, Inc., dated as of November 21, 2013 (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-193373))

10.24	Agreement and Plan of Reorganization by and between Independent Bank Group, Inc. and Collin Bank dated as of July 18, 2013 (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-190946))

10.25	Agreement and Plan of Reorganization by and between Independent Bank Group, Inc. and Live Oak Financial Corp. dated as of August 22, 2013 (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-191670))

10.26	Employment Agreement, dated November 21, 2013, between Independent Bank Group, Inc. and James D. Stein, including related Restricted Stock Grant (incorporated herein by reference to Exhibit 10.28 to the BOH Registration Statement)

10.27	Subordinated Debt Indenture, dated as of June 25, 2014, between Independent Bank Group, Inc. and Wells Fargo Shareowner Services, in its capacity as Indenture Trustee (incorporated herein by reference to Exhibit 4.6 to the Registrant’s Amendment No. 1 to the Form S-3 Registration Statement)

Exhibit Number	Description

10.28	First Supplemental Indenture, dated as of July 17, 2014, between Independent Bank Group, Inc. and Wells Fargo Shareowner Services, in its capacity as Indenture Trustee (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, dated July 17, 2014)

10.29.1	Credit Agreement, dated as of July 22, 2015, between Independent Bank Group, Inc., U.S. Bank National Association and Frost Bank*

10.29.2	Revolving Credit Note, dated July 22, 2015, by Independent Bank Group, Inc., in favor of U.S. Bank National Association*

10.29.3	Revolving Credit Note, dated July 22, 2015, by Independent Bank Group, Inc., in favor of Frost Bank*

10.29.4	Negative Pledge Agreement, dated as of July 22, 2015, by Independent Bank Group, Inc., in favor of U.S. Bank National Association*

10.30	Voting Agreement, dated July 23, 2015, between Independent Bank Group, Inc., Grand Bank and certain shareholders of Grand Bank*

21.1	Subsidiaries of Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

23.1	Consent of McGladrey LLP, independent registered public accounting firm of the Registrant*

23.2	Consent of Andrews Kurth LLP, to be included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3	Consent of Hovde Group, LLC, Grand Bank’s financial advisor, included as part of its opinion included as Appendix B to the joint proxy statement/prospectus, which forms a part of this Form S-4 and is incorporated herein by reference

23.4	Consent of Andrews Kurth LLP, to be included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of the original filing of this Form S-4 Registration Statement and incorporated herein by reference

99.1	Opinion of Hovde Group, LLC, dated July 22, 2015 (included as Appendix B to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4) and is incorporated herein by reference

99.2	Form of proxy card for special meeting of shareholders of Grand Bank*

*	Filed herewith.

(b)	Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c)	Opinion of Financial Advisor

Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(g)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McKinney, Texas, on September 3, 2015.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
David R. Brooks
Chairman of the Board and Chief Executive Officer

Power of Attorney

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of David R. Brooks, Daniel W. Brooks and Torry Berntsen with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints David R. Brooks, Daniel W. Brooks and Torry Berntsen with full power of substitution, attorney-in-fact to sign any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act) hereto to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith and we do hereby ratify and confirm that said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David R. Brooks	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	September 3, 2015
David R. Brooks

/s/ Michelle S. Hickox	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	September 3, 2015
Michelle S. Hickox

/s/ Torry Berntsen	President, Chief Operating Officer and Director	September 3, 2015
Torry Berntsen

/s/ Daniel W. Brooks	Vice Chairman, Chief Risk Officer and Director	September 3, 2015
Daniel W. Brooks

/s/ James D. Stein	Vice Chairman, Houston Region Chief Executive Officer and Director	September 3, 2015
James D. Stein

/s/ M. Brian Aynesworth	Director	September 3, 2015
M. Brian Aynesworth

Signature	Title	Date

/s/ Douglas A. Cifu	Director	September 3, 2015
Douglas A. Cifu

/s/ William E. Fair	Director	September 3, 2015
William E. Fair

/s/ Craig E. Holmes	Director	September 3, 2015
Craig E. Holmes

/s/ J. Webb Jennings III	Director	September 3, 2015
J. Webb Jennings III

/s/ Donald L. Poarch	Director	September 3, 2015
Donald L. Poarch

/s/ Jack M. Radke	Director	September 3, 2015
Jack M. Radke

/s/ G. Stacy Smith	Director	September 3, 2015
G. Stacy Smith

/s/ Michael T. Viola	Director	September 3, 2015
Michael T. Viola

EXHIBIT LIST

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization, dated as of July 23, 2015, by and among the Registrant and Grand Bank (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Certificate of Formation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-186354) (the “Form S-1 Registration Statement”))

3.2	Certificate of Amendment to Amended and Restated Certificate of Formation of the Registrant (incorporated herein by reference to Exhibit 3.3 to Amendment No. 2 to the Form S-1 Registration Statement)

3.3	Third Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to Amendment No. 1 to the Form S-1 Registration Statement)

3.4	Statement of Designation of Senior Non-Cumulative Perpetual Preferred Stock, Series A of the Registrant, as filed with the Office of the Secretary of State of the State of Texas on April 15, 2014 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant filed with the SEC on April 17, 2014)

3.5	Certificate of Merger, dated January 2, 2014, of Live Oak Financial Corp. with and into Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-196627 (the “Form S-3 Registration Statement”)).

3.6	Certificate of Merger, dated April 15, 2014, of BOH Holdings, Inc. with and into Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 3.5 to the Form S-3 Registration Statement)

3.7	Certificate of Merger, dated September 30, 2014, of Houston City Bancshares, Inc. with and into Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 3.7 to the Registrant’s Quarterly Report on Form 10-Q, dated July 31, 2015)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to the Form S-1 Registration Statement)

4.2	Form of Common Stock Purchase Warrant, with schedules of differences (incorporated herein by reference to Exhibit 4.2 to the Form S-1 Registration Statement)

The other instruments defining the rights of holders of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the Securities and Exchange Commission upon request.

4.3	Form of certificate representing shares of the Registrant’s Series A preferred stock (incorporated herein by reference to Exhibit 4.3 to the Form S-3 Registration Statement)

4.4	Subordinated Debt Indenture, dated as of June 25, 2014, between the Registrant and Wells Fargo Bank, National Association, in its capacity as Indenture Trustee (incorporated herein by reference to Exhibit 4.6 to Amendment No. 1 to the Form S-3 Registration Statement)

4.5	First Supplemental Indenture, dated as of July 17, 2014, between the Registrant and Wells Fargo Shareowners Services, in its capacity as Indenture Trustee (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, dated July 17, 2014)

4.6	Form of Global Note to represent the 5.875% Subordinated Notes due August 1, 2024, of the Registrant (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, dated July 17, 2014)

Exhibit Number	Description

4.7	Independent Bank 401(k) Profit Sharing Plan, including related Adoption Agreement (incorporated herein by reference to Exhibit 4.9 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on August 29, 2014)

5.1	Form of Opinion of Andrews Kurth LLP regarding the legality of the securities being registered*

8.1	Form of Opinion of Andrews Kurth LLP as to certain tax matters*

10.1	Loan and Subordinated Debenture Purchase Agreement, dated December 23, 2008, between Independent Bank Group, Inc. and TIB The Independent BankersBank (incorporated herein by reference to Exhibit 10.1 to the Form S-1 Registration Statement)

10.2	Term Promissory Note, dated December 24, 2008, by Independent Bank Group, Inc. payable to TIB The Independent BankersBank in the original principal amount of $12,000,000 (incorporated herein by reference to Exhibit 10.2 to the Form S-1 Registration Statement)

10.3	Subordinated Debenture, dated December 24, 2008, by Independent Bank Group, Inc. payable to TIB The Independent BankersBank in the original principal amount of $4,500,000 (incorporated herein by reference to Exhibit 10.3 to the Form S-1 Registration Statement)

10.4	Pledge and Security Agreement, dated December 24, 2008, between Independent Bank Group, Inc. and TIB The Independent BankersBank (incorporated herein by reference to Exhibit 10.4 to the Form S-1 Registration Statement)

10.5	Letter Loan Agreement, dated March 15, 2012, between Independent Bank Group, Inc. and TIB The Independent BankersBank (incorporated herein by reference to Exhibit 10.5 to the Form S-1 Registration Statement)

10.6	Promissory Note, dated March 15, 2012, by Independent Bank Group, Inc. payable to TIB The Independent BankersBank in the original principal amount of $7,000,000 (incorporated herein by reference to Exhibit 10.6 to the Form S-1 Registration Statement)

10.7	Pledge Agreement, dated March 15, 2012, between Independent Bank Group, Inc. and TIB The Independent BankersBank (incorporated herein by reference to Exhibit 10.7 to the Form S-1 Registration Statement)

10.8	Loan Agreement, dated June 28, 2011, between IBG Adriatica Holdings, Inc. and First United Bank and Trust Company (incorporated herein by reference to Exhibit 10.8 to the Form S-1 Registration Statement)

10.9	Commercial Promissory Note, dated June 28, 2011, by IBG Adriatica Holdings, Inc. payable to First United Bank and Trust Company in the original principal amount of $12,187,500 (incorporated herein by reference to Exhibit 10.9 to the Form S-1 Registration Statement)

10.10	Security Agreement, dated June 28, 2011, between IBG Adriatica Holdings, Inc. and First United Bank and Trust Company (incorporated herein by reference to Exhibit 10.10 to the Form S-1 Registration Statement)

10.11	Commercial Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents, dated July 29, 2011, by IBG Adriatica Holdings, Inc. for the benefit of First United Bank and Trust Company (incorporated herein by reference to Exhibit 10.11 to the Form S-1 Registration Statement)

10.12	Commercial Guaranty Agreement, dated June 28, 2011, by Independent Bank Group, Inc. in favor of First United Bank and Trust Company (incorporated herein by reference to Exhibit 10.12 to the Form S-1 Registration Statement)

10.13	Loan Purchase and Sale Agreement between IBG Adriatica Holdings, Inc., as assignee of Independent Bank Group, Inc., and First United Bank and Trust Company, as amended (incorporated herein by reference to Exhibit 10.13 to the Form S-1 Registration Statement)

Exhibit Number	Description

10.14	Real Estate Acquisition and Option Agreement, dated the December 22, 2011, between IBG Adriatica Holdings, Inc. and Himalayan Ventures, L.P. (incorporated herein by reference to Exhibit 10.14 to the Form S-1 Registration Statement)

10.15	Real Estate Acquisition Agreement, dated November 15, 2012, between IBG Adriatica Holdings, Inc. and Himalayan St. Paul’s Square Holdings, LLC (incorporated herein by reference to Exhibit 10.15 to the Form S-1 Registration Statement)

10.16	Real Estate Acquisition Agreements by and between IBG Adriatica Holdings, Inc. and Himalayan Ventures, L.P. dated December 5, 2013 (incorporated herein by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-193373) (the “BOH Registration Statement”)).

10.17	Form of Indemnification Agreement for directors and officers (incorporated herein by reference to Exhibit 10.16 to the Form S-1 Registration Statement)

10.18	Form of S-Corporation Revocation, Tax Allocation and Indemnification Agreement (incorporated herein by reference to Exhibit 10.17 to the Form S-1 Registration Statement)

10.19	2005 Stock Grant Plan, with form of Notice of Grant Letter Agreement, as amended, and related Form of Notice of Grant Letter Agreement relating to the written compensation contracts (incorporated herein by reference to Exhibit 10.18 to the Form S-1 Registration Statement)

10.20	2012 Stock Grant Plan, with form of Notice of Grant Letter Agreement (incorporated herein by reference to Exhibit 10.19 to the Form S-1 Registration Statement)

10.21	2013 Equity Incentive Plan, with form of Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.20 to the Form S-1 Registration Statement)

10.22	Agreement and Plan of Reorganization, dated as of June 2, 2014, by and among the Registrant and Houston City Bancshares (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4) (Registration No. 333-197556))

10.23	Agreement and Plan of Reorganization by and between Independent Bank Group, Inc. and BOH Holdings, Inc., dated as of November 21, 2013 (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-193373))

10.24	Agreement and Plan of Reorganization by and between Independent Bank Group, Inc. and Collin Bank dated as of July 18, 2013 (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-190946))

10.25	Agreement and Plan of Reorganization by and between Independent Bank Group, Inc. and Live Oak Financial Corp. dated as of August 22, 2013 (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-191670))

10.26	Employment Agreement, dated November 21, 2013, between Independent Bank Group, Inc. and James D. Stein, including related Restricted Stock Grant (incorporated herein by reference to Exhibit 10.28 to the BOH Registration Statement)

10.27	Subordinated Debt Indenture, dated as of June 25, 2014, between Independent Bank Group, Inc. and Wells Fargo Shareowner Services, in its capacity as Indenture Trustee (incorporated herein by reference to Exhibit 4.6 to the Registrant’s Amendment No. 1 to the Form S-3 Registration Statement)

10.28	First Supplemental Indenture, dated as of July 17, 2014, between Independent Bank Group, Inc. and Wells Fargo Shareowner Services, in its capacity as Indenture Trustee (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, dated July 17, 2014)

10.29.1	Credit Agreement, dated as of July 22, 2015, between Independent Bank Group, Inc., U.S. Bank National Association and Frost Bank*

Exhibit Number	Description

10.29.2	Revolving Credit Note, dated July 22, 2015, by Independent Bank Group, Inc., in favor of U.S. Bank National Association*

10.29.3	Revolving Credit Note, dated July 22, 2015, by Independent Bank Group, Inc., in favor of Frost Bank*

10.29.4	Negative Pledge Agreement, dated as of July 22, 2015, by Independent Bank Group, Inc., in favor of U.S. Bank National Association*

10.30	Voting Agreement, dated July 23, 2015, between Independent Bank Group, Inc., Grand Bank and certain shareholders of Grand Bank*

21.1	Subsidiaries of Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014)

23.1	Consent of McGladrey LLP, independent registered public accounting firm of the Registrant*

23.2	Consent of Andrews Kurth LLP, to be included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3	Consent of Hovde Group, LLC, Grand Bank’s financial advisor, included as part of its opinion included as Appendix B to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4 and is incorporated herein by reference

23.4	Consent of Andrews Kurth LLP, to be included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of the original filing of this Form S-4 Registration Statement and incorporated herein by reference

99.1	Opinion of Hovde Group, LLC, dated July 22, 2015 (included as Appendix B to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4) and is incorporated herein by reference

99.2	Form of proxy card for special meeting of shareholders of Grand Bank*

*	Filed herewith.